As filed with the Securities and Exchange Commission on November 18, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COYA THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2834	85-4017781
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Coya Therapeutics, Inc.

5850 San Felipe St. Suite 500

Houston, TX 77057

(800) 587-8170

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Howard Berman

Chief Executive Officer

Coya Therapeutics, Inc.

5850 San Felipe St. Suite 500

Houston, TX 77057

(800) 587-8170

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Michael J. Lerner Steven M. Skolnick Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10020 (212) 262-6700	Stephen E. Older David S. Wolpa McGuireWoods LLP 1251 Avenue of the Americas, 20th Floor New York, New York 10020 212-548-2100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS, DATED NOVEMBER 18, 2022

Shares

Common Stock

$   per share

This is the initial public offering of shares of common stock of Coya Therapeutics, Inc.

We are offering   shares of our common stock. It is currently estimated that the initial public offering price per share of common stock will be between $    and $   . Prior to this offering, there has been no public market for our common stock. We have applied to list our common stock on the Nasdaq Capital Market under the symbol “COYA.” No assurance can be given that our application will be approved. If our common stock is not approved for listing on the Nasdaq Capital Market, we will not consummate this offering.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, and will be subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company. See “Summary—Implications of Being an Emerging Growth Company and Smaller Reporting Company.”

Investing in our common stock is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 9.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount and commissions(a)	$	$
Proceeds, before expenses, to us	$	$

(a)

Underwriting discounts and commissions do not include the reimbursement of certain expenses of the underwriters we have agreed to pay and certain other compensation. See “Underwriting” for a complete description on the compensation payable to the underwriters.

We have granted the underwriters the option for a period of 30 days to purchase up to an additional   shares of common stock at the initial price to the public less the underwriting discount and commissions. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $                 and the additional proceeds to us, before expenses, from the over-allotment option exercise will be $                .

The underwriters expect to deliver the shares against payment in New York, New York on   , 2022 through the book-entry facilities of The Depository Trust Company.

Chardan	Newbridge Securities Corporation

Prospectus dated   , 2022

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any related free writing prospectuses. Neither we nor the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of common stock offered by this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date regardless of the time of delivery of this prospectus or any sale of shares of common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not, and the underwriters have not, done anything that would permit this offering or the possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States. See “Underwriting.”

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ABOUT THIS PROSPECTUS

Basis of Presentation

On December 22, 2020, we consummated the corporate reorganization as described in this prospectus under the section titled “Certain Relationships and Related Party Transactions—Corporate Reorganization with Nicoya Health, Inc.,” pursuant to which all of the issued and outstanding stock of Nicoya Health, Inc., a Delaware corporation formed in 2020, were exchanged for common stock or preferred stock, as applicable, of Coya Therapeutics, Inc., the issuer of the common stock being offered in this offering (the “Corporate Reorganization”).

The Corporate Reorganization is accounted for as a recapitalization for accounting purposes, with Nicoya Health, Inc. as the predecessor entity. For periods and at dates prior to the Corporate Reorganization, the financial statements included in this prospectus were prepared based on the historical financial statements of Nicoya Health, Inc., adjusted to give retroactive effect to the share exchange transaction for all periods presented.

Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

Market, Industry, and Other Data

This prospectus includes statistics and other data relating to markets, market sizes and other industry data pertaining to our business that we have obtained from industry publications, surveys and other information available to us as well as our own estimates based on our management’s knowledge of, and experience in, the industry and markets in which we compete. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we have not independently verified the accuracy or completeness of the data contained in these industry publications and reports, based on our industry experience we believe that the publications are reliable, the conclusions contained in the publications and reports are reasonable and the third-party information included in this prospectus and in our estimates is accurate and complete. Nevertheless, market data and statistics are inherently predictive and speculative and are not necessarily reflective of actual market conditions. Such statistics are based on market research, which itself is based on sampling and subjective judgments by both the researchers and the respondents, including judgments about what types of products and transactions should be included in the relevant market. In addition, the value of comparisons of statistics for different markets is limited by many factors, including that (i) the markets are defined differently, (ii) the underlying information was gathered by different methods, and (iii) different assumptions were applied in compiling the data. Accordingly, the market statistics included in this prospectus should be viewed with caution. We believe that information from these industry publications included in this prospectus is reliable.

Trademarks, Service Marks, and Trade Names

This prospectus includes our trademarks, and trade names, including but not limited to Coya and Coya Therapeutics, which are protected under applicable intellectual property laws. This prospectus also may contain trademarks, service marks, trade names, and copyrights of other companies, which are the property of their respective owners. Solely for convenience, the trademarks, service marks, trade names, and copyrights referred to in this prospectus are listed without the TM, SM, ©, and ® symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors, if any, to these trademarks, service marks, trade names, and copyrights.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before deciding to invest in shares of our common stock. You should read this entire prospectus carefully, including the “Risk Factors” section immediately following this summary, “Cautionary Statement Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements and related notes thereto included elsewhere in this prospectus, before making an investment decision to purchase shares of our common stock. Unless the context otherwise requires, all references to “Coya,” “we,” “us,” “our,” the “Company” and similar designations refer to Coya Therapeutics, Inc., a Delaware company.

We are a clinical-stage biotechnology company focused on developing proprietary new therapies to enhance the function of regulatory T cells (“Tregs”). Tregs consist of CD4+CD25high hFOXP3+ cells, which are a subpopulation of T-lymphocytes, a type of white blood cell that suppresses inflammatory responses. Tregs were first discovered in 1995 by Dr. Shimon Sakaguchi and since their discovery, multiple lines of research have contributed to elucidate Treg biology and its role in health and disease. Tregs and their transcription factors have been shown to be essential to maintaining cellular homeostasis by regulating autoimmune and inflammatory responses and maintaining self-tolerance in mammals. Self-tolerance is the ability of the immune system to recognize self-produced substances as a non-threat while appropriately mounting a response to foreign substances. Dysfunctional Tregs underlie numerous disease states, and this cellular dysfunction is driven by the chronic inflammatory environment and high levels of oxidative stress, an imbalance between free radicals and antioxidants in the body, commonly observed in certain diseases.  Further, the degree of Treg dysfunction is correlated with the severity and progression of serious and life-threatening conditions. These and other recent advances in the understanding of Treg biology, have made this subset of T lymphocytes an important therapeutic target, which we believe may provide new treatments for serious diseases.

We have built a diversified product candidate pipeline that includes both ex vivo (outside the body) and in vivo (inside the body) therapeutic approaches intended to restore the suppressive and immunomodulatory functions of Tregs. Our product candidate pipeline is based on our three distinct therapeutic modalities: (1) Treg-enhancing biologics; (2) Treg-derived exosomes (tiny sac-like structures that are formed inside a cell and contain some of the cell’s proteins, lipids, and nucleic acids); and (3) autologous (obtained from the same individual) Treg cell therapy. The product candidates utilizing our Treg-enhancing biologics are collectively referred to as the “300 Series.” The product candidates utilizing our Treg-derived exosomes are collectively referred to as the “200 Series.” The product candidates utilizing our autologous Treg cell therapy are collectively referred to as the “100 Series.” Currently, our 300 Series product candidates include COYA 301 and COYA 302, our 200 Series product candidates include COYA 201 and COYA 206, and our 100 Series product candidate is COYA 101.

We are initially focused on developing our Treg-based therapies for neurodegenerative, autoimmune and metabolic diseases where Treg dysfunction has been identified to be an important pathophysiological component of the disease and where new and effective therapies are urgently needed.

Since our inception in late 2020, we have generated preclinical and clinical data in multiple models and diseases. Our autologous Treg cell therapy program completed a Phase 1 study in 2017 and a Phase 2a study in 2021 in amyotrophic lateral sclerosis, or ALS. At the completion of the Phase 2a trial, we conducted a Pre-Investigational New Drug (“IND”) Application meeting with the U.S. Food and Drug Administration (the “FDA”) in Q4, 2021 in anticipation of a Phase 2b trial. In June 2021, we were granted an orphan drug designation (“ODD”) by the FDA for the active moiety (principal molecular structure) for our autologous Treg cell therapy in the treatment of ALS. The clinical data from these initial studies has served as an important confirmation of the underlying immunomodulatory properties of Tregs and their potential therapeutic benefits. These studies have also significantly expanded our own foundational knowledge of the biological activity of Tregs, which we believe will be critical for the design of our future clinical and preclinical studies, the selection of future targeted diseases and the overall advancement of our development pipeline.

We are developing multiple product candidates, COYA 301, COYA 302, COYA 201, COYA 206, and COYA 101, each using one of our three therapeutic modalities: (i) biologics, (ii) Treg-derived exosomes, and (iii) autologous regulatory T-cells. COYA 301 is a biologic for subcutaneous administration, and we are currently conducting chemistry, manufacturing, and controls (“CMC”) activities and investigational new drug (“IND”) enabling toxicology studies to support the filing of an IND application and the initiation of clinical trials for the treatment of frontotemporal dementia (“FTD”). Our other biologic product candidate, COYA 302, is a combination of two large molecules for subcutaneous and/or intravenous administration. We are currently conducting CMC activities and IND enabling toxicology studies to support the filing of an IND application and the initiation of clinical trials for COYA 302 for the treatment of neurodegenerative and autoimmune diseases.

Our COYA 201 product candidate utilizes our Treg-derived exosome therapeutic modality. For COYA 201, we are currently completing animal model studies and will conduct pharmacology, toxicology and other IND-enabling studies to support the initiation of clinical trials in neurodegenerative, autoimmune and metabolic diseases. We will test a variety of doses in these models to assess safety, tolerability, and pharmacology. In an early pilot preclinical lupus nephritis mouse study conducted in the first half of 2022, COYA 201 (Treg exosomes) appeared to be well tolerated at the administered dose of 1x1010 exosomes (low dosage level). At the highest dose of 1x1011 administered twice weekly (or ten times the low dosage level), death in six animals (out of a total of 12 animals) was observed. Dose escalation studies are standard in the early development of new treatments and the identification of the “maximum tolerated dose” and the “LD50”, the dose that produces lethality in 50% of animals, are common studies in early preclinical development. The primary endpoint of this study was proteinuria (amount of protein in urine) to assess renal function. The primary endpoint was not met. In a second study conducted in the third quarter of 2022, COYA 201 (Treg-derived exosomes) was studied in a humanized in vitro model of liver inflammation and fibrosis. The primary objectives of the study were to assess the biological activity of COYA 201 by evaluating inflammation, measured by the levels of released pro-inflammatory cytokines, and fibrosis, measured by the release of procollagen by the hepatic cells. We observed a significant decrease in the secretion of pro-inflammatory cytokines and a significant increase in the secretion of anti-inflammatory cytokines following administration of COYA 201, compared to the untreated controls. The study met its primary objectives by demonstrating that COYA 201 was biologically active in this model. To date, we have not observed any signs of toxicity in this cellular model.

In a third study of COYA 201, that is currently ongoing, we are evaluating Treg-derived exosomes in an initial preclinical model of scleroderma. The primary endpoint of this study is lung fibrosis, assessed by lung histopathology of exposed animals at the end of the study, compared to controls. We are currently conducting analyses of the tissue from this study. This study is ongoing and it is too early to establish any signals of toxicity in this model. In addition, we are in early stages of development of COYA 206 utilizing licensed proprietary technology from Carnegie Mellon University. We believe this technology has the potential to produce antigen-directed exosomes without performing genetic manipulation, which we believe may result in easier and more efficient manufacturing, compared to genetically modified products.

Lastly, COYA 101 is our autologous regulatory T-cell product candidate. COYA 101 completed a Phase 2a clinical trial in ALS in May 2021. The primary endpoint of the Phase 2a study was the change in Treg suppressive function at the end of the study compared to baseline values. COYA101 was well tolerated. No death occurred over the course of the study and no serious adverse event was considered to be related to the investigational product. We currently believe we are best served by utilizing our available cash to advance each of COYA 301, COYA 302, COYA 201 and COYA 206 before commencing a Phase 2b clinical trial of COYA 101. The costs associated with such a Phase 2b trial would significantly impede our ability to advance COYA 301, COYA 302, COYA 201 and COYA 206 before we can reasonably judge which product candidates and which therapeutic modalities may have the most potential. However, to manage these circumstances, we intend to apply for grant funding to advance COYA 101 into a Phase 2b trial. In the event we receive such grant funding, or we receive other non-dilutive financing from some other source, we would expect to begin the Phase 2b of COYA 101 but would incur Phase 2b clinical trial expenses for COYA 101 not otherwise covered by the non-dilutive financing. We believe that the expenses required to advance COYA 101, net of any grant amounts, would be limited and that we may continue to make appropriate progress in advancing COYA 301, COYA 302, COYA 201 and COYA 206.

We believe we have optimized our proprietary GMP manufacturing and cryopreservation technologies, the process of cooling and storing the product at very low or freezing temperatures to save them for future use and infusions, to support the development and potential future commercialization of our product candidates. We have developed a proprietary manufacturing process that isolates dysfunctional Tregs and converts and expands them into  functional, restorative Tregs. We have also developed the technology that is designed to isolate and expand highly neuroprotective and immunomodulatory Treg-derived exosomes through our proprietary iscEXO™ platform. Additionally, we have developed proprietary preservation technology to cryopreserve the expanded and converted functional Treg cells via the CTreg™ platform. We believe this is the first cryopreservation platform in the Treg cell therapy field that is being clinically tested and validated, which is intended to allow for long-term monthly infusions while maintaining viability and suppressive function.

We licensed our initial technology from the Houston Methodist Hospital in October of 2020 and we continue to maintain a significant partnership with them through continued research and collaboration  in the fields of Tregs and in ALS and other neurodegenerative diseases.  We will seek additional collaborators and partnerships as we seek to advance the understanding of Treg biology and its applications in disease and medicine.

Our Pipeline

The core of our approach and strategy is leveraging our three Treg-modifying therapeutic modalities to advance the standard of care for neurodegenerative, metabolic and autoimmune diseases. Building on our learnings from the autologous Treg cell therapy, our goal is to offer patients therapies that improve outcomes of neurodegenerative, autoimmune, and metabolic diseases.

Risks Associated with our Business

Investing in our common stock involves substantial risks. Before you participate in this offering, you should carefully consider all of the information contained in this prospectus, including the information set forth under the heading “Risk Factors.” Some of the more significant risks include the following:

•	We are a clinical-stage biopharmaceutical company with no product(s) approved for commercial sale.
•

We rely on our license agreements to provide certain intellectual property rights relating to autologous regulatory T cells (“Treg”) technology. If the license is terminated, we could lose the use of rights material to the development of our product candidates.

•

If we are unable to receive non-dilutive funding in the form of a government grant, or through a partnership with an established pharmaceutical company, then we may not be able to advance COYA 101 into a Phase 2b clinical trial.

•	We have incurred significant losses since inception. We expect to continue to incur losses for the foreseeable future, and we may not generate sufficient revenue to achieve or maintain profitability.
•	The audit report with respect to our financial statements contains a paragraph expressing substantial doubt about our ability to continue as a going concern.
•

We will need to raise significant additional capital following this offering, which may not be available to us on acceptable terms, or at all. If we are unable to successfully raise additional capital, our future clinical trials and product development could be limited and our long-term viability may be threatened.

•

If we issue additional shares in the future, including issuances of shares upon exercise of our outstanding options and warrants, our existing stockholders will be diluted and our stock price may be negatively affected.

•

Our business may be materially adversely affected by the coronavirus (“COVID-19”) pandemic. While our operations have not been materially adversely affected to date, should the pandemic or its aftereffects continue for a prolonged period of time, our business operations could be delayed or interrupted.

•	We may encounter substantial delays in our planned clinical trials, or may not be able to conduct or complete our clinical trials on the timelines we expect, if at all.
•

We do not currently own, lease or operate a principal laboratory, research and development or manufacturing facility of our own. We currently collaborate with various research institutions to perform these activities, including The Methodist Hospital in Houston, Texas. Establishing our own facilities would result in significant additional expense and may result in potential delays in testing and production.

•

Any clinical trials that are planned or are conducted on our product candidates may fail. Clinical trials are lengthy, complex and extremely expensive processes with uncertain outcomes and results and frequent failures.

•

Our dependence on third parties to manufacture our product candidates may increase the risk that preclinical development, clinical development and potential commercialization of our product candidates could be delayed, prevented or impaired.

•	Our business is subject to, and may be affected by, extensive and costly government regulation.
•

We may not obtain approval for our products and any product for which we obtain required regulatory marketing authorization could be subject to post-approval regulation, and we may be subject to penalties if we fail to comply with such post-approval requirements.

•	Even if we obtain regulatory approval to market our product candidates, our product candidates may not be accepted by the market.
•	We face competition from companies that have greater resources than we do, and we may not be able to effectively compete against these companies.
•	If others claim we are infringing on the intellectual property rights of third parties, we may be subject to costly and time-consuming litigation.
•	There is not now, and there may not ever be, an active market for our common stock.

Corporate Information

We were incorporated under the laws of the state of Delaware on November 23, 2020 under the name Coya Therapeutics, Inc. On December 22, 2020, we consummated the Corporate Reorganization pursuant to which all of the issued and outstanding stock of Nicoya Health, Inc., a Delaware corporation formed in 2020, were exchanged for common stock of Coya Therapeutics, Inc. Our principal executive offices are located at 5850 San Felipe St, Suite 500, Houston, TX 77057. Our telephone number is (800) 587 – 8170. Our website address is http://www.coyatherapeutics.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

Implications of Being an Emerging Growth Company and Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of certain reduced reporting and other requirements that are otherwise generally applicable to public companies. As a result:

•

we are required to have only two years of audited financial statements and only two years of related selected financial data and Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure;

•	we are not required to engage an auditor to report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;
•

we are permitted to take advantage of extended transition periods for complying with new or revised accounting standards which allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies;

•	we are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “say-on-golden parachutes;” and
•

we are not required to comply with certain disclosure requirements related to executive compensation, such as the requirement to disclose the correlation between executive compensation and performance and the requirement to present a comparison of our Chief Executive Officer’s compensation to our median employee compensation.

We may take advantage of these reduced reporting and other requirements until the last day of our fiscal year following the fifth anniversary of the completion of this offering, or such earlier time that we are no longer an emerging growth company. If certain events occur prior to the end of such five-year period, including if we have more than $1.235 billion in annual gross revenue, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period, we will cease to be an emerging growth company prior to the end of such five-year period. We may choose to take advantage of some but not all of these reduced requirements. We have elected to adopt the reduced requirements with respect to our financial statements and the related selected financial data and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure. We have also elected to take advantage of the extended transition periods for complying with certain new or revised accounting standards. As a result, the information that we provide to stockholders may be different than the information you may receive from other public companies in which you hold equity.

We are also a “smaller reporting company,” meaning that the market value of our shares held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our shares held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our shares held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

THE OFFERING

Issuer	Coya Therapeutics, Inc.

Common stock offered by us	shares

Offering price	$ per share

Underwriters’ option to purchase additional shares	We have granted the underwriters the option for a period of 30 days to purchase up to an additional shares of common stock to cover overallotments, if any.

Common stock to be outstanding after this offering (1)	shares (or shares if the underwriters exercise their option to purchase additional shares in full).

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $   (or approximately $   if the underwriters exercise their option to purchase additional shares in full) at an assumed initial public offering price of $   per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses.

We intend to use the net proceeds that we receive in this offering to advance our programs in preclinical studies and into clinical trials, to advance our discovery and candidate selection stage programs and for general corporate purposes. See “Use of Proceeds.”

Risk factors

Investing in our common stock involves substantial risks. You should read the section titled “Risk Factors” for a discussion of risks you should carefully consider before deciding to invest in our common stock.

Lock-up agreements

We, our successors, all of our directors, officers and all holders of our outstanding common stock have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our shares of common stock or securities convertible into or exercisable or exchangeable for our common stock for a period of 180 days after the date of this prospectus. See “Underwriting” for more information.

Underwriters warrants

The registration statement of which this prospectus is a part also registers the offer and sale of              shares of our common stock issuable upon exercise of  warrants we will issue to the underwriters as a portion of the underwriting compensation payable to the underwriters in connection with this offering. The warrants will be exercisable for a three and one-half year period commencing 180 days following the effective date of the registration statement of which this prospectus is a part at an exercise price equal to 125% of the public offering price of the common stock. Please see “Underwriting — Underwriters’ Warrants” for a description of these warrants.

Proposed Nasdaq listing	We have applied to list our common stock on the Nasdaq Capital Market under the symbol “COYA.”

The number of shares of our common stock to be outstanding after completion of this offering is based on        shares of our common stock outstanding as of November     , 2022, after giving effect to (i) the automatic conversion of all outstanding shares of our Series A Preferred Stock (the “Series A Preferred Stock”) into    shares of our common stock, referred to herein as the “Preferred Conversion,” and (ii) the conversion of the outstanding aggregate principal and interest amount of our convertible promissory notes (the “Notes”) into an aggregate of         shares of common stock upon the closing of this offering, referred to herein as the “Notes Conversion,” and excludes:

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525,049 shares of our common stock issuable upon the exercise of warrants issued to the placement agent in our Series A Preferred Stock offering (the “Series A Placement Agent Warrants”), at an exercise price of $1.606 per share;

•

shares of our common stock issuable upon the exercise of warrants issued to the placement agent in our Note offering, at an exercise price equal to 120% of the per share price paid by investors in this offering (the “Note Placement Agent Warrants”);

•	1,771,743 shares of common stock reserved for future issuance under our share option plans as of as described in “Executive Compensation—Incentive Arrangements”;
•	2,725,757 shares of common stock issuable upon the exercise of stock options outstanding at a weighted average exercise price of $0.32 per share;
•

      shares of common stock issuable upon exercise of the underwriters’ warrants to be issued upon consummation of this offering, at an exercise price equal to 125% of the offering price paid by investors in this offering.

Unless otherwise indicated or the context otherwise requires, all information in this prospectus assumes or gives effect to:

•	a -for- stock split to be effected on , 2022;
•	the effectiveness of our restated certificate of incorporation and restated bylaws in connection with the completion of this offering;
•	an initial public offering price of $ per share of common stock, which is the midpoint of the price range set forth on the cover page of this prospectus; and
•	no exercise by the underwriters of the option to purchase up to additional shares of our common stock.

SUMMARY FINANCIAL DATA

The following tables summarize our financial and other data. The summary statements of operations data for the period from April 30, 2020 (date of inception) to December 31, 2020 and for the year ended December 31, 2021 have been derived from our audited financial statements included elsewhere in this prospectus. For periods and at dates prior to the Corporate Reorganization, our financial statements were prepared based on the historical financial statements of Nicoya Health, Inc. The summary statements of operations data for the nine months ended September 30, 2021 and 2022 and the balance sheet data as of September 30, 2022 have been derived from our unaudited interim financial statements included elsewhere in this prospectus. These interim financial statements are unaudited and, in the opinion of management, reflect all normal recurring adjustments necessary to fairly present the financial position, results of operations, and cash flows for the periods presented.

Our historical results are not necessarily indicative of the results that may be expected in any future period. You should read the following summary financial data together with the information in the sections titled “Use of Proceeds,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited financial statements and related notes included elsewhere in this prospectus.

	Period From April 30, 2020 (Date of Inception) to December 31,	Year Ended December 31,	Nine Months Ended September 30,
	2020	2021	2021	2022
Operating expenses:
Research and development	$23,969	$2,542,135	$1,686,328	$3,704,466
In-process research and development	225,000	-	-	135,000
General and administrative	445,800	2,312,042	1,579,896	3,948,434
Depreciation	-	16,133	5,946	20,521
Total operating expenses	694,769	4,870,310	3,272,170	7,808,421
Loss from operations	(694,769)	(4,870,310)	(3,272,170)	(7,808,421)
Other income (expense):
Interest expense	(38,976)	-	-	-
Change in fair value of convertible promissory notes	-	-	-	(1,376,030)
Other income, net	550	(21,482)	10,050	47,343
Net loss	$(733,195)	$(4,891,792)	$(3,262,120)	$(9,137,108)
Per share information:
Net loss per share of common stock, basic and diluted	$(0.07)	$(0.33)	$(0.22)	$(0.62)
Weighted-average shares of common stock outstanding, basic and diluted (1)	10,470,408	14,750,415	14,750,000	14,752,314
Pro forma net loss per share of common stock, basic and diluted (unaudited)(2)
Pro forma net loss per share of common stock, basic and diluted (unaudited)(2)

(1)

See Note 2 of our audited financial statements included elsewhere in this prospectus for an explanation of the calculations of our basic and diluted net loss per share attributable to common stockholders and the weighted-average number of shares outstanding used in the computation of the per share amounts.

(2)

Unaudited pro forma, basic and diluted, net loss per share attributable to common stockholders have been prepared to give effect to (i) the Preferred Conversion and (ii) the Notes Conversion upon the closing of this offering as if they had been converted at the beginning of the reporting period.

Balance Sheet Data:

	September 30, 2022
	Actual	Pro forma (1)
Cash and cash equivalents	$8,650,848
Working capital (2)	6,129,295
Total assets	9,064,497
Convertible promissory notes	11,845,000
Total stockholders’ (deficit) equity	(5,357,306)

(1)	The pro forma balance sheet data give effect to (i) the Preferred Conversion and (ii) Notes Conversion upon the closing of this offering.
(2)	We define working capital as current assets less current liabilities.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risks described below, together with all of the other information included or incorporated by reference in this prospectus. The risks described below are material risks currently known, expected or reasonably foreseeable by us. However, the risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business, operating results, prospects or financial condition. If any of these risks actually materialize, our business, prospects, financial condition and results of operations could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.

Risks Related to Our Business, Financial Condition and Capital Requirements

We are a clinical-stage biotechnology company with limited resources, have a limited operating history and have no products approved for commercial sale, which may make it difficult to evaluate our current business and predict our future success and viability.

We are a clinical-stage biotechnology company that commenced operations in December 2020. In addition, we have no products approved for commercial sale and therefore all sources of capital have been obtained solely through financing.

Pharmaceutical development is a highly uncertain undertaking and involves a substantial degree of risk. To date, we have completed a Phase 2a clinical trial for just one of our product candidates, and have not obtained marketing approval for any product candidates, manufactured a commercial scale product or arranged for a third party to do so on our behalf, or conducted sales and marketing activities necessary for successful product commercialization. Given the highly uncertain nature of drug development, we may never complete clinical trials beyond Phase 2 for any of our product candidates or initiate clinical trials for any of our product candidates, obtain marketing approval for any product candidates, manufacture a commercial scale product or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful product commercialization.

Our limited operating history as a company makes any assessment of our future success and viability subject to significant uncertainty. We will encounter risks and difficulties frequently experienced by early-stage pharmaceutical companies in rapidly evolving fields, and we have not yet demonstrated an ability to successfully overcome such risks and difficulties. If we do not address these risks and difficulties successfully, our business, operating results and financial condition will suffer.

We have incurred significant losses since our inception and we expect to incur significant losses for the foreseeable future, which raise substantial doubt regarding our ability to continue as a going concern. Our ability to continue as a going concern requires that we obtain sufficient additional funding to finance our operations.

Since our inception in 2020, we have incurred significant operating losses. Our net losses were $4.9 million and $9.1 million for the year ended December 31, 2021 and the nine months ended September 30, 2022, respectively, and our accumulated deficit as of September 30, 2022 was $14.8 million. We expect to continue to incur increasing operating losses for the foreseeable future as we continue to develop our product candidates. In addition, we anticipate that our expenses will increase substantially if, and as, we:

•	advance the development of COYA 301 and COYA 302;
•	advance additional product candidates to clinical trials, including COYA 201 and COYA 206 ;
•	continue clinical development of COYA 101;
•	seek to discover and develop additional product candidates;
•	establish and validate our own clinical- and commercial-scale current good manufacturing practices, or cGMP, facilities;
•

submit a biologics license application (“BLA”) or marketing authorization application (“MAA”) for COYA 301 or seek marketing approvals for any of our other product candidates that successfully complete clinical trials;

•	maintain, expand and protect our intellectual property portfolio;
•	acquire or in-license other product candidates and technologies;
•	incur additional costs associated with operating as a public company; and
•	increase our employee headcount and related expenses to support these activities.

We may never succeed in any or all of these activities and, even if we do, we may never generate revenues that are significant or large enough to achieve profitability. Our recurring losses from operations raise substantial doubt about our ability to continue as a going concern. Our independent registered public accounting firm included an explanatory paragraph in its audit report on the financial statements for the period from April 30, 2020 (date of inception) to December 31, 2020 and for the year ended December 31, 2021 , with respect to this uncertainty. Our ability to continue as a going concern depends on our ability to raise additional capital. If we seek additional financing to fund our business activities in the future and there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms or at all. Further, if we cannot continue as a going concern, we may be forced to discontinue operations and liquidate our assets and may receive less than the value at which those assets are carried on our audited financial statements, which would cause our stockholders to lose all or a part of their investment.

We have never generated revenue from product sales and may never achieve or maintain profitability.

We continue to incur significant research and development and other expenses related to ongoing operations and the development of our product candidates, including COYA 301, COYA 302, COYA 201, COYA 206 and COYA 101. All of our product candidates will require substantial additional development time, capital and resources before we would be able to apply for or receive regulatory approvals and begin generating revenue from product sales. We do not anticipate generating revenues from product sales unless and until such time as our product candidates may be approved by the U.S. Food and Drug Administration (the “FDA”) or other applicable regulatory authorities, and we are able to successfully market and sell a product candidate. Our ability to generate revenues from product sales depends on our, or potential future collaborators, success in:

•	completing clinical development of our product candidates;
•	seeking and obtaining regulatory approvals for product candidates for which we successfully complete clinical trials, if any;
•	launching and commercializing product candidates, by establishing a sales force, marketing and distribution infrastructure or, alternatively, collaborating with a commercialization partner;
•	qualifying for adequate coverage and reimbursement by government and third-party payors for our product candidates;
•	establishing, maintaining and enhancing a sustainable, scalable, reproducible and transferable manufacturing process for our cell therapy product candidates;
•

establishing and maintaining supply and manufacturing relationships with third parties that can provide adequate products and services, in both amount and quality, to support clinical development and the market demand for our product candidates, if approved;

•	obtaining market acceptance of our product candidates as a viable treatment option;
•	addressing any competing technological and market developments;
•	implementing additional internal systems and infrastructure, as needed;
•	negotiating favorable terms in any collaboration, licensing or other arrangements into which we may enter and performing our obligations in such collaborations;
•	maintaining, protecting and expanding our portfolio of intellectual property rights, including patents, trade secrets, know-how, and trademarks;
•	avoiding and defending against third-party interference or infringement claims; and
•	attracting, hiring and retaining qualified personnel.

We anticipate incurring significant costs associated with commercializing any approved product candidate. Our expenses could increase beyond our current expectations if we are required by the FDA or other global regulatory authorities to perform clinical trials and other preclinical studies in addition to those that we currently anticipate.

Even if we are able to generate revenues from the sale of any approved products, we may not become profitable or be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable could decrease the value of our Company and impair our ability to raise capital, thereby limiting our research and development programs and efforts to expand our business or continue our operations.

Even if this offering is successful, if we are unable to successfully raise additional capital, our future clinical trials and product development could be limited and our long-term viability may be threatened.

We believe that the net proceeds from this offering and our existing cash, together with interest thereon, will be sufficient to fund our operations into. We intend to use the net proceeds from this offering and our existing cash to, among other uses, advance our pipeline products through preclinical and clinical development. Developing pharmaceutical products and conducting preclinical studies and clinical trials is expensive. We will need raise significant additional capital following this offering. Market volatility resulting from Russia’s invasion of Ukraine, generally rising prices, increasing interest rates, effects of the COVID-19 pandemic or other factors could adversely impact our ability to access capital as and when needed. We have no commitments for any additional financing, and will likely be required to raise such financing through the sale of additional equity securities or debt, which, in the case of equity securities, may occur at prices lower than the offering price of our common stock in this offering. These financings could result in substantial dilution to the holders of our common stock or require contractual or other restrictions on our operations or on alternatives that may be available to us. If we issue debt, we may need to dedicate a substantial portion of our operating cash flow to paying principal and interest on such debt and we may need to comply with operating restrictions, such as limitations on incurring additional debt, which could impair our ability to acquire, sell or license intellectual property rights which could impede our ability to conduct our business. Furthermore, the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our common stock to decline.  If we raise additional funds through licensing or collaboration arrangements with third parties, we may have to relinquish valuable rights to our product candidates, or grant licenses on terms that are not favorable to us.

Any such required financing may not be available in amounts or on terms acceptable to us, and the failure to procure such required financing could have a material and adverse effect on our business, financial condition and results of operations, or threaten our ability to continue as a going concern.

Our present and future capital requirements will be significant and will depend on many factors, including:

•	the progress and results of our development efforts for our product candidates;
•	the costs, timing and outcome of regulatory review of our product candidates;
•	the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending any intellectual property-related claims;
•	the effect of competing technological and market developments;
•	the degree and rate of market acceptance of our product candidates;
•	costs associated with prosecuting or defending any litigation that we are or may become involved in and any damages payable by us that result from such litigation;
•	the extent to which we acquire or in-license other products and technologies;
•	the cost associated with being a public company, including obligations to regulatory agencies, and increased investor relations and corporate communications expenses; and
•	legal, accounting, insurance and other professional and business-related costs.

We may not be able to acquire additional funds on acceptable terms, or at all. If we are unable to raise adequate funds, we may have to liquidate some or all of our assets or delay, reduce the scope of or eliminate some or all of our development programs.

If we do not have, or are not able to obtain, sufficient funds, we may be required to delay development or commercialization of our product candidates. We also may have to reduce the resources devoted to our product candidates or cease operations. Any of these factors could harm our operating results.

We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. If we fail to remediate our material weaknesses, we may not be able to report our financial results accurately or to prevent fraud.

Our management is responsible for establishing and maintaining internal control over financial reporting, disclosure controls, and compliance with the other requirements of the Sarbanes-Oxley Act and the rules promulgated by the SEC thereunder. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with applicable financial reporting standards. A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected by the company’s internal controls on a timely basis.

Prior to this offering, we have operated as a private company that was not required to comply with the obligations of a public company with respect to internal control over financial reporting. We have historically operated with limited accounting personnel and other resources with which to address our internal control over financial reporting.

In connection with the audits of our financial statements in preparation for this offering, we and our independent registered public accounting firm identified material weaknesses primarily related to a (i) lack of sufficient accounting and supervisory personnel who have the appropriate level of technical accounting experience and training, (ii) lack of adequate procedures and controls, including those in information technology and oversight to ensure that accurate financial statements can be prepared and reviewed on a timely basis for financial reporting purposes, and (iii) lack of proper segregation of duties. These deficiencies constitute material weaknesses in our internal control over financial reporting in both design and operation. We have engaged outside advisors with expertise in these matters to assist us in the preparation of our financial statements and in our compliance with SEC reporting obligations related to this offering, and we expect to continue to do so while we remediate the material weaknesses.

In the third quarter of 2022, we initiated a remediation plan to address these material weaknesses aimed at streamlining our process in order to prepare and review financial information timely; however, our control environment needs improvements, and as a result we may be exposed to errors. We plan to take additional steps to remediate the material weaknesses and improve our accounting function, including hiring of additional senior level and staff accountants with US GAAP technical knowledge to support the timely completion of financial close procedures, implement robust processes, and provide additional needed technical expertise, and in the interim, continuing to engage third parties as required to assist with the preparation of our financial statements and our compliance with SEC reporting obligations. Additionally, we have begun to develop and implement consistent accounting policies, internal control procedures and provide additional training to our accounting and financial reporting personnel and have recently engaged a firm to begin assisting in the future development and adoption of a proper control environment.

Although we are working to remediate such material weaknesses as quickly and efficiently as possible, we cannot at this time estimate how long it will take, and our initiatives may not prove to be successful in remediating the material weaknesses. If we are unable to successfully remediate our identified material weaknesses, if we discover additional material weaknesses or if we otherwise are unable to report our financial statements accurately or in a timely manner, we would be required to continue disclosing such material weaknesses in future filings with the SEC, which could adversely affect our business, investor confidence in our company and the market price of our common shares and could subject us to litigation or regulatory enforcement actions. As a result, stockholders could lose confidence in our financial and other public reporting, which would harm our business and the market value of our common shares.

Any acquisitions or strategic collaborations may increase our capital requirements, dilute our stockholders, cause us to incur debt or assume contingent liabilities or subject us to other risks.

From time to time, we may evaluate various acquisitions and strategic collaborations, including licensing or acquiring complementary drugs, intellectual property rights, technologies or businesses. Any potential acquisition or strategic partnership may entail numerous risks, including, but not limited to:

•	increased operating expenses and cash requirements;
•	the assumption of indebtedness or contingent or unknown liabilities;
•	assimilation of operations, intellectual property and drugs of an acquired company, including difficulties associated with integrating new personnel;
•	the diversion of our management’s attention from our existing drug programs and initiatives in pursuing such a strategic partnership, merger or acquisition;
•	retention of key employees, the loss of key personnel, and uncertainties about our ability to maintain key business relationships;
•	risks and uncertainties associated with the other party to such a transaction, including the prospects of that party and their existing drugs or product candidates and regulatory approvals; and
•

our inability to generate revenue from acquired drugs, intellectual property rights, technologies, and/or businesses sufficient to meet our objectives in undertaking the acquisition or even to offset the associated acquisition and maintenance costs.

In addition, if we engage in acquisitions or strategic partnerships, we may issue dilutive securities, assume or incur debt obligations, incur large one-time expenses or acquire intangible assets that could result in significant future amortization expense. Moreover, we may not be able to locate suitable acquisition opportunities, and this inability could impair our growth or limit access to technology or drugs that may be important to the development of our business.

Drug development is a highly uncertain undertaking and involves a substantial degree of risk. We have never generated any revenue from product sales, we may never generate any revenue from product sales, and we may fail to generate further revenue from grants or contracts or to be profitable.

We have no products approved for commercial sale and have not generated any revenue from product sales. Our ability to successfully commercialize our existing product candidates depends on our ability to successfully obtain regulatory approvals, among other factors. Thus, we may not generate meaningful revenue until after we have successfully begun and completed clinical development and received regulatory approval for the commercial sale of a product candidate. We may never complete clinical development or receive regulatory approval for the commercial sale of a product candidate and thus may never generate revenue from product sales.

Our ability to generate revenue and achieve profitability depends significantly on many factors, including:

•	successfully completing research and clinical development of our product candidates;
•	obtaining regulatory approvals and marketing authorizations for product candidates once we have successfully completed clinical development and clinical trials;
•	identifying, assessing, acquiring and/or developing new product candidates;
•	successfully competing for grant revenue from private foundations and state and federal agencies;
•	negotiating favorable terms in any collaboration, licensing or other arrangements into which we may enter;
•

launching and successfully commercializing product candidates for which we obtain regulatory and marketing approval, either by collaborating with a partner or, if launched independently, by establishing a sales, marketing and distribution infrastructure;

•	obtaining and maintaining an adequate price for our product candidates, both in the United States and in foreign countries where our products are commercialized;
•	obtaining adequate reimbursement for our product candidates from payors;
•	obtaining market acceptance of our product candidates as viable treatment options;
•	addressing any competing technological and market developments;

•	maintaining, protecting, expanding and enforcing our portfolio of intellectual property rights, including patents, trade secrets and know-how; and
•	attracting, hiring and retaining qualified personnel.

Because of the numerous risks and uncertainties associated with drug development, we are unable to predict the timing or amount of our expenses, or when, if ever, we will be able to generate any meaningful revenue or achieve or maintain profitability. In addition, our expenses could increase beyond our current expectations if we are required by the FDA or foreign regulatory agencies to perform studies in addition to those that we currently anticipate, or if there are any delays in any of our or our future collaborators’ clinical trials or the development of any of our product candidates. Even if one or more of our product candidates is approved for commercial sale, we anticipate incurring significant costs associated with commercializing any approved product candidate and ongoing compliance efforts.

Even if we are able to generate revenue from the sale of any approved products, we may not become profitable and may need to obtain additional funding to continue operations. Revenue from the sale of any product candidate for which regulatory approval is obtained will be dependent, in part, upon the size of the markets in the territories for which we gain regulatory approval, the accepted price for the product, the ability to get reimbursement at any price and whether we own the commercial rights for that territory. If the number of addressable patients is not as significant as we anticipate, the indication approved by regulatory authorities is narrower than we expect, or the reasonably accepted population for treatment is narrowed by competition, physician choice or treatment guidelines, we may not generate significant revenue from sales of such products, even if approved. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

Our failure to become and remain profitable would decrease the value of our Company and could impair our ability to raise capital, expand our business, maintain our research and development efforts, diversify our pipeline of product candidates or continue our operations, and cause a decline in the value of our securities, all or any of which may adversely affect our viability.

Due to the significant resources required for the development of our programs, and depending on our ability to access capital, we may prioritize development of certain product candidates. We may expend our limited resources on programs that do not yield a successful product candidate and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

Due to the significant resources required for the development of our programs, we may focus our programs on specific diseases and disease pathways and decide which product candidates to prioritize and advance and the amount of resources to allocate to each. Our decisions concerning the allocation of research, development, collaboration, management and financial resources toward particular product candidates or therapeutic areas may not lead to the development of any viable commercial product and may divert resources away from better opportunities. Similarly, our potential decisions to delay, terminate or collaborate with third parties in respect of certain programs may subsequently also prove to be suboptimal and could cause us to miss valuable opportunities. We may fail to capitalize on viable commercial products or profitable market opportunities, be required to forego or delay pursuit of opportunities with other product candidates or other diseases and disease pathways that may later prove to have greater commercial potential than those we choose to pursue, or relinquish valuable rights to such product candidates through collaboration, licensing or other royalty arrangements in cases in which it would have been advantageous for us to invest additional resources to retain sole development and commercialization rights. If we make incorrect determinations regarding the viability or market potential of any or all of our programs or product candidates or misread trends in the pharmaceutical industry, in particular, for neurodegenerative diseases, our business, prospects, financial condition and results of operations could be materially adversely affected.

The recent and ongoing COVID-19 pandemic could materially affect our operations, as well as the business or operations of third parties with whom we conduct business. Our business could be adversely affected by the effects of other future health epidemics or pandemics in regions where we or third parties on which we rely have significant business operations.

Our business and its operations, including but not limited to clinical development, supply chain operations, research and development activities, and fundraising activities, could be adversely affected by health epidemics in regions where we have business operations, and such health epidemics could cause significant disruption in the operations of third parties upon whom we rely. In December 2019, a novel strain of coronavirus, SARS-CoV-2, causing a disease referred to as COVID-19, was reported to have surfaced in Wuhan, China.  Since then, COVID-19 has spread to other countries and throughout the United States. In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic, and the U.S. government-imposed restrictions on travel between the United States, Europe, and certain other countries. Further, the President of the United States declared the COVID-19 pandemic a national emergency. Since March 2020, numerous state and local jurisdictions have imposed, and others in the future may impose, quarantines, shelter-in-place orders, executive, and similar government orders for their residents to control the spread of COVID-19. As of the date of this prospectus, the COVID-19 pandemic has not had a material impact on our operations.

The effects of the executive orders, the shelter-in-place orders, and our work-from-home policies may negatively impact productivity, disrupt our business, and delay our clinical programs and timelines, the magnitude of which will depend, in part, on the length and severity of the restrictions and other limitations on our ability to conduct our business in the ordinary course. These and similar, and perhaps more severe, disruptions in our operations could negatively impact our business, operating results and financial condition. We continue to monitor state and local quarantine, shelter-in-place, executive, and similar government orders.

Quarantines, shelter-in-place, executive, and similar government orders, or the perception that such orders, shutdowns or other restrictions on the conduct of business operations could occur, related to COVID-19 or other infectious diseases, could impact personnel at third-party manufacturing facilities in the United States and other countries, or the availability or cost of materials we use or require to conduct our business, including product development, which would disrupt our supply chain. In particular, some of our suppliers of certain materials used in our laboratory operations and research and development activities are located in areas that are subject to executive orders and shelter-in-place orders. While many of these materials may be obtained from more than one supplier, port closures and other restrictions resulting from the COVID-19 pandemic or future pandemics may disrupt our supply chain or limit our ability to obtain sufficient materials to operate our business. To date, we are aware of certain suppliers for our research and development activities who have experienced operational delays directly related to the COVID-19 pandemic.

In addition, we expect our clinical trials may be affected by the COVID-19 pandemic. If COVID-19 continues to spread in the United States and elsewhere, we may experience additional disruptions that could severely impact our business, preclinical studies and clinical trials, including:

•	delays or difficulties in enrolling patients in our clinical trials;
•	delays or difficulties in clinical site initiation, including difficulties in recruiting clinical site investigators and clinical site staff;
•

delays in clinical sites receiving the supplies and materials needed to conduct our clinical trials, including interruption in global shipping that may affect the transport of clinical trial materials;

•

changes in local regulations as part of a response to the COVID-19 pandemic which may require us to change the ways in which our clinical trials are conducted, which may result in unexpected costs, or to discontinue the clinical trials altogether;

•

diversion of healthcare resources away from the conduct of clinical trials, including the diversion of hospitals serving as our clinical trial sites and hospital staff supporting the conduct of our clinical trials;

•

interruption of key clinical trial activities, such as clinical trial site monitoring, due to limitations on travel imposed or recommended by federal or state governments, employers and others, or interruption of clinical trial subject visits and study procedures, the occurrence of which could affect the integrity of clinical trial data;

•

risk that participants enrolled in our clinical trials will contract COVID-19 while the clinical trial is ongoing, which could result in participants dropping out of the trial, missing scheduled doses or follow-up visits or failing to follow protocol or otherwise impact the results of the clinical trial, including by increasing the number of observed adverse events;

•	interruptions or delays in preclinical studies due to restricted or limited operations at our research and development laboratory facilities;
•

delays in necessary interactions with local regulators, ethics committees, and other important agencies and contractors due to limitations in employee resources or forced furlough of government employees;

•

limitations in employee resources that would otherwise be focused on the conduct of our clinical trials, including because of sickness of employees or their families or the desire of employees to avoid contact with large groups of people;

•	refusal of the FDA to accept data from clinical trials in affected geographies; and
•	interruption or delays to our sourced discovery and clinical activities.

The spread of COVID-19, which has caused a broad impact globally, may materially affect us economically. While the potential economic impact brought by COVID-19, and the duration of such impact, may be difficult to assess or predict, the widespread pandemic has resulted in significant disruption of global financial markets, which could reduce our ability to access capital and negatively affect our future liquidity. In addition, a recession or market correction resulting from the spread of COVID-19 and related government orders and restrictions could materially affect our business and the value of our Common Stock. The COVID-19 pandemic continues to evolve rapidly. The ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. We do not yet know the full extent of potential delays or impacts on our business, our clinical trials, healthcare systems, or the global economy as a whole.

Adverse global conditions, including economic uncertainty, may negatively impact our financial results.

Global conditions, dislocations in the financial markets, any negative financial impacts affecting United States corporations operating on a global basis as a result of tax reform or changes to existing trade agreements or tax conventions, or inflation, could adversely impact our business in a number of ways, including longer sales cycles, lower prices for our products, reduced licensing renewals, customer disruption or foreign currency fluctuations.

In addition, the global macroeconomic environment could be negatively affected by, among other things, the COVID-19 pandemic or other epidemics, instability in global economic markets, increased U.S. trade tariffs and trade disputes with other countries, instability in the global credit markets, supply chain weaknesses, instability in the geopolitical environment as a result of the withdrawal of the United Kingdom from the European Union, the Russian invasion of Ukraine and the resulting prolonged conflict and other political tensions, and foreign governmental debt concerns. Such challenges have caused, and may continue to cause, uncertainty and instability in local economies and in global financial markets.

Changes in U.S. tax law may materially adversely affect our financial condition, results of operations and cash flows.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act, was signed into law to address the COVID-19 crisis. The CARES Act is an approximately $2 trillion emergency economic stimulus package that includes numerous U.S. federal income tax provisions, including the modification of: (i) net operating loss rules, (ii) the alternative minimum tax refund and (iii) business interest deduction limitations under Section 163(j) of the Internal Revenue Code of 1986, as amended, or the Code.

On December 22, 2017, President Trump signed into law federal tax legislation commonly referred to as the “Tax Cuts and Jobs Act” (the “TCJA”), which also significantly changed the U.S. federal income taxation of U.S. corporations. TCJA remains unclear in many respects and has been, and may continue to be, subject to amendments and technical corrections, as well as interpretations and implementing regulations by the Treasury and Internal Revenue Service, or the IRS, any of which could lessen or increase certain adverse impacts of TCJA. In addition, it is unclear how these U.S. federal income tax changes will affect state and local taxation, which often uses federal taxable income as a starting point for computing state and local tax liabilities.

While some of these U.S. federal income tax changes may adversely affect us in one or more reporting periods and prospectively, other changes may be beneficial on a going-forward basis. We continue to work with our tax advisors and auditors to determine the full impact TCJA and the CARES Act will have on us. We urge our investors to consult with their legal and tax advisors with respect to both TCJA and the CARES Act and the potential tax consequences of investing in our common stock.

Our employment agreements with certain of our executive officers may require us to pay severance benefits to certain of those persons who are terminated, which could materially adversely affect our financial condition or results of operations.

Certain of our executive officers are parties to employment agreements that contain change in severance provisions providing for aggregate cash payments for severance and other benefits and/or acceleration of stock options vesting in the event of a termination of employment. The accelerated vesting of options could result in dilution to our existing stockholders and could materially adversely affect the market price of our common stock. The payment of these severance benefits could materially adversely affect our financial condition and results of operations. In addition, these potential severance payments may discourage or prevent third parties from seeking a business combination with us.

Our ability to use our net operating loss carryovers and certain other tax attributes may be limited.

We have incurred significant losses since our inception and we expect to continue to incur significant losses for the foreseeable future, which raise substantial doubt regarding our ability to continue as a going concern. Our ability to continue as a going concern requires that we obtain sufficient additional funding to finance our operations. Under the Internal Revenue Code of 1986, or the Code, a corporation is generally allowed a deduction for net operating losses (“NOLs”), carried over from a prior taxable year. As of December 31, 2020, future tax losses and tax credits have no expiration date.

Net operating loss and tax credit carry-forwards are subject to review and possible adjustment by the Internal Revenue Service (“IRS”) and may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant stockholders over a three-year period in excess of 50% as defined under Sections 382 and 383 in the Internal Revenue Code, which could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the Company’s value immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. The Company has not yet conducted a study to determine if any such limitation exists.

Risks Related to Development, Regulatory Approval and Commercialization

Our business depends upon the success of our therapeutic modalities and product candidates.

Our success depends on our ability to utilize our three Treg-modifying therapeutic modalities (the “Treg Modalities”) and to obtain regulatory approval for our product candidates, to generate other product candidates derived from our Treg Modalities, and to then commercialize our other product candidates for one or more indications. Our Treg Modalities and our product candidates have not been approved and may never become commercialized. All of our product candidates developed from our Treg Platforms will require significant additional clinical and non-clinical development, review and approval by the FDA or other applicable regulatory authorities in one or more jurisdictions, substantial investment, access to sufficient commercial manufacturing capacity and significant marketing efforts before they can be successfully commercialized. If any of our product candidates encounter safety or efficacy problems, developmental delays or regulatory issues or other problems, such problems could impact or halt the development plans for our other product candidates because all of our product candidates are based on the same core Treg engineering technology.

Utilizing Treg cells represents a novel approach to the treatment of neurodegenerative and auto immune diseases, and we must overcome significant challenges in order to develop, commercialize and manufacture our product candidates.

We have concentrated our research and development efforts on utilizing Treg cells as an immunotherapy. To date, the FDA has approved only a small number of cell-based therapies for commercialization. We are not aware of any Treg therapy approved by any regulatory authority for commercial use. The processes and requirements imposed by the FDA or other applicable regulatory authorities may cause delays and additional costs in obtaining approvals for marketing authorization for our product candidates. Because our Treg Modalities are novel, and cell-based therapies are relatively new, regulatory agencies may lack experience in evaluating product candidates like our Treg product candidates. This novelty may lengthen the regulatory review process, including the time it takes for the FDA to review our IND applications if and when submitted, increase our development costs and delay or prevent commercialization of our products. Additionally, advancing novel therapies for neurodegenerative and auto immune diseases creates significant challenges for us, including:

•	educating medical personnel regarding the potential side-effect profile of our cells and, as the clinical program progresses, on observed side effects with the therapy;
•	training a sufficient number of medical personnel on how to properly administer the clinical trials;
•	enrolling sufficient numbers of patients in clinical trials;
•	developing a reliable, safe and effective means of genetically modifying our cells;
•	manufacturing our cells on a large scale and in a cost-effective manner;
•	sourcing starting material suitable for clinical and commercial manufacturing; and
•	establishing sales and marketing capabilities, as well as developing a manufacturing process and distribution network to support the commercialization of any approved products.

We must be able to overcome these challenges in order for us to develop, commercialize and manufacture COYA 301, COYA 302, COYA 201, COYA 206 and COYA 101 and any of our other product candidates.

Clinical development involves a lengthy and expensive process with an uncertain outcome, and we may encounter substantial delays due to a variety of reasons outside our control.

Clinical trials are expensive, time consuming and subject to substantial uncertainty. Failure can occur at any time during the clinical trial process, due to scientific feasibility, safety, efficacy, changing standards of medical care and other variables. The results from preclinical testing or early clinical trials of a product candidate may not predict the results that will be obtained in later phase clinical trials of the product candidate. We, the FDA, or other applicable regulatory authorities may suspend or terminate clinical trials of a product candidate at any time for various reasons, including, but not limited to, a belief that subjects participating in such trials are being exposed to unacceptable health risks or adverse side effects, or other adverse initial experiences or findings. The FDA, or other applicable regulatory authorities may also require us to conduct additional testing, preclinical studies or clinical trials due to negative or inconclusive results or other reasons, fail to approve the raw materials, manufacturing processes or facilities of third-party manufacturers upon which we rely, find deficiencies in the manufacturing processes or facilities upon which we rely, and change their approval policies or regulations or their prior guidance to us during clinical development in a manner rendering our clinical data insufficient for approval. In addition, data collected from clinical trials may not be sufficient to support the submission of a Biologics License Application (“BLA”) or other applicable regulatory filing. We cannot guarantee that any clinical trials that we may plan or initiate will be conducted as planned or completed on schedule, if at all.

A failure of one or more of our clinical trials could occur at any stage. Events that may prevent successful initiation, timely completion, or positive outcomes of our clinical development include, but are not limited to:

•	delays in obtaining regulatory approval to commence a clinical trial;
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delays in reaching agreement on acceptable terms with prospective clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different trial sites;

•	our ability to recruit sufficient patients for our clinical trials in a timely manner or at all;
•	delays in achieving a sufficient number of clinical trial sites or obtaining the required institutional review board, or IRB, approval at each clinical trial site;
•	imposition of a temporary or permanent clinical hold by us or by the FDA or other regulatory agencies based on emerging data;
•	clinical sites deviating from trial protocol or dropping out of a trial;

•	suspension or termination of a clinical trial by the IRBs of the institutions in which such trials are being conducted or by the Data Safety Monitoring Board, or DSMB (where applicable);
•	delays in sufficiently developing, characterizing or controlling a manufacturing process suitable for advanced clinical trials;
•	delays in reaching a consensus with regulatory agencies on the design or implementation of our clinical trials;
•	changes in regulatory requirements or guidance that may require us to amend or submit new clinical protocols, or such requirements may not be as we anticipate;
•	changes in the standard of care on which a clinical development plan was based, which may require new or additional trials;
•	insufficient or inadequate quality of our product candidates or other materials necessary to conduct preclinical studies or clinical trials of our product candidates;
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clinical trials of our product candidates producing negative or inconclusive results, which may result in our deciding, or regulators requiring us, to conduct additional clinical trials or abandon product development programs;

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failure of enrolled patients in foreign countries to adhere to clinical protocol as a result of differences in healthcare services or cultural customs, or additional administrative burdens associated with foreign regulatory schemes; or

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failure of ourselves or any third-party manufacturers, contractors or suppliers to comply with regulatory requirements, maintain adequate quality controls, or be able to provide sufficient product supply to conduct and complete preclinical studies or clinical trials of our product candidates.

In addition, disruptions caused by the COVID-19 pandemic may increase the likelihood that we encounter such difficulties or delays in initiating, enrolling, conducting or completing our planned and ongoing preclinical studies and clinical trials, as applicable. If global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews or other regulatory activities, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions. If we experience delays in the initiation, enrollment or completion of any preclinical study or clinical trial of our product candidates, or if any preclinical studies or clinical trials of our product candidates are canceled, the commercial prospects of our product candidates may be materially adversely affected, and our ability to generate product revenues from any of these product candidates will be delayed or not realized at all. In addition, any delays in completing our clinical trials may increase our costs and slow down our product candidate development and approval process.

If we are unable to receive non-dilutive funding in the form of a government grant, or through a partnership with an established pharmaceutical company, then we may not be able to advance COYA 101 into a Phase 2b clinical trial.

Our goal is to advance COYA 101 into a Phase 2b clinical trial utilizing non-dilutive funding in the form of a grant from a government organization, or by partnering with an established pharmaceutical company. If we are unable to receive such a grant or any other grant we may apply and qualify for in the future, or we are unable to find a suitable strategic partner with whom we can collaborate on terms that are favorable to us, or at all, we may delay or terminate the clinical development of COYA 101, which could materially adversely affect our business, financial condition, results of operations and growth prospects.

There is no assurance that we will develop our product candidates successfully or be able to obtain regulatory approval for them.

We cannot guarantee that any of our product candidates will be safe and effective, or will be approved for commercialization, on a timely basis or at all. Although certain of our employees have prior experience with clinical trials, regulatory approvals and cGMP manufacturing, we have not previously completed any clinical trials or submitted a BLA to the FDA, or similar regulatory approval filings to comparable foreign authorities, for any product candidate, and we cannot be certain that any of our product candidates will be successful in clinical trials or receive regulatory approval. The FDA, and other comparable global regulatory authorities can delay, limit or deny approval of a product candidate for many reasons. For further details about such reasons, see “—Clinical development involves a lengthy and expensive process with an uncertain outcome, and we may encounter substantial delays due to a variety of reasons outside our control.” Any delay in obtaining, or inability to obtain, applicable regulatory approval will delay or harm our ability to successfully commercialize any of our products and materially adversely affect our business, financial condition, results of operations and growth prospects.

Furthermore, because our product candidates are based on similar technology as COYA 301, if our clinical trials of COYA 301 encounter safety, efficacy or manufacturing problems, development delays, regulatory issues or other problems, our development plans for our other product candidates in our pipeline could be significantly impaired, which could materially adversely affect our business, financial condition, results of operations and growth prospects.

We currently collaborate with various research institutions to perform the research and development activities needed to develop our product candidates, and if we ever choose to or need to find alternative research institutions, we may not be able to do so at all or, if we are able to do so, it may be costly and may cause significant delays in the development and commercialization of our product candidates.

We do not currently own, lease or operate a principal laboratory, research and development or manufacturing facility of our own. Currently, we collaborate with various research institutions to perform research and development for our products, including The Methodist Hospital located in Houston, Texas. Establishing our own facilities would result in significant additional expense and may result in potential delays in testing and production. Building and operating our own production facilities would require substantial additional funds and other resources, of which there can be no assurance that we will be able to obtain. In addition, there can be no assurances that we would be able to enter into any arrangement with third parties to manufacture our product, if any, on acceptable terms or at all. The commercial success of products outside the United States will also be dependent on the successful completion of arrangements with future partners, licensees or distributors in each territory. There can be no assurance that we will be successful in continuing to contract with research institutions to perform research and development for our products, that we would be able to establish our own facilities should we choose to or find it necessary to do so, that we would be successful in establishing additional collaborative arrangements or that, if established, such future partners will be successful in commercializing our products.

Positive results from early studies of our product candidates are not necessarily predictive of the results of later studies and any future clinical trials of our product candidates. If we cannot show positive results or replicate any positive results from our earlier studies of our product candidates in our later studies and future clinical trials, we may be unable to successfully develop, obtain regulatory approval for and commercialize our product candidates.

The results of preclinical studies may not be predictive of the results of clinical trials, and the results of any early-stage clinical trials we commence may not be predictive of the results of the later-stage clinical trials. For example, preclinical models do not adequately represent the clinical setting, and thus cannot predict clinical activity nor all potential risks, and may not provide adequate guidance as to appropriate dose or administration regimen of a given therapy. In addition, initial success in clinical trials may not be indicative of results obtained when such trials are completed. Interim data from clinical trials that we may conduct are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Preliminary data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously announced. Negative differences between preliminary or interim data and final data could materially adversely affect the prospects of any product candidate that is impacted by such data updates.

Any positive results from studies of our product candidates may not necessarily be predictive of the results from later studies and clinical trials. Similarly, even if we are able to complete our planned studies or any future clinical trials of our product candidates according to our current development timeline, the positive results from such studies and clinical trials of our product candidates may not be replicated in subsequent studies or clinical trial results.

Many companies in the pharmaceutical industry have suffered significant setbacks in mid and late-stage clinical trials after achieving positive results in early-stage development and we cannot be certain that we will not face similar setbacks. These setbacks have been caused by, among other things, findings made while clinical trials were underway, or safety or efficacy observations made in studies and clinical trials, including previously unreported adverse events. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses and many companies that believed their product candidates performed satisfactorily in studies and clinical trials nonetheless failed to obtain regulatory approval.

We may encounter substantial delays in our planned clinical trials, or may not be able to conduct or complete our clinical trials on the timelines we expect, if at all.

Our planned clinical trials are expensive, time consuming, and subject to uncertainty. We cannot guarantee that any clinical trials will be conducted as planned or completed on schedule, if at all. We cannot be sure that submission of an IND or, in the case of the European Medicines Agency (the “EMA”), a clinical trial application (a “CTA”), will result in the FDA or EMA allowing clinical trials to begin in a timely manner, if at all. Moreover, even if these trials begin, issues may arise that could suspend or terminate such clinical trials. A failure of one or more clinical trials can occur at any stage of testing, and our future clinical trials may not be successful. Events that may prevent successful or timely initiation or completion of clinical trials include:

•	inability to generate sufficient preclinical, toxicology, or other in vivo or in vitro data to support the initiation or continuation of clinical trials;
•	delays in confirming target engagement, patient selection or other relevant biomarkers to be utilized in preclinical and clinical product candidate development;
•	delays in reaching a consensus with regulatory agencies on study design;

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delays in reaching agreement on acceptable terms with prospective contract research organizations (“CROs”) and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical trial sites;

•	delays in identifying, recruiting and training suitable clinical investigators;
•	delays in obtaining required IRB approval at each clinical trial site;
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imposition of a temporary or permanent clinical hold by regulatory agencies for a number of reasons, including, but not limited to, after review of an IND or amendment, CTA or amendment, or equivalent application or amendment; as a result of a new safety finding that presents unreasonable risk to clinical trial participants; a negative finding from an inspection of our clinical trial operations or study sites; developments in trials conducted by competitors that raise FDA or EMA concerns about risk to patients broadly; or if the FDA or EMA finds that the investigational protocol or plan is clearly deficient to meet its stated objectives;

•	delays or difficulties resulting from the COVID-19 pandemic;
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delays in identifying, recruiting and enrolling suitable patients to participate in our clinical trials, and delays caused by patients withdrawing from clinical trials or failing to return for post-treatment follow-up;

•	difficulty collaborating with patient groups and investigators;
•	failure by our CROs, other third parties, or us to adhere to clinical trial requirements;
•	failure to perform in accordance with the FDA’s or any other regulatory authority’s current good clinical practices, requirements, or applicable EMA or other regulatory guidelines in other countries;
•	occurrence of adverse events associated with a product candidate that are viewed to outweigh its potential benefits;
•	changes in regulatory requirements and guidance that require amending or submitting new clinical protocols;
•	changes in the standard of care on which a clinical development plan was based, which may require new or additional trials;
•	the cost of clinical trials of our product candidates being greater than we anticipate;
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clinical trials of our product candidates producing negative or inconclusive results, which may result in our deciding, or regulators requiring us, to conduct additional clinical trials or abandon product development programs; and

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delays in manufacturing, testing, releasing, validating, or importing/exporting sufficient stable quantities of our product candidates for use in clinical trials or the inability to do any of the foregoing.

Any inability to successfully initiate or complete future clinical trials could result in additional costs to us or impair our ability to generate revenue. In addition, if we make manufacturing or formulation changes to our product candidates, we may be required to or we may elect to conduct additional studies to bridge our modified product candidates to earlier versions. Clinical trial delays could also shorten any periods during which our products have patent protection and may allow our competitors to bring products to market before we do, which could impair our ability to successfully commercialize our product candidates and may harm our business and results of operations.

We could also encounter delays if a clinical trial is suspended or terminated by us, by the data safety monitoring board for such trial or by the FDA, EMA or any other regulatory authority, or if the IRBs of the institutions in which such trials are being conducted suspend or terminate the participation of their clinical investigators and sites subject to their review. Such authorities may suspend or terminate a clinical trial due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA, EMA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a product candidate, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial.

We may be unable to obtain regulatory approval for our product candidates under applicable regulatory requirements. If we are unable to design, conduct and complete our planned clinical trials successfully, our product candidates will not be able to receive regulatory approval.

In order to obtain FDA approval for any of our product candidates, we must submit to the FDA a new drug application with substantial evidence that demonstrates that the product candidate is both safe and effective in humans for its intended use. This demonstration will require significant research, preclinical studies and clinical trials.

Clinical trials are time-consuming, expensive and difficult to design and implement, in part because they are subject to rigorous requirements and the outcomes are inherently uncertain. Clinical testing may take many years to complete, and failure can occur at any time during the clinical trial process, even with active ingredients that have previously been approved by the FDA as safe and effective. If we receive authorization to conduct our planned clinical trials, we could encounter problems that could halt our planned clinical trials or require us to repeat such clinical trials. If patients participating in our planned clinical trials suffer drug-related adverse reactions during the course of such clinical trials, or if we or the FDA believe that patients are being exposed to unacceptable health risks, such clinical trials may have to be suspended or terminated. Suspension, termination or the need to repeat a clinical trial can occur at any stage.

The clinical trial success of each of our product candidates depends in part on reaching statistically significant changes in patients’ symptoms based on clinician-rated scales. There is a lack of consensus regarding standardized processes for assessing clinical outcomes based on clinician-rated scales. Accordingly, the scores from our clinical trials may not be reliable, useful or acceptable to the FDA or other regulatory agencies.

Changes in standards related to clinical trial design could have a material adverse effect on our ability to design and conduct clinical trials as planned. For example, we expect to conduct clinical trials comparing our product candidates to both placebo and other approved drugs, but regulatory authorities may not allow us to compare our product candidates to a placebo in a particular clinical indication where approved products are available. In that case, both the cost and the amount of time required to conduct such a planned clinical trial could increase. The FDA may disagree with our trial design and our interpretation of data from our planned clinical trials, or may change the requirements for approval even after it has reviewed and commented on the design for our planned clinical trials. The FDA may also approve a product candidate for fewer or more limited indications than we request, or may grant approval contingent on the performance of costly post-approval clinical trials. In addition, the FDA may not approve the labeling claims or removal of certain warnings that we believe are necessary or desirable for the successful commercialization of our product candidates. Approval may be contingent on a Risk Evaluation and Mitigation Strategy, which could have a material adverse effect on the labeling, distribution or promotion of a drug product.

Any of these delays or additional requirements could cause our product candidates to not be approved, or if approved, significantly impact the timing and commercialization of our product candidates and significantly increase our overall costs of drug development.

Enrollment and retention of patients in clinical trials is an expensive and time-consuming process and could be delayed, made more difficult or rendered impossible by multiple factors outside our control.

Identifying and qualifying patients to participate in our clinical trials is critical to our success. Clinical trials of a new product candidate require the enrollment of a sufficient number of patients, including patients who are suffering from the disease that the product candidate is intended to treat and who meet other eligibility criteria. The rates of patient enrollment, a significant component in the timing of clinical trials, are affected by many factors, including:

•	our ability to open clinical trial sites;
•	the size and nature of the patient population;
•	the design and eligibility criteria of the clinical trial;
•	the proximity of subjects to clinical sites;
•	the patient referral practices of physicians;
•	changing medical practice patterns or guidelines related to the indications we are investigating;
•	competing clinical trials or approved therapies which present an attractive alternative to patients and their physicians;
•	perceived risks and benefits of the product candidate under study, including as a result of adverse effects observed in similar or competing therapies;
•	our ability to obtain and maintain patient consents due to various reasons, including but not limited to, patients unwillingness to participate due to the ongoing COVID-19 pandemic;
•	the risk that enrolled subjects will drop out or die before completion of the trial;
•	patients failing to complete a clinical trial or returning for post-treatment follow-up; and
•	our ability to manufacture the requisite materials for a patient and clinical trial.

In addition, we need to compete with many ongoing clinical trials to recruit patients into our expected clinical trials. Our clinical trials may also compete with other clinical trials for product candidates that are in a similar cellular immunotherapy area as our product candidates, and this competition could reduce the number and types of patients available to us, because some patients who might have opted to enroll in our trials may instead opt to enroll in a trial being conducted by one of our competitors. Since the number of qualified clinical investigators is limited, we may conduct some of our clinical trials at the same clinical trial sites that some of our competitors use, which will reduce the number of patients who are available for our clinical trials at such clinical trial site. If we are unable to enroll a sufficient number of patients in our clinical trials in a timely manner, our completion clinical trials may be delayed or may not be achieved, which would prevent us from commercializing our product candidates.

Our preclinical programs may experience delays or may never advance to clinical trials, which would adversely affect our ability to obtain regulatory approvals or commercialize these programs on a timely basis or at all.

In order to obtain FDA or other regulatory authority approval to market a new biological product we must demonstrate proof of safety, purity and potency, and efficacy in humans. To meet these requirements we will have to conduct adequate and well-controlled clinical trials. Before we can commence clinical trials for a product candidate, we must complete extensive preclinical testing and studies that support our planned INDs in the United States.  We cannot be certain of the timely completion or outcome of our preclinical testing and studies and cannot predict if the FDA will accept our proposed clinical programs or if the outcome of our preclinical testing and studies will ultimately support the further development of our programs. As a result, we cannot be sure that we will be able to submit INDs or similar applications for our preclinical programs on the timelines we expect, if at all, and we cannot be sure that submission of INDs or similar applications will result in the FDA or other regulatory authorities allowing clinical trials to begin.

Conducting preclinical testing is a lengthy, time-consuming and expensive process. The length of time may vary substantially according to the type, complexity and novelty of the program, and often can be several years or more per program. Any delays in preclinical testing and studies conducted by us or potential future partners may cause us to incur additional operating expenses. The commencement and rate of completion of preclinical studies and clinical trials for a product candidate may be delayed by many factors, including, for example:

•	inability to generate sufficient preclinical or other in vivo or in vitro data to support the initiation of clinical trials;
•	delays in reaching a consensus with regulatory agencies on study design; and
•	the FDA not allowing us to rely on previous findings of safety and efficacy for other similar but approved products and published scientific literature.

Moreover, because standards for pre-clinical assessment are evolving and may change rapidly, even if we reach an agreement with the FDA on a pre-IND proposal, the FDA may not accept the IND submission as presented, in which case patient enrollment would be placed on partial or complete hold and treatment of enrolled patients could be discontinued while the product candidate is re-evaluated. Even if clinical trials do begin for our preclinical programs, our clinical trials or development efforts may not be successful.

If any of our product candidates, or any competing product candidates, demonstrate serious adverse events, including the development of severe or fatal cytokine release syndrome, neurotoxicity or graft-versus-host disease, we may be required to halt or delay further clinical development.

Undesirable side effects that may be caused by any of our product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label than anticipated or the delay or denial of regulatory approval by the FDA or comparable foreign regulatory authorities. Results of our clinical trials could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics.

In a pilot initial study of COYA 201, our Treg exosome product candidate, in a preclinical lupus nephritis model in mice, COYA 201 was administered at different dose levels and appeared to be well tolerated at the administered dose of 1x1010 exosomes (the low dosage level). However, we observed fatalities as a result of toxicity when COYA 201 was administered in extremely high doses (1x1011 exosomes, or ten times the low dosage level), administered twice weekly. We do not know if these findings will translate into humans, for whom we expect to require significantly lower dosage levels. Though there were fatalities at the highest dosage administered (6 deaths out of a total of 12 animals), COYA 201 appeared to be well tolerated at the administered dose of 1x1010 exosomes. Dose escalation studies are standard in the early development of new treatments and the identification of the “maximum tolerated dose” and the “LD50”, the dose that produces lethality in 50% of animals, are common studies in early preclinical development. As such, there can be no guarantee that any toxicity, or other adverse events observed in this model, will not occur in human subjects during clinical trials. Results of our clinical trials could reveal a high and unacceptable severity and prevalence of side effects and/or unexpected characteristics. We continue to evaluate different potential indications to advance the development of COYA 201 into clinical studies.  Following the completion of the preclinical studies in different animal models of disease, we will evaluate the data to potentially conduct further preclinical studies and to select a potential clinical indication for human studies.

There can be no assurance that patients will not experience cytokine release syndrome, or CRS, neurotoxicity, graft-versus-host disease, or GVHD or other serious adverse events. Severe adverse events associated with COYA 301 may also develop.   Such adverse events may cause delays in completion of our clinical programs. If unacceptable side effects arise in the development of our product candidates such that there is no longer a positive benefit risk, we, the FDA, the IRBs at the institutions in which our trials are conducted or the DSMB could suspend or terminate our clinical trials or the FDA or comparable foreign regulatory authorities could order us to cease clinical trials or deny approval of our product candidates for any or all targeted indications. Treatment-related side effects could also affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. In addition, these side effects may not be appropriately recognized or managed by the treating medical staff, and inadequate training in recognizing or managing the potential side effects of our product candidates could result in patient injury or death.

We may seek special designations by the regulatory authorities to expedite regulatory approvals, but may not be successful in receiving such designations, and even if received, they may not benefit the development and regulatory approval process.

We may seek various designations by the regulatory authorities such as Regenerative Medicine Advanced Therapy Designation, or RMAT, Breakthrough Therapy Designation, Fast Track Designation, or PRIority Medicine, or PRIME, from regulatory authorities, for any product candidate that we develop. A product candidate may receive RMAT designation from the FDA if it is a regenerative medicine therapy that is intended to treat, modify, reverse or cure a serious or life-threatening condition, and preliminary clinical evidence indicates that the product candidate has the potential to address an unmet medical need for such condition. A breakthrough therapy is defined by the FDA as a drug that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over currently approved therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. If a product is intended for the treatment of a serious or life-threatening condition and preclinical or clinical data demonstrate the potential to address an unmet medical need for this condition, the product sponsor may apply for Fast Track Designation by the FDA. PRIME is a voluntary scheme launched by the EMA to strengthen support for the development of medicines that target an unmet medical need through enhanced interaction and early dialogue with developers of promising medicines in order to optimize development plans and speed up evaluation to help such medicines reach patients earlier.

Seeking and obtaining these designations is dependent upon results of our clinical program, and we cannot guarantee whether and when we may have the data from our clinical programs to support an application to obtain any such designation. The FDA and the EMA, as applicable, have broad discretion whether or not to grant any of these designations, so even if we believe a particular product candidate is eligible for one or more of these designations, we cannot assure you that the applicable regulatory authority would decide to grant it. Even if we do receive the designations we may apply for, we may not experience a faster development process, review or approval compared to conventional FDA or EMA procedures, as applicable. The FDA or EMA, as applicable, may rescind any granted designations if it believes that the designation is no longer supported by data from any source.

We may seek Orphan Drug Designation for our product candidates, and we may be unsuccessful or may be unable to maintain the benefits associated with Orphan Drug Designation, including the potential for market exclusivity.

We have received Orphan Drug Designation for our COYA 101 product candidate for the active moiety or the principal molecular structural features.  Regulatory authorities in some jurisdictions, including the United States and Europe, may designate drugs for relatively small patient populations as orphan drugs. Under the Orphan Drug Act, the FDA may designate a drug as an orphan drug if it is a drug intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals annually in the United States, or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the United States. In the United States, Orphan Drug Designation may entitle a party to financial incentives such as grant funding towards clinical trial costs, tax advantages and user-fee waivers.

Similarly, in Europe, the European Commission grants Orphan Drug Designation after receiving the opinion of the EMA Committee for Orphan Medicinal Products on an Orphan Drug Designation application. Orphan Drug Designation is intended to promote the development of drugs that are intended for the diagnosis, prevention or treatment of life-threatening or chronically debilitating conditions affecting not more than 5 in 10,000 persons in Europe and for which no satisfactory method of diagnosis, prevention, or treatment has been authorized (or the product would be a significant benefit to those affected). Additionally, designation is granted for drugs intended for the diagnosis, prevention, or treatment of a life-threatening, seriously debilitating or serious and chronic condition and when, without incentives, it is unlikely that sales of the drug in Europe would be sufficient to justify the necessary investment in developing the drug. In Europe, Orphan Drug Designation may entitle a party to a number of incentives, such as protocol assistance and scientific advice specifically for designated orphan medicines, and potential fee reductions depending on the status of the sponsor.

Generally, if a drug with an Orphan Drug Designation subsequently receives the first marketing approval for the indication for which it has such designation, the drug is entitled to a period of marketing exclusivity, which precludes the EMA or the FDA from approving another marketing application for the same drug and indication for that time period, except in limited circumstances. The applicable period is seven years in the United States and ten years in Europe. The European exclusivity period can be reduced to six years if a drug no longer meets the criteria for Orphan Drug Designation or if the drug is sufficiently profitable such that market exclusivity is no longer justified.

Even if we obtain orphan drug exclusivity for our product candidates, that exclusivity may not effectively protect those product candidates from competition because different therapies can be approved for the same condition and the same therapies can be approved for different conditions but used off-label. Even after an orphan drug is approved, the FDA can subsequently approve another drug for the same condition if the FDA concludes that the later drug is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care. In addition, a designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. Moreover, orphan drug exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug to meet the needs of patients with the rare disease or condition. Orphan Drug Designation neither shortens the development time or regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process. While we may seek Orphan Drug Designation for applicable indications for our product candidates, we may never receive such designations. Even if we do receive such designations, there is no guarantee that we will enjoy the benefits of those designations.

We may not identify or discover other product candidates and may fail to capitalize on programs or product candidates that may present a greater commercial opportunity or for which there is a greater likelihood of success.

Our business depends upon our ability to identify, develop and commercialize product candidates. A key element of our strategy is to discover and develop additional product candidates based upon our Treg Modalities. We are seeking to do so through our internal research programs, and may also explore strategic collaborations for the discovery of new product candidates. Research programs to identify product candidates require substantial technical, financial and human resources, whether or not any product candidates are ultimately identified. In addition, targets for different neurodegenerative and auto immune diseases may require changes to our cell manufacturing platform, which may slow down development or make it impossible to manufacture our product candidates. Our research programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development for many reasons, including the following:

•	the research methodology or technology modality used may not be successful in identifying potential product candidates;
•	competitors may develop alternatives that render our product candidates obsolete or less attractive;
•	we may choose to cease development if we determine that clinical results do not show promise;
•	product candidates we develop may nevertheless be covered by third-party patents or other exclusive rights;
•	a product candidate may be shown to have harmful side effects or other characteristics that indicate it is unlikely to be effective or otherwise does not meet applicable regulatory criteria; and
•	a product candidate may not be accepted as safe and effective by patients, the medical community or third-party payors.

Because we have limited resources, we must choose to pursue and fund the development of specific types of treatment, or treatment for a specific type of neurodegenerative or auto immune disease, and we may forego or delay pursuit of opportunities with certain programs or product candidates or for indications that later prove to have greater commercial potential. Our estimates regarding the potential market for our product candidates could be inaccurate, and if we do not accurately evaluate the commercial potential for a particular product candidate, we may relinquish valuable rights to that product candidate through strategic collaboration, licensing or other arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate. Alternatively, we may allocate internal resources to a product candidate in a therapeutic area in which it would have been more advantageous to enter into a partnering arrangement.

If any of these events occur, we may be forced to abandon or delay our development efforts with respect to a particular product candidate or fail to develop a potentially successful product candidate.

If third parties that we rely on to conduct clinical trials do not successfully carry out their contractual duties, comply with regulatory requirements or meet expected deadlines, we may not be able to obtain marketing approval for or commercialize our product candidates.

We do not have the ability to independently conduct clinical trials. We rely on medical institutions, clinical investigators, contract laboratories, and other third parties, such as contract research organization, or CROs, to conduct or otherwise support clinical trials for our product candidates. We rely heavily on these parties for execution of clinical trials for our product candidates and control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our clinical trials is conducted in accordance with the applicable protocol, legal and regulatory requirements and scientific standards, and our reliance on CROs and other third parties will not relieve us of our regulatory responsibilities. For any violations of laws and regulations during the conduct of our clinical trials, we could be subject to untitled letters, warning letters or enforcement action that may include civil penalties up to and including criminal prosecution.

We and the third parties on which we rely for clinical trials are required to comply with regulations and requirements, including Good Clinical Practice, or GCP, for conducting, monitoring, recording and reporting the results of clinical trials to ensure that the data and results are scientifically credible and accurate, and that the trial patients are adequately informed of the potential risks of participating in clinical trials and their rights are protected. These regulations are enforced by the FDA, the competent authorities of the European Union member states, and comparable foreign regulatory authorities for any drugs in clinical development. The FDA enforces GCP requirements through periodic inspections of clinical trial sponsors, principal investigators and trial sites. If we or these third parties fail to comply with applicable GCP, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that, upon inspection, the FDA will determine that any of our future clinical trials will comply with GCP. In addition, our clinical trials must be conducted with product candidates produced under cGMP regulations. Our failure or the failure of these third parties to comply with these regulations may require us to repeat clinical trials, which would delay the marketing approval process and could also subject us to enforcement action. The COVID-19 pandemic and government measures taken in response have also had a significant impact on our CROs, and we expect that they will face further disruption, which may affect our ability to initiate and complete our preclinical studies and clinical trials. We also are required to register certain ongoing clinical trials and provide certain information, including information relating to the trial’s protocol, on a government-sponsored database, ClinicalTrials.gov, within specific timeframes. Failure to do so can result in fines, adverse publicity and civil and criminal sanctions.

Although we intend to design the clinical trials for our product candidates, we plan to rely on third parties to conduct our clinical trials. As a result, many important aspects of our clinical development, including their conduct and timing, will be outside of our direct control. Our reliance on third parties to conduct future clinical trials will also result in less direct control over the management of data developed through clinical trials than would be the case if we were relying entirely upon our own staff. Communicating with outside parties can also be challenging, potentially leading to mistakes as well as difficulties in coordinating activities. Outside parties may:

•	have staffing difficulties;
•	fail to comply with contractual obligations;
•	experience regulatory compliance issues;
•	undergo changes in priorities or become financially distressed; or
•	form relationships with other entities, some of which may be our competitors.

If third parties do not perform our clinical trials in a satisfactory manner, breach their obligations to us or fail to comply with regulatory requirements, we would be unable to rely on clinical data collected by these third parties and may be required to repeat, extend the duration of, or increase the size of any clinical trials we conduct, which could significantly delay commercialization and require significantly greater expenditures.

If any of our relationships with these third parties terminate, we may not be able to enter into arrangements with alternative third parties on commercially reasonable terms, or at all. If third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain are compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, any clinical trials such third parties are associated with may be extended, delayed or terminated, and we may not be able to obtain marketing approval for or successfully commercialize our product candidates. As a result, we believe that our financial results and the commercial prospects for our product candidates in the subject indication would be harmed, our costs could increase and our ability to generate revenue could be delayed.

If we fail to compete effectively with academic institutions and other biotechnology companies that are developing similar or alternatives to cellular immunotherapy product candidates, our business will be materially adversely affected.

The development and commercialization of new cellular immunotherapy products is highly competitive. We face competition from existing and future competitors with respect to each of our product candidates currently in development, and will face competition with respect to other product candidates that we may seek to develop or commercialize in the future. In addition, numerous academic institutions are conducting preclinical and clinical research in these areas, as well as with other white blood cell types including NK-T cells and gamma-delta T cells. It is also possible that new competitors, including those developing similar or alternatives to cellular immunotherapy product candidates, may emerge and acquire significant market share. Such competitors may have an advantage over us due to their greater size, resources or institutional experience, or may develop product candidates that are safer, more effective, more widely accepted, more cost-effective or enable higher patient quality of life than ours. More established biopharmaceutical companies may also develop and commercialize their product candidates at a faster rate, which could render our product candidates obsolete or non-competitive before they are fully developed or commercialized. If we are not able to compete effectively against our existing and potential competitors, our business, financial condition, results of operations and growth prospects may be materially adversely affected.

If any of our product candidates are approved for marketing and commercialization and we have not developed or secured third- party marketing, sales and distribution capabilities, we will be unable to successfully commercialize such products and may not be able to generate product revenue.

We currently have no sales, marketing or distribution organizational experience or capabilities. We will need to develop internal sales, marketing and distribution capabilities to commercialize any product candidate that gains FDA or other regulatory authority approval, which would be expensive and time-consuming, or enter into partnerships with third parties to perform these services. If we decide to market any approved products directly, we will need to commit significant financial and managerial resources to develop a marketing and sales force with technical expertise and supporting distribution, administration and compliance capabilities. If we rely on third parties to market products or decide to co-promote products with partners, we will need to establish and maintain marketing and distribution arrangements with third parties, and there can be no assurance that we will be able to enter into such arrangements on acceptable terms or at all. In entering into third-party marketing or distribution arrangements, any product revenue we receive will depend upon the efforts of the third parties and we cannot assure you that such third parties will establish adequate sales and distribution capabilities or be successful in gaining market acceptance for any approved product. If we are not successful in commercializing any product approved in the future, if any, either on our own or through third parties, our business, financial condition, results of operations and growth prospects could be materially adversely affected.

If we are not able to establish pharmaceutical or biotechnology collaborations on commercially reasonable terms, or at all, we may have to alter our development and commercialization plans.

The advancement of our product candidates and development programs and the potential commercialization of our current and future product candidates will require substantial additional cash to fund expenses. For some of our programs, we may seek to collaborate with pharmaceutical and biotechnology companies to develop and commercialize such product candidates. Any of these relationships may require us to incur non-recurring and other charges, increase our near and long-term expenditures, issue securities that dilute our existing stockholders, or disrupt our management and business.

We face significant competition in seeking appropriate strategic partners and the negotiation process is time-consuming and complex. Whether we reach a definitive agreement for other collaborations will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the progress of our clinical trials, the likelihood of approval by the FDA or similar regulatory authorities outside the United States, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing products, the existence of uncertainty with respect to our ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge and industry and market conditions generally. The collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with us for our product candidate. Further, we may not be successful in our efforts to establish a strategic partnership or other alternative arrangements for future product candidates because they may be deemed to be at too early of a stage of development for collaborative effort and third parties may not view them as having the requisite potential to demonstrate safety and efficacy. Any delays in entering into new collaborations or strategic partnership agreements related to any product candidate we develop could delay the development and commercialization of our product candidates, which would harm our business prospects, financial condition, and results of operations.

If we enter into collaborations with third parties to develop or commercialize our product candidates, our prospects with respect to those product candidates will depend in significant part on the success of those collaborations.

If we enter into future collaboration with third parties, we could face the following risks:

•	collaborators have significant discretion in determining the efforts and resources that they will apply to these collaborations;
•	collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our products or product candidates;
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collaborators may not properly enforce, maintain or defend our intellectual property rights or may use our proprietary information in a way that gives rise to actual or threatened litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential litigation, or other intellectual property proceedings;

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disputes may arise between a collaborator and us that cause the delay or termination of the research, development or commercialization of the product candidate, or that result in costly litigation or arbitration that diverts management attention and resources;

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if a present or future collaborator of ours were to be involved in a business combination, the continued pursuit and emphasis on our product development or commercialization program under such collaboration could be delayed, diminished or terminated; and

•	collaboration agreements may restrict our right to independently pursue new product candidates.

If conflicts arise between our collaborators and us, our collaborators may act in a manner adverse to us and could limit our ability to implement our strategies. Future collaborators may develop, either alone or with others, products in related fields that are competitive with the products or potential products that are the subject of these collaborations. Competing products, either developed by the collaborators or to which the collaborators have rights, may result in the withdrawal of support for our product candidates. Our collaborators may preclude us from entering into collaborations with their competitors, fail to obtain timely regulatory approvals, terminate their agreements with us prematurely or fail to devote sufficient resources to the development and commercialization of products. Any of these developments could harm our product development efforts.

As a result, if we enter into additional collaboration agreements and strategic partnerships or license our intellectual property, products or businesses, we may not be able to realize the benefit of such transactions if we are unable to successfully integrate them with our existing operations, which could delay our timelines or otherwise adversely affect our business. We also cannot be certain that, following a strategic transaction or license, we will achieve the revenue or specific net income that justifies such transaction.

Our product candidates, including COYA 301, COYA 302, COYA 201, COYA 206 and COYA 101, could be subject to regulatory limitations following approval, if and when such approval is granted.

Following approval of a product candidate, if any, we must comply with comprehensive government regulations regarding the manufacture, labeling, marketing, distribution and promotion of biologic products. We must comply with the FDA’s regulations, which prohibit promoting off-label uses. We may not be able to obtain the labeling claims necessary or desirable to successfully commercialize our product candidates in development.

The FDA and foreign regulatory authorities could impose significant restrictions on the use of an approved product including potentially restricting its use to limited clinical centers as well as through the product label, and on advertising, promotional and distribution activities associated with such approved product. The FDA or a foreign regulatory authority could also condition their approval on the performance of post-approval clinical trials, patient monitoring or testing, which could be time-consuming and expensive. If the results of such post-marketing trials are not satisfactory, the FDA or such foreign regulatory authority could withdraw marketing authorization or may condition continued marketing on commitments from us or our partners that may be expensive and/or time-consuming to fulfill.

In addition, if we or others identify side-effects after any of our products are on the market, if manufacturing problems occur subsequent to regulatory approval, or if we, our manufacturers or our partners fail to comply with regulatory requirements, including those mentioned above, we or our partners could be subject to the following:

•	restrictions on our ability to conduct clinical trials, including full or partial clinical holds on ongoing or planned clinical trials;
•	restrictions on such products manufacturing processes;
•	changes to the product label;
•	restrictions on the marketing of a product;
•	restrictions on product distribution;
•	requirements to conduct post-marketing clinical trials;
•	Untitled or Warning Letters from the FDA;
•	withdrawal of the product from the market;
•	refusal to approve pending applications or supplements to approved applications that we submit;
•	recall of products;
•	fines, restitution or disgorgement of profits or revenue;
•	suspension or withdrawal of regulatory approvals;
•	refusal to permit the import or export of our products;
•	product seizure;
•	injunctions; or
•	imposition of civil or criminal penalties.

Any one or a combination of these penalties could prevent us from achieving or maintaining market acceptance of the affected product, or could substantially increase the costs and expenses of commercializing such product, which in turn could delay or prevent us from generating any revenue or profit from the sale of such product and could materially adversely affect our business, financial condition, results of operations and growth prospects. In addition, third-party payors may impose limitations on centers and personnel that may administer our products, including but not limited to requiring third-party accreditation to be obtained before the use of our products is reimbursed in such a center, which could materially adversely affect our potential commercial success and lead to slower market acceptance.

The commercial success of any of our product candidates will depend upon such product candidate’s degree of market acceptance by physicians, patients, third-party payors and others in the medical community.

Our product candidates may not be commercially successful. Even if requisite approvals are obtained from the FDA in the United States and other regulatory authorities internationally, the commercial success of our product candidates will depend, in part, on the acceptance by physicians, patients and healthcare payors of cell therapy products in general, and our product candidates in particular, as medically necessary, cost-effective and safe. Physicians, patients, healthcare payors and others in the medical community may not accept any product that we commercialize. If these products do not achieve an adequate level of acceptance, we may not generate significant product revenue and may not become profitable. The degree of market acceptance of cell therapy products and, in particular, our product candidates, if approved for commercial sale, will depend on several factors, including:

•	the efficacy and safety of such product candidates as demonstrated in clinical trials;
•	the potential and perceived advantages of product candidates over alternative treatments;
•	the cost of treatment relative to alternative treatments;

•	the clinical indications for which the product candidate is approved by the FDA;
•	the willingness of physicians to prescribe new therapies;
•	the willingness of the target patient population to try new therapies;
•	the prevalence and severity of any side effects;
•	product labeling or product insert requirements imposed by the FDA or other regulatory authorities, including any limitations or warnings contained in a product approved labeling;
•	relative convenience and ease of administration;
•	the timing of market introduction of competitive products;
•	adverse publicity concerning our product candidates or favorable publicity about competing products and treatments;
•	sufficient third-party payor coverage, any limitations in terms of center or personnel training requirement imposed by third parties and adequate reimbursement;
•	limitations or warnings contained in the FDA-approved labeling for our product candidates;
•	any FDA requirement to undertake a Risk Evaluation and Mitigation Strategy, or REMS;
•	the effectiveness of our sales, marketing and distribution efforts; and
•	potential product liability claims.

Even if a product candidate displays a favorable efficacy and safety profile in preclinical studies and clinical trials, market acceptance of the product will not be fully known until after such product is launched. Our product candidates may not achieve broad market acceptance.

Furthermore, the FDA’s and other regulatory authorities’ policies may change and additional government regulations may be enacted that could prevent, limit or delay marketing approval of a product. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability.

The insurance coverage and reimbursement status of newly approved products is uncertain. Failure to obtain or maintain adequate coverage and reimbursement for our product candidates, if approved, could limit our ability to market such products and to generate product revenue.

We expect the cost of administration of our product candidates to be substantial, when and if they achieve regulatory approval. We expect that coverage and reimbursement by government and private payors will be essential for most patients to be able to afford these treatments. Accordingly, sales of our products, if approved, will depend substantially, both domestically and internationally, on the extent to which the costs of our product candidates will be reimbursed by government authorities, private health coverage insurers and other third-party payors. Coverage and reimbursement by a third-party payor could depend upon several factors, including the third-party payor’s determination that use of a product is (i) a covered benefit under its health plan, (ii) safe, effective and medically necessary, (iii) appropriate for the specific patient, (iv) cost-effective and (v) neither experimental nor investigational.

Obtaining coverage and reimbursement for a product from third-party payors is a time-consuming and costly process that could require us to provide to the payor supporting scientific, clinical and cost-effectiveness data. We may not be able to provide data sufficient to gain acceptance with respect to coverage and reimbursement. If coverage and reimbursement are not available, or are available only at limited levels, we may not be able to successfully commercialize our product candidates. Even if coverage is provided, the approved reimbursement amount may not be adequate to realize a sufficient return on our investment.

There is significant uncertainty related to third-party coverage and reimbursement of newly approved drug products. In the United States, third-party payors, including government payors such as Medicare and Medicaid, play an important role in determining the extent to which new drugs and biologics will be covered and reimbursed. Medicare and Medicaid are increasingly used as models for the development of private payors’ and government payors’ coverage and reimbursement policies. Currently, few cell therapy products have been approved for coverage and reimbursement by the Centers for Medicare & Medicaid Services (the “CMS”), the agency responsible for administering Medicare. It is difficult to predict what CMS will decide with respect to coverage and reimbursement for fundamentally novel products such as ours, since there is a limited body of established protocols and precedents for these types of drug products. Moreover, reimbursement agencies in the European Union may be more conservative than CMS. For example, several immunotherapy drugs have been approved for reimbursement in the United States, whereas they have not been approved for reimbursement in certain European Union member states. It is difficult to predict what third-party payors will decide with respect to the coverage and reimbursement for our product candidates.

Outside the United States, international operations vary significantly by country and are subject to extensive government price controls and other market regulations, and increasing emphasis on cost-containment initiatives in the European Union, Canada and other countries could place pricing pressure on us. In many countries, the prices of medical products are subject to varying price control mechanisms as part of national health systems. It can also take a significant amount of time after approval of a product to secure pricing and reimbursement for such product in many counties outside the United States. In general, the prices of medicines under such systems are substantially lower than in the United States. Other countries allow companies to fix their own prices for medical products, but monitor and control Company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our product candidates. Accordingly, in markets outside the United States, the reimbursement for our products may be reduced compared with the United States and may be insufficient to generate commercially reasonable product revenues.

Moreover, increasing efforts by government and third-party payors in the United States and abroad to cap or reduce healthcare costs could limit coverage and the level of reimbursement for our product candidates. Payors are increasingly considering new metrics as the basis for reimbursement rates, such as average sales price, or ASP, average manufacturer price, or AMP, and Actual Acquisition Cost.

The existing data for reimbursement based on some of these metrics is relatively limited, although certain states have begun to survey acquisition cost data for the purpose of setting Medicaid reimbursement rates, and CMS has begun making pharmacy National Average Drug Acquisition Cost and National Average Retail Price data publicly available on at least a monthly basis. Therefore, it may be difficult to project the impact of these evolving reimbursement metrics on the willingness of payors to cover candidate products that we or our partners are able to commercialize. Furthermore, most third-party payors currently require additional accreditation for approved cell therapy drugs, which limits the centers that can administer the drugs, and similar limitations may also be imposed on the product candidates that we are developing. We expect to experience pricing pressures in connection with the sale of our product candidates, if any, due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative changes. The downward pressure on healthcare costs in general, and on prescription drugs and surgical procedures in particular, has become intense. As a result, increasingly high barriers to entry are developing for new drug products such as ours.

Healthcare reform initiatives and other administrative and legislative proposals may harm our business.

In the United States, the European Union and other jurisdictions, there have been, and we expect there will continue to be, a number of legislative and regulatory changes and proposed changes to the healthcare system that could affect our results of operations. In particular, there have been and continue to be a number of initiatives at the U.S. federal and state levels that seek to reduce healthcare costs and improve the quality of healthcare.

Specifically, there have been proposals in the United States to control the cost of drug treatments, patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures. We believe that coverage and reimbursement for new therapies will be increasingly restricted. Recent U.S. Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs and reform government program reimbursement methodologies for drugs.

We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action in the United States, the European Union or any other jurisdiction. If we or any third parties we may engage are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we or such third parties are not able to maintain regulatory compliance, our product candidates may lose any regulatory approval that may have been obtained and we may not achieve or sustain profitability. Furthermore, future price controls or other changes in pricing regulation or negative publicity related to the pricing of pharmaceutical drugs could restrict the amount that we are able to charge for our drug products, which could render our product candidates, if approved, commercially unviable and materially adversely affect our ability to raise additional capital on acceptable terms.

We have never obtained marketing approval for a product candidate and we may be unable to obtain, or may be delayed in obtaining, marketing approval for any of our product candidates.

We have never obtained marketing approval for a product candidate. It is possible that the FDA may refuse to accept for substantive review any BLAs that we submit for our product candidates or may conclude after review of our data that our application is insufficient to obtain marketing approval of our product candidates. If the FDA does not accept or approve our BLAs for our product candidates, it may require that we conduct additional clinical, preclinical, or manufacturing validation studies and submit that data before it will reconsider our applications. Depending on the extent of these or any other FDA-required studies, approval of any BLA that we submit may be delayed or may require us to expend more resources than we have available. It is also possible that additional studies, if performed and completed, may not be considered sufficient by the FDA to approve our BLAs.

Any delay in obtaining, or an inability to obtain, marketing approvals would prevent us from commercializing our product candidates, generating revenues, and achieving and sustaining profitability. If any of these outcomes occur, we may be forced to abandon our development efforts for our product candidates, which could significantly harm our business.

Obtaining and maintaining marketing approval or commercialization of our product candidates in one jurisdiction does not mean that we will be successful in obtaining marketing approval of our product candidates in other jurisdictions.

Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the United States, including additional preclinical studies or clinical trials as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to approval.

If we market approved products outside the United States, we expect that we will be subject to additional risks in commercialization, including:

•	different regulatory requirements for approval of therapies in foreign countries;
•	reduced protection for intellectual property rights;
•	unexpected changes in tariffs, trade barriers and regulatory requirements;
•	economic weakness, including inflation, or political instability in particular foreign economies and markets;
•	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;
•	foreign currency fluctuations, which could result in increased operating expenses and reduced revenues, and other obligations incident to doing business in another country;
•	foreign reimbursement, pricing and insurance regimes;
•	workforce uncertainty in countries where labor unrest is more common than in the United States;
•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and
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business interruptions resulting from geopolitical actions, including war and terrorism, natural disasters including earthquakes, typhoons, floods and fires, and other public health crises, illnesses, epidemics or pandemics, such as the potential impact of the COVID-19 outbreak.

We have no prior experience in these areas. In addition, there are complex regulatory, tax, labor and other legal requirements imposed by many of the individual countries in which we may operate, with which we will need to comply. Any of the foregoing difficulties, if encountered, could materially adversely affect our business, financial condition, results of operations and growth prospects.

Our business operations and relationships with investigators, healthcare professionals, consultants, third-party payors, patient organizations and customers will be subject to applicable fraud and abuse and other healthcare laws and regulations, which could expose us to penalties.

These laws may constrain the business or financial arrangements and relationships through which we conduct our operations, including how we research, market, sell and distribute our product candidates, if approved. Such laws include, the U.S. federal Anti- Kickback Statute, the U.S. federal civil and criminal false claims and civil monetary penalties laws, including the civil False Claims Act, the Health Insurance Portability and Accountability Act, or HIPAA, the Health Information Technology for Economic and Clinical Health Act, or HITECH, the U.S. Physician Payments Sunshine Act and its implementing regulations, U.S. state laws and regulations, including, state anti-kickback and false claims laws, laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the U.S. federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources, laws and regulations that require drug manufacturers to file reports relating to pricing and marketing information, laws requiring the registration of pharmaceutical sales representatives, laws governing the privacy and security of health information in certain circumstances, and similar healthcare laws and regulations in other jurisdictions, including reporting requirements detailing interactions with and payments to healthcare providers.

It is not always possible to identify and deter misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from government investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. Ensuring that our internal operations and future business arrangements with third parties comply with applicable healthcare laws and regulations will also involve substantial costs. If our operations are found to be in violation of any of the laws described above or any other governmental laws and regulations that may apply to us, we may be subject to significant penalties, including civil, criminal and administrative penalties, damages, fines, exclusion from government- funded healthcare programs, such as Medicare and Medicaid or similar programs in other countries or jurisdictions, integrity oversight and reporting obligations to resolve allegations of non-compliance, disgorgement, individual imprisonment, contractual damages, reputational harm, diminished profits and the curtailment or restructuring of our operations. If any of the physicians or other providers or entities with whom we expect to do business are found to not be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs and imprisonment, which could affect our ability to operate our business. Further, defending against any such actions can be costly, time-consuming and may require significant personnel resources. Any of the foregoing could significantly harm our business, financial condition, results of operations and growth prospects.

Enacted and future healthcare legislation may increase the difficulty and cost for us to obtain marketing approval of and commercialize our product candidates, if approved, and may affect the prices we may set.

In the United States and other jurisdictions, there have been, and we expect there will continue to be, a number of legislative and regulatory changes and proposed changes to the healthcare system that could affect our future results of operations. In particular, there have been and continue to be a number of initiatives at the U.S. federal and state levels that seek to reduce healthcare costs and improve the quality of healthcare. For example, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively the “ACA”) was enacted, which substantially changed the way healthcare is financed by both governmental and private insurers. Among the provisions of the ACA, those of greatest importance to the pharmaceutical and biotechnology industries include the following:

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an annual, non-deductible fee payable by any entity that manufactures or imports certain branded prescription drugs and biologic agents (other than those designated as orphan drugs), which is apportioned among these entities according to their market share in certain government healthcare programs;

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a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D;

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new requirements to report certain financial arrangements with physicians and teaching hospitals, including reporting “transfers of value” made or distributed to prescribers and other healthcare providers and reporting investment interests held by physicians and their immediate family members;

•	an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program;
•	a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs and biologics that are inhaled, infused, instilled, implanted, or injected;
•	extension of a manufacturer’s Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;
•	expansion of eligibility criteria for Medicaid programs thereby potentially increasing a manufacturer’s Medicaid rebate liability;
•	a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research;
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establishment of a Center for Medicare Innovation at the Centers for Medicare & Medicaid Services, or CMS, to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending;

•	expansion of the entities eligible for discounts under the Public Health Service program; and a licensure framework for follow on biologic products.

Since its enactment, there have been judicial and Congressional challenges to certain aspects of the ACA. The Supreme Court upheld the ACA in the main challenge to the constitutionality of the law in 2012. Specifically, the Supreme Court held that the individual mandate and corresponding penalty was constitutional because it would be considered a tax by the federal government. The Supreme Court also upheld federal subsidies for purchasers of insurance through federally facilitated exchanges in a decision released in June 2015. This includes enactment of the TCJA (as defined below), which, among other things, removes penalties for not complying with the ACA’s individual mandate to carry health insurance. It Is uncertain the extent to which any such changes may impact our business or financial condition.

Other legislative changes have been proposed and adopted in the United States since the ACA was enacted. These new laws or any other similar laws introduced in the future may result in additional reductions in Medicare and other health care funding, which could negatively affect our customers and accordingly, our financial operations.

In addition, there has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been Congressional inquiries and proposed federal and state legislation designed to bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs and reform government program reimbursement methodologies for drugs. Moreover, payment methodologies may be subject to changes in healthcare legislation and regulatory initiatives. We expect that additional U.S. federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that the U.S. federal government will pay for healthcare products and services, which could result in reduced demand for our product candidates or additional pricing pressures.

Individual states in the United States have also become increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. Legally mandated price controls on payment amounts by third-

party payors or other restrictions could harm our business, results of operations, financial condition and prospects. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. This could reduce the ultimate demand for our product candidates or put pressure on our product pricing.

In markets outside of the United States, reimbursement and healthcare payment systems vary significantly by country, and many countries have instituted price ceilings on specific products and therapies. We cannot predict the likelihood, nature, or extent of government regulation that may arise from future legislation or administrative action in the United States or any other jurisdiction. If we or any third parties we may engage are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we or such third parties are not able to maintain regulatory compliance, our product candidates may lose any regulatory approval that may have been obtained and we may not achieve or sustain profitability.

Risks Related to Our Employees, Managing Our Growth and Our Operations

We will need to increase the size of our organization, and we may experience difficulties in managing growth.

As of November 1, 2022, we had six full-time employees. We will need to continue to expand our managerial, operational, quality, manufacturing, finance, sales and other resources in order to manage our operations and clinical trials, continue our development activities and eventually commercialize our product candidates. Our management and personnel, systems and facilities currently in place may not be adequate to support this future growth. Our need to effectively execute our growth strategy requires that we:

•

discover new product candidates, develop the process and analytical methods for IND-enabling studies and FDA submissions, complete the required IND-enabling studies for each, and receive approval from the FDA and other regulatory authorities to initiate clinical trials for such product candidates;

•	manage our clinical trials effectively;
•	identify, recruit, retain, incentivize and integrate additional employees;
•	complete the technology transfer to and qualification of our cGMP manufacturing CDMO partner and process; and
•	continue to improve our operational, financial and management controls, reports systems and procedures.

If we are unable to attract skilled employees, increase the size of our organization or manage our future growth effectively, it will impair our ability to execute our business strategy and our business, financial condition, results of operations and growth prospects will be materially adversely affected.

If we fail to attract and retain senior management and clinical and key scientific personnel, we may be unable to successfully develop our product candidates, conduct our clinical trials and commercialize our product candidates.

Our success depends in part on our continued ability to attract, retain and motivate highly qualified management, clinical and scientific personnel. We are highly dependent upon our senior management, particularly our chief executive officer, as well as other members of our senior management team. We are currently under contract with or have a business relationships with certain members of our senior management and clinical and key scientific personnel, and the loss of services of any of these individuals, whether due to termination of contract, illness, death, or for any other reason, would likely have an adverse consequence on our business, including, but not limited to potentially delaying or preventing the successful development of our product pipeline, initiation or completion of our planned clinical trials or the commercialization of our future product candidates.

Competition for qualified personnel in the biotechnology and pharmaceuticals field is intense due to the limited number of individuals who possess the skills and experience required by our industry. We will need to hire additional personnel as we expand our clinical development and if we initiate commercial activities. We may not be able to attract and retain quality personnel on acceptable terms, or at all. If we are unable to hire and retain the qualified personnel we need to operate our business, our business, financial condition, results of operations and growth prospects would be materially adversely affected. In addition, to the extent we hire personnel from competitors, we may be subject to allegations that they have been improperly solicited or that they have divulged proprietary or other confidential information, or that their former employers own their research output.

Product liability lawsuits against us could cause us to incur substantial liabilities and could limit commercialization of any product candidate that we may develop.

We face an inherent risk of product liability exposure related to the testing of our product candidates in clinical trials will face an even greater risk if we commercialize any product candidate that we may develop. If we cannot successfully defend ourselves against claims that any such product candidates caused injuries, we could incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for any product candidate that we may develop;
•	loss of revenue;
•	substantial monetary awards to trial participants or patients;
•	significant time and costs to defend the related litigation;
•	withdrawal of clinical trial participants;
•	increased insurance costs;
•	the inability to commercialize any product candidate that we may develop; and
•	injury to our reputation and significant negative media attention.

Any such outcomes could materially adversely affect our business, financial condition, results of operations and growth prospects.

Our insurance policies may be inadequate, may not cover all of our potential liabilities and may potentially expose us to unrecoverable risks.

We do not carry insurance for all categories of risk that our business may encounter. Although we maintain product liability insurance coverage that also covers our clinical trials, such insurance may not be adequate to cover all liabilities that we may incur, and we may be required to increase our product liability insurance coverage. We anticipate that we will need to increase our insurance coverage each time we commence a clinical trial and if we successfully commercialize any product candidate. Insurance availability, coverage terms and pricing continue to vary with market conditions. We endeavor to obtain appropriate insurance coverage for insurable risks that we identify. However, we may fail to correctly anticipate or quantify insurable risks, we may not be able to obtain appropriate insurance coverage and insurers may not respond as we intend to cover insurable events that may occur. Any significant uninsured liability may require us to pay substantial amounts, which would materially adversely affect our business, financial condition, results of operations and growth.

In addition, although we are dependent on certain key personnel, we do not have any key man life insurance policies on any such individuals. Therefore, if any of our chief executive officer or other executive officers die or become disabled, we will not receive any compensation to assist with such individual’s absence. The loss of such person could materially adversely affect our business, financial condition, results of operations and growth prospects.

Our business involves the use of hazardous materials and we and our third-party manufacturers and suppliers must comply with environmental laws and regulations, which can be expensive and restrict how we do business.

Our research and development activities and our third-party manufacturers’ and suppliers’ activities involve the controlled storage, use and disposal of hazardous materials owned by us. We and our manufacturers and suppliers are subject to laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials. In some cases, these hazardous materials and various wastes resulting from their use are stored at our manufacturers’ facilities pending their use and disposal.

We cannot eliminate the risk of contamination, which could cause an interruption of our research and development efforts and business operations, environmental damage resulting in costly clean-up and liabilities under applicable laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. Although we believe that the safety procedures utilized by our third-party manufacturers and suppliers for handling and disposing of these materials generally comply with the standards prescribed by these laws and regulations, we cannot guarantee that this is the case or eliminate the risk of accidental contamination or injury from these materials. In such an event, we may be held liable for any resulting damages and such liability could exceed our resources and state or federal or other applicable authorities may curtail our use of certain materials and/or interrupt our business operations. Furthermore, environmental laws and regulations are complex, change frequently and have tended to become more stringent over time. We cannot predict the impact of such changes and cannot be certain of our future compliance. We do not currently carry biological or hazardous waste insurance coverage. Any contamination by such hazardous materials could therefore materially adversely affect our business, financial condition, results of operations and growth prospects.

Computer system interruptions, cyber-attacks or security breaches could significantly disrupt our product development programs and our ability to operate our business.

Our computer systems, as well as those of various third parties on which we rely, may sustain damage from computer viruses, unauthorized access, data breaches, phishing attacks, cybercriminals, natural disasters (including hurricanes and earthquakes), terrorism, war and telecommunication and electrical failures. We rely on our third-party providers to implement effective security measures and identify and correct for any such failures, deficiencies or breaches. The risk of a security breach or disruption, particularly through cyber-attacks or cyber intrusion, including by computer hackers, foreign governments and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. While we have not experienced any significant system failure, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our drug development programs. For example, the loss of nonclinical or clinical trial data from completed, ongoing or planned trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of or damage to our data or applications, or inappropriate disclosure of personal, confidential or proprietary information, we could incur liability and the further development of any product candidate could be delayed.

Furthermore, federal, state and international laws and regulations, such as the European Union’s General Data Protection Regulation, or the GDPR, which took effect in May 2018, and the California Consumer Protection Act, which took effect on January 1, 2020, can expose us to enforcement actions and investigations by regulatory authorities, and potentially result in regulatory penalties and significant legal liability, if our information technology security efforts fail or if our privacy practices do not meet the requirements of such laws. Other states are considering similar laws that could impact our use of research data with respect to individuals in those states. There are extensive documentation obligations and transparency requirements, which may impose significant costs on us. In addition, our software systems include cloud-based applications that are hosted by third-party service providers with security and information technology systems subject to similar risks. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability, our competitive position could be harmed and the further development and commercialization of our product candidates could be delayed, any of which could materially adversely affect our business, financial condition, results of operations and growth prospects.

Risks Related to Manufacturing

Our manufacturing process is complex and we may encounter difficulties in production, which would delay or prevent our ability to provide a sufficient supply of our product candidates for clinical trials or our products for patients, if approved.

Our manufacturing process will be susceptible to product loss or failure, or product variation that may negatively impact patient outcomes, due to logistical issues associated with the collection of starting material from the donor, shipping such material to the manufacturing site, shipping the final product back to the clinical trial recipient, preparing the product for administration, infusing the patient with the product, manufacturing issues or different product characteristics resulting from the differences in donor starting materials, variations between reagent lots, interruptions in the manufacturing process, contamination, equipment or reagent failure, improper installation or operation of equipment, vendor or operator error, inconsistency in cell growth and variability in product characteristics.

Even minor deviations from normal manufacturing processes could result in reduced production yields, product defects and other supply disruptions. If, for any reason in our clinical studies, we lose the starting material for a manufactured product for one of our clinical trial patients at any point in the process, the manufacturing process for that patient would need to be restarted, or could result in such patient no longer participating in our clinical trial. If microbial, viral or other contaminations are discovered in our product candidates or in any of the manufacturing facilities in which products or other materials are made, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination. We will be required to maintain a chain of identity with respect to materials as they move from the donor to the manufacturing facility, through the manufacturing process and back to the clinical trial recipient. Maintaining a chain of identity is difficult and complex, and failure to do so could result in adverse patient outcomes, loss of product or regulatory action, including withdrawal of our products from the market, if licensed. Any failure in the foregoing processes could render a batch of product unusable, could affect the regulatory approval of such product candidate, could cause us to incur fines or penalties or could harm our reputation and that of our product candidates.

We may make changes to our manufacturing process for various reasons, such as to control costs, achieve scale, decrease processing time, increase manufacturing success rate or for other reasons. Changes to our process made during the course of clinical development could require us to show the comparability of the product used in earlier clinical phases or at earlier portions of a trial to the product used in later clinical phases or later portions of the trial. Other changes to our manufacturing process made before or after commercialization could require us to show the comparability of the resulting product to the product candidate used in the clinical trials using earlier processes. Such showings could require us to collect additional nonclinical or clinical data from any modified process prior to obtaining marketing approval for the product candidate produced with such modified process. If such data are not ultimately comparable to that seen in the earlier trials or earlier in the same trial in terms of safety or efficacy, we may be required to make further changes to our process and/or undertake additional clinical testing, either of which could significantly delay the clinical development or commercialization of the associated product candidate, which would materially adversely affect our business, financial condition, results of operations and growth prospects.

We rely on third parties to manufacture our product candidates, which increases the risk that we will not have sufficient quantities of such product candidates or products or such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts.

We do not own or operate cGMP facilities for the production of clinical or commercial supplies of the product candidates that we are developing or evaluating in our development programs. We have limited personnel with experience in drug manufacturing and lack the resources and the capabilities to manufacture any of our product candidates on a clinical or commercial scale. We outsource all manufacturing of our product candidates and products to third parties until we can complete a cGMP facility that will allow us to supply the product candidates needed for our early-stage clinical trials. We compete with other companies for access to cGMP facilities and cannot assure continued access.

In order to conduct clinical trials of product candidates, we will need to have them manufactured in potentially large quantities. Our third-party manufacturers may be unable to increase the manufacturing capacity for any of our product candidates in a timely or cost- effective manner, or at all. In addition, quality issues may arise during scale-up activities and at any other time. If these third-party manufacturers are unable to, or do not, scale up the manufacture of our product candidates in sufficient quality and quantity, the development, testing and clinical trials of that product candidate may be delayed or infeasible, and regulatory approval or commercial launch of that product candidate may be delayed or not obtained, which could significantly harm our business.

While we have entered into supply relationships with third-party manufacturers for supplies of certain of our product candidates for purpose of preclinical testing, we may be unable to enter into agreements with third-party manufacturers for commercial supplies of any product candidate that we develop, or may be unable to do so on acceptable terms. Even if we are able to establish and maintain arrangements with sufficient third-party manufacturers, reliance on third-party manufacturers entails risks, including:

•	reliance on the third-party for regulatory compliance and quality assurance;
•	the possible breach of the manufacturing agreement by the third-party;
•	the possible misappropriation of our proprietary information, including our trade secrets and know-how; and
•	the possible termination or nonrenewal of the agreement by the third-party at a time that is costly or inconvenient for us.

Third-party manufacturers may not be able to comply with cGMP requirements or similar regulatory requirements outside the United States. The failure of our third-party manufacturers to comply with applicable requirements could result in sanctions being imposed on us, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or products, operating restrictions and/or criminal prosecutions, any of which could significantly and adversely affect supplies of our product candidates. If the third parties that we engage to supply any materials or to manufacture any products for our preclinical tests and clinical trials should cease to continue to do so for any reason, including due to the effects of the COVID-19 pandemic and the actions undertaken by governments and private enterprises to contain COVID-19, we likely would experience delays in advancing these tests and trials while we identify and qualify replacement suppliers or manufacturers and we may be unable to obtain replacement supplies on terms that are favorable to us. In addition, if we are not able to obtain adequate supplies of our product candidates or the substances used to manufacture them, it will be more difficult for us to develop our product candidates and compete effectively.

For COYA 101 we rely on Terumo BCT to manufacture the Terumo Bioreactors, which house the Treg expansion process to generate the billions of Treg cells necessary for the end product. Most of the reagents used in this process can be sourced from multiple manufacturers. For COYA 201, we rely on Terumo BCT to manufacture the Terumo Bioreactors to generate the appropriate number of expanded Treg cells. Since the Treg exosomes are generated from these expanded Treg cells, the bioreactor is a required component of the process. As with COYA 101, most of the reagents used in the process can be sourced from multiple manufacturers. In addition, COYA 201 requires a tangential flow filtration technology sourced from Repligen. Furthermore, COYA 201 requires a Nanosight technology sourced from Malvern. With respect to COYA 206, we will rely on multiple manufacturers of materials and equipment that are utilized in the manufacturing of COYA 206. For example, to image the exosomes we will rely on Malvern, to measure the size of the exosomes we will rely on Izon, for western blotting we will rely on ThermoFisher, for mass spectrometry we will rely on Applied Biosystems, and for DNA tethering materials we will rely on multiple manufacturers. For COYA 301, we have licensed the biologic cytokine from ARScience Biotherapeutics, Inc. and will rely on its manufacturing of the subject cytokine. For COYA 302, which involves COYA 301 plus a fusion protein, we have entered into a binding term sheet with an India-based, multinational pharmaceutical company, and are currently negotiating for a definitive supply agreement for the supply of the fusion protein.

Identifying an appropriately qualified source of alternative supply for any one or more of the component substances for our product candidates could be time consuming, and we may not be able to do so without incurring material delays in the development and commercialization of our product candidates. Any alternative vendor would also need to be qualified through a New Drug Application (“NDA”) supplement and may need to undergo an FDA inspection before the supplement can be approved, which could result in further delay, including delays related to additional clinical trials.

These factors could cause the delay of clinical trials, regulatory submissions, required approvals or commercialization of our product candidates, cause us to incur higher costs and prevent us from commercializing them successfully. Furthermore, if our suppliers fail to deliver the required commercial quantities of components and APIs on a timely basis and at commercially reasonable prices, and we are unable to secure one or more replacement suppliers capable of production at a substantially equivalent cost, commercialization of our product candidates, and clinical trials of future potential product candidates, may be delayed or we could lose potential revenue and our business, financial condition, results of operation and reputation could be adversely affected.

We are dependent on third parties to store our Treg cells and other products and any damage or loss would cause delays in replacement, and our business could suffer.

The Treg cells and other products are stored in freezers at third-party biorepositories and will also be stored in our freezers at our production facility. If these materials are damaged at these facilities, including by the loss or malfunction of these freezers or our back-up power systems, as well as by damage from fire, power loss or other natural disasters, we would need to establish replacement Treg cells and exosomes, viral vector, and master and working cell banks of the engineered K562 cells, which would impact clinical supply and delay our patients’ treatments. If we are unable to establish replacement materials, we could incur significant additional expenses and liability to patients whose treatment is delayed, and our business could suffer.

We have not yet developed a validated methodology for freezing and thawing large quantities of Treg cells, which we believe will be required for the storage and distribution of our Treg product candidates.

We have not yet demonstrated that Treg cells, which can be frozen and thawed in smaller quantities, can also be frozen and thawed in large quantities without damage, in a cost-efficient manner and without degradation over time. We may encounter difficulties not only in developing freezing and thawing methodologies for large scale use, but also in obtaining the necessary regulatory approvals for using such methodologies in treatment. If we cannot adequately demonstrate similarity of our frozen product to the unfrozen form to the satisfaction of the FDA, we could face substantial delays in our regulatory approvals. If we are unable to freeze Treg cells for shipping purposes, our ability to promote adoption and standardization of our products, as well as achieve economies of scale by centralizing our production facility, will be limited. Even if we are able to successfully freeze and thaw Treg cells in large quantities, we will still need to develop a cost-effective and reliable distribution and logistics network, which we may be unable to accomplish.

Furthermore, we have not yet demonstrated long-term stability of cryopreserved Treg cells and therefore do not know if we will be able to store the cryopreserved cells for extended periods of time. If we are unable to demonstrate long-term stability, we will need to reduce the manufacturing batch size to ensure that the material we produce will be used before it expires. In that case, the scaling of our production processes will not deliver the efficiencies we expect, and the cost per dose of our product candidates will be substantially higher.

For these and other reasons, we have not yet established the long-term stability of our cryopreserved Treg Cells and we may not be able to commercialize Treg cells on a large scale or in a cost-effective manner. If such product is found to be instable, we would be required to conduct more frequent manufacturing runs, which could cause us to incur significant additional expenses.

Risks Related to Our Intellectual Property

If our license agreement with The Methodist Hospital is terminated, we could lose our rights to key components enabling our Treg Modalities.

Key components of the technology utilized in our Treg Modalities have been in-licensed pursuant to an Amended and Restated Patent and Know How License Agreement, (the “Methodist License Agreement”), between us and The Methodist Hospital located in Houston, Texas (the “Methodist”). Pursuant to the Methodist License Agreement, Methodist granted to us an exclusive, worldwide, royalty-bearing, sublicensable license under specified patents and patent applications related to Treg technology in the field of therapeutics. Pursuant to the Methodist License Agreement, we are also required to pay Methodist, on a licensed product-by-licensed product and country-by-country basis, royalties (subject to customary reductions) ranging from 1% to 10% of annual worldwide net sales of such licensed product. The applicable royalty percentage increases as Licensed Products are used to treat from only one to more than three indications and if a given licensed product utilizes only Treg cell therapy or is a combination of both Treg cell therapy and exosomes. Therefore, the lowest tier is paid when there is only a single indication being addressed with a single product. There is only one low double-digit tier with such tier bearing only on combination products where there are three or more indications being served. We are also required to pay a low single digit percentage for certain licensed services. We are required to pay mid-teens royalties on sublicense revenue.

The term of the Methodist License Agreement extends until expiration of the last of the patent rights licensed to us by the Licensor, which is currently expected to occur in approximately 2039. The Licensor may terminate the Methodist License Agreement or convert it into a non-exclusive license upon the occurrence or non-occurrence of certain events subject to the terms and conditions therein, such as (i) not “Actively Attempting to Develop or Commercialize” (as defined in the Methodist License Agreement) for a continuous period of 6 months anytime beginning October 2, 2025, (ii) breach of obligation to make timely payments or reports by us, (iii) an uncured material breach by us, (iv) the cessation of our business or our insolvency, liquidation or receivership. If the Licensor terminates or narrows the Methodist License Agreement, we could lose the use of intellectual property rights that may be material or necessary to the development or production of our product candidates, which could impede or prevent our successful commercialization of such product candidates and materially adversely affect our business, financial condition, results of operations and growth prospects.

Furthermore, our Methodist License Agreement with the Licensor is field-specific and has been granted to us in the field of therapeutics. This Methodist License Agreement permits Licensor to practice the licensed rights, and to allow non-profit academic third parties to practice the licensed rights for certain academic purposes. As such, certain patents in a patent family that is licensed to us by the Licensor have been licensed to at least one other third party. Although these patents should not be overlapping with our licensed patents, there is a risk that inadvertent overlap may occur, and thus resources may have to be expended to resolve any such overlap and to prevent other licensees from practicing under our licensed patents rights. If any of the foregoing were to occur, it could delay our development and commercialization of our product candidates, which in turn could materially adversely affect our business, financial condition, results of operations and growth prospects.

Our development and commercialization rights to our current and future product candidates and technology are subject, in part, to the terms and conditions of licenses granted to us by others.

Our patent portfolio consists of pending patent applications licensed from third parties, jointly owned with third parties and assigned solely to us based on our ongoing development activities. We are reliant upon certain of these rights and proprietary technology from third parties for the engineering and development of our current and future product candidates. However, these and other licenses may not provide exclusive rights to use such intellectual property and technology in all relevant fields of use and in all territories in which we choose to develop or commercialize our technology and products in the future. As a result, we may not be able to prevent competitors from developing and commercializing competitive products in territories included in all of our licenses.

We also engage in collaborations with scientists at academic and non-profit institutions to access technologies and materials that are not otherwise available to us. Although the agreements that govern these collaborations may include an option to negotiate an exclusive license to the institution’s rights in any inventions that are created in the course of these collaborations, we may not be able to come to a final agreement for an exclusive license with an institution.

Such licenses and other contracts may be the subject of disagreements with the grantors and/or various third parties regarding the interpretation of such licenses and contracts. The resolution of any such disagreements that may arise could affect the scope of our rights to the relevant technology, or affect financial or other obligations under the relevant agreement, either of which could inhibit our ability to utilize the underlying technology in a cost-effective manner to develop and commercialize our product candidates, which in turn could have materially adversely affect our business, financial condition, results of operations and growth prospects.

Under certain circumstances such as a material breach of terms, our licensors could terminate our license agreements. If these in-licenses are terminated, or if the underlying patents fail to provide the intended exclusivity, competitors would have the freedom to seek regulatory approval of, and to market, products identical to ours. In addition, we may seek to obtain additional licenses from our licensors and, in connection with obtaining such licenses, we may agree to amend our existing licenses in a manner that may be more favorable to the licensors, including by agreeing to terms that could enable third parties (potentially including our competitors) to receive licenses to a portion of the intellectual property that is subject to our existing licenses.

In addition, we may not have the right to control the preparation, filing, prosecution, maintenance, enforcement and defense of patents and patent applications directed to the technology that we license from third parties. Therefore, we cannot be certain that these patents and patent applications will be prepared, filed, prosecuted, maintained, enforced and defended in a manner consistent with our best interests. If our licensors fail to prosecute, maintain, enforce and defend such patents, or lose rights to those patents or patent applications, the rights we have licensed may be reduced or eliminated, and our right to develop and commercialize any of our products that are the subject of such licensed rights could be impaired. Additionally, we may be required to reimburse our licensors for all of their expenses related to the prosecution, maintenance, enforcement and defense of patents and patent applications that we in-license from them.

Furthermore, our licensors may have relied on third-party consultants or collaborators or on funds from third parties such that our licensors are not the sole and exclusive owners of the patents we in-licensed. If other third parties have ownership rights to our in-licensed patents, they may be able to license such patents to our competitors, and our competitors could market competing products and technology. This could harm our competitive position, and our business.

Duration of patent terms may be inadequate to protect our competitive position on our product candidates for an adequate amount of time, and the expiration of our patents may subject us to increased competition.

As of the date of this prospectus, our patent estate derived from our relationship with The Houston Methodist Hospital included two pending U.S. provisional patent applications, one U.S. non-provisional patent application, five foreign patent applications, and four pending Patent Cooperation Treaty (“PCT”) applications, each co-owned with or in-licensed from The Houston Methodist Hospital. These patent applications are directed to our Treg and exosome compositions and methods of use, methods of Treg and exosome manufacture, and methods of in vivo Treg expansion via combination therapies, among other things.

We have filed intellectual property claims on the contents of the exosomes, namely the micro RNAs that are reproducibly represented from batch to batch. Many of these micro RNAs confer anti-inflammatory functionality as a mechanism of action and may explain the exosomes immunomodulatory function. The exosome field is an emerging and new area at present and understanding the functional aspects of the exosomes is an important but evolving regulatory aspect. We have filed intellectual property claims for compositions of matter that teach the reproducible micro RNA contents. To date, no patents have been issued.

If any patents issue from or claim priority to these patent applications, the patents are expected to expire in 2040 and 2042, without giving effect to any potential patent term extensions or patent term adjustments and assuming payment of all appropriate maintenance, renewal, annuity or other governmental fees. In addition, our patent estate derived from our relationship with ARScience Biotherapeutics, Inc. (described below) included one published patent application and one provision patent application. The patents are expected to expire in 2041 and 2043, without giving effect to any potential patent term extensions or patent term adjustments and assuming payment of all appropriate maintenance, renewal, annuity, or other governmental fees. All of our Houston Methodist Hospital patents have composition and method claims, with the exception of a biomarker patent, which has only method claims. The ARScience Biotherapeutics, Inc. patents have composition, method, and utility claims. Finally, our patent estate derived from our relationship with Carnegie Mellon included one pending patent application. The patents, if granted, would is expected to expire in 2043, without giving effect to any potential patent term extensions or patent term adjustments and assuming payment of all appropriate maintenance, renewal, annuity, or other governmental fees. The Carnegie Mellon patent has method claims.

We plan to file additional patent applications that could potentially allow for further increase of the exclusive market protection for use of COYA 101. However, we can provide no assurance that we will be able to file or receive additional patent protection for COYA 101 or other product candidates.

Patent expiration dates may be shortened or lengthened by a number of factors, including terminal disclaimers, patent term adjustments, supplemental protection certificates and patent term extensions. Patent term extensions and supplemental protection certificates, and the like, may be impacted by the regulatory process and may not significantly lengthen patent term. Our patent protection could also be reduced or eliminated for noncompliance with various procedural, document submission, fee payment and other requirements imposed by government patent agencies. In addition, if we fail to apply for applicable patent term extensions or adjustments, we will have a more limited time during which we can enforce our granted patent rights.

Given the amount of time required for the development, testing and regulatory review of product candidates, patents protecting such candidates might expire before or shortly after such product candidates are commercialized. We expect to seek extensions of patent terms in the United States and, if available, in other countries where we have or will obtain patent rights. In the United States, the Drug Price Competition and Patent Term Restoration Act of 1984 permits a patent term extension of up to five years beyond the normal expiration of the patent; provided that the patent is not enforceable for more than 14 years from the date of drug approval, which is limited to the approved indication (or any additional indications approved during the period of extension). Furthermore, only one patent per approved product can be extended and only those claims directed to the approved product, a method for using it or a method for manufacturing it may be extended. However, the applicable authorities, including the FDA and the USPTO in the United States, and any equivalent regulatory authority in other countries, may not agree with our assessment of whether such extensions are available, and may refuse to grant extensions to our patents, or may grant more limited extensions than we request. If we are responsible for patent prosecution and maintenance of patent rights in-licensed to us, we could be exposed to liability to the applicable patent owner. If we or our licensors fail to maintain the patents and patent applications covering our product candidates and technologies, we may not be able to prevent a competitor from marketing products that are the same as or similar to our product candidates. Further, others commercializing products similar or identical to ours, and our competitors may be able to take advantage of our investment in development and clinical trials by referencing our clinical and preclinical data and launch their product earlier than might otherwise be the case, which could increase competition for our product candidates and materially adversely affect our business, financial condition, results of operations and growth prospects.

If any patent protection we obtain is not sufficiently robust, our competitors could develop and commercialize products and technology similar or identical to ours.

The market for cell therapy is highly competitive and subject to rapid technological change. Our success depends, in large part, on our ability to maintain a competitive position in the development and protection of technologies and products for use in these fields and to obtain and maintain patent protection in the United States and other countries with respect to our product candidates and our technology. We have sought, and intend to seek, to protect our proprietary position by filing patent applications in the United States and abroad related to our product candidates and our technology that are important to our business. If we are unable to protect our intellectual property, our competitive position could be materially adversely affected, as third parties may be able to make, use or sell products and technologies that are substantially the same as ours without incurring the sizeable development and licensing costs that we have incurred. This, in turn, would materially adversely affect our ability to compete in the market.

The patent position of biotechnology and pharmaceutical companies generally is uncertain, involves complex legal and factual questions and has, in recent years, been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Our pending and future patent applications may not result in patents being issued that protect our technology or product candidates or effectively prevent others from commercializing competitive technologies and product candidates.

The patent prosecution process is expensive, time-consuming and complex, and we may not be able to file, prosecute, maintain, enforce or license all necessary or desirable patent applications at a reasonable cost or in a timely manner. We may also fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection.

Claim scope in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. Even if the patent applications we license or own do issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors or other third parties from competing with us or otherwise provide us with any competitive advantage. Our competitors or other third parties may be able to circumvent our patents by developing similar or alternative products in a non-infringing manner.

Even after issuance, our owned and in-licensed patents may be subject to challenge, which if successful could require us to obtain licenses from third parties, which may not be available on commercially reasonable terms or at all, or to cease the use of the underlying technology, which could materially adversely affect our business.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our patents, even after issuance, may be challenged in the courts or patent offices in the United States and abroad. Third-party challenges may result in a loss of exclusivity or in our patent claims being narrowed, invalidated or held unenforceable, which could limit our ability to prevent others from using or commercializing similar or identical technology and products, or could limit the duration of the patent protection of our technology and product candidates.

Even if our patents are determined to be valid and enforceable, they may not be interpreted sufficiently broadly to prevent others from marketing products similar to ours or designing around our patents.

We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which could materially adversely affect our ability to develop, manufacture and market our product candidates.

There are many patents issued or applied for in the biotechnology industry, and we may not be aware of patents or patent applications held by others that relate to our business. We cannot guarantee that any of our or our licensors’ patent searches or analyses, including but not limited to the identification of relevant patents, analysis of the scope of relevant patent claims or determination of the expiration of relevant patents, are complete or thorough, nor can we be certain that we have identified each and every third-party patent and pending application in the United States and elsewhere that is relevant to or necessary for the development and commercialization of our product candidates in any jurisdiction.

For example, patent applications in the United States and many international jurisdictions are typically not published until 18 months after the filing of certain priority documents (or, in some cases, are not published until they issue as patents) and publications in the scientific literature often lag behind actual discoveries. Thus, we cannot be certain that others have not filed patent applications or made public disclosures relating to our technology or our contemplated technology. A third party may have filed, and may in the future file, patent applications directed to our products or technology similar to ours. Any such patent application may have priority over our patent applications or patents, which could further require us to obtain rights to patents directed to such technologies. If third parties have filed such patent applications, an interference proceeding in the United States can be initiated by such third party, or by the USPTO itself, to determine who was the first to invent any of the subject matter recited by the patent claims of our applications.

Furthermore, after issuance, the scope of patent claims remains subject to construction as determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be incorrect, and we may incorrectly determine that our product candidates are not covered by a third party patent or may incorrectly predict whether a third party’s pending application will issue with claims of relevant scope. Our determination of the expiration date of any patent in the United States or elsewhere that we consider relevant may also be incorrect, which. If we fail to correctly identify or interpret relevant patents, we may be subject to infringement claims. We cannot guarantee that we will be able to successfully settle or otherwise resolve such infringement claims. If we fail in any such dispute, in addition to being forced to pay monetary damages, we may be temporarily or permanently prohibited from commercializing our product candidates. We may also be forced to attempt to redesign our product candidates in a manner that no longer infringes third-party intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to the development and commercialization of our product candidates.

Claims brought against us for infringing, misappropriating or otherwise violating intellectual property rights of third parties or engaging in unfair competition, would be costly and time-consuming and could prevent or delay us from successfully developing or commercializing our product candidates.

Our success depends in part on our ability to develop, manufacture and market our technology and use our technology without infringing the proprietary rights of third parties. As the relevant product industries expand and more patents are issued, the risk increases that there may be patents issued to third parties that relate to our products and technology of which we are not aware or that we may need to challenge to continue our operations as currently contemplated. As a result, our technology and any future products that we commercialize could be alleged to infringe patent rights and other proprietary rights of third parties, which may require costly litigation and, if we are not successful, could cause us to pay substantial damages and/or limit our ability to commercialize our product candidates.

We may face allegations that we have infringed the trademarks, copyrights, patents and other intellectual property rights of third parties. We employ individuals who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Accordingly, we may be subject to claims that these employees, or we, have used or disclosed trade secrets or other proprietary information of their former employers. Litigation may make it necessary to defend ourselves by determining the scope, enforceability and validity of third-party proprietary rights, or to establish our proprietary rights. Regardless of whether any such claims that we are infringing patents or other intellectual property rights have merit, such claims can be time consuming, divert management attention and financial resources and are costly to evaluate and defend.

Results of any such litigation are difficult to predict and may require us to stop treating certain conditions, obtain licenses or modify our product candidates while we develop non-infringing substitutes, or may result in significant settlement costs. Litigation can involve substantial damages for infringement (and if the court finds that the infringement was willful, we could be ordered to pay treble damages and the patent owner’s attorneys’ fees), and the court could prohibit us from selling or require us to take a license from a third party, which the third party is not required to do at a commercially reasonable price or at all. If a license is available from a third party, we may have to pay substantial royalties, upfront fees, milestone fees, or grant cross-licenses to intellectual property rights for our products. We may also have to redesign our products so they do not infringe third-party intellectual property rights, which may not be possible or may require substantial monetary expenditures and time, during which our products may not be available for manufacture, use, or sale.

We may not be able to effectively monitor unauthorized use of our intellectual property and enforce our intellectual property rights against infringement, and may incur substantial costs as a result of bringing litigation or other proceedings relating to our intellectual property rights.

Monitoring unauthorized use of our intellectual property is difficult and costly. From time to time, we review our competitors’ products for potential infringement of our rights. We may not be able to detect unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Any inability to meaningfully monitor unauthorized use of our intellectual property could result in competitors offering products that incorporate our product or service features, which could in turn reduce demand for our products.

We may also, from time to time, seek to enforce our intellectual property rights against infringers when we determine that a successful outcome is probable and may lead to an increase in the value of the intellectual property.

If we choose to enforce our patent rights against a party, that party could counterclaim that our patent is invalid and/or unenforceable. The defendant may challenge our patents through proceedings before the Patent Trial and Appeal Board, or PTAB, including inter partes and post-grant review. Proceedings to challenge patents are also available internationally, including, for example, opposition proceedings and nullity actions. In patent litigation in the United States, counterclaims alleging invalidity and/or unenforceability and PTAB challenges are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution. Third parties may also raise similar claims before the PTAB, even outside the context of litigation. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we may lose at least part, and perhaps all, of the patent protection on our product candidates.

In addition, such lawsuits and proceedings are expensive and would consume time and resources and divert the attention of managerial and scientific personnel even if we were successful in stopping the infringement of such patents. Litigation is inherently unpredictable, and there is a risk that the court will decide that such patents are not valid and that we do not have the right to stop the other party from using the inventions. Furthermore, some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. There is also the risk that, even if the validity of such patents is upheld, the court will refuse to stop the other party on the ground that such other party’s activities do not infringe our intellectual property rights.

There could also be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could materially adversely affect the price of our common stock. Finally, any uncertainties resulting from the initiation and continuation of any litigation could materially adversely affect our ability to raise the funds necessary to continue our operations.

We will not seek to protect our intellectual property rights in all jurisdictions throughout the world and we may not be able to adequately enforce our intellectual property rights even in the jurisdictions where we seek protection.

We have a number of international patents and patent applications, and expect to continue to pursue patent protection in many of the significant markets in which we intend to do business. However, filing, prosecuting and defending patents relating to our product candidates, including all of our in-licensed patent rights, in all countries throughout the world would be prohibitively expensive. We must ultimately seek patent protection on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Accordingly, we may choose not to seek patent protection in certain countries, and we will not have the benefit of patent protection in such countries.

Furthermore, the protection offered by intellectual property rights in certain countries outside of the United States may be less extensive than those in the United States. Consequently, we may not be able to prevent third parties from utilizing proprietary technology in all countries outside of the United States, even if we pursue and obtain issued patents in particular foreign jurisdictions, or from selling or importing products made using our proprietary technology in and into the United States or other jurisdictions. Such products may compete with our products, and our patent rights or other intellectual property rights may not be effective or sufficient to prevent them from competing. If such competing products arise in jurisdictions where we are unable to exercise intellectual property rights to combat them, our business, financial condition, results of operations and growth prospects could be materially adversely affected.

Changes in U.S. patent law or the patent law of other jurisdictions could decrease the certainty of our ability to obtain patents and diminish the value of patents in general, thereby impairing our ability to protect our current and any future product candidates.

The U.S. Supreme Court and the Court of Appeals for the Federal Circuit have made, and will likely continue to make, changes in how the patent laws of the United States are interpreted. For example, in recent years the U.S. Supreme Court modified some tests used by the USPTO in granting patents over the past 20 years, which may decrease the likelihood that we will be able to obtain patents and increase the likelihood of a challenge of any patents we obtain or license. Similarly, international courts have made, and will likely continue to make, changes in how the patent laws in their respective jurisdictions are interpreted. Those changes may materially adversely affect our patent rights and our ability to obtain issued patents.

Changes in either the patent laws or interpretation of the patent laws in the United States could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. Under the Leahy-Smith America Invents Act, or the America Invents Act, assuming that other requirements for patentability are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention.

The America Invents Act also includes a number of significant changes that affect the way patent applications are prosecuted and also may affect patent litigation. These include allowing third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO-administered post-grant proceedings, including post-grant review, inter partes review and derivation proceedings. However, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could materially adversely affect our business, financial condition, results of operations and growth prospects.

In addition, the U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on actions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could weaken our ability to obtain new patents or to enforce patents that we own, have licensed or might obtain in the future. Similarly, changes in patent law and regulations in other countries or jurisdictions, changes in the governmental bodies that enforce them or changes in how the relevant governmental authority enforces patent laws or regulations may weaken our ability to obtain new patents or to enforce patents that we own or have licensed or that we may obtain in the future, which in turn could materially adversely affect our business, financial condition, results of operations and growth prospects.

We may fail to obtain or enforce assignments of intellectual property rights from our employees and contractors.

While it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing an enforceable agreement with each party who in fact conceives or develops intellectual property that we regard as our own. Furthermore, our assignment agreements may not be self-executing or may be breached, and we may be forced to bring or defend claims to determine the ownership of what we regard as our intellectual property, and we may not be successful in such claims. If we fail in bringing or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights. Such an outcome could materially adversely affect our business, financial condition, results of operations and growth prospects. Even if we are successful in defending against such claims, litigation could result in substantial costs and distraction to management and other employees.

If we are not able to adequately prevent disclosure of trade secrets and other proprietary information, the value of our technology and products could be materially diminished.

Trade secrets are difficult to protect. We rely on trade secrets to protect our proprietary information and technologies, especially where we do not believe patent protection is appropriate or obtainable, or where such patents would be difficult to enforce. We rely in part on confidentiality agreements with our employees, consultants, contractors, outside scientific collaborators and other advisors to protect our trade secrets and other proprietary information. We cannot guarantee that we have entered into such agreements with each party that may have had access to our proprietary information or technologies, or that such agreements, even if in place, will not be circumvented. These agreements may not effectively prevent disclosure of proprietary information or technology and may not provide an adequate remedy in the event of unauthorized disclosure of such information or technology. In addition, others may independently discover our trade secrets and proprietary information, in which case we may have no right to prevent them from using such trade secrets or proprietary information to compete with us. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could materially adversely affect our business, financial condition, results of operations and growth prospects.

Risks Related to Our Securities and the Offering

If we sell securities in future financings, stockholders may experience immediate dilution and, as a result, our stock price may decline.

We may from time to time issue additional shares of common stock at a discount from the current market price of our common stock. As a result, our stockholders would experience immediate dilution upon the purchase of any of our securities sold at such discount. In addition, as opportunities present themselves, we may enter into financing or similar arrangements in the future, including the issuance of debt securities, preferred stock or common stock. If we issue common stock or securities convertible into common stock, our common stockholders could experience additional dilution and, as a result, our stock price may decline.

We will have broad discretion in how we use the net proceeds of this offering. We may not use these proceeds effectively, which could affect our results of operations and cause our stock price to decline.

We will have broad discretion in the application of the net proceeds of this offering, including for any of the purposes described in the section entitled “Use of Proceeds.” We intend to use the net proceeds from this offering to advance our product candidate programs in preclinical studies and into clinical trials, to advance our discovery and candidate selection stage programs and for general corporate purposes. As a result, investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of the balance of the net proceeds of this offering. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

After this offering, certain of our current stockholders will continue to own % of our Company for the foreseeable future, including the outcome of matters requiring stockholder approval.

Following the consummation of this offering, our directors, executive officers, and 5% stockholders will beneficially own approximately% of the voting power of our outstanding common stock. As a result, such entities and individuals will have the ability, acting together, to significantly influence the election of our directors and the outcome of corporate actions requiring stockholder approval, such as: (i) a merger or a sale of our Company, (ii) a sale of all or substantially all of our assets, and (iii) amendments to our Certificate of Incorporation and Bylaws. This concentration of voting power and control could have a significant effect in delaying, deferring or preventing an action that might otherwise be beneficial to our other stockholders and be disadvantageous to our stockholders (including investors in this offering) with interests different from those entities and individuals. Certain of these individuals also have significant control over our business, policies and affairs as officers or directors of our Company. Therefore, you should not invest in reliance on your ability to have any control over our Company.

No active trading market for our common stock currently exists. An active trading market may not develop and you may not be able to resell your shares of our common stock at or above the initial offering price, or at all.

Prior to this offering, there has not been an active trading market for our common stock. If an active trading market for our common stock does not develop following this offering, you may not be able to sell your shares quickly or at the market price. Our ability to raise capital to continue to fund operations by selling shares of our common stock and our ability to acquire other companies or technologies by using shares of our common stock as consideration may also be impaired. The initial public offering price of our common stock will be determined by negotiations between us and the underwriters and may not be indicative of the market prices of our common stock that will prevail in the trading market. Although, we have applied to list our shares of common stock on the Nasdaq Capital Market under the symbol “COYA,” there can be no assurances that this results in an active public market for our shared being sustained after this offering.

The market price for our common stock may be volatile, and your investment in our securities could decline in value.

The stock market in general has experienced extreme price and volume fluctuations. The market prices of the securities of biotechnology and specialty pharmaceutical companies, particularly companies like ours without product revenues and earnings, have been highly volatile and may continue to be highly volatile in the future. This volatility has often been unrelated to the operating performance of particular companies. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our common stock:

•	announcements of technological innovations or new products by us or our competitors;
•	announcement of FDA approval or disapproval of our product candidates or other product-related actions;
•	developments involving our discovery efforts and clinical trials;
•	developments or disputes concerning patents or proprietary rights, including announcements of infringement, interference or other litigation against us or our potential licensees;
•	developments involving our efforts to commercialize our products, including developments impacting the timing of commercialization;
•	announcements concerning our competitors, or the biotechnology, pharmaceutical or drug delivery industry in general;
•	public concerns as to the safety or efficacy of our product candidates or our competitors’ products;
•	changes in government regulation of the pharmaceutical or medical industry;
•	changes in the reimbursement policies of third party insurance companies or government agencies;
•	actual or anticipated fluctuations in our operating results;
•	changes in financial estimates or recommendations by securities analysts;
•	developments involving corporate collaborators, if any;
•	changes in accounting principles; and
•	the loss of any of our key scientific or management personnel.

In the past, securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Whether or not meritorious, litigation brought against us could result in substantial costs and a diversion of management’s attention and resources, which could adversely affect our business, operating results and financial condition.

If you purchase shares of our common stock in this offering, you will suffer immediate dilution of your investment.

The initial public offering price of our common stock is substantially higher than the net tangible book value (deficit) per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will pay a price per share that substantially exceeds our pro forma as adjusted net tangible book value per share after this offering. Based on the assumed initial public offering price of $   per share, the midpoint of the price range set forth on the cover page of this prospectus, you will experience immediate dilution of $   per share, representing the difference between our pro forma as adjusted net tangible book value per share after this offering and the assumed initial public offering price.

In addition, as of September 30, 2022, we had (i) outstanding stock options to purchase an aggregate of 2,725,757 shares of common stock at a weighted average exercise price of $0.32 per share, (ii) Series A Placement Agent Warrants exercisable for an aggregate of 525,049 shares of our common stock at a weighted average exercise price of $1.606 per share, (iii) Convertible Notes in the aggregate principal amount of approximately $10.5 million, convertible into an aggregate of shares of our common stock, (iv)shares of our common stock issuable upon the exercise of the Note Placement Agent Warrants, and (v) 7,500,713 shares of our Series A Preferred Stock convertible into an aggregate of shares of our common stock. The Series A Preferred Stock and the Convertible Notes will automatically convert into shares of capital stock upon the consummation of this offering. To the extent outstanding options and warrants are exercised, and the convertible notes and shares of Series A Preferred Stock are converted, there will be further dilution to investors in this offering.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

As a public company, and particularly after we no longer qualify as an emerging growth company, we will incur significant legal, accounting and other expenses that we did not incur previously. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations impose various requirements on U.S. reporting public companies, including the establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more expensive for us to obtain director and officer liability insurance, which in turn could make it more difficult for us to attract and retain qualified senior management personnel or members for our board of directors. In addition, these rules and regulations are often subject to varying interpretations, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

While we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To prepare for eventual compliance with Section 404, once we no longer qualify as an emerging growth company, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404. If we identify one or more material weaknesses, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

We are an “emerging growth company,” and the reduced reporting requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We qualify as an “emerging growth company,” as defined in the JOBS Act. For so long as we remain an emerging growth company, we are permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to public companies that are not emerging growth companies. These provisions include, but are not limited to: being permitted to have only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations disclosure; an exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act; not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board, or PCAOB, regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements; reduced disclosure obligations regarding executive compensation arrangements in our periodic reports, registration statements and proxy statements; and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, the JOBS Act permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We intend to take advantage of the exemptions discussed above. As a result, the information we provide will be different than the information that is available with respect to other public companies. In this prospectus, we have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and the market price of our common stock may be more volatile.

We will remain an emerging growth company until the earliest of (i) the end of the fiscal year following the fifth anniversary of the completion of this offering, (ii) the first fiscal year after our annual gross revenue exceeds $1.24 billion, (iii) the date on which we have, during the immediately preceding three-year period, issued more than $1.0 billion in non-convertible debt securities, or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeds $700.0 million as of the end of the second quarter of that fiscal year.

We do not anticipate paying dividends on our common stock and, accordingly, stockholders must rely on stock appreciation for any return on their investment.

We have never declared or paid cash dividends on our common stock and do not expect to do so in the foreseeable future. The declaration of dividends is subject to the discretion of our board of directors and limitations under applicable law, and will depend on various factors, including our operating results, financial condition, future prospects and any other factors deemed relevant by our board of directors. You should not rely on an investment in our company if you require dividend income from your investment in our company. The success of your investment will likely depend entirely upon any future appreciation of the market price of our common stock, which is uncertain and unpredictable. There is no guarantee that our common stock will appreciate in value.

Sales of a substantial number of shares of our common stock by our existing stockholders in the public market could cause our stock price to fall.

If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after the lock-up and other legal restrictions on resale discussed in this prospectus lapse, the trading price of our common stock could decline. Based on shares of common stock outstanding as of    , 2022, upon the closing of this offering we will have outstanding a total of        shares of common stock. Of these shares, only the shares of common stock sold in this offering by us, plus any shares sold upon exercise of the underwriters’ option to purchase additional shares, will be freely tradable without restriction in the public market immediately following this offering.

Our directors, executive officers and the holders of a majority of our outstanding equity securities have entered into lock-up agreements pertaining to this offering that will expire 180 days from the date of this prospectus, subject to earlier release of all or a portion of the shares subject to such agreements by the underwriters in their sole discretion. After the lock-up agreements expire, these shares of common stock will be eligible for sale in the public market, unless held by directors, executive officers and other affiliates, in which case such shares will be subject to certain limitations of Rule 144 under the Securities Act of 1933, as amended, or the Securities Act.

In addition, shares of common stock that are either subject to outstanding options or reserved for future issuance under our existing equity compensation plans will become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules, the lock-up agreements and Rule 144 and Rule 701 under the Securities Act. If these additional shares of common stock are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline. Unless our board of directors elects not to increase the number of shares available for future grant each year, our stockholders may experience additional dilution.

After this offering, the holders of   shares of our common stock as of   , 2022 will be entitled to rights with respect to the registration of the resale of their shares under the Securities Act, subject to the 180-day lock-up agreements described above. See “Description of Capital Stock—Registration Rights.” Registration of the resale of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock.

The administrator of our amended and restated 2021 Equity Incentive Plan (the “Amended and Restated Equity Plan”) is authorized to exercise its discretion to effect the repricing of stock options and stock appreciation rights and there may be adverse consequences to our business if the administrator of the Amended and Restated Equity Plan exercises such discretion.

Pursuant to our Amended and Restated Equity Plan, we are authorized to grant equity awards, including stock options and stock appreciation rights, to our employees, directors and consultants. The administrator of the Amended and Restated Equity Plan (which is our compensation committee) is authorized to exercise its discretion to reduce the exercise price of stock options or stock appreciation rights or effect the repricing of such awards. Although we do not anticipate needing to exercise this discretion in the near term, or at all, if the administrator of the Amended and Restated Equity Plan were to exercise such discretion without seeking prior stockholder approval, certain proxy advisory firms or institutional investors may be unsupportive of such actions and publicly criticize our compensation practices, and proxy advisory firms may recommend an “against” or “withhold” vote for members of our compensation committee. In addition, if we are required to hold an advisory vote on named executive officer compensation (known as the “say-on-pay” vote) at the time of, or subsequent to, any such repricing, it is likely that proxy advisory firms would issue an “against” recommendation on our say on pay vote and institutional investors may not be supportive of our say-on-pay vote. If proxy advisory firms or institutional investors are successful in aligning their views with our broader stockholder base and we are required to make changes to the composition of our board and its committees, or if we need to make material changes to our compensation and corporate governance practices, our business might be disrupted and our stock price might be negatively impacted. Even if we are able to successfully rationalize the exercise of such discretionary power, defending against any “against” or “withhold” recommendation for members of our compensation committee, any “against” recommendation on our say on pay vote or public criticism could be distracting to management, and responding to such positions from such firms or investors, even if remedied, can be costly and time-consuming.

In addition, if the administrator of the Amended and Restated Equity Plan does determine to reprice stock options or stock appreciation rights, even absent negative reactions from proxy advisory firms and institutional investors, management attention may be diverted and we could incur significant costs, including accounting and administrative costs and attorneys’ fees. We may also be required to recognize incremental compensation expense as such result of a repricing. These actions could cause our stock price to decrease and experience periods of increased volatility.

The rights of the holders of our securities may be impaired by the potential issuance of preferred stock.

Our amended and restated certificate of incorporation (the “Amended Charter”) will contain provisions that gives our board of directors the ability to designate and issue preferred stock in one or more series. As a result, the board of directors may, without stockholder approval, issue preferred stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the relative voting power and equity interest of the holders of common stock. Preferred stock, which could be issued with the right to more than one vote per share, could have the effect of discouraging, delaying or preventing a change of control of us. The possible impact on takeover attempts could adversely affect the price of our securities. Although we have no present intention to designate any series, or issue any shares, of preferred stock, other than pursuant to this offering, we may do so in the future.

If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We currently do not have research coverage by securities industry and financial analysts. As a newly public company, we may not receive any research coverage by equity research analysts. Equity research analysts may elect not to initiate or to continue to provide research coverage of our common stock, and such lack of research coverage may adversely affect the market price of our common stock. Even if we obtain research coverage by such securities or industry analysts after this offering, if one or more of the analysts who cover us downgrade our stock, our stock price may decline significantly. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Anti-takeover provisions in our organizational documents and Delaware law might discourage or delay attempts to acquire us that you might consider favorable.

Our Amended Charter, Amended Bylaws and Delaware law contain or will contain provisions that could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by our board of directors. Our corporate governance documents include or will include provisions:

•	classifying our board into three classes;
•

authorizing “blank check” preferred stock, which would be issued by our board of directors without stockholder approval and may contain voting, liquidation, dividend, and other rights superior to our common stock;

•	limiting the liability of, and providing indemnification to, our directors and officers;
•	limiting the ability of our stockholders to call and bring business before special meetings;
•	requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors;
•	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings; and
•	providing our board of directors with the express power to postpone previously scheduled annual meetings and to cancel previously scheduled special meetings.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation law, which prevents certain stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock.

Any provision of our amended and restated certificate of incorporation, bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

See “Description of Capital Stock – Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law.”

Our Amended Charter will provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders and federal district courts will be the sole and exclusive forum for Securities Act claims, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our Amended Charter, which will become effective prior to the completion of this offering, will provide that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of fiduciary duty owed by any of our current or former directors, officers, or other employees to us or to our stockholders; (iii) any action asserting a claim arising pursuant to the Delaware General Corporation Law (the “DGCL”), the Amended Charter or the Amended Bylaws or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery of the State of Delaware; or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware, provided that the exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or the Exchange Act or to any claim for which the federal courts have exclusive jurisdiction. Our Amended Charter will further provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts are the sole and exclusive forum for the resolution of any complaint asserting a right under the Securities Act, subject to a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Further, the choice of forum provisions may result in increased costs for a stockholder to bring a claim. Alternatively, if a court were to find the choice of forum provisions contained in our Amended Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Provisions in our organizational documents regarding exculpation and indemnification of our directors and officers may result in substantial expenditures by us and may discourage lawsuits against our directors and officers.

Our Amended Charter and Amended Bylaws will, to the maximum extent permissible under Delaware law, eliminate the personal liability of our directors and officers to us and our stockholders for damages for breach of fiduciary duty. These provisions may discourage us, or our stockholders through derivative litigation, from bringing a lawsuit against any of our current or former directors or officers for any breaches of their fiduciary duties, even if such legal actions, if successful, might benefit us or our stockholders. In addition, our Amended Charter and Amended Bylaws will provide that we will, to the fullest extent permitted by Delaware law, indemnify our directors and officers for costs or damages incurred by them in connection with any threatened, pending, or completed action, suit, or proceeding brought against them by reason of their positions as directors and officers. We also intend to enter into indemnification agreements with each of our directors and executive officers. See “Certain Relationships and Related Party Transactions – Agreements with Directors and Officers – Indemnification Agreements.” Although we expect to purchase directors’ and officers’ insurance, these indemnification obligations could result in our incurring substantial expenditures to cover the cost of settlement or damage awards against our directors or officers.

We ratified certain actions pursuant to Section 204 of the Delaware General Corporation Law and filed Certificates of Validation with the Secretary of State of the State of Delaware.

As of February 1 and 2, 2022 respectively, our Board and our stockholders, ratified certain actions (the “2020 Ratifications”) pursuant to Section 204 (“§204”) of the Delaware General Corporation Law (the “DGCL”), which allows a Delaware corporation to ratify a defective corporate act retroactive to the date the corporate act was originally taken. The Ratification was adopted  in order to correct certain failures of authorization with respect to the (i) merger of Nicoya Health, Inc. with and into the Company as of December 22, 2020 (the “Merger”), and (ii) amendment and restatement of the Corporation’s certificate of incorporation filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on December 22, 2020 (the “A&R Charter”) (collectively, the “2020 Corporate Acts”) and thereby remove any uncertainty and confirm the valid issuance of (a) 10,750,000 shares of putative Common Stock of the Company to the former stockholders of Nicoya Health, Inc. pursuant to the Merger effective December 22, 2020, and (b) 7,500,713 shares of putative Series A Preferred Stock to the investors participating in that certain Series A Financing effective on December 22, 2020 (collectively, the “2020 Issuances”).

Consequently, in accordance with §204, our Board ratified the 2020 Corporate Acts and the 2020 Issuances, and approved the submission to (i) the stockholders of the Company for ratification and approval of each of the 2020 Corporate Acts and the 2020 Issuances; and (ii) upon receiving stockholder ratification and approval, the Secretary of State of the State of Delaware of a Certificate of Validation regarding the Merger, and a separate Certificate of Validation regarding the A&R Charter. Our stockholders ratified the 2020 Corporate Acts and the 2020 Issuances on February 2, 2022.

Similarly, on February 16, 2022, our Board ratified certain actions (the “2021 Ratifications”) pursuant to §204 in order to correct certain failures of authorization with respect to the (i) appointment and removal of certain members of our Board that occurred between March 30, 2021 and June 6, 2021 (the “Director Designations”); (ii) approval of our 2021 Equity Incentive Plan on February 5, 2021 (the “Equity Plan Adoption”); and (iii) certain option grants under the 2021 Equity Incentive Plan on April 10, 2021, May 17, 2021 and June 7, 2021 that resulted in the issuance of options exercisable for up to an aggregate of 260,000 putative shares of Common Stock at an exercise price of $0.19 per share (the “Option Grants”), and thereby remove any uncertainty regarding the composition of our Board as well as confirm the valid issuance of the Option Grants.

Consequently, in accordance with §204, our Board ratified the Director Designations, the Equity Plan Adoption and the Option Grants, and approved the submission to the stockholders of the Company for ratification and approval of each of the Director Designations and the Equity Plan Adoption, which our stockholders ratified on February 24, 2022.

Although we believe we have fully complied with the procedures and requirements of §204, there can be no assurance that (i) claims that the 2020 Corporate Acts, the 2020 Issuances, the Director Designations, the Equity Plan Adoption, and/or the Option Grants or putative stock ratified in connection with the 2020 Issuances and/or the Option Grants are void or voidable due to the identified failure of authorization, or (ii) claims that the Delaware Court of Chancery should declare in its discretion that the ratification pursuant to §204 not be effective or be effective only on certain conditions or other claims related thereto, will not be asserted, and, if asserted, that any such claims will not be successful. Under §204, these claims must be brought within 120 days from (A) the filing of the applicable Certificate of Validation in the case of 2020 Corporate Acts and 2020 Issuances; (B) the date the stockholders ratify the Director Designations and Equity Plan Adoption in the case of the Director Designations and Equity Plan Adoption; and (C) the date the Board approved the 2021 Ratifications in the case of the Option Grants. If any of the ratifications pursuant to §204 were not effective, then the 2020 Corporate Acts, the 2020 Issuances, the Director Designations, the Equity Plan Adoption, and the Option Grants, as applicable, would be invalid and, as applicable, we could have liability to holders of the Common Stock and/or the Series A Preferred Stock corresponding to the 2020 Issuances and the grantees under the Option Grants, as applicable, including being subject to monetary damages and rescission rights.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under the headings “Summary,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus contain forward-looking statements that reflect our plans, beliefs, expectations and current views with respect to, among other things, future events and financial performance.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often characterized by the use of words such as “believe,” “can,” “could,” “potential,” “plan,” “predict,” “goals,” “seek,” “should,” “may,” “may have,” “would,” “estimate,” “continue,” “anticipate,” “intend,” “expect” or by discussions of strategy, plans or intentions. Such forward-looking statements involve known and unknown risks, uncertainties, assumptions and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from historical results or any future results, performance or achievements expressed, suggested or implied by such forward-looking statements. These include, but are not limited to, statements about:

•	our ability to develop, obtain regulatory approval for and commercialize our product candidates;
•	the timing of future IND submissions, initiation of preclinical studies and clinical trials, and timing of expected clinical results for our product candidates;
•	our success in early preclinical studies, which may not be indicative of results obtained in later studies or clinical trials;
•	the outbreak of the novel strain of coronavirus disease, COVID-19, which could adversely impact our business, including our preclinical studies and any future clinical trials;
•	the potential benefits of our product candidates;
•	our ability to obtain regulatory approval to commercialize our existing or any future product candidates;
•	our ability to identify patients with the diseases treated by our product candidates, and to enroll patients in clinical trials;
•	the success of our efforts to expand our pipeline of product candidates and develop marketable products through the use of our therapeutic modalities;
•	our expectations regarding collaborations and other agreements with third parties and their potential benefits;
•	our ability to obtain, maintain and protect our intellectual property;
•	our reliance upon intellectual property licensed from third parties;
•	our ability to identify, recruit and retain key personnel;
•	our expected use of net proceeds from this offering and the sufficiency of such net proceeds, together with our cash and cash equivalents, to fund our operations;
•	our financial performance;
•	developments or projections relating to our competitors or our industry;
•	the impact of laws and regulations;
•	our expectations regarding the time during which we will be an emerging growth company under the JOBS Act; and
•

other factors and assumptions described in this prospectus under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Our Business”, and elsewhere in this prospectus.

These statements are based on our historical performance and on our current plans, estimates and projections in light of information currently available to us, and therefore you should not place undue reliance on them. The inclusion of this forward-looking information should not be regarded as a representation by us, the underwriters or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Forward-looking statements made in this prospectus speak only as of the date of this prospectus, and we undertake no obligation to update them in light of new information or future events, except as required by law.

You should carefully consider the above factors, as well as the factors discussed elsewhere in this prospectus, including under “Risk Factors,” before deciding to invest in our common stock. The factors identified above should not be construed as an exhaustive list of factors that could affect our future results and should be read in conjunction with the other cautionary statements that are included in this prospectus. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us. If any of these trends, risks or uncertainties actually occurs or continues, our business, revenue and financial results could be harmed, the trading prices of our securities could decline and you could lose all or part of your investment. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $   million from the sale of   shares of common stock in this offering at the assumed initial public offering price of $   per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting underwriting commissions and discounts of $    million and estimated offering expenses of $   million. If the underwriters exercise in full their option to purchase    additional shares of common stock, then we estimate that our net proceeds from this offering will be approximately $   million.

We believe the proceeds from this offering, combined with existing cash as of the closing of this offering, will be sufficient to allow us to continue pursuing our business strategy into .  We currently intend to use the net proceeds we receive from this offering, as follows, to advance the indicated product candidates through the described milestones (see “Business— Key Milestones” for a further description of these intended milestones) as well for advancing our research and development efforts and for general corporate purposes. We currently intend to use the net proceeds we receive from this offering, as follows:

•	approximately between $ to $ million to advance COYA 301 and COYA 302 through IND-enabling CMC and toxicology studies, and the initiation of a Phase 1 studies;
•	approximately between $ to $ million to advance COYA 201 and COYA 206 through or into, respectively, preclinical studies including target validation and animal studies;
•

approximately between $    to $    million to advance COYA 101 towards a Phase 2b trial in the event we are successful in receiving non-dilutive funding from government grants or from a strategic partner (we currently anticipate that grant funding, or other non-dilutive funding, in the amount of approximately $3 million would be sufficient to begin advancing COYA 101 into a Phase 2b trial; this amount is an estimate and may be subject to change);

•

approximately between $     to $     million to fund expenses to advance research and development activities that relate to all our other preclinical activities, including process development activities related to the advancement of our product candidates and the cost of research and development personnel; and

•	the remainder for planned general and administrative expenses, the costs of operating as a public company, working capital and general corporate purposes.

This expected use of net proceeds from this offering and our existing cash and cash equivalents represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development, the status of and results from clinical trials, as well as any collaborations that we may enter into with third parties for our drug candidates, and any unforeseen cash needs. As a result, our management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of those net proceeds. The timing and amount of our actual expenditures will be based on many factors, including the focus, pace and timing of our development efforts and the existence of unforeseen opportunities or obstacles. As a result, we may find it necessary or advisable to use portions of the proceeds from this offering for other purposes. Pending these uses, we plan to invest these net proceeds in short-term, interest bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the United States.

Each $1.00 increase (decrease) in the assumed initial public offering price of $                per share (the midpoint of the estimated price range set forth on the cover page of this prospectus) would increase (decrease) the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $    , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 1,000,000 in the number of shares we are offering would increase (decrease) the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $    , assuming the initial public offering price stays the same. We do not expect that a change in the offering price or the number of shares offered by these amounts would have a material effect on our intended uses of the net proceeds from this offering, although it may impact the amount of time prior to which we may need to seek additional capital.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business, and therefore we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors, subject to applicable laws, and will depend on a number of factors, including our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing our current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations our board of directors may regard as relevant.

Our ability to pay dividends may also be restricted by the terms of any credit agreement or any future debt or preferred equity securities agreement that we or our subsidiaries enter into. Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them. See “Risk Factors—Risks Related to Our Securities and the Offering—We do not anticipate paying dividends on our common stock and, accordingly, stockholders must rely on stock appreciation for any return on their investment.”

CAPITALIZATION

The following table sets forth our cash, cash equivalents and capitalization as of September 30, 2022:

•	on an actual basis; and
•

on a pro forma basis to give effect to the following events, as if each event had occurred on September 30, 2022: (i) the Preferred Conversion; (ii) the Notes Conversion; and (iii) the  -for-   stock split and the filing and effectiveness of our Amended Charter and the adoption of our Amended Bylaws; and

•

on a pro forma as adjusted basis giving further effect to the issuance and sale of   shares of common stock in this offering and the application of the proceeds from this offering as described in “Use of Proceeds,” based on an assumed initial public offering price of $   per share, the midpoint of the range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses.

You should read this table, together with the information contained in this prospectus, including “Use of Proceeds,” “Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes included elsewhere in this prospectus.

	As of September 30, 2022
			Pro Forma
	Actual	Pro Forma	As Adjusted
Cash and cash equivalents	$8,650,848
Convertible promissory notes	11,845,000
Stockholders’ equity:
Series A convertible preferred stock, $0.0001 par value: 7,500,713 authorized, issued and outstanding as of September 30, 2022, actual, shares authorized, issued and outstanding as of September 30, 2022, pro forma and pro forma as adjusted	8,793,637
Common stock, $0.0001 par value: 30,000,000 authorized, 14,752,500 shares issued and outstanding as of September 30, 2022, actual, shares authorized, issued and outstanding as of September 30, 2022, pro forma and pro forma as adjusted	1,475
Additional paid‑in capital	609,677
Accumulated deficit	(14,762,095)
Total stockholders’ (deficit) equity	$(5,357,306)
Total capitalization	$6,487,694
Less deferred offering costs within other assets	(258,248)
Net tangible book value (deficit)	$(5,615,554)
Common shares outstanding	14,752,500
Net tangible value (deficit) per share	$(0.38)

The above table gives effect to the pro forma transactions described above and excludes:

•	525,049 shares of our common stock issuable upon the exercise of the Series A Placement Agent Warrants outstanding as of September 30, 2022;
•	shares of our common issuable upon the exercise of the Note Placement Agent Warrants outstanding as of September 30, 2022;
•	1,771,743 shares of our common stock reserved for future issuance under our share option plans as of September 30, 2022 as described in “Executive Compensation—Incentive Arrangements”;
•	2,725,757 shares of our common stock issuable upon the exercise of stock options outstanding as of September 30, 2022, at a weighted average exercise price of $0.32 per share; and
•

shares of our common stock issuable upon exercise of the underwriters’ warrants to be issued upon consummation of this offering at an exercise price equal to 125% of the offering price per share paid by investors in this offering.

Each $1.00 increase (decrease) in the assumed initial public offering price of $                per share (the midpoint of the estimated price range set forth on the cover page of this prospectus) would increase (decrease) the amount of cash, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization on a pro forma as adjusted basis by approximately $    , assuming the number of shares, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of one million shares offered by us would increase (decrease) cash, total stockholders’ equity (deficit) and total capitalization on a pro forma as adjusted basis by approximately $    , assuming the assumed initial public offering price of $    per share (the midpoint of the estimated price range set forth on the cover page of this prospectus) remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

DILUTION

Investors purchasing our common stock in this offering will experience immediate and substantial dilution in the pro forma net tangible book value of their shares of common stock. Dilution in pro forma net tangible book value represents the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after giving effect to this offering.

Our historical net tangible book value (deficit) as of September 30, 2022 was $(5.6) million, or $(0.38) per share of our common stock. Our historical net tangible book value (deficit) represents our total tangible assets less total liabilities, which excludes deferred offering costs of $0.3 million. Historical net tangible book value (deficit) per share is our historical net tangible book value (deficit) divided by the number of shares of our common stock outstanding as of September 30, 2022.

Pro forma net tangible book value represents our total tangible assets (total assets less intangible assets) less total liabilities, divided by the pro forma number of outstanding shares of common stock. As of September 30, 2022, after giving effect to the Preferred Conversion and the Notes Conversion, our pro forma net tangible book value was $   million, or $   per share. After giving effect to the sale and issuance of    shares of our common stock in this offering at an assumed initial public offering price of $   per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the underwriting discount and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2022 would have been approximately $   million, or $   per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $   per share to our existing stockholders and an immediate dilution of $   per share to new investors participating in this offering.

The following table illustrates this dilution on a per share basis to new investors:

Assumed initial public offering price per share of common stock		$
Historical net tangible book value (deficit) per share of common stock as of September 30, 2022			$(0.38)
Pro forma increase in net tangible book value per share of common stock as of September 30, 2022 attributable to the pro forma transactions described above	$
Pro forma net tangible book value per share of common stock as of September 30, 2022 before giving to effect this offering
Increase per share of common stock attributable to this offering	$
Pro forma net tangible book value per share of common stock, as adjusted to give effect to this offering
Dilution in pro forma net tangible book value per share of common stock to new investors		$

The dilution information discussed above is illustrative only and may change based on the actual initial public offering price and other terms of this offering.

A $1.00 decrease in the assumed initial public offering price of $    per share (the midpoint of the price range set forth on the cover page of this prospectus) would decrease our pro forma as adjusted net tangible book value as of September 30, 2022 after this offering by approximately $    , or approximately $    per share, and would increase dilution to investors in this offering by approximately $    per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 increase in the assumed initial public offering price of $    per share (the midpoint of the price range set forth on the cover page of this prospectus) would decrease our pro forma as adjusted net tangible book value as of September 30, 2022 after this offering by approximately $    , or approximately $    per share, and would decrease dilution to investors in this offering by approximately $    per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discount and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase of 1,000,000 in the number of shares we are offering would increase our pro forma as adjusted net tangible book value as of September 30, 2022 after this offering by approximately $    , or approximately $    per share, and would increase dilution to investors in this offering by approximately $    per share, assuming the assumed initial public offering price per share remains the same, after deducting the estimated underwriting discount and estimated offering expenses payable by us. A decrease of 1,000,000 in the number of shares we are offering would decrease our pro forma as adjusted net tangible book value as of September 30, 2022 after this offering by approximately $    , or approximately $    per share, and would decrease dilution to investors in this offering by approximately $    per share, assuming the assumed initial public offering price per share remains the same, after deducting the estimated underwriting discount and estimated offering expenses payable by us.

If the underwriters exercises their option to purchase additional shares of our common stock in full, the pro forma as adjusted net tangible book value after this offering would be $                per share, the increase in pro forma net tangible book value per share would be $     and the dilution per share to new investors would be $    per share, in each case assuming an initial public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

The following table summarizes, as of September 30, 2022, on the pro forma as adjusted basis described above, the differences between the number of shares purchased from us, the total consideration paid to us in cash and the average price per share that existing stockholders and new investors paid for such shares. The calculation below is based on an assumed initial public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus, before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price Per
	Number	Percent	Amount	Percent	Share
Existing stockholder		%	$	%	$
New investors
Total		100%		$100%	$

The above table gives effect to the pro forma transactions described above and excludes:

•	525,049 shares of our common stock issuable upon the exercise of the Series A Placement Agent Warrants outstanding as of September 30, 2022;
•	shares of our common issuable upon the exercise of the Note Placement Agent Warrants outstanding as of September 30, 2022;

•	1,771,743 shares of common stock reserved for future issuance under our share option plans as of September 30, 2022 as described in “Executive Compensation—Incentive Arrangements”;
•	2,725,757 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 2022, at a weighted average exercise price of $0.32 per share; and
•

   shares of common stock issuable upon exercise of the underwriters’ warrants to be issued upon consummation of this offering at an exercise price equal to 125% of the offering price paid by investors in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and operating results together with our financial statements and the related notes appearing at the end of this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth in the section of the prospectus captioned “Risk Factors” and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

We are a clinical-stage biotechnology company focused on developing proprietary new therapies to enhance the function of regulatory T cells (“Tregs”). Tregs are a subpopulation of T-lymphocytes consisting of CD4+CD25high hFOXP3+ cells that suppress inflammatory responses.  Tregs were first discovered in 1995 by Dr. Shimon Sakaguchi and since their discovery, multiple lines of research have contributed to elucidate Treg biology and its role in health and disease. Tregs and their transcription factors have been shown to be essential to maintaining cellular homeostasis by regulating autoimmune and inflammatory responses and maintaining self-tolerance in mammals.  Dysfunctional Tregs underlie numerous disease states, and this cellular dysfunction is driven by the chronic inflammatory environment and high levels of oxidative stress commonly observed in certain diseases.  Further, the degree of Treg dysfunction is correlated with the severity and progression of serious and life-threatening conditions. These and other recent advances in the understanding of Treg biology, have made this subset of T lymphocytes an important therapeutic target, which we believe may provide new treatments for serious diseases.

We have built a diversified product candidate pipeline that includes both ex vivo and in vivo approaches intended to restore the suppressive and immunomodulatory functions of Tregs. Our product candidate pipeline is based on our three distinct therapeutic modalities: autologous Treg cell therapy, allogeneic Treg-derived exosomes and Treg-enhancing biologics. “Allogeneic” means the treatment of a patient with human cells derived from a donor other than the patient, where such donor is genetically non-identical. We are initially focused on developing our Treg-based therapies for neurodegenerative, autoimmune and metabolic diseases where Treg dysfunction has been identified to be an important pathophysiological component of the disease and where new and effective therapies are urgently needed.

Since our inception in 2020, we have generated preclinical and clinical data in multiple models and diseases. Our autologous Treg cell therapy program has completed a Phase 1 and Phase 2a studies in amyotrophic lateral sclerosis, or ALS. The clinical data from these initial studies has served as an important confirmation of the underlying immunomodulatory properties of Tregs and their potential therapeutic benefits. These studies have also significantly expanded our own foundational knowledge of the biological activity of Tregs, which we believe will be critical for the design of our future clinical and preclinical studies, the selection of future targeted diseases and the overall advancement of our development pipeline.

Since our inception in April 2020, our operations have consisted of developing our clinical and preclinical product candidates and we have devoted substantially all of our resources to developing product and technology rights, conducting research and development, organizing and staffing our company, business planning and raising capital. We have funded our operations primarily through private convertible preferred stock offerings and convertible debt financing. Our net losses were $4.9 million and $9.1 million for the year ended December 31, 2021 and the nine months ended September 30, 2022, respectively. As of September 30, 2022, we had an accumulated deficit of $14.8 million. Our primary use of cash is to fund operating expenses, which consist primarily of research and development expenditures, and to a lesser extent, general and administrative expenditures. Our ability to generate product revenue sufficient to achieve profitability will depend heavily on the successful development and eventual commercialization of one or more of our current or future product candidates.

We expect to continue to incur significant expenses and operating losses for the foreseeable future as we advance our product candidates through all stages of development and clinical trials and, ultimately, seek regulatory approval. In addition, if we obtain marketing approval for any of our product candidates, we expect to incur significant commercialization expenses related to product manufacturing, marketing, sales and distribution.. We expect our expenses and capital requirements will increase significantly in connection with our ongoing activities as we:

•	continue our ongoing and planned research and development of our product candidates;
•	initiate nonclinical studies and clinical trials for any additional product candidates that we may pursue;
•	continue to scale up external manufacturing capacity with the aim of securing sufficient quantities to meet our capacity requirements for clinical trials and potential commercialization;
•	establish a sales, marketing and distribution infrastructure to commercialize any approved product candidates and related additional commercial manufacturing costs;
•	develop, maintain, expand, protect and enforce our intellectual property portfolio, including patents, trade secrets and know-how;

•	acquire or in-license other product candidates and technologies;
•	add clinical, operational, financial and management information systems and personnel, including personnel to support our product development and planned future commercialization efforts;
•	incur additional legal, accounting, investor relations and other expenses associated with operating as a public company.

Furthermore, upon the closing of this offering, we expect to incur additional costs associated with operating as a public company, including significant legal, accounting, investor relations and other expenses that we did not incur as a private company. Our net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending on the timing of our clinical trials and our expenditures on other research and development activities.

Following this offering, we will need to raise substantial additional capital to support our continuing operations and pursue our growth strategy. Until such time as we can generate significant revenue from product sales, if ever, we plan to finance our operations through the sale of equity, debt financings or other capital sources, which may include collaborations with other companies or other strategic transactions. There are no assurances that we will be successful in obtaining an adequate level of financing as and when needed to finance our operations on terms acceptable to us or at all. Any failure to raise capital as and when needed could have a negative impact on our financial condition and on our ability to pursue our business plans and strategies. If we are unable to secure adequate additional funding, we may have to significantly delay, scale back or discontinue the development and commercialization of one or more product candidates or delay our pursuit of potential in-licenses or acquisitions. The financial statements included elsewhere in this prospectus have been prepared on a going-concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business and do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

The COVID-19 Pandemic and its Impacts on Our Business

The COVID-19 pandemic continues to present substantial public health and economic challenges around the world, and to date has led to the implementation of various responses, including government-imposed quarantines, stay-at-home orders, travel restrictions, mandated business closures and other public health safety measures.

We continue to closely monitor the impact of the COVID-19 pandemic on all aspects of our business, including how it has and will continue to impact our operations and the operations of our suppliers, vendors and business partners, and may take further precautionary and preemptive actions as may be required by federal, state or local authorities.

Beyond the impact on our pipeline, the extent to which COVID-19 ultimately impacts our business, results of operations and financial condition will depend on future developments, which remain highly uncertain and cannot be predicted with confidence, such as the duration of the outbreak, the emergence of new variants, new information that may emerge concerning the severity of COVID-19 or the effectiveness of actions taken to contain COVID-19 or treat its impact, including vaccination campaigns, among others. If we or any of the third parties with whom we engage, however, were to experience any additional shutdowns or other prolonged business disruptions, our ability to conduct our business in the manner and on the timelines presently planned could be materially or negatively affected, which could have a material adverse impact on our business, financial condition and results of operations. Although to date, our business has not been materially impacted by COVID-19, it is possible that our clinical development timelines could be negatively affected by COVID-19, which could materially and adversely affect our business, financial condition and results of operations. See “Risk Factors—Risks Related to Our Business, Financial Condition and Capital Requirements—The recent and ongoing COVID-19 pandemic could materially affect our operations, as well as the business or operations of third parties with whom we conduct business” for additional discussion of the potential adverse impact of the COVID-19 pandemic on our business, financial condition and results of operations.

Components of Results of Operations

Revenue

To date, we have not recognized any revenue from any sources, including from product sales, and we do not expect to generate any revenue from the sale of products in the foreseeable future. If our development efforts for our product candidates are successful and result in regulatory approval, or license agreements with third parties, we may generate revenue in the future from product sales. However, there can be no assurance as to when we will generate such revenue, if at all.

Operating Expenses

Research and Development Expenses

Research and development expenses consist primarily of costs incurred in connection with the discovery and development of our therapeutic candidates. We expense research and development costs as incurred, including:

•

Expenses incurred to conduct discovery-stage laboratory work and preclinical studies including supplies, reagents, chemicals as well as external costs of funding research performed by third parties including consultants, academic and other institutions and clinical research organizations (“CROs”) that conduct our preclinical and nonclinical studies;

•	activities being performed under our sponsored research arrangement with Houston Methodist;
•	personnel expenses, including salaries, benefits and stock-based compensation expense for our employees engaged in research and development functions;
•

clinical trial expenses and related clinical expenses to obtain regulatory approval of our therapeutic candidates including costs of research performed by third parties, costs associated with CRO’s that conduct our clinical trials, costs to operate, manage, and monitor investigative sites and clinical, regulatory, manufacturing and other professional services;

•

clinical expenses incurred under agreements with contract manufacturing organizations, or CMOs, or incurred directly by  us for manufacturing scale-up expenses and the cost of acquiring and manufacturing preclinical study and clinical trial materials;

•	fees paid to consultants who assist with research and development activities;
•	expenses related to regulatory activities, including filing fees paid to regulatory agencies; and
•	allocated expenses for facility costs, including rent, utilities, depreciation and maintenance.

We classify and evaluate our research and development expenses in two dimensions: clinical and preclinical, and external and internal. We do not further classify or evaluate our internal research and development expenses by product candidate or by Series as these expenses primarily relate to compensation, materials and supplies, and other costs which are deployed across multiple therapeutic modalities, multiple product candidates, and multiple therapeutic areas under development.

Once a product candidate has received approval from the FDA of its IND application, we consider it a clinical product candidate. For each of our clinical product candidates, we report or will report external development costs and other external research and development costs attributable to such clinical product candidates. These external development costs include: fees paid to CROs, CMOs and research laboratories, process development, manufacturing and clinical development activities. Any internal research and development expenses associated with clinical product candidates are captioned as internal research and development costs as described in the paragraph above.

Until such time as a product candidate has received approval of its IND application, we consider it a preclinical product candidate.  Each of our preclinical product candidates is being developed on one of our three therapeutic modalities: (1) Treg-enhancing biologics; (2) Treg-derived exosomes; and (3) autologous Treg cell therapy.  The product candidates utilizing our Treg-enhancing biologics are collectively referred to as the “300 Series.” The product candidates utilizing our Treg-derived exosomes are collectively referred to as the “200 Series.” The product candidates utilizing our autologous Treg cell therapy are collectively referred to as the “100 Series.” Currently, our 300 Series product candidates include COYA 301 and COYA 302, our 200 Series product candidates include COYA 201 and COYA 206, and our 100 Series product candidate is COYA 101. For our preclinical candidates we report external development costs and other external research and development costs collectively by Series. These external development costs include: fees paid to CROs, CMOs and research laboratories, process development, manufacturing and clinical development activities. Preclinical research and development activities often benefit more than one preclinical product candidate within a given Series and so disaggregating the data would neither be practicable or meaningful.

Research and development activities are central to our business model. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. We expect our research and development expenses to increase significantly over the next several years as we increase personnel costs, including stock-based compensation, conduct our clinical trials, including later-stage clinical trials, for current and future product candidates and prepare regulatory filings for our product candidates. As described in the notes to financial statements contained elsewhere in this prospectus, under the terms of our license we may be required to make payments to Methodist if certain milestones are achieved.  This could result in significant charges to research and development in the period such milestones become probable of being achieved.

In-Process Research and Development

Research and development costs incurred in obtaining technology licenses are charged to research and development expense if the technology licensed has not reached technological feasibility which includes manufacturing, clinical, intellectual property and/or regulatory success which has no alternative future use. The licenses purchased by us require substantial completion of research and development and regulatory and marketing approval efforts in order to reach technological feasibility. As such, for the period from April 30, 2020 (date of inception) to December 31, 2020, and nine months ended September 30, 2022, the purchase price of licenses acquired was classified as acquired in-process research and development expenses in the statements of operations.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel expenses, including salaries, benefits and stock-based compensation expense, for employees and consultants in executive, finance and accounting, legal, operations support, information technology and human resource functions. General and administrative expense also includes corporate facility costs not otherwise included in research and development expense, including rent, utilities, depreciation and maintenance, as well as legal fees related to intellectual property and corporate matters and fees for accounting and consulting services.

We expect that our general and administrative expense will increase in the future to support our continued research and development activities, potential commercialization efforts and increased costs of operating as a public company. These increases will likely include increased costs related to the hiring of additional personnel and fees to outside consultants, legal support and accountants, among other expenses. Additionally, we anticipate increased costs associated with being a public company, including expenses related to services associated with maintaining compliance with the requirements of the Nasdaq Capital Market and the Securities and Exchange Commission, or SEC, insurance and investor relations costs. If any of our current or future product candidates obtains U.S. regulatory approval, we expect that we would incur significantly increased expenses associated with building a sales and marketing team.

Depreciation

Depreciation expense relates to the fixed assets which consist mainly of lab equipment. The lab equipment is depreciated over its estimated useful life of five years.

Interest Expense

Interest expense has consisted primarily of interest expense related to our convertible promissory notes issued in 2020 in connection with the Corporate Reorganization.

Change in Fair Value of Convertible Promissory Notes

Under the fair value election as prescribed by ASC 815, we recognize the qualifying change in fair value of our 2022 convertible promissory notes each reporting period until the notes are settled. Changes in fair value attributable to changes in instruments specific credit risk are recorded in other comprehensive income to the extent they are material.

Other Income (Expense), Net

Other income (expense), net consists primarily of interest earned on our excess cash and federal tax credits.

Income Taxes

Since our inception, we have not recorded any income tax benefits for the net operating losses, or NOLs, we have incurred or for our research and development tax credits, as we believe, based upon the weight of available evidence, that it is more likely than not that all of our NOLs and tax credits will not be realized. As such, we have a full valuation allowance against all NOLs and tax credits for all periods presented.

Results of Operations

Comparison of the nine months ended September 30, 2021 to September 30, 2022

	Nine months ended September 30,
	2021	2022	Change
Operating expenses:
Research and development	$1,686,328	$3,704,466	$2,018,0138
In-process research and development	-	135,000	135,000
General and administrative	1,579,896	3,948,434	2,368,538
Depreciation	5,946	20,521	14,575
Total operating expenses	3,272,170	7,808,421	4,536,251
Loss from operations	(3,272,170)	(7,808,421)	(4,536,251)
Other income (expense):
Change in fair value of convertible promissory notes	-	(1,376,030)	(1,376,030)
Other income, net	10,050	47,343	37,293
Net loss	$(3,262,120)	$(9,137,108)	$(5,874,988)

Research and Development Expenses

Research and development expenses increased by $2.0 million from $1.7 million for the nine months ended September 30, 2021 to $3.7 million for the nine months ended September 30, 2022. The increase was mainly due to increasing our clinical trial expenses as well as an increase in headcount to support our continued trials. For our clinical product candidates (COYA 101), we track our external research and development expenses on a candidate-by-candidate basis. For our preclinical product candidates, we track our external research and development expenses in aggregate by Series. External research and development expenses include fees paid to CROs, CMOs and research laboratories in connection with our pre-clinical development, process development, manufacturing and clinical development activities. We do not further classify or evaluate our internal research and development expenses by product candidate or by Series as these expenses primarily relate to compensation, materials and supplies, and other costs which are deployed across multiple therapeutic modalities, multiple product candidates, and multiple therapeutic areas under development.

Research and development expenses disaggregated and classified by clinical and preclinical, and external and internal expenses are summarized in the table below:

	Nine months ended September 30,
	2021	2022
External costs:
Clinical product candidates:
COYA 101	$475,434	$291,838
Pre-clinical product candidates:
COYA 200 Series	177,350	808,969
COYA 300 Series	-	298,010
Sponsored research	826,005	1,242,083
Internal costs:
Internal research and development expenses, including stock-based compensation	207,539	1,063,566
Total	$1,686,328	$3,704,466

In-Process Research and Development

During the nine months ended September 30, 2022, we entered into a license agreement with ARScience Biotherapeutics, Inc. Under the terms of the license agreement, we paid a $0.1 million for an option to receive the license and the benefits of all the provisions of the license agreement, which was expensed as in-process research and development expense. We had no such in-process research and development license fees in 2021. Upon written notice by us to ARScience Biotherapeutics, Inc. within 90 days of the execution date, ARScience Biotherapeutics, Inc. will automatically be deemed to have granted the licenses described in the agreement and the additional economic terms of the agreement will apply.

General and Administrative Expenses

General and administrative expenses increased by $2.4 million from $1.6 million for the nine months ended September 30, 2021 to $3.9 million for the nine months ended September 30, 2022. The increase was primarily due to an increase in personnel related expenses due to increases in employee headcount and an increase in our professional fees and consulting fees as we expanded our operations to support our research and development efforts.

Change in fair value of convertible promissory notes

The fair value of the convertible promissory notes increased by $1.4 million during the nine months ended September 30, 2022 primarily due to changes in estimates regarding the probability and time to conversion.

For the Period from April 30, 2020 (date of inception) to December 31, 2020 and the Year Ended December 31, 2021

The following table sets forth our results of operations for the period from April 30, 2020 (date of inception) to December 31, 2020 and for the year ended December 31, 2021:

	Period From
	April 30, 2020 (Date of Inception) to	Year Ended
	December 31,	December 31,
	2020	2021	Change
Operating expenses:
Research and development	$23,969	$2,542,135	$2,518,166
In-process research and development	225,000	-	(225,000)
General and administrative	445,800	2,312,042	1,866,242
Depreciation	-	16,133	16,133
Total operating expenses	694,769	4,870,310	4,175,541
Loss from operations	(694,769)	(4,870,310)	(4,175,541)
Other income (expense):
Interest expense	(38,976)	-	38,976
Other income (expense), net	550	(21,482)	(22,032)
Net loss	$(733,195)	$(4,891,792)	$(4,158,597)

Research and Development Expenses

Research and development expenses increased by $2.5 million from $23,969 for the period from April 30, 2020 (date of inception) to December 31, 2020 to $2.5 million for the year ended December 31, 2021. The increase was mainly due to the commencement of pre-clinical and clinical trials beginning in December 2020.  For our clinical product candidates (COYA 101), we track our external research and development expenses on a candidate-by-candidate basis. For our preclinical product candidates, we track our external research and development expenses in aggregate by Series. External research and development expenses include fees paid to CROs, CMOs and research laboratories in connection with our pre-clinical development, process development, manufacturing and clinical development activities. We do not further classify or evaluate our internal research and development expenses by product candidate or by Series as these expenses primarily relate to compensation, materials and supplies, and other costs which are deployed across multiple therapeutic modalities, multiple product candidates, and multiple therapeutic areas under development.

Research and development expenses disaggregated and classified by clinical and preclinical, and external and internal expenses are summarized in the table below:

	Period From
	April 30, 2020 (Date of Inception) to	Year Ended
	December 31,	December 31,
	2020*	2021
External costs:
Clinical product candidates:
COYA 101	$-	$633,417
Pre-clinical product candidates:		-
COYA 200 Series	-	334,363
Sponsored research	-	1,145,615
Internal costs:
Internal research and development expenses, including stock-based compensation	-	428,740
Total	$-	$2,542,135

*There was minimal research and development expense during the period from April 30, 2020 (date of inception) to December 31, 2020 and as such, amounts for that period are not included in the table above.

In-Process Research and Development

In October 2020, we entered into the Methodist License with Methodist to make, sell and sublicense products and services using the intellectual property and know-how of Methodist. As part of the Methodist License, we issued 750,000 shares of our common stock with an estimated fair value of $0.2 million, all of which was expensed as in-process research and development expense for the period from April 30, 2020 (date of inception) to December 31, 2020. We had no such in-process research and development license fees in 2021.

General and Administrative Expenses

General and administrative expenses increased by $1.9 million from $0.4 million for the period from April 30, 2020 (date of inception) to December 31, 2020 to $2.3 million for the year ended December 31, 2021. The increase was primarily due to an increase in personnel related expenses due to increases in employee headcount as well as an increase in our professional fees and consulting fees as we expanded our operations to support our research and development efforts.

Liquidity and Capital Resources

Overview

Since our inception, we have not recognized any revenue and have incurred operating losses and negative cash flows from our operations. We have not yet commercialized any product and we do not expect to generate revenue from sales of any products for several years, if at all. Since our inception through September 30, 2022 we have funded our operations through the sale of convertible promissory notes and convertible preferred stock. As of September 30, 2022 we had $8.7 million in cash and cash equivalents and had an accumulated deficit of $14.8 million. We expect our existing cash and cash equivalents, together with the anticipated proceeds from this offering, to enable us to fund our operating expenses and capital expenditure requirements into . We have based these estimates on assumptions that may prove to be imprecise, and we could utilize our available capital resources sooner than we expect.

Funding Requirements

Our primary use of cash is to fund operating expenses, primarily research and development expenditures. Cash used to fund operating expenses is impacted by the timing of when we pay these expenses, as reflected in the change in our outstanding accounts payable, accrued expenses and prepaid expenses.

Because of the numerous risks and uncertainties associated with research, development and commercialization of pharmaceutical products, we are unable to estimate the exact amount of our operating capital requirements. Our future funding requirements will depend on many factors, including, but not limited to:

•	the scope, timing, progress and results of discovery, preclinical development, laboratory testing and clinical trials for our product candidates;
•	the costs of manufacturing our product candidates for clinical trials and in preparation for marketing approval and commercialization;
•	the extent to which we enter into collaborations or other arrangements with additional third parties in order to further develop our product candidates;
•	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims;
•	the costs and fees associated with the discovery, acquisition or in-license of additional product candidates or technologies;
•	expenses needed to attract and retain skilled personnel;
•	costs associated with being a public company;
•	the costs required to scale up our clinical, regulatory and manufacturing capabilities;
•

the costs of future commercialization activities, if any, including establishing sales, marketing, manufacturing and distribution capabilities, for any of our product candidates for which we receive marketing approval; and

•	revenue, if any, received from commercial sales of our product candidates, should any of our product candidates receive marketing approval.

Following this offering, we will need significant additional funds to meet operational needs and capital requirements for clinical trials, other research and development expenditures, and business development activities. We currently have no credit facility or committed sources of capital. Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidates, we are unable to estimate the amounts of increased capital outlays and operating expenditures associated with our current and anticipated clinical studies.

Until such time, if ever, as we can generate substantial product revenue, we expect to finance our operations through a combination of equity offerings, debt financings, collaborations, strategic alliances and marketing, distribution or licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures or declaring dividends. If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates, or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings or other arrangements when needed, we may be required to delay, limit, reduce or terminate our research, product development or future commercialization efforts, or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Cash Flows

The following table shows a summary of our cash flows for the periods indicated:

			Period From
			April 30, 2020 (Date of Inception) to	Year Ended
	Nine Months Ended September 30,		December 31,	December 31,
	2021	2022	2020	2021
Cash used in operating activities	$(2,885,915)	$(5,016,279)	$(391,266)	$(3,903,268)
Cash used in investing activities	(136,804)	(135,000)	-	(136,804)
Cash provided by financing activities	1,000	9,461,949	9,112,100	(340,584)
Net (decrease) increase in cash and cash equivalents	$(3,021,719)	$4,310,670	$8,720,834	$(4,380,656)

Operating Activities

During the nine months ended September 30, 2021, we used $2.9 million of cash in operating activities. Cash used in operating activities reflected our net loss of $3.3 million, offset by a $0.2 million net decrease in our operating assets and liabilities and noncash charges of $0.2 million related to stock-based compensation. The primary use of cash was to fund our operations related to the development of our product candidates.

During the nine months ended September 30, 2022, we used $5.0 million of cash in operating activities. Cash used in operating activities reflected our net loss of $9.1 million, offset by a $1.5 million net decrease in our operating assets and liabilities and noncash charges of $2.7 million, which consisted of debt issuance costs, depreciation, change in fair value of convertible debt, acquired in-process research and development and stock-based compensation. The primary use of cash was to fund our operations related to the development of our product candidates.

During the period from April 30, 2020 to December 31, 2020, we used $0.4 million of cash in operating activities. Cash used in operating activities reflected our net loss of $0.7 million, offset by a $0.1 million net decrease in our operating assets and liabilities and noncash charges of $0.3 million, which consisted of $0.1 million in interest and $0.2 million in stock issued for a license agreement. The primary use of cash was to fund our operations related to the development of our product candidates.

During the year ended December 31, 2021, we used $3.9 million of cash in operating activities. Cash used in operating activities reflected our net loss of $4.9 million, offset by a $0.7 million net decrease in our operating assets and liabilities and noncash charges of $0.2 million, which consisted of depreciation and $0.2 million in stock-based compensation. The primary use of cash was to fund our operations related to the development of our product candidates.

Investing Activities

During the nine months ended September 30, 2021, we used $0.1 million of cash for the purchase of property and equipment. During the nine months ended September 30, 2022, we used $0.1 million of cash for the purchase of in-process research and development. During the year ended December 31, 2021, we used $0.1 million of cash for the purchase of property and equipment.

Financing Activities

During the nine months ended September 30, 2021, we received $1,000 from the purchase of our founders shares.

During the nine months ended September 30, 2022, financing activities provided $9.5 million of cash, primarily from the issuance of our 2022 convertible promissory notes, slightly offset by the payment of issuance costs of $1.0 million.

During the period from April 30, 2020 to December 31, 2020, financing activities provided $9.1 million of cash, which consisted of $9.0 million from the sale of our Series A convertible preferred stock and $0.1 million from the issuance of convertibles notes. During the year ended December 31, 2021, we used $0.3 million of cash for the payment of the offering costs from the sale of our Series A convertible preferred stock in December 2020.

Off-Balance Sheet Arrangements

During the periods presented, we did not have, nor do we currently have, any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. We do not engage in off-balance sheet financing arrangements. In addition, we do not engage in trading activities involving non-exchange traded contracts. We therefore believe that we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in these relationships.

Critical Accounting Policies

This management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to prepaid/accrued research and development expenses and include fair value of the Company’s convertible promissory notes (see Notes 3 and 7 to our unaudited financial statements found elsewhere in this prospectus), equity and related inputs, including discount for lack of marketability and volatility, used to estimate the fair value of the grant date fair value of stock options (see Note 10 to our audited financial statements found elsewhere in this prospectus). We base our estimates on historical experience, known trends and events, and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in Note 2 to our audited financial statements included elsewhere in this prospectus, we believe the following accounting policies are the most critical to the judgments and estimates used in the preparation of our financial statements.

Research and Development Expenses

Research and development expenses consist primarily of costs incurred in connection with the development of our product candidates. We expense research and development costs as incurred.

We accrue an expense for preclinical studies and clinical trial activities performed by our vendors based upon estimates of the proportion of work completed. We determine the estimates by reviewing contracts, vendor agreements and purchase orders, and through discussions with our internal clinical personnel and external service providers as to the progress or stage of completion of trials or services and the agreed-upon fee to be paid for such services. However, actual costs and timing of clinical trials are highly uncertain, subject to risks and may change depending upon a number of factors, including our clinical development plan.

We make estimates of our accrued expenses as of each balance sheet date in our financial statements based on facts and circumstances known at that time. If the actual timing of the performance of services or the level of effort varies from the estimate, we will adjust the prepaid/accrual accordingly. Nonrefundable advance payments for goods and services, including fees for clinical trial expenses, process development or manufacturing and distribution of clinical supplies that will be used in future research and development activities, are deferred and recognized as expense in the period that the related goods are consumed or services are performed.

Stock-Based Compensation

We measure compensation expense for all stock-based awards based on the estimated fair value of the stock-based awards on the grant date. We use the Black-Scholes option pricing model to value our stock option awards. We recognize compensation expense on a straight-line basis over the requisite service period, which is generally the vesting period of the award. We have not issued awards for which vesting is subject to a market or performance conditions.

The Black-Scholes option-pricing model requires the use of subjective assumptions that include the expected stock price volatility and the fair value of the underlying common stock on the date of grant. See Note 10 to our audited financial statements and Note 8 to our unaudited interim financial statements included elsewhere in this prospectus for information concerning certain of the specific assumptions we used in applying the Black-Scholes option pricing model to determine the estimated fair value of our stock options granted.

Estimating the Fair Value of Common Stock

We are required to estimate the fair value of the common stock underlying our stock-based awards when performing the fair value calculations using the Black-Scholes option pricing model. Because our common stock is not currently publicly traded, the fair value of the common stock underlying our stock options has been determined on each grant date by our board of directors, with input from management, considering our most recently available third-party valuation of common shares.

The third-party valuations of our common stock were performed using methodologies, approaches and assumptions consistent with the American Institute of Certified Public Accountants, Audit and Accounting Practice Aid Series: Valuation of Privately Held Company Equity Securities Issued as Compensation. In addition, our board of directors considered various objective and subjective factors to estimate the estimated fair value of our common stock, including:

•

the prices of our preferred stock sold to outside investors in arm’s length transactions, and the rights, preferences and privileges of our preferred stock as compared to those of our common stock, including the liquidation preferences of our preferred stock;

•	the estimated value of each security both outstanding and anticipated;
•	the anticipated capital structure, which will directly impact the value of the currently outstanding securities;
•	our results of operations and financial position;

•	the status of our research and development efforts;
•	the composition of, and changes to, our management team and board of directors;
•	the lack of liquidity of our common stock as a private company;
•	our stage of development and business strategy and the material risks related to our business and industry;
•	external market conditions affecting the life sciences and biotechnology industry sectors;
•	U.S. and global economic conditions;
•	the likelihood of achieving a liquidity event for the holders of our common stock, such as an initial public offering, or IPO, or a sale of our company, given prevailing market conditions; and
•	the market value and volatility of comparable companies.

In determining the estimated fair value of common stock, our board of directors considered the subjective factors discussed above in conjunction with the most recent valuations of our common stock that were prepared by an independent third party. The independent valuation prepared as of January 5, 2021 was utilized by our board of directors when determining the estimated fair value of common stock for the awards granted in 2021. The independent valuation prepared as of April 5, 2022 was utilized by our board of directors when determining the estimated fair value of common stock for the awards granted in the second quarter of 2022. Our board of directors, relying in part on these third-party valuations, determined valuations of our common stock of $0.30 per share as of January 5, 2021 and $0.61 per share as of April 5, 2022 and such valuation by the board of directors was used for the purposes of determining the stock-based compensation expense.

Retrospective reassessment of fair value of common stock for financial reporting purposes

As part of the preparation of the financial statements necessary for inclusion in this prospectus, we reassessed for financial reporting purposes, on a retrospective basis, the fair value of our common stock for each share-based award granted in 2021, which had an original fair value of $0.19 per share.  In their review of our calendar year 2021 financial reporting, the Board and management noted, among many important factors, the Company’s rapid progress over the course of the year in its research and development programs, clinical programs, and overall business strategy. While this progress could not have been reasonably anticipated during interim assessments of fair value, at year end the Board and management judged that a reassessment was appropriate.  For purposes of this reassessment, we evaluated our original inputs and the methodologies used to determine our enterprise value, the methods we used to allocate enterprise value and the timing of those valuations.  The Board determined a reassessed fair value of $0.30 per share. We utilized the above reassessed fair value of $0.30 per share to determine the stock-based compensation expense which is recorded in our financial statements.

The following table summarizes by grant date the number of shares of common stock subject to stock options granted from April 30, 2020 (date of inception), as well as the associated per share exercise price and the estimated fair value per share of our common stock as of the grant date:

Grant Date	Number of options Granted	Exercise price per share of common stock	Estimated fair value per share of common stock (1)
February 22,2021	1,140,000	$0.19	$0.30
March 31, 2021	100,000	$0.19	$0.30
April 10, 2021	100,000	$0.19	$0.30
May 17, 2021	60,000	$0.19	$0.30
May 24, 2021	15,000	$0.19	$0.30
June 7, 2021	100,000	$0.19	$0.30
June 10, 2021	100,000	$0.19	$0.30
October 31, 2021	376,135	$0.19	$0.30
November 15, 2021	35,000	$0.19	$0.30
June 28, 2022	862,500	$0.61	$0.61

(1)	The estimated fair value of options reflects the weighted average fair value of options granted on each grant date, determined using the Black-Scholes option-pricing model.

Based on an assumed initial public offering price of $       per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, the aggregate intrinsic value of vested and unvested stock options outstanding as of September 30, 2022 was $      million and $        million, respectively.

Following the closing of this offering, the fair value of our common stock will be the closing price of our common stock on the Nasdaq Capital Market as reported on the date of the grant.

Estimating the Fair Value of Convertible Promissory Notes

We have elected the fair value option for the accounting for our convertible promissory notes issued in 2022 and utilized an independent third-party valuation specialist to assist management in measuring the fair value. The fair value of the Convertible Promissory Notes is determined using a scenario-based analysis that estimates the fair value based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to the noteholders, including various IPO, settlement, equity financing, corporate transaction and dissolution scenarios.

Commitments and contingencies, including convertible promissory notes, license and sponsored research agreements

Convertible Promissory Notes

In April 2022, we issued $10.5 million of unsecured Convertible Promissory Notes, as amended on        (the “Notes”), which bear interest at an annual rate of 6.0%, paid in kind, and have a maturity date of June 30, 2024.  The Notes will automatically convert into shares of common stock in connection with the closing of this offering. The Notes will convert at the lesser of (i) the price per share calculated by dividing $60.0 million by the fully diluted capitalization at the time of conversion (the “Conversion Cap”); or (ii) 80% of the price paid per share paid by the cash investors in a “Qualified Equity Financing” (as defined in the Notes). The Notes will also convert upon the closing of a change of control into shares of Common Stock at a conversion price equal to the lesser of the Conversion Cap and eighty percent (80%) of the price per share paid to the holders of our common stock set forth in the definitive agreement pursuant to which the change of control will occur.

We may not prepay the Notes without the prior written consent of the holders of a majority of the outstanding aggregate principal of the Notes.

On issuance, we elected to account for the Notes at fair value in accordance with ASC 815 with any changes in fair value being recognized through the statements of operations until the Notes are settled. Changes in fair value attributable to changes in instruments specific credit risk are recorded in other comprehensive income to the extent they are material.

Patent Know How and License Agreement with The Methodist Hospital

In September 2022, we entered into an Amended and Restated Patent Know How and License Agreement, effective as of October 2020 (the “Methodist License Agreement”), with The Methodist Hospital (“Methodist”) to make, sell and sublicense products and services using the intellectual property and know-how of Methodist. As part of the Methodist License Agreement, we will pay Methodist a four-figure license maintenance fee annually until the first sale of licensed product occurs. The term of the Methodist License Agreement is effective until no intellectual property patent rights remain, unless terminated sooner by (1) bankruptcy or insolvency, (2) the failure by us to monetize the intellectual property within five years of the date of the agreement (further discussed below), (3) due to breach of contract, or (4) at our election for any or no reason.

In addition to the equity issuance and reimbursement of patent related expenses, we agreed to make contingent milestone payments to Methodist on a Licensed Product-by-Licensed Product or Licensed Service-by-Licensed Service basis upon the achievement of certain development, approval and sales milestones (i) related to the treatment of ALS totaling up to $325,000 in the aggregate, and (ii) related to the treatment of each other indication (that is not ALS) totaling between $212,500 and up to $425,000 in the aggregate per indication. We are also required to pay Methodist, on a licensed product-by-licensed product and country-by-country basis, royalties (subject to customary reductions) equal to 1% to 10% of annual worldwide net sales of such licensed product during a defined royalty term. The applicable royalty percentage increases as Licensed Products are used to treat from one to more than three indications and if a given Licensed Product utilizes only T-reg cell therapy or is a combination of both T-reg cell therapy and exosomes. Therefore, the lowest tier is paid when there is only a single indication being addressed with a single product. The highest tier is paid only on combination products where there are three or more indications being served. We are also required to pay a low single digit percentage for certain licensed services. We are required to pay royalties at between 10%-20% of sublicense revenue. Commencing on January 1, 2025, the minimum amount which will be owed by us once commercialization occurs is $50,000 annually.

In September 2022, we amended the Methodist License Agreement to provide that in the event we sublicenses products and services covered by the Methodist License Agreement, then royalties owing to Houston Methodist would be computed as a percentage of payments received by us from the sublicensee.  In addition, the termination provisions were amended to provide that Houston Methodist may only terminate the Methodist License Agreement, among other things, in the event that after five years we are not “Actively Attempting to Develop or Commercialize,” as such term is defined in the Methodist License Agreement.

Sponsored Research Agreement with Houston Methodist Research Institute

In February 2021, we executed a Sponsored Research Agreement, as amended (the “SRA”) with Houston Methodist Research Institute (“HMRI”), a Texas nonprofit corporation and an affiliate of Methodist, which can be extended or renewed by mutual agreement. Pursuant to the SRA, we agreed to fund $1.5 million in research in the area of neurodegenerative diseases through February 2022. We subsequently amended the SRA to extend the term through February 2025, which includes an annual funding commitment of $1.5 million per year.  As of September 15, 2022, we have provided notice to HMRI regarding termination of the SRA in expectation that a reduced yearly budget be negotiated post termination. For the 90-day period commencing after the termination date of the SRA, we are responsible for reimbursing HMRI for accrued expenses incurred by HMRI. During this 90-day period, we intend to negotiate a new SRA with HMRI.

ARScience License Agreement

On August 23, 2022 (the “Execution Date”), we entered into a License Agreement (the “ARS License Agreement”) with ARScience Biotherapeutics, Inc. (“ARS”) pursuant to which ARS granted us an option to, if we choose to exercise such option, to acquire an exclusive, royalty-bearing license for two patents regarding certain formulations of hrIL-2 (the product that serves as the basis for COYA 301), with the right to grant sublicenses through multiple tiers under these patents (the “ARS Option”). In consideration for the ARS Option, we paid ARS a one-time, non-refundable, non-creditable option fee of $100,000.

In addition, we may also owe tiered payments to ARS based on our achievement of certain developmental milestones. Under the ARS License Agreement, we will pay an aggregate of $13.25 million in developmental milestone payments for the first Combination Product (as defined in the ARS License Agreement) in a new indication. We will then pay an aggregate of $11.6 million in developmental milestone payments for each Combination Product in each subsequent new indication. Further, for the first Mono Product (as defined In the ARS License Agreement), we will pay an aggregate of $11.75 million in developmental milestone payments. We will then pay an aggregate of $5.85 million in developmental milestone payments for each Mono Product in each subsequent new indication, and we will owe an aggregate of $5.85 million if all developmental milestones are achieved for each new indication. We will also owe royalties on net sales of licensed products ranging from low to mid-single digit percentages. In the event we sublicense our rights under the ARS License Agreement, we will owe royalties on sublicense income within the range of 10% to 20%. To date, the $100,000 option fee is the only payment made to ARS under ARS License Agreement.

Recent Accounting Pronouncements

See Note 2 to our audited financial statements and Note 2 in our unaudited interim financial statements found elsewhere in this prospectus for a description of recent accounting pronouncements applicable to our financial statements.

BUSINESS

Overview

We are a clinical-stage biotechnology company focused on developing proprietary medicinal products to modulate the function of regulatory T cells (“Tregs”). Tregs are a subpopulation of T-lymphocytes consisting of CD4+CD25high hFOXP3+ cells that suppress inflammatory responses. Tregs and their transcription factors are essential to maintain homeostasis by regulating autoimmune and inflammatory responses and maintaining self-tolerance in mammals. Treg dysfunction is an important component in the pathophysiology of serious neurodegenerative, autoimmune, and metabolic diseases, for which we believe new and effective therapies are urgently needed.

Tregs were discovered in 1995 by Dr. Shimon Sakaguchi and since their discovery, multiple lines of research have contributed to elucidate Treg biology and their role in health and disease.  Initial scientific evidence revealed the key mechanisms linking the function of Tregs to autoimmune and chronic inflammatory diseases.  Following these key discoveries, the role of Tregs was also identified in progressive neurogenerative diseases.

Understanding the biology of healthy Tregs and the role of dysfunctional Tregs across different disease categories, has made this subset of T lymphocytes a relevant therapeutic target, which we believe may provide new treatments for serious diseases.

Since our inception in 2020, we have generated preclinical and clinical data in multiple models and diseases. Our autologous Treg cell therapy program has completed Phase 1 and Phase 2a studies in amyotrophic lateral sclerosis, or ALS. The clinical data from these initial studies has served as an important confirmation of the immunomodulatory properties of Tregs and their potential therapeutic benefits. These studies have also significantly expanded our own foundational knowledge of the biological activity of Tregs, which we believe will be critical for the design of our future clinical and preclinical studies, the selection of future targeted diseases and the overall advancement of our development pipeline.

Our initial developmental programs are focused on neurodegenerative, chronic inflammatory, autoimmune, and metabolic diseases of high unmet medical need. Our diversified candidate pipeline includes both ex vivo and in vivo approaches intended to restore the suppressive and immunomodulatory functions of Tregs. Our product candidate pipeline is based on our three therapeutic modalities: (1) Treg-enhancing biologics; (2) Treg-derived exosomes; and (3) autologous Treg cell therapy. The product candidates utilizing our Treg-enhancing biologics are collectively referred to as the “300 Series.” The product candidates utilizing our Treg-derived exosomes are collectively referred to as the “200 Series.” The product candidates utilizing our autologous Treg cell therapy are collectively referred to as the “100 Series.” Currently, our 300 Series product candidates include COYA 301 and COYA 302, our 200 Series product candidates include COYA 201 and COYA 206, and our 100 Series product candidate is COYA 101.

We believe our product candidate pipeline has the potential to address the unmet need of serious diseases in multiple therapeutic areas. Our multiple development programs, which we are conducting simultaneously, may reduce the risk profile of our operations and enhances our chance of achieving regulatory approval and commercialization for one or multiple of our product candidates.

Our business strategy is to advance our multiple therapeutic modalities and product candidates simultaneously, which we believe sets the foundation for accomplishing multiple development milestones overtime, with the goal of ultimately delivering new and effective products for patients and their families.

Our Pipeline

The core of our approach and strategy is to leverage our three Treg-modifying therapeutic modalities to advance the standard of care for neurodegenerative and autoimmune diseases. Building on our initial findings from our autologous Treg cell therapy modality, our goal is to offer patients therapies that improve outcomes of neurodegenerative, autoimmune, and metabolic diseases.

Our Strategy

Our strategy is to discover, develop, manufacture, and commercialize proprietary medicinal products that enhance the function of Tregs.  We intend for our product candidates to address unmet medical needs, principally in neurodegenerative, autoimmune, and metabolic diseases.

We believe we can differentiate ourselves from other Treg companies by combining our understanding of Treg cell biology and the diseases where Treg cellular dysfunction is considered a likely driver of pathology with our three distinct therapeutic modalities: (i) Treg-enhancing biologics, (ii) Treg-derived exosomes, and (iii) autologous Treg cell therapy.

Key elements of our strategy include:

1.

Advance the development COYA 301. Our goal is to advance COYA 301, our biologic product candidate, for the treatment of FTD by initiating IND-enabling studies, followed by clinical trials.  FTD is a relatively rare form of dementia that impacts younger individuals, for which no treatment is currently available.

2.

Advance the development of COYA 302. Our goal is to advance COYA 302, a biologic product candidate combination that aims to suppress inflammation via administration of a fusion protein in conjunction with COYA 301, a biologic that aims to enhance Treg function. We believe this combination has synergistic impacts in enhancing Treg function. We aim to develop this combination in neurodegenerative and autoimmune diseases.

3.

Advance other product candidates by initiating IND-enabling studies. Our goal is to advance our T-reg derived exosome product candidates by conducting IND-enabling preclinical studies of COYA 201 for biodistribution and for scleroderma and hepatic inflammation and fibrosis.

4.

Leverage our in-licensed technology to advance our Treg exosome therapies. We expect to begin developing the next generation of our Treg exosome therapies (COYA 206) utilizing technology we have in-licensed from Carnegie Mellon University which we believe may enable Treg exosomes to be homed to proteins of interest while delivering select payload into targeted cells. We believe COYA 206 provides a material advantage to our Treg-derived exosome therapeutic modality by allowing targeting of these exosomes to proteins of interest. There are diseases that may be driven by certain proteins and the ability to home in on these proteins may make COYA 206 more selective to that condition. Obtaining preclinical data illustrating this targeted approach is an important initiative for us.

5.

Continue to develop our cell therapy product through Phase 2. Our goal is to advance COYA 101, our autologous cell therapy for the treatment of ALS, into Phase 2b clinical trials, provided we receive non-dilutive funding in the form of a grant from a government organization, or by partnering with an established pharmaceutical company. We currently anticipate that grant funding, or other non-dilutive funding, in the amount of approximately $3 million would be sufficient begin advancing COYA 101 into a Phase 2b trial. This amount is an estimate and may be subject to change.

6.

Expand our pipeline by identifying and developing additional product candidates and identifying additional target indications. We intend to develop other biologics and biologic combinations intended to ameliorate inflammation and lack of self-tolerance that characterize certain neurodegenerative, and autoimmune diseases.

7.

Selectively enter into new discovery relationships with premier research institutions and commercial partners. We expect to have ongoing discussion with third-party pharmaceutical companies about their interest in partnering with us for the ongoing development and commercialization of certain of our development programs.

8.	Expand our manufacturing capabilities. Continue ongoing development and optimization of our manufacturing capabilities of Treg cellular therapeutics, exosomes, engineered exosomes, and biologics.

Our Team

We have assembled a highly experienced management team and board of directors to execute on our mission to advance the standard of care for neurodegenerative, metabolic and autoimmune diseases. Our team has a proven track record in developing, launching, and marketing multiple drug products.

Our Chief Executive Officer and Chairman of the Board, Howard Berman, Ph.D., has over 18 years of entrepreneurial and industry experience working at the interplay of science and business. His experience offers him a strong combination of business acumen and scientific credibility with the ability to assess, quantify, and bridge both disciplines. Our President and Chief Medical Officer, Adrian Hepner, M.D., Ph.D., has over 35 years of global experience in clinical research and drug development, including the development and implementation of the clinical and regulatory strategy for several products from early stage through successful U.S. New Drug Application (“BLA”) and EU regulatory filings and approvals. Our Chief Financial Officer and Chief Operating Officer, David Snyder, has over 25 years’ experience as the Chief Financial Officer of both private and public companies.

Regulatory T cells (Tregs)

In 1995, a subpopulation of suppressor T cells was identified that expressed CD4 and was named regulatory T cells (Tregs). CD4 is found on the surface of certain cells and plays a key role in maintaining homeostasis, a state of balance among all the body systems needed for the body to survive and function correctly, in the immune system.  CD4+ T cells are commonly divided into two distinct lineages: Treg cells and conventional T helper (Th) cells (Pro-Inflammatory Cells).

Conventional Th cells are crucial in shaping the immune response, whether it is protection against a pathogen, a cytotoxic attack on tumor cells, or an unwanted response to self-antigens in the context of autoimmunity. Th cells control the adaptive immune system. The adaptive immune system includes the effectors cells of the cellular immune responses, the T lymphocytes, which mature in the thymus, and antibody-producing cells, the B lymphocytes, which arise in the bone marrow. Th cells control the adaptive immune system by activating, in an antigen-specific fashion, other effector cells such as CD8+ cytotoxic T cells (which are important for immune defense against intracellular pathogens), B cells (that are responsible for producing antibodies), and macrophages (white blood cells that stimulate the action of other immune system cells). By functioning in an antigen-specific fashion, the Th cell  is capable of stimulating an immune response.

Tregs main function is the suppression and termination of pro-inflammatory immune responses. Tregs suppress both innate and adaptive immune reactions detrimental to the host, downregulate pro- inflammatory cytokine (a type of protein that is made by certain immune and non-immune cells and has an effect on the immune system) production, and can suppress the activation/expansion of CD4+CD25– effector T lymphocytes (Teffs). Immune homeostasis is reached when there is a balance between the number of functional Tregs and pro-inflammatory T cells. See the below figure for a visual representation:

Healthy Tregs Tregs are important anti-inflammatory immune cells involved in homeostasis. Tregs act on multiple immune cells to down-regulate the release of pro-inflammatory cytokines.

The Significant Role of Tregs in Neurodegenerative, Autoimmune, and Metabolic Diseases

Dysfunctional Tregs underlie many diseases, and this cellular dysfunction is driven by the chronic inflammatory environment and high levels of oxidative stress commonly observed in numerous diseases.  Additionally, the degree of Treg dysfunction is associated with the severity and progression of serious and life-threatening conditions, for which we believe new and effective therapies are urgently needed.

Since the discovery of Tregs in 1995, we have continued the development and research of Tregs by leveraging the scientific discoveries of Dr. Stanley Appel and his research team at Houston Methodist Hospital (“Methodist”) in Houston, Texas. We have entered into an exclusive Patent and Know How License Agreement with Methodist, and we continue to work with them in support of their research through an exclusive Sponsored Research Agreement.

Recent scientific evidence from Dr. Appel demonstrates that dysregulation of the immune system negatively impacts the severity and progression of neurodegenerative conditions. We believe Dr. Appel’s work demonstrates the role of Treg dysfunction in serious conditions such as amyotrophic lateral sclerosis (“ALS”), Alzheimer’s disease (“AD”), and frontotemporal dementia (“FTD”).

In particular, Dr. Appel discovered that Tregs are both reduced in numbers and function in these patients suffering from neurodegenerative diseases, and more marked reduction could be associated with more rapid disease progression.  In addition, scientific evidence indicates an association between Treg dysfunction and the pathophysiology of autoimmune and metabolic conditions, such as liver inflammation and fibrosis and systemic sclerosis (“SSc”), also known as scleroderma.

An increased ratio of pro-inflammatory T cells to functional Tregs leads to a disrupted immune homeostasis. See the below figure for a visual representation:

Dysfunctional Tregs When Tregs become dysfunctional, a cytokine-mediated inflammatory state can arise leading to neurodegenerative, autoimmune, and metabolic diseases.

Our Biologics Therapeutic Modality (the 300 Series)

Our growing expertise and clinical experience decoding Treg biology and the critical role of Tregs in the pathophysiology of neurodegenerative, autoimmune, and metabolic diseases, provide the basis for the research and development of innovative biologics and biologic combinations intended to enhance Treg function in vivo for the treatment of diseases of high unmet medical need.

COYA 301

COYA 301 is a biologic for subcutaneous administration intended to enhance Treg function and expand Treg numbers in vivo for the treatment of FTD, an orphan disease of high unmet need. We believe an increased ratio of functional Tregs shifts the balance in-vivo in favor of anti-inflammatory Tregs to pro-inflammatory cells. See the below figure for a visual representation:

We are developing biologics and biologic combinations intended to ameliorate the inflammation and lack of self-tolerance that characterize certain neurodegenerative and autoimmune diseases, by increasing Treg suppressive and immunomodulatory functions.

COYA 301’s subcutaneous administration allows patients to be dosed in their homes, which we believe provides convenience and pharmacoeconomic advantages over existing products requiring administration in a hospital setting.

Overview of FTD

FTD is a group of disorders that occur when nerve cells in the frontal and temporal lobes of the brain are lost. This causes the lobes to shrink. FTD can affect behavior, personality, language, and movement.  These disorders are among the most common dementias that strike at younger ages. Symptoms typically start between the ages of 40 and 65, but FTD can strike younger adults and those who are older. FTD affects men and women equally, and its prevalence in the United States is about 60,000 cases.  There are no currently approved products to prevent, cure or slow the progression of FTD. In light of the severe nature of FTD and the high unmet need due to the lack of treatments, our strategy is to simultaneously develop COYA 301 for the treatment of FTD. We believe this maximizes our chances of developing a successful product candidate. As the development of each of these product candidates progresses, we will periodically assess which product candidate or candidates presents our best opportunity for clinical success and will adjust our strategy accordingly.

As in other types of dementia, mounting evidence supports the role of neuroinflammation in the progression of FTD, including cortical inflammation and cell activation. In addition, available data suggest an overlap between FTD and autoimmune disease in patients with altered blood glycoproteins.

Development Status

We are conducting CMC activities and IND-enabling toxicology studies to support the filing of an IND application and the initiation of clinical trials to evaluate the safety and efficacy of COYA 301 for the treatment of FTD. We expect to initiate the initial Phase 1 clinical trial in the first half of 2023 which will evaluate the safety, pharmacokinetics, and biological activity of COYA 301.

We believe data from the FTD development program may support the development of COYA 301 for additional indications, administered as monotherapy or as adjunctive therapy to current standard of care. In preclinical in vitro testing, COYA 301 has shown an ability to enhance Treg function and to restore immune system homeostasis. We conducted studies in 2021 that show that Treg suppressive function is significantly decreased in FTD compared to healthy controls. Scientific evidence demonstrates that COYA 301  plays a key role in the development, expansion, activity, and survival of Tregs. This study was designed to evaluate Treg function in patients with FTD and was conducted by Dr. Appel and his team at Houston Methodist Hospital in 2021. This was a non-interventional study in which no treatment was administered, therefore efficacy and safety endpoints were not part of the assessment. The study included 22 patients and 13 matching healthy controls. Demographics of FTD patients and controls were comparable for age and sex. Mean (SD) age in the FTD group was 67.6 (8.2) years compared to 68.4 (7.5) in the controls. The proportion of women in the FTD group was 59% and 54% in the controls.

Treg percent suppressive function on the proliferation of responder T lymphocytes was assessed by [3H]-thymidine incorporation. Difference in Treg suppressive function between groups was determined using one-way ANOVA. This was an non-interventional study and no investigational treatment was administered, and no study subject experienced a serious adverse event. Results of a study conducted by Dr. Stanley Appel and his team at The Houston Methodist Hospital show that Treg suppressive function in FTD patients was significantly lower compared to healthy subjects (Table 1, which is based on our internally generated data); which we believe is unsurprising given that the homeostasis of the immune system is negatively impacted in FTD.

Table 1.

Percentage Treg Suppressive Function in FTD and Healthy Subjects
	FTD (N=22)	Healthy Controls (N=13)
Mean (SD) (%)	31.62 (26.05)	54.52 (20.40)
p-value=0.019

We believe our preclinical data, in connection with the data from this non-interventional clinical study in FTD patients, support that enhancing Tregs’ suppressive function may have the potential to reduce the pro-inflammatory response driving neurodegeneration and disease progression in FTD.

We intend to explore partnerships with other pharmaceutical and biotechnology companies that own strategic compounds that could potentially be suitable candidates for safe and effective new combination therapies with COYA 301.

COYA 302

Our second biologic product candidate, COYA 302, is a biologic combination for subcutaneous and/or intravenous administration intended to enhance Treg function while depleting T effector function and activated macrophages. COYA 302 is a combination of COYA 301 and a fusion protein. These two mechanisms may be additive or synergistic in suppressing inflammation. We believe the immunomodulatory fusion protein selectively inhibits the activation of pro-inflammatory effector T cells and macrophages down-regulating the secretion of pro-inflammatory cytokines, while COYA 301 enhances and expands Tregs in-vivo. The combination of these two approaches is intended to further shift the balance in favor of anti-inflammatory Tregs to pro-inflammatory cells in-vivo. See the below figure for a visual representation:

Development Status

We are conducting CMC activities and IND-enabling toxicology studies to support the filing of an IND and the initiation of clinical trials of COYA 302 for the treatment of a neurodegenerative disease and an autoimmune disease.  We expect to begin  the initial Phase 1 clinical trial in a neurodegenerative disease in the second half of 2023 which will evaluate the safety, pharmacokinetics, and biological activity of COYA 302. The Phase 1 clinical trial in an autoimmune disease is expected to start in the first half of 2024; the study will evaluate the safety, pharmacokinetics, and biological activity of COYA 302.

In vitro assays, done in an in vitro clinical study conducted by Dr. Appel and his team at Houston Methodist Hospital (using commercially available products) showed that ex vivo expanded human Tregs exhibited greater suppression of T responder (“Tresp”) proliferation after exposure to the fusion protein component of COYA 302. In a separate assay, the addition of the fusion protein to ex vivo expanded human Tregs showed incremental suppression in the production of IL-6 by M1 proinflammatory macrophages.

Following the in vitro testing, COYA 302 was evaluated in two open-label proof of concept academic clinical studies, also conducted by Dr. Appel and his team at Houston Methodist Hospital using commercially available products. The first study was conducted in three patients with Alzheimer’s disease. Patients received COYA 302 over a four-month period and were assessed for cognitive status, Treg suppression function, and safety and tolerability. Cognitive function was measured with the Mini-Mental State Examination (MMSE) test, and patients exhibited a stable or slightly improved MMSE score at the end of the study, compared to baseline. Consistent with the positive observation in cognitive status, the three patients showed an increase in their Treg suppressive function over the course of the treatment with COYA 302, compared to baseline values prior to initiation of treatment. In addition, COYA 302 was well tolerated, no serious adverse events were reported, and no patient discontinued the study due to safety reasons. This study was not powered to assess statistical significance.

The second open-label study in four patients with amyotrophic lateral sclerosis (ALS) is ongoing. Study assessments  include functional status, as measured with the Revised ALS Functional Rating Scale (ALSFRS-R), Treg suppressive function, serum biomarkers, and safety and tolerability. Interim results at six months after initiation of treatment with COYA 302 showed that ALSFRS-R scores remained stable or slightly improved over the course of treatment, compared to ALSFRS-R scores at baseline prior to initiation of treatment. On average, the four patients exhibited a mean increase of 2.25 points in the ALSFRS-R score. The ALSFRS-R scoring range is 0 to 48, with higher scores representing a better functional status. Similarly, all patients showed an increase in Treg suppressive function, compared to baseline. Treg function was measured in vitro by assessing the ability of Tregs to suppress the proliferation of T effector cells. Consistent with the observations in ALSFRS-R score and Treg suppressive function, the serum levels of biomarkers of inflammation and oxidative stress remained stable or showed a decline across the four patients. Serum levels of oxidized low density lipoprotein (“ox-LDL”) exhibited a mean decline of 24 U/L, and levels of 4-hydroxynonenal (“4-HNE”) declined approximately 7 ng/mL. At the time of the six-month data cut-off, COYA 302 was well tolerated, no serious adverse events were reported, and no patient discontinued the study due to safety concerns. This study was not powered to assess statistical significance.

Our Treg-Derived Exosomes Therapeutic Modality (the 200 Series)

We are developing a Treg-derived exosome therapeutic modality consisting of both allogeneic Treg-derived exosomes and antigen derived Treg-directed exosomes that we believe may have unique advantages due to their nanosized (having dimensions limited to nanometers) and non-cell characteristics and to the potential for customization.  Treg-derived exosomes are manufactured following the expansion and conversion of Tregs.  The Treg exosomes are nanovesicles, tiny sacs released by cells that carry chemical messages between cells, produced by the Tregs and released to the bloodstream and different tissues to communicate with other cells, including pro-inflammatory T and B cells.   Treg exosomes contain different types of cargo, such as proteins, lipids and nucleic acids, and have suppressive contact-mediated receptors and proteins that are typically present on the parent Tregs, allowing them to efficiently modulate the immune and inflammatory responses.

We have filed intellectual property claims on the contents of the exosomes, namely the micro RNAs that are reproducibly represented from batch to batch. Many of these micro RNAs confer anti-inflammatory functionality as a mechanism of action and we believe may explain the exosomes’ immunomodulatory function. The exosome field is an emerging and new area at present and understanding the functional aspects of the exosomes is an important but evolving regulatory aspect. We have filed intellectual property claims for compositions of matter that teach the reproducible micro RNA contents. To date, no patents have been issued.

We have developed technology to collect large volumes of Treg exosomes from the tissue culture media that is utilized in the Treg conversion and expansion process. One of the potential limitations of anti-inflammatory Treg cells is that they could be susceptible to the noxious, pro-inflammatory environment observed in some serious and progressive conditions, with the possibility of being converted to a dysfunctional Treg phenotype. Because Treg exosomes are not cells and are end-stage differentiated, they cannot be phenotypically changed, which is the shifting from a type of cell to another type of cell, by the inflammatory environment.  In addition, Treg exosomes’ very small size (between 30-200 nm) makes them able to readily reach sites of inflammation and cross biological barriers in the body, including the blood-brain barrier. See the below image for a visual representation of a Treg exosome.

We believe our data demonstrates the anti-inflammatory activity of Treg exosomes in in vitro assays and in vivo animal models of acute inflammation and ALS, following intravenous and intranasal administration.  Further, we believe our research demonstrates that Treg exosomes exhibit greater anti-inflammatory potency than mesenchymal exosomes, as demonstrated in research recently published in the journal Frontiers of Immunology. Mesenchymal exosomes are extracellular vesicles that are derived from mesenchymal stem cells which are a heterogeneous population of cells that are isolated from various tissues, including bone marrow, adipose tissue, umbilical cords, and even urine.

We believe these Treg exosomes provide an extensive arsenal of suppressive signaling components and anti-inflammatory mediators that are potentially able to suppress pro-inflammatory cascades in the body, including the brain.

We are currently conducting multiple preclinical studies in animal models of autoimmune disease and toxicology IND-enabling Good Laboratory Practices (“GLP”) studies intended to support the filing of an IND necessary to initiate a first-in-human Treg exosome trial using an allogeneic method of treatment. We are currently conducting multiple preclinical studies in animal models of autoimmune disease to support the filing of an IND necessary to initiate a first-in-human Treg exosome trial using an allogeneic method of treatment. While we maintain internal preclinical research and development activities in exosomes generally, we are simultaneously investigating alternative exosome technologies developed by academic institutions or commercial enterprises which we may be able to access, through external partnerships, licensing, and/or strategic collaborations.

Our allogeneic Treg exosome product candidate, COYA 201, is being developed following Treg conversion and expansion from healthy donors.  We believe the manufacturing process under GMP conditions to date has shown consistent batch-to-batch comparability and adequate long-term stability.  In addition, we believe the proprietary manufacturing and cryopreservation processes are highly efficient and will be able to supply a 12-month treatment for five patients from a single manufacturing run.

COYA 201

We believe that our Treg exosome modality for allogeneic use allows targeting multiple indications in the neurodegenerative, autoimmune, and metabolic therapeutic categories.

In evaluations of our Treg exosome product in a preclinical lupus nephritis model in mice, COYA 201 was administered at different dose levels and was well tolerated and no fatalities were observed at the administered dose of 1x1010 exosomes (low dosage level). However, as part of this dose-escalation study, as a result of toxicity when administered in extremely high doses (1x1011 exosomes, or ten times the low dosage level) administered twice weekly, death in six animals (out of a total of 12) was observed. Dose escalation studies are standard in the early development of new treatments and the assessment of the “maximum tolerated dose” and identification of the dose that produces lethality in 50% of animals, are also common studies in early preclinical development. The primary endpoint of this study was proteinuria (amount of protein in urine) to assess renal function. The primary endpoint The primary endpoint of this study was proteinuria (amount of protein in urine) to assess renal function. The primary endpoint was not met. Currently, the side effect profile of our product candidates in humans is unknown. We continue to evaluate different potential indications to advance the development of COYA 201 into clinical studies.  Following the completion of the preclinical studies in different animal models of disease, we will evaluate the data to potentially conduct further preclinical studies and to select a potential clinical indication for human studies.

COYA 201 is being evaluated in a mouse model of scleroderma.

Overview of Scleroderma

Scleroderma, also known as systemic sclerosis, is an autoimmune disease affecting the skin and other organs of the body, meaning that the body’s immune system is causing inflammation and other abnormalities in these tissues. There are two main types of scleroderma: localized scleroderma and systemic scleroderma. Systemic scleroderma is the most serious form of the disease, and can affect the skin, muscles, joints, blood vessels, lungs, kidneys, heart and other organs. Localized scleroderma usually affects only the skin, although it can affect the muscles, joints and bones. It does not affect internal organs.

The main finding in scleroderma is thickening and tightening of the skin and inflammation and scarring of many body parts, leading to problems in the lungs, kidneys, heart, intestinal system, and other areas.

Scleroderma is relatively rare. About 75,000 to 100,000 people in the U.S. have this disease; most are women between the ages of 30 and 50. There is presently no cure for scleroderma, and current interventions are limited to symptomatic treatment.

Scientific evidence shows numerical and functional changes of Tregs in scleroderma patients, including decreased frequencies and/or impaired function of circulating Tregs.  Moreover, an imbalance between T helper cells and Tregs has been identified in patients with scleroderma, which is thought to contribute to the progression of the disease.

Development Status

We are conducting a preclinical study in a well-established animal model of systemic scleroderma, intended to evaluate the biological activity and potential efficacy of COYA 201 administered intravenously and intranasally. This study will involve a bleomycin induced systemic scleroderma mouse model. The overall study design will involve 15 animals/group, in 4 groups- vehicle, low dose exosome, high dose exosome, and saline. The endpoints measured will include skin punch weight, skin histopathology, and lung histopathology. We believe the evaluation of routes of administration to deliver COYA 201 through atomization directly into the lungs may provide alternative treatment options for patients with chronically progressive diseases.  Results from this initial animal study will be used to guide the next steps in the early phases of this development program.

COYA 201 has been tested in an in vitro humanized model of hepatic inflammation and fibrosis.

Overview of Hepatic Inflammation and Fibrosis

Because the liver plays a central role in metabolism of lipids and glucose, liver inflammation is closely related to metabolic disorders such as nonalcoholic fatty liver disease (“NAFLD”), which affects up to 40% of Western adult populations. NAFLD includes a spectrum of diseases ranging from isolated hepatic steatosis to nonalcoholic steatohepatitis (“NASH”), the progressive form of the disease characterized by inflammation, cellular injury, and fibrosis, which can lead to cirrhosis and hepatocarcinoma.

The accumulation of lipid deposits in hepatocytes leads to production of proinflammatory cytokines that triggers the development of liver inflammation and fibrosis. Tregs play a critical role in regulating inflammatory processes in NASH, while T helper type 17 (“Th17”) might functionally oppose Treg-mediated responses.

Therefore, we believe Treg exosomes may have the potential to effectively modulate the inflammatory processes by enhancing anti-inflammatory mechanisms and modifying the pathogenesis of the disease.

Development Status

We have conducted an initial preclinical study in a humanized model of liver inflammation and fibrosis to evaluate the biological activity of COYA 201. This is a cellular liver model involving co-culture of primary human hepatocytes, Kupffer cells, liver endothelial cells, and stellate cells and will be evaluated across multiple groups, vehicle control, low dose exosomes, high dose exosomes, and saline solution. The primary objectives of this study were the assessment of inflammation, measured by the levels of released pro-inflammatory cytokines, and fibrosis, measured by the release of procollagen by the hepatic cells. We observed a significant decrease in the secretion of pro-inflammatory cytokines and a significant increase in the secretion of anti-inflammatory cytokines. The study met its primary objectives by demonstrating that COYA 201 was biologically active in this model. Results from this study will guide the next steps in the early development of this program.

COYA 206

As part of our Treg exosome development programs, we are developing our next generation of antigen directed Treg-derived exosome product candidates and in June 2022 we executed an option agreement allowing us to acquire exclusive worldwide rights to a novel and proprietary technology enabling exosome engineering from Carnegie Mellon University (the “Carnegie Mellon Option Agreement”).

The Carnegie Mellon Option Agreement involves the intellectual property rights to the research, development, and manufacturing of exosome-polymer hybrids (“EPHs”), a tether-based exosome functionalization strategy that enables Treg exosomes to be homed to proteins of interest, while delivering select payloads into targeted cells. See the below image for a visual representation of a tethering exosome.

Lipids
Nucleic Acids
miRNA, mRNA
DNA
Antigen-Directed
Treg-Derived
Exosomes
Healthy Treg Cells
Pro-inflammatory
Cells

Functionalized exosomes with an immunomodulatory protein, FasL, have demonstrated their biological activity both in vitro and in vivo. FasL-functionalized exosomes, when bioprinted on a collagen matrix, allows spatial induction of cell death in tumor cells and, when injected in mice, suppresses proliferation of pro-inflammatory T cells.

Schematic Representation of Functionalized Targeted Treg Exosomes

Strategy
Rapid
Robust
Reversible
Modifications
X/Y = Dye
Aptamer
Antibody
Biotin
Azide (clickable)
X
Y
X
Exosome
Membrane
Functionalization
In vivo Immunomodulation
FasL
FasL
Bioprinting
Collagen
Matrix

Yerneni, *et al.*, *ACS Nano* 2019

We believe this proprietary technology sets the foundation to produce targeted Treg exosome therapeutics that are directed to epitopes, the part of an antigen molecule to which an antibody attaches itself, and proteins of interest, while delivering growth factors, drugs or other cargo, representing an innovative technology that could be advantageous relative to other Treg directed therapeutic modalities.

We are working on the characterization of the EPHs and are planning to do target validation following completion of this work to select product candidates and indications for future development.

Our Autologous Regulatory T Cells (Tregs) Therapeutic Modality (the 100 Series)

COYA 101

Our autologous Treg cell therapy product candidate COYA 101 has completed Phase 1 and Phase 2a studies and we believe the data from these trials provide us the information needed to design a well-powered and well-controlled confirmatory clinical study to evaluate the safety and efficacy of COYA 101 for the treatment of ALS.

Our cell therapy technology is being developed to address Treg dysfunction in the context of the pathophysiology driven by chronic neuroinflammation in patients with neurodegenerative diseases. COYA 101 is being developed as a treatment for patients with serious neurological disorders. The proposed initial indication for COYA 101 is treatment of amyotrophic lateral sclerosis (ALS). We have been granted orphan drug designation (“ODD”) for the active moiety or the principal molecular structural features in the United States for COYA 101 for the treatment of ALS.

Generally, if a drug with an ODD subsequently receives the first marketing approval for the indication for which it has such designation, the drug is entitled to a period of marketing exclusivity, which precludes the EMA or the FDA from approving another marketing application for the same drug and indication for that time period, except in limited circumstances. The applicable period is seven years in the United States and ten years in Europe. The European exclusivity period can be reduced to six years if a drug no longer meets the criteria for Orphan Drug Designation or if the drug is sufficiently profitable such that market exclusivity is no longer justified.

Overview of ALS

ALS is, a rare devastating and fatal neurodegenerative disease characterized by rapid and hard to stop progression, affecting approximately 20,000 patients in the United States. ALS, also known as Lou Gehrig’s disease, attacks nerve cells, called motor neurons, that control voluntary muscles. When these cells die, voluntary muscle control and movement are lost. This leads to progressive weakness and disability. People living with ALS eventually lose their strength, ability to move their arms, legs, and body, and the ability to breathe on their own. In most cases, their minds remain sharp and alert. The average life expectancy for people with ALS is two to five years from diagnosis, although 50% of patients die within 2.5 years of symptoms onset. We believe ALS constitutes a clear unmet medical need, as currently available products only provide limited benefit to some patients.

Development Status

Phase 1 Clinical Data

Based upon an open-label Phase 1 clinical study in ALS patients, in which administration of repeated infusions were associated with stabilization of ALS progression over the course of the treatment period during the first and second infusion cycles over 6 and 12 weeks, respectively, we believe the results of the Phase 1 trial support that repeat intravenous administration of Treg infusions are well tolerated and able to achieve a therapeutic response.

This Phase 1 study was a first-in-human proof-of concept trial in 3 patients with ALS, conducted under an Investigator-Initiated IND Application. The primary endpoint of the study was to assess the safety and tolerability of COYA 101 in patients with ALS. Secondary endpoints were Treg supportive function and Treg numbers assessed in peripheral blood and preliminary clinical efficacy, as assessed with the Revised ALS Functional Rating Scale (“ALSFRS-R”) and the Appel ALS Scale (“AALS”). This initial Phase 1 study was conducted as a proof-of-concept trial and was not powered to assess statistical significance. Results of this Phase 1 study showed a slowing of disease progression over the course of each cycle of Treg intravenous infusions as measured by standard clinical ALS scales, which were also correlated with increased Treg suppressive function.  All patients demonstrated an increase in Treg suppressive function, slowing of functional decline, and stable respiratory function over the course of two Tregs infusion cycles of 6 weeks (first cycle) and 12 weeks duration (second cycle).  Treatment with COYA 101 was well tolerated in all patients.  Results of this Phase 1 study were published in Neurology: Neuroimmunology & Neuroinflammation.

This included 3 ALS patients exhibiting a different rate of decline (as measured with the ALSFRS-R) prior to initiation of the Treg infusions. During the first infusion cycle (marked with red triangles in Figure 1) Tregs were administered every 2 weeks, and during the second infusion cycle (marked with green squares in Figure 1) a few months later, Tregs were administered every 4 weeks. Over the course of the infusion cycles and during the period between Tregs infusions, the subjects received concomitant low-dose IL-2 subcutaneously 3 times per week.

Regardless of their pre-study rate of decline using the ALSFRS-R scale, all 3 patients stopped or slowed the clinical progression of the disease at each Treg infusion cycle, as shown in the figure below.

COYA 101 Phase 1 Study. ALSFRS-R Scores Over Time by Patient (N=3).

Adapted from Thonhoff et al. (Neurol Neuroimmunol Neuroinflamm 2018;5:e465).

We believe that the ability to maintain a plateau representing no decline in physical function for up to 8 weeks during the first infusion cycle and again for up to 12 weeks during the second infusion cycle with COYA 101 treatment indicates that COYA 101 may have the ability to be a disease-modifying therapy by slowing or stopping ALS disease progression.

Further, treatment did not aggravate or speed up the decline in loss of physical function between or after COYA 101 treatment. The noted decline in physical function between and after treatment was attributed to expected disease progression.

More specifically, in the Phase 1 study the three participants represented a wide range of disease progression rates, the rates of decline were comparable between the lead-in phases and the post-infusion phases for each round of Treg infusions. The average slopes of the lead-in phases were calculated from the baseline clinical evaluation about 1 month before the initial Treg infusion to the clinical evaluation on the day of the initial Treg infusion for each round. The post-infusion phases were calculated from the clinical evaluations performed 2 weeks after the last Treg infusion for each round to the subsequent clinical evaluation. Average slopes provided below (of all 3 patients) are reported as Mean ± Std. Dev. in AALS points/week.

In addition, all three patients underwent prospective evaluation of blood biomarkers of inflammation and oxidative stress, in order to identify whether clinical responses to treatment correlated with changes in these markers. Over the course of the first administration cycle of COYA 101 infusions, low and stable levels of oxidized low-density lipoprotein (ox-LDL) were observed, which correlated with patient clinical stabilization. After the first infusion cycle, over a subsequent six-month washout period during which COYA 101 was not administered, patients exhibited clinical decline and increased levels of ox-LDL. Following the wash-out period, a second cycle of COYA 101 was administered and, as during the first cycle, low levels of ox-LDL were observed correlating with clinical stabilization.

At the end of the study and after cessation of treatment, ox-LDL were elevated consistent with concurrent patient decline.

As observed with ox-LDL, serum levels of acute phase proteins (“APPs”), such as soluble CD14, lipopolysaccharide binding protein (“LBP”), and C-reactive protein (“CRP”), were stabilized during COYA 101 administrations, but rose during the washout period and again after therapy was discontinued.

We believe this Phase 1 study provided initial evidence supporting that Treg cell therapy has the potential to suppress peripheral oxidative stress and the accompanying circulating pro-inflammatory APPs, which may serve as peripheral biomarkers for monitoring clinical efficacy of immunomodulating therapies.  Results of the biomarker data from this Phase 1 study were published in Annals of Neurology (Beers et al, 2022).

Phase 2a Clinical Data

Following the results of the Phase 1 study, a double-blind placebo-controlled investigator-initiated Phase 2a trial in ALS patients was conducted over 24 weeks. This study was filed under the same academic IND.  The double-blind study was followed by an open-label extension study over additional 24 weeks in which all patients received Tregs. The objectives of the Phase 2a study were to evaluate the biological activity, safety and tolerability, and preliminary clinical efficacy of COYA 101 administered intravenously every 4 weeks.  Clinical efficacy was measured with a validated tool, the Revised ALS Functional Rating Scale (“ALSFRS-R”), and respiratory function was assessed with the Maximum Inspiratory Pressure (“MIP”) test. The study was conducted at 2 clinical sites in the United States (Massachusetts General Hospital in Boston, Massachusetts, and the Houston Methodist Hospital in Houston, Texas).

The planned enrollment of 12 patients was negatively impacted by the COVID-19 pandemic.  A total of 6 ALS patients were included in the double-blind portion of the study (3 patients received COYA 101 and 3 patients received placebo). Patients receiving COYA 101 showed an adequate tolerability profile, comparable to patients receiving placebo.  The very limited sample size of the double-blind portion of the study did not allow for a meaningful efficacy analysis.

However, all 6 patients who completed the 24-week double-blind study rolled over into the open-label extension for additional 24 weeks.  In order to increase the sample size that was negatively impacted by the COVID-19 pandemic, two additional patients were included in the open-label portion of the study. Assessment of ALSFRS-R scores over the 24-week open-label showed that 75% (6 of 8) of patients stopped or slowed disease progression. Consistent with the observations from the Phase 1 study, evaluation of pro-inflammatory and oxidative stress serum biomarkers over the course of the study suggests that levels of certain biomarkers correlate with disease progression and may also serve to prospectively identify ALS patients that may experience greater therapeutic response with COYA 101 treatment. Results of this Phase 2a study have been published in a peer-reviewed journal.

Disease progression was documented in each participant by the ALSFRS-R over the duration of the 24-week OLE. The timing of the Treg infusions was depicted by the vertical dotted lines with the corresponding Treg dosages. The baseline ALSFRS-R value for the OLE was taken at week 26 for the 6 participants who went through the DB and week 0 for the two participants who entered directly into the OLE. The total change in the ALSFRS-R was calculated after 24 weeks. Six of the eight patients showed intermediate to no progression of the ALSFRS-R (average of -2.7 points). Two of the eight patients showed rapid progression (average of -10.5 points). The following figure illustrates the numerical difference in ALSFRS-R scores over the course of the OLE previously described for the two subgroups of patients.  The limited and unbalanced number of patients in each group does not allow for a meaningful statistical comparison. Accordingly, no p-values are available.

ALS Disease Progression in COYA 101 OLE Study (N=8)

Dose: 1x
1x
2x
2x
3x
3x
6 Patients
2 Patients
-2.7 pts
-10.5 pts
Change in ALSFRS-R from Week 0 of OLE
Weeks
4
0
-4
-8
-12
-4
0
4
8
12
16
20
24
28

From Thonhoff et al, 2022.

Treg suppressive function was assessed in each patient at screening, 4 weeks after the second infusion of a 1x dose of Tregs (week 34), 4 weeks after the second infusion of a 2x dose (week 42), and 4 weeks after the second infusion of a 3x dose (week 50). (B) Treg numbers were assessed in each patient at screening, 4 weeks after the second infusion of a 1x dose of Tregs (week 34), 4 weeks after the second infusion of a 2x dose (week 42), and 4 weeks after the second infusion of the 3x dose (week 50). Data were depicted as visit-specific estimates ± standard error and were compared for progression of continuous endpoints using a shared-baseline, linear mixed model. A p value < 0.05 was considered statistically significant, as depicted by the asterisk in the below image.

Treg Suppressive Function and Numbers in COYA 101 OLE Study (N=8)

From Thonhoff et al, 2022.

Treatment with COYA 101 was well tolerated, consistent with the tolerability profile observed in the Phase 1 study. No subject receiving COYA 101 experienced a serious adverse event or discontinued the study.

The study results have been recently published in the peer-reviewed journal Neurology, Neuroimmunology & Neuroinflammation in an article titled “Combined Regulatory T-Lymphocyte and IL-2 Treatment Is Safe, Tolerable, and Biologically Active for 1 Year in Persons With Amyotrophic Lateral Sclerosis.”

To meet the needs of this Phase 2a study, we developed an optimized Tregs manufacturing process to produce at least 2 billion Treg cells from each study participant. Our proprietary Treg manufacturing process had to overcome numerous challenges associated with Treg instability to maintain robust Treg expansion despite long-term cryopreservation, while preserving phenotypic characteristics, stability, sterility and functionality. We believe the process optimization also allows for cryopreservation and thawing while retaining adequate cell numbers and suppressive function over a long period of time, resulting in the supply of sufficient Tregs from a single run to meet the dosing level and monthly infusion scheme over 12 months.

Manufacturing Activity

COYA 101 is an autologous cell therapy that requires individual manufacturing of each patient-specific batch.  After undergoing leukapheresis, a laboratory procedure in which white blood cells are separated from a sample of blood, each patient-specific sample is processed for Treg cell isolation, conversion to functional Treg phenotype, expansion to therapeutic dose, and cryopreservation, to be re-thawed for infusion at a given outpatient facility.

COYA 101 manufacturing has undergone extensive process optimization since the Phase 2a academic trial, in order to lock down scaled-up chemistry, manufacturing, and controls (“CMC”) manufacturing capabilities to be able to successfully approach next steps in the development of COYA 101 and potential commercialization, if approved by FDA. We do not believe that manufacturing scalability or the costs thereof represent a material barrier to our ability advance COYA 101 through its prospective clinical studies.

Our management team is comprised of technical experts, with years of experience with FDA and industry, and understand how to navigate the CMC processes and regulatory landscape. This team will lead us through the process of scaling our Treg cell therapy GMP manufacturing processes, including automation steps, closed door systems and analytical capabilities, to optimize production and reduce cost of goods.

Development Status

After completion of the two investigator-initiated clinical studies, we had a pre-IND meeting with the FDA. We had a Type B meeting (pre-IND) with CBER/FDA, and the FDA provided written responses on November 5, 2021. The main objective of the pre-IND meeting was to gather all necessary FDA feedback as early as possible to be able to address the FDA’s requirements in the industry-sponsored IND submission. In its responses, the FDA provided clear guidance for the GMP manufacturing of COYA 101 for a well-controlled industry-sponsored study, and also provided insight for design of the clinical protocol for the next clinical study.

Our goal is to advance COYA 101 into a Phase 2b clinical trial. However, we currently believe that we are best served by utilizing our available cash to advance COYA 301, COYA 302, COYA 201 and COYA 206 candidates before beginning a Phase 2b clinical trial of COYA 101. The costs associated with such a Phase 2b trial would significantly impede our ability to advance COYA 301, COYA 302, COYA 201 and COYA 206 before we can reasonably judge which product candidates and which therapeutic modalities may have the most potential. However, based on our pre-clinical results to date, we maintain as a goal advancing COYA 101 into a Phase 2b trial via non-dilutive funding sources. We believe a grant or other non-dilutive funding in the amount of approximately $3 million would be sufficient for us to begin advancing COYA 101 into a Phase 2b trial. In the event we receive such grant funding, or we receive non-dilutive financing from some other source, we would expect to begin the Phase 2b of COYA 101 and would incur Phase 2b clinical trial expenses for Coya 101 not otherwise covered by the non-dilutive financing. We believe that the expenses required to advance Coya 101 net of any grant would be limited and that we can continue to make appropriate progress in advancing COYA 301, COYA 302, COYA 201 and COYA 206, albeit not at the same rate if we did not devote resources to COYA 101. If we are unable to receive such a grant or any other grant we may apply and qualify for in the future, or we are unable to find a suitable strategic partner with whom we can collaborate on terms that are favorable to us, or at all, we may delay or terminate the clinical development of COYA 101.

Manufacturing

Industrial CMC Process Using Bioreactors

We have developed a proprietary and efficient ex vivo manufacturing process that isolates millions of dysfunctional Tregs from a patient and converts and expands these cells into billions of highly functional Tregs that are neuroprotective and immunosuppressive.

This unique approach does not require genetic manipulation and has been automated into bioreactor modules which permit faster vein-to-vein times. The bioreactor produces up to 3 billion functional Treg cells from each patient-specific sample within 10-14 days from start of expansion. We believe the viable cells have potent Treg suppressive function and display a unique and reproducible phenotype. which confers the enhanced functional activity of the expanded and converted cells.

Cryopreservation Technology

We have developed proprietary technology to cryopreserve the expanded and converted functional Treg cells via the CTreg™ modality. We believe this is the first cryopreservation modality in the Treg cell therapy field that has been clinically tested and validated, allowing for long-term monthly infusions while maintaining viability and suppressive function. We believe, in progressive neurodegenerative diseases, one-time infusions of Tregs will not suffice and a cryopreservation step permits long-term repeat dose treatment of patients. This cryopreservation process allows for one manufacturing run to produce enough cells for up to 12 months of treatment.

Expanded Tregs Unique Phenotype

We have also shown that the expanded Treg cells are characterized by a unique phenotype, compared to the baseline dysfunctional Tregs, which confers the enhanced functional Treg activity. Moreover, the novel phenotype is maintained upon cryopreservation and re-thawing. The phenotype has been well characterized by both proteomics and flow cytometry.

iscEXO™

We have also developed the technology to isolate and expand highly neuroprotective and immunomodulatory Treg-derived exosomes through our proprietary iscEXO™ (immunosuppressive cell exosome) modality.

We believe our proprietary Treg cell manufacturing process generates exosome-rich batches that contain large amounts of Treg exosomes. Optimization of a cutting-edge, proprietary exosome isolation technology using tangential flow filtration provides for the scaled isolation, concentration, and buffer exchange of liters of exosome-rich product in a short period of time.

Our efficient GMP manufacturing process has demonstrated batch-to-batch reproducibility and comparable critical quality attributes, and in vitro and in vivo testing have shown Treg-conserved markers and function in the Treg-derived exosome product, including suppression and inhibition of proliferation of activated pro-inflammatory cells.

Following manufacturing and packaging, Treg exosomes can maintain their structural integrity during prolonged periods of storage under frozen conditions. Importantly, the suppressive function of the Treg exosomes can be maintained over the long-term stability testing under frozen conditions and after multiple freeze-thaw cycles.

Key Milestones

We will continue to conduct research and development activities for our various product candidates and indications over the course of 2022-2024. Our anticipated developmental milestones are provided below.

The dates reflected in the foregoing are estimates only, and there can be no assurances that the events included will be completed on the anticipated timeline presented, or at all. Further, there can be no assurance that we will be successful in the development of any of our current product candidates or any other product candidate we may develop in the future, or that any of our current product candidates, or any other product candidate we may develop in the future, will receive FDA approval for any indication.

Competition

We believe the ability of our product candidates to enhance Treg function ex vivo (Treg cell therapy and Treg exosomes) and in vivo (biologics), potentially resulting in amelioration of the chronic and progressive inflammatory environment that underlies certain serious diseases, represents a meaningful competitive advantage and may benefit us in our goal of successfully developing novel and highly effective treatments for neurodegenerative, autoimmune, and metabolic diseases. We believe our Treg exosomes are significantly more potent in suppressing inflammation than mesenchymal cell derived exosomes. Moreover, we are developing technology in conjunction with Carnegie Mellon University to target Treg exosomes to proteins of interest while loading with cargo of interest, requiring no genetic manipulation, while CAR Treg approaches require genetic manipulation. Moreover, Treg exosomes are end stage differentiated and cannot be converted in-vivo to a dysfunctional state, unlike cells. Our Treg cell therapy is a polyclonal product that requires no genetic manipulation. Moreover, we have developed bioreactors to shorten the time to obtain the final product (within 10-12 days). Finally, we have developed the ability to cryopreserve Treg cells and rethaw while maintaining full functional potency, allowing for chronic dosing from one patient manufacturing run. We believe our biologic is unique in that it enhances Treg function in-vivo without the need for ex-vivo manipulation, and the biologic is a simple to administer injection in a prefilled syringe that is intended for in home administration.

However, the pharmaceutical industry is intensely competitive and subject to rapid and significant technological change. We will continue to face competition from various global pharmaceutical, biotechnology, specialty pharmaceutical and generic drug companies that engage in drug development activities.

Many of our competitors have similar products that focus on the same diseases and conditions that our current and future pipeline product candidates address and may address in the future. Many of our competitors have greater financial flexibility to deploy capital in certain areas as well as more commercial and other resources, marketing and manufacturing organizations, and larger research and development staff. As a result, these companies may be able to pursue strategies or approvals that we are not able to finance or otherwise pursue and may receive FDA, or other applicable regulatory approvals more efficiently or rapidly than us. Also, our competitors may have more experience in marketing and selling their products post-approval and gaining market acceptance more quickly.

Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Our product candidates could become less competitive if our competitors are able to license or acquire technology that is more effective or less costly and thereby offer an improved or a cheaper alternative to our product candidates.

Competitor companies developing Biologic approaches to enhancing Tregs, leveraging IL-2 formulations, include: Amgen (AMGN) (IL-2 mutein for GVHD and autoimmune diseases), Nektar (NKTR) (Pegylated IL-2 for autoimmune diseases), Merck (MRK) (IL-2 mutein for autoimmune diseases), Xencor (XNCR) (IL-2 Fc Fusion Protein for autoimmune diseases), Selecta Biosciences (SELB) (recombinant IL-2 + ImmTOR for autoimmune diseases), Cue Bipharma (CUE) (IL-2 bispecific for GVHD and autoimmune diseases), and Moderna (MRNA) (LNP encapsulated mRNA based therapeutic encoding IL-2 for autoimmune diseases).

Competitor companies developing Treg based cellular therapeutics include: Abata Therapeutics (CAR Treg for autoimmune diseases), Sonoma Therapeutics (CAR Treg for autoimmune diseases), Sangamo (SGMO) (CAR Treg for Renal Disease, IBD), TrexBio (Treg cell therapy for Immunology/Inflammation), Mozart Therapeutics (CD8 Treg cell modulators for Celiac Disease/IBD), Gentibio (Treg cell therapy generated from T-effector cells for T1 Diabetes), Kyverna (Autologous and Allogeneic Tregs for autoimmune diseases), Cellenkos (Allogeneic umbilical cord blood Tregs for multiple conditions), AZ Therapies (Allogeneic CAR Tregs for CNS Diseases), and Quell Therapeutics (Autologous CAR Tregs for liver transplantation, T1 Diabetes and ALS).

To our knowledge, there exists no other Treg-derived exosome competitor. However, there exists other cell derived exosome competitors including: Evox Therapeutics (Mesenchymal Derived Exosomes), Capricor Therapeutics (Cardiosphere Derived Exosomes), and Exopharm (Platelet Derived Exosomes), and Rion (Platelet Derived Exosomes).

We expect any product candidates that we develop and commercialize will compete on the basis of, among other things, efficacy, safety, convenience of administration and delivery, price and the availability of reimbursement from government and other third-party payors. We also expect to face competition in our efforts to identify appropriate collaborators or partners to help commercialize our product candidate portfolio in our target commercial markets.

Intellectual Property and Protection

As of October 1, 2022, our patent estate derived from our relationship with The Houston Methodist Hospital include one patent family, comprised of two pending U.S. provisional patent applications, one U.S. non-provisional patent application, five foreign patent applications, and four pending Patent Cooperation Treaty (“PCT”) applications, each co-owned with or in-licensed from The Houston Methodist Hospital. These patent applications are directed to our Treg and exosome compositions and methods of use, methods of Treg and exosome manufacture, and methods of in vivo Treg expansion via combination therapies, among other things. If any patents issue from or claim priority to these patent applications, the patents are expected to expire in 2040 and 2042, without giving effect to any potential patent term extensions or patent term adjustments and assuming payment of all appropriate maintenance, renewal, annuity or other governmental fees. All of our Houston Methodist Hospital patents have composition and method claims, with the exception of a biomarker patent, which has only method claims.

In addition, our patent estate derived from our relationship with ARScience Biotherapeutics, Inc. (described below) includes one published patent application and one provision patent application. The patents are expected to expire in 2041 and 2043, respectively, without giving effect to any potential patent term extensions or patent term adjustments and assuming payment of all appropriate maintenance, renewal, annuity, or other governmental fees. The ARScience Biotherapeutics, Inc. patents have composition, method, and utility claims.

Finally, our patent estate derived from our relationship with Carnegie Mellon includes one pending patent application. The patent, if granted, would be expected to expire in 2043, without giving effect to any potential patent term extensions or patent term adjustments and assuming payment of all appropriate maintenance, renewal, annuity, or other governmental fees. The Carnegie Mellon patent has method claims.

Methodist License Agreement

On October 6, 2020, we entered into a Patent and Know How License Agreement, as amended from time to time (the “Methodist License Agreement”), with The Methodist Hospital (“Methodist”), pursuant to which Methodist granted us an exclusive license, with the right to sublicense, under certain patent rights and know-how related to regulatory T-cell (“Treg”) technology  to develop and commercialize products and/or services for the diagnosis, prevention or treatment of ALS, Alzheimer’s disease, or other human diseases or conditions (such products, “Licensed Products” and such services, “Licensed Services”).  The Licensed Products comprise all of our current product candidates. Methodist also granted us an exclusive right of reference with respect to the existing IND and all related data and documentation generated in connection with the Existing IND. The last to expire licensed patent under the Methodist License Agreement is scheduled to expire on September 16, 2042.

In consideration of the rights and licenses granted to us by Methodist under the Methodist License Agreement, we agreed to (i) reimburse Methodist for costs incurred in connection with filing and prosecution of existing patent applications (as of       , 2022, we have reimbursed Methodist for $233,256 in patent related expenses); (ii) pay Methodist an annual $5,000 license maintenance fee; and (iii) we issued 750,000 shares of our common stock to Methodist and the equivalent amount of shares to the inventors of the licensed patent rights in proportion to a ratio provided by Methodist.  We are obligated to use commercially reasonable efforts to (a) continue to develop, seek to obtain and maintain regulatory approval, and if regulatory approval is achieved, to commercialize at least one Licensed Product or Licensed Service; and (b) achieve certain development milestones as set forth in the Methodist License Agreement. The Methodist License Agreement also contains termination provisions typical of agreements of this type including the ability of Methodist to terminate the license in the event that we or a subsequent sublicensee is not “Actively Attempting to Develop or Commercialize” (as defined in the Methodist License Agreement) for a continuous period of 6 months anytime beginning October 2, 2025.

Pursuant to the Methodist License Agreement, we agreed to make contingent milestone payments to Methodist on a Licensed Product-by-Licensed Product or Licensed Service-by-Licensed Service basis upon the achievement of certain development, approval and sales milestones (i) related to the treatment of ALS totaling up to $325,000 in the aggregate, and (ii) related to the treatment of each other indication (that is not ALS) totaling between $212,500 and up to $425,000 in the aggregate per indication. As of       , 2022 no milestone payments have been accrued or paid in connection with the Methodist License Agreement.

Pursuant to the Methodist License Agreement, we are also required to pay Methodist, on a licensed product-by-licensed product and country-by-country basis, royalties (subject to customary reductions) up to 10% of annual worldwide net sales of such licensed product during a defined royalty term. The applicable royalty percentage increases as Licensed Products are used to treat from only one to more than three indications and if a given Licensed Product utilizes only T-reg cell therapy or is a combination of both T-reg cell therapy and exosomes. Therefore, the lowest tier is paid when there is only a single indication being addressed with a single product. The lowest tier is paid on combination products where there are three or more indications being served. We are also required to pay a low single digit percentage for certain licensed services. We are required to pay mid-teens royalties on sublicense revenue. Commencing on January 1, 2025, the minimum amount which will be owed by us once commercialization occurs is $50,000 annually.

Our obligation to pay royalties (a) starts with the first commercial sale of the Licensed Product or provision of the Licensed Service after obtaining regulatory approval for the subject Licensed Product or Licensed Service and (b) ends either (1) immediately, if no valid claim within the licensed patent rights covers the subject Licensed Product or Licensed Service in the applicable country exists at such time, or (2) if at least one valid claim exists at such time, then when no remaining valid claim within the licensed patent rights covers the subject Licensed Product or Licensed Service in the applicable country. As of       , 2022 no royalty payments have been accrued or paid in connection with the Methodist License Agreement.

ARScience Biotherapeutics, Inc. License Agreement

On August 23, 2022 (the “Execution Date”), we entered into a License Agreement (the “ARS License Agreement”) with ARScience Biotherapeutics, Inc. (“ARS”) pursuant to which ARS granted us an option to, if we choose to exercise such option, an exclusive, royalty-bearing license for two patents regarding certain formulations of hrIL-2 (the product that serves as the basis for COYA 301), with the right to grant sublicenses through multiple tiers under these patents (the “ARS Option”). In consideration for the ARS Option, we paid ARS a one-time, non-refundable, non-creditable option fee of $100,000.

The ARS Option may be exercised by written notice to ARS (an “Option Exercise Notice”) at any time beginning on the Execution Date and continuing for a period 90 days following the Execution Date (“Initial Option Exercise Period”). If ARS fails to provide, within five days of written request by us, any materials or information related to the agreement requested by us to complete our diligence during the Initial Option Exercise Period, then we may extend the Initial Option Exercise Period by written notice to ARS by one day for each day ARS fails to provide such materials or information within such 5-day period (the “Extended Option Exercise Period”). As of the date of delivery of an Option Exercise Notice (such date of delivery, the “Effective Date”), ARS will automatically be deemed to have granted to us the licenses and all provisions of the ARS License Agreement and the ARS License Agreement will be deemed to be effective as of the Effective Date. Within 10-days of the Effective Date, we must pay ARS a mid-six-figure up-front fee.

In addition, we may also owe tiered payments to ARS based on our achievement of certain developmental milestones. Under the ARS License Agreement, we will pay an aggregate of $13.25 million in developmental milestone payments for the first Combination Product (as defined in the ARS License Agreement) in a new indication. We will then pay an aggregate of $11.6 million in developmental milestone payments for each Combination Product in each subsequent new indication. Further, for the first Mono Product (as defined In the ARS License Agreement) we will pay an aggregate of $11.75 million in developmental milestone payments. We will then pay an aggregate of $5.85 million in developmental milestone payments for each Mono Product in each subsequent new indication, we will owe an aggregate of $5.85 million if all developmental milestones are achieved for each new indication. We will also owe royalties on net sales of licensed products ranging from low to mid-single digit percentages. In the event we sublicense our rights under the ARS License Agreement, we will owe royalties on sublicense income within the range of 10% to 20%. To date, the $100,000 option fee is the only payment made to ARS under ARS License Agreement.

The ARS License Agreement contains customary termination provisions for cause, insolvency, convenience and cessation of development or commercialization. Termination for cause permits either party to terminate the ARS License Agreement upon written notice of a material breach that remains uncured after 90 days. If either party files for protection under bankruptcy or insolvency laws among other things, the other party may terminate the ARS License Agreement upon written notice. We are entitled to terminate the ARS License Agreement at our sole discretion at any time with 120 days’ prior written notice. Lastly, in the event that we do not conduct material development or commercialization activities (as set forth in the agreement) for any products over a continuous period of 24 months, then ARS may terminate the ARS License Agreement upon 60 days’ written notice to us. If we do not exercise the ARS Option to license products under the ARS License Agreement during the Initial Option Exercise Period, or any Extended Option Exercise Period, as applicable, then the agreement will automatically terminate with no action taken by either of the parties.

This ARS License Agreement will continue, on a product-by-product and country-by-country basis, until (i) with respect to products we commercialize, the expiration of the royalty term applicable to such product and such country and (ii) with respect to products commercialized by a sublicensee, our receipt of all payments that may become due under the applicable sublicense, and will expire in its entirety upon the expiration of the last royalty term and payment under any such sublicense, as applicable.

The ARS License Agreement also provides that within 90 days of the Effective Date, we and ARS will enter into a supply agreement whereby ARS will provide us with GMP supply of those products described in the ARS License Agreement. We expect that this exclusive supply agreement will permit us to acquire GMP quality manufactured  products at the lesser of (a) cost (to be defined in the definitive supply agreement) plus 10% and (b) a fixed per unit price for the duration of the agreement.

Carnegie Mellon Option Agreement

On June 24, 2022, we entered into a Material Transfer Agreement and Option (the “CMU Option Agreement”) with Carnegie Mellon University (“CMU”), pursuant to which CMU granted us a nonexclusive license to use certain of CMU’s technology and materials relating to exosome modification (the “Materials”) and practice under certain CMU patent rights related to such Materials (the “Patent”), in each case for our research and evaluation purposes. We agreed to pay CMU a five-digit fee in consideration of the preparation and distribution costs associated with making the Materials. Pursuant to the CMU Option Agreement, CMU also granted us an option (the “CMU Option”) to negotiate an exclusive license to use and commercialize products and services based on the Materials and to practice under the Patent for exosome and cellular therapeutic applications. In consideration of the CMU Option, we agreed to pay CMU (i) a five-digit fee, and (ii) any out of pocket fees or expenses incurred by CMU for the filing, prosecution or maintenance of the Patent or any U.S. patents comprising the Materials during the nine-month CMU Option period. As of October 1, 2022, we have not exercised the CMU Option with respect to the Materials and Patent.

The CMU Option Agreement will continue in effect until the earliest of (i) nine months from the date of execution, (ii) our permanent cessation of use of CMU’s technology and materials, or (iii) 30 days after we have received from CMU written notice of our breach of the Option Agreement, if we fail to cure such breach within 30 days of such notice.

Pursuant to a Biologics Material Transfer Agreement (the “CMU Materials Agreement”), entered into simultaneously with the CMU Option Agreement, CMU has the right to develop and modify the Materials for non-commercial purposes. If CMU desires to develop the Materials for Commercial Purposes (as defined in the CMU Materials Agreement), CMU must negotiate a commercial license with us, but we have no obligation to grant a commercial license to our ownership in the Materials to CMU. CMU is free to file patent applications claiming inventions made by CMU through the use of the Materials but must notify us upon the filing of such patent(s). Further, no patent application can be filed by CMU that would inhibit our ability to use the Materials. If any patent is filed or granted, CMU has agreed to assign to us any and all patent rights that include rights to make, use or sell the Materials. The CMU Materials Agreement will terminate upon the earliest of: (i) when the Materials become generally available from third parties, (ii) on completion of CMU’s activities related to the Purpose (as defined in the Option Agreement), or (iii) by us on 30 days’ notice.

Patent Rights

COYA 101 Intellectual Property Portfolio

IP Title: Regulatory T Cell Compositions and Methods for Treating Neurodegenerative Diseases

Anticipated Expiry: December 2040

Claims: Composition and Method

Type of Patent: Licensed

Entered National Phase: June 2022

Jurisdictions: Pending National Phase: Canada, Australia, Mexico, Japan, Hong Kong, Europe, United States

IP Title: Methods for Producing Regulatory T Cell Populations, Treg Compositions, and Methods for Treatment

Anticipated Expiry: June 2042

Claims: Composition and Method

Type of Patent: Licensed

US Provisional Pending

Pending PCT: National Phase filing deadline: December 2023

Jurisdiction: Pending National Phase: United States

IP Title: Serum Immune Based Biomarkers for use in ALS Therapy

Anticipated Expiry: September 2042

Claims: Composition and Method

Type of Patent: Licensed

Pending PCT: National Phase deadline: To Be Determined

Jurisdiction: Pending National Phase: United States

COYA 201  Intellectual Property Portfolio

IP Title: Regulatory T Cell Extracellular Vesicle Compositions and Methods

Anticipated Expiry: February 2042

Claims: Composition and Method

Type of Patent: Licensed

Pending PCT: National Phase filing deadline: August 2023

Jurisdiction: United States

IP Title: Methods for Producing Regulatory T Cell Populations, Treg Compositions, and Methods for Treatment.

Anticipated Expiry: June 2042

Claims: Composition and Method

Type of Patent: Licensed

US Provisional Pending

Pending PCT: National Phase filing deadline: December 2023

Jurisdiction: United States

COYA 206 Intellectual Property Portfolio

IP Title: Extracellular Vesicle Functionalization Using Oligonucleotide Tethers

Anticipated Expiry: February 2040

Claims: Method

Type of Patent: Licensed

Patent awaiting examination

Jurisdictions Filed: United States

COYA 301 Intellectual Property Portfolio

IP Title: Therapeutically Active Aldesleukin Highly Stable in Liquid Pharmaceutical Compositions

Anticipated Expiry: February 2043

Claims: Composition and Method

Type of Patent: Licensed

Patent awaiting examination

Jurisdictions Filed: United States, Canada, Korea, Japan, European Union, China, Singapore, Israel

IP Title: Low Dose Interleukin-2 Formulations

Anticipated Expiry: February 2043-2045

Claims: Composition and Method

Type of Patent: Licensed

Jurisdiction: Provisional Pending: United States

Government Regulation

The FDA and other regulatory authorities at federal, state and local levels, as well as in foreign countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, import, export, safety, effectiveness, labeling, packaging, storage, distribution, record keeping, approval, advertising, promotion, marketing, post-approval monitoring and post-approval reporting of drugs. We, along with our vendors, contract research organizations and contract manufacturers, will be required to navigate the various preclinical, clinical, manufacturing and commercial approval requirements of the governing regulatory agencies of the countries in which we wish to conduct studies or seek approval of our product candidates. The process of obtaining regulatory approvals of drugs and ensuring subsequent compliance with appropriate federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources.

In the U.S., the FDA regulates drug products under the Federal Food, Drug, and Cosmetic Act, or FD&C Act, as amended, its implementing regulations and other laws. If we fail to comply with applicable FDA or other requirements at any time with respect to product development, clinical testing, approval or any other legal requirements relating to product manufacture, processing, handling, storage, quality control, safety, marketing, advertising, promotion, packaging, labeling, export, import, distribution, or sale, we may become subject to administrative or judicial sanctions or other legal consequences. These sanctions or consequences could include, among other things, the FDA’s refusal to approve pending applications, issuance of clinical holds for ongoing studies, withdrawal of approvals, warning or untitled letters, product withdrawals or recalls, product seizures, relabeling or repackaging, total or partial suspensions of manufacturing or distribution, injunctions, fines, civil penalties or criminal prosecution.

The process required by the FDA before our product candidates are approved as drugs for therapeutic indications and may be marketed in the U.S. generally involves the following:

•	completion of extensive preclinical studies in accordance with applicable regulations, including studies conducted in accordance with good laboratory practice, or GLP, requirements;
•	submission to the FDA of an IND application, which must become effective before clinical trials may begin;
•	approval by an institutional review board, or IRB, or independent ethics committee at each clinical trial site before each trial may be initiated;
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performance of adequate and well-controlled clinical trials in accordance with applicable IND regulations, good clinical practice, or GCP, requirements and other clinical trial-related regulations to establish the safety and efficacy of the investigational product for each proposed indication;

•	submission to the FDA of an NDA or BLA;
•	a determination by the FDA within 60 days of its receipt of an NDA or BLA, to accept the filing for review;
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satisfactory completion of one or more FDA pre-approval inspections of the manufacturing facility or facilities where the drug will be produced to assess compliance with cGMP requirements to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity;

•	potential FDA audit of the clinical trial sites that generated the data in support of the NDA or BLA;
•	payment of user fees for FDA review of the NDA or BLA; and
•	FDA review and approval of the NDA or BLA, including consideration of the views of any FDA advisory committee, prior to any commercial marketing or sale of the drug in the U.S.

Preclinical Studies and Clinical Trials for Drugs

Before testing any drug in humans, the product candidate must undergo rigorous preclinical testing. Preclinical studies include laboratory evaluations of drug chemistry, formulation and stability, as well as in vitro and animal studies to assess safety and in some cases to establish the rationale for therapeutic use. The conduct of preclinical studies is subject to federal and state regulations and requirements, including GLP requirements for safety/toxicology studies. The results of the preclinical studies, together with manufacturing information and analytical data must be submitted to the FDA as part of an IND. An IND is a request for authorization from the FDA to administer an investigational product to humans and must become effective before clinical trials may begin. Some long-term preclinical testing may continue after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the clinical trial, including concerns that human research patients will be exposed to unreasonable health risks, and imposes a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. Submission of an IND may result in the FDA not allowing clinical trials to commence or not allowing clinical trials to commence on the terms originally specified in the IND.

The clinical stage of development involves the administration of the product candidate to healthy volunteers or patients under the supervision of qualified investigators, generally physicians not employed by or under the trial sponsor’s control, in accordance with GCP requirements, which include the requirement that all research patients provide their informed consent for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria and the parameters and criteria to be used in monitoring safety and evaluating effectiveness. Each protocol, and any subsequent amendments to the protocol, must be submitted to the FDA as part of the IND. Furthermore, each clinical trial must be reviewed and approved by an IRB for each institution at which the clinical trial will be conducted to ensure that the risks to individuals participating in the clinical trial are minimized and are reasonable related to the anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative, and must monitor the clinical trial until completed. The FDA, the IRB or the sponsor may suspend or discontinue a clinical trial at any time on various grounds, including a finding that the patients are being exposed to an unacceptable health risk. There also are requirements governing the reporting of ongoing clinical trials and completed clinical trials to public registries. Information about clinical trials, including clinical trials results, must be submitted within specific timeframes for publication on the www.clinicaltrials.gov website.

A sponsor who wishes to conduct a clinical trial outside of the U.S. may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, the sponsor can submit data from the clinical trial to the FDA in support of a BLA. The FDA will accept a well-designed and well-conducted foreign clinical trial not conducted under an IND if the trial was conducted in accordance with GCP requirements, and the FDA is able to validate the data through an onsite inspection if deemed necessary.

Clinical trials to evaluate therapeutic indications to support BLAs for marketing approval are typically conducted in three sequential phases, which may overlap.

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Phase I—Phase I clinical trials involve initial introduction of the investigational product into healthy human volunteers or patients with the target disease or condition. These studies are typically designed to test the safety, dosage tolerance, absorption, metabolism and distribution of the investigational product in humans, excretion the side effects associated with increasing doses, and, if possible, to gain early evidence of effectiveness.

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Phase II—Phase II clinical trials typically involve administration of the investigational product to a limited patient population with a specified disease or condition to evaluate the preliminary efficacy, optimal dosages and dosing schedule and to identify possible adverse side effects and safety risks.

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Phase III—Phase III clinical trials typically involve administration of the investigational product to an expanded patient population to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval and physician labeling.

Post-approval trials, sometimes referred to as Phase IV clinical trials, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication and are commonly intended to generate additional safety data regarding use of the product in a clinical setting. In certain instances, the FDA may mandate the performance of Phase IV clinical trials as a condition of approval of a BLA.

Progress reports detailing the results of the clinical trials, among other information, must be submitted at least annually to the FDA. Written IND safety reports must be submitted to the FDA and the investigators fifteen days after the trial sponsor determines the information qualifies for reporting for serious and unexpected suspected adverse events, findings from other studies or animal or in vitro testing that suggest a significant risk for human volunteers and any clinically important increase in the severity or rate of a serious suspected adverse reaction over that listed in the investigator brochure. The sponsor must also notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction as soon as possible but in no case later than seven calendar days after the sponsor’s initial receipt of the information.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the product candidate and finalize a process for manufacturing the drug product in commercial quantities in accordance with cGMP requirements.

The manufacturing process must be capable of consistently producing quality batches of the product candidate and manufacturers must develop, among other things, methods for testing the identity, strength, quality and purity of the final drug product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

U.S. Marketing Approval for Drugs

Assuming successful completion of the required clinical testing, the results of the preclinical studies and clinical trials, together with detailed information relating to the product’s chemistry, manufacture, controls and proposed labeling, among other things, are submitted to the FDA as part of a BLA requesting approval to market the product for one or more indications. A BLA must contain proof of the drug’s safety and efficacy. The marketing application may include both negative and ambiguous results of preclinical studies and clinical trials, as well as positive findings. Data may come from company-sponsored clinical trials intended to test the safety and efficacy of a product’s use or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and efficacy of the investigational product to the satisfaction of the FDA. FDA approval of a BLA must be obtained before a drug may be marketed in the U.S.

The FDA reviews all submitted NDAs before it accepts them for filing and may request additional information rather than accepting the NDA for filing. The FDA must make a decision on accepting a BLA for filing within 60 days of receipt, and such decision could include a refusal to file by the FDA. Once the submission is accepted for filing, the FDA begins an in-depth substantive review of the NDA. The FDA reviews a BLA to determine, among other things, whether the drug is safe and effective and whether the facility in which it is manufactured, processed, packaged or held meets standards designed to assure the product’s continued safety, quality and purity. Under the goals and polices agreed to by the FDA under the Prescription Drug User Fee Act, or PDUFA, the FDA targets ten months, from the filing date, in which to complete its initial review of a new molecular entity NDA and respond to the applicant, and six months from the filing date of a new molecular entity NDA for priority review. The FDA does not always meet its PDUFA goal dates for standard or priority NDAs, and the review process is often extended by FDA requests for additional information or clarification.

Further, under PDUFA, as amended, each NDA must be accompanied by a user fee. The FDA adjusts the PDUFA user fees on an annual basis. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on NDAs for products designated as orphan drugs, unless the product also includes a non-orphan indication.

The FDA also may require submission of a Risk Evaluation and Mitigation Strategy, or REMS, program to ensure that the benefits of the drug outweigh its risks. The REMS program could include medication guides, physician communication plans, assessment plans and/or elements to assure safe use, such as restricted distribution methods, patient registries or other risk-minimization tools.

The FDA may refer an application for a novel drug to an advisory committee. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, which reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving a BLA, the FDA typically will inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving a BLA, the FDA may inspect one or more clinical trial sites to assure compliance with GCP and other requirements and the integrity of the clinical data submitted to the FDA.

After evaluating the NDA and all related information, including the advisory committee recommendation, if any, and inspection reports regarding the manufacturing facilities and clinical trial sites, the FDA may issue an approval letter, or, in some cases, a complete response letter. A complete response letter generally contains a statement of specific conditions that must be met in order to secure final approval of the NDA and may require additional clinical or preclinical testing in order for the FDA to reconsider the application. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. If and when those conditions have been met to the FDA’s satisfaction, the FDA will typically issue an approval letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications.

Even if the FDA approves a product, depending on the specific risk(s) to be addressed it may limit the approved indications for use of the product, require that contraindications, warnings or precautions be included in the product labeling, require that post-approval studies, including Phase IV clinical trials, be conducted to further assess a drug’s safety after approval, require testing and surveillance programs to monitor the product after commercialization or impose other conditions, including distribution and use restrictions or other risk management mechanisms under a REMS, which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-marketing studies or surveillance programs. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further testing requirements and FDA review and approval.

Orphan Drug Designation and Exclusivity

Under the Orphan Drug Act of 1983, the FDA may grant orphan designation to a drug intended to treat a rare disease or condition, which is a disease or condition that affects fewer than 200,000 individuals in the U.S., or if it affects more than 200,000 individuals in the U.S., there is no reasonable expectation that the cost of developing and making the product available in the U.S. for the disease or condition will be recovered from sales of the product. Orphan designation must be requested before submitting a BLA. Orphan designation does not convey any advantage in or shorten the duration of the regulatory review and approval process, though companies developing orphan products are eligible for certain incentives, including tax credits for qualified clinical testing and waiver of application fees.

If a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to a seven-year period of marketing exclusivity during which the FDA may not approve any other applications to market the same therapeutic agent for the same indication, except in limited circumstances, such as a subsequent product’s showing of clinical superiority over the product with orphan exclusivity or where the original applicant cannot produce sufficient quantities of product. Competitors, however, may receive approval of different therapeutic agents for the indication for which the orphan product has exclusivity or obtain approval for the same therapeutic agent for a different indication than that for which the orphan product has exclusivity. Orphan product exclusivity could block the approval of one of our products for seven years if a competitor obtains approval for the same therapeutic agent for the same indication before we do, unless we are able to demonstrate that our product is clinically superior. If an orphan designated product receives marketing approval for an indication broader than what is designated, it may not be entitled to orphan exclusivity. Further, orphan drug exclusive marketing rights in the U.S. may be lost if the FDA later determines that the request for designation was materially defective or the manufacturer of the approved product is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.

Expedited Development and Review Programs for Drugs

The FDA maintains several programs intended to facilitate and expedite development and review of new drugs to address unmet medical needs in the treatment of serious or life-threatening diseases or conditions. These programs include Fast Track designation, Breakthrough Therapy designation, Priority Review and Accelerated Approval, and the purpose of these programs is to either expedite the development or review of important new drugs to get them to patients earlier than under standard FDA development and review procedures.

A new drug is eligible for Fast Track designation if it is intended to treat a serious or life-threatening disease or condition and demonstrates the potential to address unmet medical needs for such disease or condition. Fast Track designation provides increased opportunities for sponsor interactions with the FDA during preclinical and clinical development, in addition to the potential for rolling review once a marketing application is filed, meaning that the agency may review portions of the marketing application before the sponsor submits the complete application, as well as Priority Review, discussed below.

In addition, a new drug may be eligible for Breakthrough Therapy designation if it is intended to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Breakthrough Therapy designation provides all the features of Fast Track designation in addition to intensive guidance on an efficient drug development program beginning as early as Phase I, and FDA organizational commitment to expedited development, including involvement of senior managers and experienced review staff in a cross-disciplinary review, where appropriate.

Any product submitted to the FDA for approval, including a product with Fast Track or Breakthrough Therapy designation, may also be eligible for additional FDA programs intended to expedite the review and approval process, including Priority Review designation and Accelerated Approval. A product is eligible for Priority Review if it has the potential to provide a significant improvement in safety or effectiveness in the treatment, diagnosis or prevention of a serious disease or condition. Under Priority Review, the FDA must review an application in six months compared to ten months for a standard review.

Additionally, products are eligible for Accelerated Approval if they can be shown to have an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or an effect on a clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality which is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments.

Accelerated Approval is usually contingent on a sponsor’s agreement to conduct additional post-approval studies to verify and describe the product’s clinical benefit. The FDA may withdraw approval of a drug or indication approved under Accelerated Approval if, for example, the confirmatory trial fails to verify the predicted clinical benefit of the product. In addition, unless otherwise informed by the FDA, the FDA currently requires, as a condition for Accelerated Approval, that all advertising and promotional materials that are intended for dissemination or publication within 120 days following marketing approval be submitted to the agency for review during the pre-approval review period, and that after 120 days following marketing approval, all advertising and promotional materials must be submitted at least 30 days prior to the intended time of initial dissemination or publication.

Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or the time period for FDA review or approval may not be shortened. Furthermore, Fast Track designation, Breakthrough Therapy designation, Priority Review and Accelerated Approval do not change the scientific or medical standards for approval or the quality of evidence necessary to support approval but may expedite the development or review process.

U.S. Post-Approval Requirements for Drugs

Drugs manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, reporting of adverse experiences with the product, complying with promotion and advertising requirements, which include restrictions on promoting products for unapproved uses or patient populations (known as “off-label use”) and limitations on industry-sponsored scientific and educational activities. Although physicians may prescribe legally available products for off-label uses, manufacturers may not market or promote such uses. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability, including investigation by federal and state authorities. Prescription drug promotional materials must be submitted to the FDA in conjunction with their first use or first publication. Further, if there are any modifications to the drug, including changes in indications, labeling or manufacturing processes or facilities, the applicant may be required to submit and obtain FDA approval of a new NDA or BLA supplement, which may require the development of additional data or preclinical studies and clinical trials.

The FDA may impose a number of post-approval requirements as a condition of approval of an BLA. For example, the FDA may require post-market testing, including Phase IV clinical trials, and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization.

In addition, drug manufacturers and their subcontractors involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with ongoing regulatory requirements, including cGMP, which impose certain procedural and documentation requirements upon us and our contract manufacturers. Failure to comply with statutory and regulatory requirements can subject a manufacturer to possible legal or regulatory action, such as warning letters, suspension of manufacturing, product seizures, injunctions, civil penalties or criminal prosecution. There is also a continuing, annual prescription drug product program user fee.

Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information, requirements for post-market studies or clinical trials to assess new safety risks, or imposition of distribution or other restrictions under a REMS. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;
•	safety alerts, Dear Healthcare Provider letters, press releases or other communications containing warnings or other safety information about the product;
•	fines, warning letters or holds on post-approval clinical trials;
•	refusal of the FDA to approve applications or supplements to approved applications, or withdrawal of product approvals;
•	product seizure or detention, or refusal to permit the import or export of products;
•	injunctions or the imposition of civil or criminal penalties; and
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consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs; or mandated modification of promotional materials and labeling and issuance of corrective information.

Other Regulatory Matters

Manufacturing, sales, promotion and other activities of product candidates following product approval, where applicable, or commercialization are also subject to regulation by numerous regulatory authorities in the U.S. in addition to the FDA, which may include the Centers for Medicare & Medicaid Services, or CMS, other divisions of the Department of Health and Human Services, the Department of Justice, the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency and state and local governments and governmental agencies.

Healthcare Reform

In March 2010, Congress passed the Affordable Care Act, or the ACA, a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of health spending, enhance remedies against fraud and abuse, add new transparency requirements for the healthcare and health insurance industries, impose new taxes and fees on the health industry, and impose additional policy reforms. The ACA, for example, contains provisions that subject products to potential competition by lower-cost products and may reduce the profitability of products through increased rebates for drugs reimbursed by Medicaid programs; address a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, increase the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extends the rebate program to individuals enrolled in Medicaid managed care organizations; establish annual fees and taxes on manufacturers of certain branded prescription drugs; and create a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (increased to 70% pursuant to the Bipartisan Budget Act of 2018, or BBA, effective as of 2019) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D.

Since its enactment, there have been judicial, administrative, executive and Congressional legislative challenges to certain aspects of the ACA. The Supreme Court upheld the ACA in the main challenge to the constitutionality of the law in 2012. Specifically, in June 2021, the Supreme Court held that the individual mandate and corresponding penalty was constitutional because it would be considered a tax by the federal government. The Supreme Court also upheld federal subsidies for purchasers of insurance through federally facilitated exchanges in a decision released in June 2015.

Further, there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which have resulted in several recent Congressional inquiries and proposed and enacted bills designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for products. In addition, the U.S. government, state legislatures, and foreign governments have shown significant interest in implementing cost containment programs, including price-controls, restrictions on reimbursement and requirements for substitution of generic products for branded prescription drugs to limit the growth of government paid healthcare costs. For example, the U.S. government has passed legislation requiring pharmaceutical manufacturers to provide rebates and discounts to certain entities and governmental payors to participate in federal healthcare programs. Congress has continually explored legislation intended to address the cost of prescription drugs. Notably, the major committees of jurisdiction in the Senate (Finance Committee, Health, Education, Labor and Pensions Committee, and Judiciary Committee), regularly evaluate and hold hearings on legislation intended to address various elements of the prescription drug supply chain and prescription drug pricing. Proposals include a significant overhaul of the Medicare Part D benefit design efforts to cap the increase in drug prices, create drug price transparency, curb anti-competitive behavior, and efforts to allow the Secretary of the Department of Health and Human Services to negotiate drug prices with prescription drug manufacturers. While we cannot predict what proposals may ultimately become law, the elements under consideration could significantly change the landscape in which the pharmaceutical market operates. The former Trump administration took several regulatory steps and proposed numerous prescription drug cost control measures. Similarly, the Biden administration has identified promoting competition and lowering drug prices as a priority.

These initiatives recently culminated in the enactment of the Inflation Reduction Act (“IRA”), in August 2022, which, among other things, will allow the U.S. Department of Health and Human Services (“HHS”) to negotiate the selling price of certain drugs and biologics that CMS reimburses under Medicare Part B and Part D, although this will only apply to high-expenditure single-source drugs that have been approved for at least 7 years (11 years for biologics). The negotiated prices, which will first become effective in 2026, will be capped at a statutory ceiling price representing a significant discount from average prices to wholesalers and direct purchasers. The law will also, beginning in October 2023, penalize drug manufacturers that increase prices of Medicare Part B and Part D drugs at a rate greater than the rate of inflation. In addition, the law eliminates the “donut hole” under Medicare Part D beginning in 2025 by significantly lowering the beneficiary maximum out-of-pocket cost and requiring manufacturers to subsidize, through a newly established manufacturer discount program, 10% of Part D enrollees’ prescription costs for brand drugs below the out-of-pocket maximum, and 20% once the out-of-pocket maximum has been reached. Although these discounts represent a lower percentage of enrollees’ costs than the current discounts required below the out-of-pocket maximum (that is, in the “donut hole” phase of Part D coverage), the new manufacturer contribution required above the out-of-pocket maximum could be considerable for very high-cost patients and the total contributions by manufacturers to a Part D enrollee’s drug expenses may exceed those currently provided. Further, the law incentivizes the manufacture of biosimilars and vaccine uptake, and limits the Part B or Part D insulin copayment to $35 per month. The IRA also extends enhanced subsidies for individuals purchasing health insurance coverage in ACA marketplaces through plan year 2025. These provisions will take effect progressively starting in 2023, although they may be subject to legal challenges.

At the state level, legislatures are increasingly passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including restrictions or prohibitions on certain marketing practices, reporting of specified categories of remuneration provided to health care practitioners, and reporting and justification of price increases greater than a specified level. In some cases, states have designed programs to encourage importation from other countries and bulk purchasing, though the federal government has not yet approved any such plans. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for pharmaceuticals and other healthcare products and services, which could result in reduced demand for our product candidates.

Individual states in the U.S. have also increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. Additionally, we may face competition in the United States for our development candidates and investigational medicines, if approved, from therapies sourced from foreign countries that have placed price controls on pharmaceutical products. In the United States, the Medicare Modernization Act, or MMA, contains provisions that call for the promulgation of regulations that expand pharmacists’ and wholesalers’ ability to import cheaper versions of an approved drug and competing products from Canada, where there are government price controls. Further, the MMA provides that these changes to U.S. importation laws will not take effect, unless and until the Secretary of the HHS certifies that the changes will pose no additional risk to the public’s health and safety and will result in a significant reduction in the cost of products to consumers. On September 23, 2020, the Secretary of the HHS made such certification to Congress, and on October 1, 2020, the FDA published a final rule that allows for the importation of certain prescription drugs from Canada. The final rule became effective November 30, 2020. Under the final rule, States and Indian Tribes, and in certain future circumstances pharmacists and wholesalers, may submit importation program proposals to the FDA for review and authorization. On September 25, 2020, CMS stated drugs imported by States under this rule will not be eligible for federal rebates under Section 1927 of the Social Security Act and manufacturers would not report these drugs for “best price” or Average Manufacturer Price purposes. Since these drugs are not considered covered outpatient drugs, CMS further stated it will not publish a National Average Drug Acquisition Cost for these drugs. Separately, the FDA also issued a final guidance document outlining a pathway for manufacturers to obtain an additional National Drug Code, or NDC, for an FDA-approved drug that was originally intended to be marketed in a foreign country and that was authorized for sale in that foreign country. The market implications of the final rule and guidance are unknown at this time. Proponents of drug reimportation may attempt to pass legislation that would directly allow reimportation under certain circumstances. Legislation or regulations allowing the reimportation of drugs, if enacted, could decrease the price we receive for any products that we may develop and adversely affect our future revenues and prospects for profitability. Individual states in the U.S. have also been increasingly passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

From time to time, legislation is drafted, introduced, and passed in Congress that could significantly change the statutory provisions governing the sale, marketing, coverage, and reimbursement of products regulated by CMS or other government agencies. In addition to new legislation, CMS regulations and policies are often revised or interpreted by the agency in ways significantly affecting our business and our products.

Other Healthcare Laws and Regulations

If we obtain regulatory approval of our products, we may be subject to various federal and state laws targeting fraud and abuse in the healthcare industry. These laws may impact, among other things, our proposed sales and marketing strategies. In addition, we may be subject to patient privacy regulation by both the federal government and the states in which we conduct our business. These laws include, without limitation, state and federal anti-kickback, fraud and abuse, false claims, privacy and security, and physician sunshine laws and regulations.

The federal Anti-Kickback Statute prohibits, among other things, any person from knowingly and willfully offering, soliciting, receiving or paying remuneration (a term interpreted broadly to include anything of value, including, for example, gifts, discounts and credits), directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, order or recommendation of, an item or reimbursable, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs. Violations of the federal Anti-Kickback Statute can result in significant civil monetary and criminal penalties, per kickback plus three times the amount of remuneration and a prison term per violation. Further, violation of the federal Anti-Kickback Statute can also form the basis for False Claims Act liability (discussed below). A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, many states have adopted laws similar to the federal Anti-Kickback Statute, some of which apply to the referral of patients for healthcare items or services reimbursed by any source, not only government programs.

Additionally, the civil False Claims Act (the “FCA”) prohibits knowingly presenting or causing the presentation of a false, fictitious or fraudulent claim for payment to the U.S. government. Actions under the FCA may be brought by the Attorney General or as a qui tam action by a private individual in the name of the government. Violations of the FCA can result in very significant monetary penalties, for each false claim and treble the amount of the government’s damages. Manufacturers can be held liable under the FCA even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. The federal government continues to use the FCA, and the accompanying threat of significant liability, in its investigations and prosecutions of pharmaceutical and biotechnology companies throughout the U.S. Such investigations and prosecutions frequently involve, for example, the alleged promotion of products for unapproved uses and other sales and marketing practices. The government has obtained multi-million and multi-billion dollar settlements under the FCA in addition to individual criminal convictions under applicable criminal statutes. Given the significant size of actual and potential settlements, it is expected that the government will continue to devote substantial resources to investigating healthcare providers’ and manufacturers’ compliance with the FCA and other applicable fraud and abuse laws.

We may be subject to the federal Civil Monetary Penalties Law, which prohibits, among other things, the offering or transferring of remuneration to a Medicare or Medicaid beneficiary that the person knows or should know is likely to influence the beneficiary’s selection of a particular supplier of Medicare or Medicaid payable items or services. Federal government price reporting laws require manufacturers to calculate and report complex pricing metrics to government programs.

The U.S. federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, includes a fraud and abuse provision referred to as the HIPAA All-Payor Fraud Law, which imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

We may also be subject to data privacy and security regulation by both the federal government and the states in which we conduct our business. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and its implementing regulations, including the final omnibus rule published on January 25, 2013, imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to “business associates,” defined as independent contractors or agents of covered entities that create, receive, maintain or transmit protected health information in connection with providing a service for or on behalf of a covered entity. HITECH also increased the civil and criminal penalties that may be imposed against covered entities, business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney’s fees and costs associated with pursuing federal civil actions. Many states also have laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

We may also be subject to federal transparency laws, including the federal Physician Payment Sunshine Act, which was part of the ACA and requires manufacturers of certain drugs and biologics, among others, to track and disclose payments and other transfers of value they make to U.S. physicians and teaching hospitals, as well as physician ownership and investment interests in the manufacturer. Effective January 1, 2022, these reporting obligations will extend to include transfers of value made to certain non-physician providers such as physician assistants and nurse practitioners. This information is subsequently made publicly available in a searchable format on a CMS website. Failure to disclose required information may result in civil monetary penalties for all payments, transfers of value or ownership or investment interests that are not timely, accurately and completely reported in an annual submission. Certain states also mandate implementation of compliance programs, impose restrictions on drug manufacturer marketing practices and/or require the tracking and reporting of gifts, compensation and other remuneration to physicians and/or other healthcare providers.

As noted above, analogous state laws and regulations, such as, state anti-kickback and false claims laws may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers. Some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring drug manufacturers to report information related to payments to physicians and other healthcare providers or marketing expenditures. There are also state and local laws that require the registration of pharmaceutical sales representatives.

The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform, especially in light of the lack of applicable precedent and regulations. Federal and state enforcement bodies have recently increased their scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, disgorgement, contractual damages, reputational harm, diminished profits and future earnings, imprisonment, exclusion of drugs from government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations, as well as additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws, any of which could adversely affect our ability to operate our business and our financial results. If any of the physicians or other healthcare providers or entities with whom we expect to do business is found to be not in compliance with applicable laws, they may be subject to significant criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs. Ensuring business arrangements comply with applicable healthcare laws, as well as responding to possible investigations by government authorities, can be time- and resource consuming and can divert a company’s attention from the business.

Government Regulation of Drugs Outside of the United States

To market any product outside of the U.S., we would need to comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy and governing, among other things, clinical trials, marketing authorization or identification of an alternate regulatory pathway, manufacturing, commercial sales and distribution of our products. For instance, in the United Kingdom and the European Economic Area, or the EEA (comprised of the 27 EU Member States plus Iceland, Liechtenstein and Norway), medicinal products must be authorized for marketing by using either the centralized authorization procedure or national authorization procedures.

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Centralized procedure—If pursuing marketing authorization of a product candidate for a therapeutic indication under the centralized procedure, following the opinion of the European Medicines Agency’s Committee for Medicinal Products for Human Use, or, CHMP, the European Commission issues a single marketing authorization valid across the EEA. The centralized procedure is compulsory for human medicines derived from biotechnology processes or advanced therapy medicinal products (such as gene therapy, somatic cell therapy and tissue engineered products), products that contain a new active substance indicated for the treatment of certain diseases, such as HIV/AIDS, cancer, neurodegenerative disorders, diabetes, autoimmune diseases and other immune dysfunctions, viral diseases, and officially designated orphan medicines. For medicines that do not fall within these categories, an applicant has the option of submitting an application for a centralized marketing authorization to the European Medicines Agency, or EMA, as long as the medicine concerned contains a new active substance not yet authorized in the EEA, is a significant therapeutic, scientific or technical innovation, or if its authorization would be in the interest of public health in the EEA. Under the centralized procedure the maximum timeframe for the evaluation of an MAA by the EMA is 210 days, excluding clock stops, when additional written or oral information is to be provided by the applicant in response to questions asked by the CHMP. Accelerated assessment might be granted by the CHMP in exceptional cases, when a medicinal product is expected to be of a major public health interest, particularly from the point of view of therapeutic innovation. The timeframe for the evaluation of an MAA under the accelerated assessment procedure is 150 days, excluding clock stops.

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National authorization procedures—There are also two other possible routes to authorize products for therapeutic indications in several countries, which are available for products that fall outside the scope of the centralized procedure:

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Decentralized procedure—Using the decentralized procedure, an applicant may apply for simultaneous authorization in more than one EU country of medicinal products that have not yet been authorized in any EU country and that do not fall within the mandatory scope of the centralized procedure.

•	Mutual recognition procedure—In the mutual recognition procedure, a medicine is first authorized in one EU Member State, in accordance with the national procedures of that country.
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Following authorization through either procedure, additional marketing authorizations can be sought from other EU countries in a procedure whereby the countries concerned recognize the validity of the original, national marketing authorization.

In the EEA, new products for therapeutic indications that are authorized for marketing (i.e., reference products) qualify for eight years of data exclusivity and an additional two years of market exclusivity upon marketing authorization. The data exclusivity period prevents generic or biosimilar applicants from relying on the preclinical and clinical trial data contained in the dossier of the reference product when applying for a generic or biosimilar marketing authorization in the EU during a period of eight years from the date on which the reference product was first authorized in the EU. The market exclusivity period prevents a successful generic or biosimilar applicant from commercializing its product in the EU until ten years have elapsed from the initial authorization of the reference product in the EU. The ten-year market exclusivity period can be extended to a maximum of eleven years if, during the first eight years of those ten years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies.

The criteria for designating an “orphan medicinal product” in the EEA are similar in principle to those in the U.S. In the EEA a medicinal product may be designated as orphan if (1) it is intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition; (2) either (a) such condition affects no more than five in 10,000 persons in the EU when the application is made, or (b) the product, without the benefits derived from orphan status, would not generate sufficient return in the EU to justify investment; and (3) there exists no satisfactory method of diagnosis, prevention or treatment of such condition authorized for marketing in the EU, or if such a method exists, the product will be of significant benefit to those affected by the condition. Orphan medicinal products are eligible for financial incentives such as reduction of fees or fee waivers and are, upon grant of a marketing authorization, entitled to ten years of market exclusivity for the approved therapeutic indication. During this ten-year orphan market exclusivity period, no marketing authorization application shall be accepted, and no marketing authorization shall be granted for a similar medicinal product for the same indication. An orphan product can also obtain an additional two years of market exclusivity in the EU for pediatric studies. The ten-year market exclusivity may be reduced to six years if, at the end of the fifth year, it is established that the product no longer meets the criteria for orphan designation, for example, if the product is sufficiently profitable not to justify maintenance of market exclusivity. Additionally, marketing authorization may be granted to a similar product for the same indication at any time if (i) the second applicant can establish that its product, although similar, is safer, more effective or otherwise clinically superior; (ii) the applicant consents to a second orphan medicinal product application; or (iii) the applicant cannot supply enough orphan medicinal product.

Similar to the United States, the various phases of non-clinical and clinical research in the European Union are subject to significant regulatory controls.

The Clinical Trials Directive 2001/20/EC, the Directive 2005/28/EC on GCP and the related national implementing provisions of the individual EU Member States govern the system for the approval of clinical trials in the European Union. Under this system, an applicant must obtain prior approval from the competent national authority of the EU Member State in which the clinical trial is to be conducted. Furthermore, the applicant may only start a clinical trial at a specific trial site after the competent ethics committee has issued a favorable opinion. The clinical trial application must be accompanied by, among other documents, an investigational medicinal product dossier (the “Common Technical Document”) with supporting information prescribed by Directive 2001/20/EC, Directive 2005/28/EC, where relevant the implementing national provisions of the individual EU Member States and further detailed in applicable guidance documents.

In April 2014, the new Clinical Trials Regulation, (EU) No 536/2014 (the “Clinical Trials Regulation”) was adopted. It is expected that the new Clinical Trials Regulation will apply following confirmation of full functionality of the Clinical Trials Information System, or CTIS, the centralized European Union portal and database for clinical trials foreseen by the regulation, through an independent audit. The regulation becomes applicable six months after the European Commission publishes notice of this confirmation. The Clinical Trials Regulation will be directly applicable in all the EU Member States, repealing the current Clinical Trials Directive 2001/20/EC. Conduct of all clinical trials performed in the European Union will continue to be bound by currently applicable provisions until the new Clinical Trials Regulation becomes applicable. The extent to which ongoing clinical trials will be governed by the Clinical Trials Regulation will depend on when the Clinical Trials Regulation becomes applicable and on the duration of the individual clinical trial. If a clinical trial continues for more than three years from the day on which the Clinical Trials Regulation becomes applicable the Clinical Trials Regulation will at that time begin to apply to the clinical trial. The new Clinical Trials Regulation aims to simplify and streamline the approval of clinical trials in the European Union. The main characteristics of the regulation include: a streamlined application procedure via a single-entry point, the “EU portal”; a single set of documents to be prepared and submitted for the application as well as simplified reporting procedures for clinical trial sponsors; and a harmonized procedure for the assessment of applications for clinical trials, which is divided in two parts. Part I is assessed by the competent authorities of all EU Member States in which an application for authorization of a clinical trial has been submitted (Member States concerned). Part II is assessed separately by each Member State concerned. Strict deadlines have been established for the assessment of clinical trial applications. The role of the relevant ethics committees in the assessment procedure will continue to be governed by the national law of the concerned EU Member State. However, overall related timelines will be defined by the Clinical Trials Regulation.

The collection and use of personal health data in the European Union, previously governed by the provisions of the Data Protection Directive, is now governed by the General Data Protection Regulation, or the GDPR, which became effective on May 25, 2018. While the Data Protection Directive did not apply to organizations based outside the EU, the GDPR has expanded its reach to include any business, regardless of its location, that provides goods or services to residents in the EU. This expansion would incorporate any clinical trial activities in EU members states. The GDPR imposes strict requirements on controllers and processors of personal data, including special protections for “sensitive information” which includes health and genetic information of data patients residing in the EU. GDPR grants individuals the opportunity to object to the processing of their personal information, allows them to request deletion of personal information in certain circumstances, and provides the individual with an express right to seek legal remedies in the event the individual believes his or her rights have been violated. Further, the GDPR imposes strict rules on the transfer of personal data out of the European Union to the U.S. or other regions that have not been deemed to offer “adequate” privacy protections. Failure to comply with the requirements of the GDPR and the related national data protection laws of the European Union Member States, which may deviate slightly from the GDPR, may result in fines of up to 4% of global revenues, or €20,000,000, whichever is greater. As a result of the implementation of the GDPR, we may be required to put in place additional mechanisms ensuring compliance with the new data protection rules.

There is significant uncertainty related to the manner in which data protection authorities will seek to enforce compliance with GDPR. For example, it is not clear if the authorities will conduct random audits of companies doing business in the EU, or if the authorities will wait for complaints to be filed by individuals who claim their rights have been violated. Enforcement uncertainty and the costs associated with ensuring GDPR compliance are onerous and may adversely affect our business, financial condition, results of operations and prospects.

Should we utilize third-party distributors, compliance with such foreign governmental regulations would generally be the responsibility of such distributors, who may be independent contractors over whom we have limited control.

Environmental Regulation

We are subject to numerous foreign, federal, state and local environmental, health and safety laws and regulations relating to, among other matters, safe working conditions, product stewardship and end-of-life handling or disposition of products, and environmental protection, including those governing the generation, storage, handling, use, transportation and disposal of hazardous or potentially hazardous materials. Some of these laws and regulations require us to obtain licenses or permits to conduct our operations. Environmental laws and regulations are complex, change frequently and have tended to become more stringent over time. Although the costs to comply with applicable laws and regulations, including requirements in the U.S. and the European Union relating to the restriction of use of hazardous substances in products, have not been material, we cannot predict the impact on our business of new or amended laws or regulations or any changes in the way existing and future laws and regulations are interpreted or enforced, nor can we ensure we will be able to obtain or maintain any required licenses or permits.

U.S. Patent Term Restoration

Depending upon the timing, duration and specifics of FDA approval of our future product candidates, some of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit restoration of the patent term of up to five years as compensation for patent term lost during the FDA regulatory review process. Patent-term restoration, however, cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date and only those claims covering such approved drug product, a method for using it or a method for manufacturing it may be extended. The patent-term restoration period is generally one-half the time between the effective date of an IND and the submission date of an BLA plus the time between the submission date of an BLA and the approval of that application, except that the review period is reduced by any time during which the applicant failed to exercise due diligence. Only one patent applicable to an approved drug is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we may apply for restoration of patent term for our currently owned or licensed patents to add patent life beyond its current expiration date, depending on the expected length of the clinical trials and other factors involved in the filing of the relevant BLA.

The Biologics Price Competition and Innovation Act of 2009

The Biologics Price Competition and Innovation Act of 2009 ("BPCIA") significantly changes the regulatory environment for biologics.

The BPCIA includes, among other provisions:

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A 12-year exclusivity period from the date of first licensure, or BLA approval, of the reference product, during which approval of a 351(k) application referencing that product may not be made effective;

●	A four-year exclusivity period from the date of first licensure of the reference product, during which a 351(k) application referencing that product may not be submitted; and
●	An exclusivity period for certain biological products that have been approved through the 351(k) pathway as interchangeable biosimilars.

The BPCIA also establishes procedures for identifying and resolving patent disputes involving applications submitted under section 351(k) of the PHSA.

THE BPCIA also created an abbreviated approval pathway for biological products shown to be highly similar to, or interchangeable with, an FDA-licensed reference biological product. The FDA has issued several guidance documents outlining an approach to review and approval of biosimilars.

Biosimilarity, which requires that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency, can be shown through analytical studies, animal studies, and a clinical study or studies. Interchangeability requires that a product is biosimilar to the reference product and the product must demonstrate that it can be expected to produce the same clinical results as the reference product in any given patient and, for products that are administered multiple times to an individual, the biologic and the reference biologic may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic.

The BPCIA is complex and its interpretation and implementation by the FDA remains unpredictable. In addition, government proposals have sought to reduce the 12-year reference product exclusivity period. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. As a result, the ultimate effect, implementation, and meaning of the BPCIA is subject to uncertainty.

Disclosure of Clinical Trial Information

Sponsors of clinical trials of FDA-regulated products, including biological products, are required to register and disclose certain clinical trial information on the website www.clinicaltrials.gov. Information related to the product, patient population, phase of investigation, trial sites and investigators, and other aspects of a clinical trial are then made public as part of the registration. Sponsors are also obligated to disclose the results of their clinical trials after completion. Disclosure of the results of clinical trials can be delayed in certain circumstances for up to two years after the date of completion of the trial. Competitors may use this publicly available information to gain knowledge regarding the progress of clinical development programs as well as clinical trial design.

Pediatric Information

Under the Pediatric Research Equity Act (“PREA”), BLAs or supplements to BLAs must contain data to assess the safety and effectiveness of the biological product for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the biological product is safe and effective. The FDA may grant full or partial waivers, or deferrals, for submission of data. Unless otherwise required by regulation, PREA does not apply to any biological product with orphan product designation except a product with a new active ingredient that is a molecularly targeted cancer product intended for the treatment of an adult cancer and directed at a molecular target determined by FDA to be substantially relevant to the growth or progression of a pediatric cancer that is subject to a BLA submitted on or after August 18, 2020.

The Best Pharmaceuticals for Children Act (“BPCA”) provides a six-month extension of any non-patent exclusivity for a biologic if certain conditions are met. Conditions for exclusivity include the FDA’s determination that information relating to the use of a new drug or biologic in the pediatric population may produce health benefits in that population, the FDA making a written request for pediatric studies, and the applicant agreeing to perform, and reporting on, the requested studies within the statutory timeframe. Applications under the BPCA are treated as priority applications, with all of the benefits that designation confers.

Employees

We currently have six employees, three of whom are primarily engaged in research, development, manufacturing, and regulatory activities, and three of whom are primarily engaged in financial, corporate development, and business development activities.

All of our employees are full time employees. We plan to hire additional personnel, as needed, to perform administration, finance, product development, preclinical, clinical, regulatory and business development functions. None of our employees is represented by a labor union and we believe our relations with our employees are good. We anticipate that the number of employees may grow as we continue to advance our current product pipeline or if we develop new product candidates in the future.

In addition, we utilize and will continue to utilize consultants, clinical research organizations and third parties to perform our preclinical and clinical studies, manufacturing, and other technical functions.

Our human capital objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees. The principal purposes of our equity incentive plans are to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards.

Facilities

We currently conduct business operations from our virtual headquarters in Houston, Texas. We have intentions to move into a physical corporate headquarters following the completion of this offering.

Legal Matters

We are not currently subject to any material legal proceedings; however, we may from time to time become a party to various legal proceedings arising in the ordinary course of our business.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names, ages and positions of our directors and executive officers as of the date of this prospectus.

Name	Age	Position
Howard Berman, Ph.D	49	Chief Executive Officer, Director
David Snyder	62	Chief Financial Officer, Chief Operating Officer
Adrian Hepner, M.D., Ph.D	61	President, Chief Medical Officer
Ann Lee	61	Director
Anabella Villalobos	63	Director
Hideki Garren	58	Director
Dov Goldstein	54	Director

Except for the Voting Agreement (as defined below), which will terminate upon the closing of the offering, there are no arrangements or understandings between our directors and executive officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer.

Executive Officers

Dr. Howard Berman, Ph.D., has been Chairman and our Chief Executive Officer since he co-founded the Company in 2020. Dr. Berman has over 18 years of entrepreneurial and industry experience working at the interplay of science and business. Dr. Berman gained corporate experience with increasing responsibilities and positions as a Medical Science Liaison at AbbVie Inc. (NYSE:ABBV) where he spent April 2013 to June 2020 launching Venetoclax in chronic lymphocytic leukemia and later, supporting numerous solid tumor assets. He also served in leadership roles at Novartis Pharmaceuticals Corporation (NYSE:NVS) (“Novartis”) from June 2003 to January 2006 and later Eli Lilly and Company (NYSE:LLY) where he was the scientific point of contact between the company and key opinion leaders for development and initiation of collaborations, clinical trials and investigator-initiated trials. Dr. Berman began his career at the University of Texas MD Anderson Cancer Center in the technology transfer division where he was responsible for assessing the market, patent, and scientific merits of numerous oncology-based technology platforms in order to ascertain their commercial viability He received a Bachelor in Biology from the University of Michigan and a Masters and Ph.D. in Neuroscience and Pharmacology from Weill Cornell Medical School. Dr. Berman was chosen as a director due to his unique combination of business acumen and scientific credibility and his ability to assess, quantify, and bridge both disciplines.

David Snyder, has been our Chief Financial Officer and Chief Operating Officer since March 2022. Prior to joining Coya, Mr. Snyder served as the Chief Financial Officer of DisperSol Technologies, LLC and its wholly owned subsidiary, Austhera BioSciences, Inc., from September 2020 to February 2022. Prior to joining DisperSol/Austhera, from July 2014 to September 2020, Mr. Snyder was the Chief Financial Officer of Exicure, Inc. (Nasdaq: XCUR), a company developing nucleic acid therapeutics. From May 2008 to July 2014, he was the Chief Financial Officer of Cellular Dynamics, Inc. (Nasdaq: ICEL), a company developing ipsc-based stem cell tools and primary cell therapeutics. From 2007-2008, Mr. Snyder served as Senior Vice President of Finance, Site Vice President and Chief Financial Officer of Roche NimbleGen, Inc. Prior to 2007, Mr. Snyder was Chief Financial Officer of companies in real estate, software, and manufacturing. Early in his career Mr. Snyder worked for financial and real estate investor Sam Zell. He received his Bachelor of Arts, summa cum laude, from Ottawa University and his M.B.A. with high honors from the Harvard Business School, where he was designated a George Fisher Baker Scholar.

Dr. Adrian Hepner, M.D., Ph.D. has been our Chief Medical Officer since November 2021. Dr. Hepner has over 30 years of global experience in clinical research and drug development, including the development and implementation of the clinical and regulatory strategy for several products from early stage through successful BLA and EU regulatory filings and approvals. Dr. Hepner’s pharmaceutical industry experience includes over 20 years of elevating leadership roles in drug development. He previously served as Chief Medical Officer and Head of R&D at Pharnext from August 2020 to October 2021, and as Executive Vice President and Chief Medical Officer at Eagle Pharmaceuticals, Inc. (Nasdaq: EGRX) from January 2015 to July 2020. He has also held the positions of Vice President of Clinical Research at Avanir Pharmaceuticals, Inc., where he had a critical role in the development and approval of Nuedexta, a first-in-class product for the treatment of pseudobulbar affect, Vice President of Clinical Research and Medical Affairs at BioDelivery Sciences International, Inc. (“BDSI”) from July 2013 to December 2014, where he led the regulatory process for the first buccal film approved for the maintenance treatment of opioid dependence. In addition, he had a critical role in the commercial launch of the product.

Prior to BDSI, Dr. Hepner was senior medical director at UCB BioSciences, Inc. from 2006 to 2012, where he was responsible for global development projects in the central nervous system therapeutic area and led global clinical research projects in Latin America for Teva Pharmaceutical Industries Ltd. (NYSE:TEVA) from 2000 to 2006. Dr. Hepner has authored multiple publications, holds several patents and spent 17 years as a practicing physician specializing in neuropsychiatry. Dr. Hepner completed visiting research physician experiences in the Department of Psychiatry at Harvard Medical School, the Department of Neurology at the National Institute of Mental Health, and a post-doctoral fellowship in neuropharmacology at the University of Ottawa. Dr. Hepner received his M.D., and Ph.D., from Universidad de Buenos Aires.

Directors

Dr. Anabella Villalobos, Ph.D., has been a director since May 2021. As head of Biotherapeutics and Medicinal Sciences at Biogen Inc. (Nasdaq:BIIB) (“Biogen”), Dr. Villalobos is responsible for the delivery of high-quality, differentiated drug candidates that advance through the clinic to become transformative medicines. Additionally, she has built a new gene therapy unit, setting the initial direction of effort including hiring the first team. Prior to Biogen, Dr. Villalobos was at Pfizer for 28 years where she most recently served as Vice President of Medicinal Synthesis Technologies and Neuroscience Medicinal Chemistry. As the leader of several medicinal chemistry groups throughout her tenure at Pfizer Inc. (NYSE:PFE)(“Pfizer”), Dr. Villalobos’ teams delivered more than 30 candidates which showed increased survival to the clinic. Dr. Villalobos obtained her B.S. in Chemistry at the University of Panama and her Ph.D. in Medicinal Chemistry at the University of Kansas where she was a Fulbright-Hayes fellow. She was a National Institutes of Health Postdoctoral Fellow at Yale University in synthetic organic chemistry for two years. Dr. Villalobos was chosen as a director due to her keen insight into drug development, particularly in neuroscience. We believe Dr. Vilalobos' counsel and strategic guidance with respect to our product candidate pipeline and research and clinical programs will be vital to our success.

Dr. Ann Lee, Ph.D., has been a director since June 2021. Dr. Lee is currently the Chief Technical Officer at Prime Medicine, Inc., a position she has held since October 2021. From November 2019 to July 2021, Dr. Lee led teams responsible for the development of new cell therapy processes and technologies, manufacturing cell therapy products, designing new facilities, and building the global supply chain at Bristol Myer Squibb (NYSE:BMY)(“BMS”). Previously, from November 2017 to April 2018, she served as Executive Vice President of Technical Operations at Juno Therapeutics, which was acquired by BMS via Celgene Corporation. Prior to Juno Therapeutics, Inc., from January 2010 to November 2017, Dr. Lee served as Senior Vice President, and then as Head of Global Technical Development at F. Hoffman-La Roche (“Roche”). She was responsible for developing and delivering all clinical stage products in Roche’s global pipeline, as well as technology transfers and technical support for all commercial products. Prior to Roche, from June 1989 to September 2005, she was at Merck & Co., Inc. (MYSE:MRK), where she led and developed new vaccines and technologies in research and development, and then was responsible as VP for process engineering and technical operations at 10 chemical sites around the world. Over the course of her career, she has contributed to the development of hundreds of new investigational drugs, and the licensure and commercialization of 25 new vaccines and medicines, with the most recent being two new CAR-T cell products for blood cancers. Dr. Lee has authored over 40 scientific publications and holds several patents. She is a member of the National Academy of Engineering, fellow of American Academy of Arts and Sciences, American Institute of Medical and Biological Engineering, and member of the Washington State Academy of Sciences. She serves on the Board of Directors for American Institute of Chemical Engineers, the Alliance of Regenerative Medicine, and JW (Cayman) Therapeutics Co. Ltd. (since 2020). She earned her undergraduate degree from Cornell University and a masters and Ph.D. in Biochemical Engineering with a concentration in molecular biophysics and biochemistry from Yale University. Dr. Lee was chosen as a director due to her thought leadership in cell therapy and biologics. She is an accomplished biotech executive with extensive experience and accomplishments in vaccines, biologics, small molecules and cell therapy development and manufacturing and she will guide us on all matters related to manufacturing and CMC.

Dr. Hideki Garren, M.D., Ph.D., has been a director since June 2021. Dr. Garren has 20 years of experience in the biopharmaceutical industry, spanning all aspects of novel drug development from discovery, to early-stage clinical trials, to late-stage clinical trials, to commercialization. Since  April 2021, Dr. Garren has served as the Chief Medical Officer for Prothena Biosciences, Inc. (Nasdaq:PRTA), a late-stage clinical company with expertise in protein dysregulation, focusing on rare peripheral amyloid and neurodegenerative diseases. From 2013 to 2020, he served as VP, Global Head of Neuroimmunology for Roche & Genentech Inc., where he led the teams that conducted the Ocrevus® Phase III trials for multiple sclerosis and Enspryng™ Phase III trials for the rare disease neuromyelitis optica spectrum disorder. Prior to Roche, between 2011 and 2013, Dr. Garren held the role of Executive Director, Translational Medicine Expert in Neuroscience with Novartis. Dr. Garren also served as Co-Founder, Executive Vice President, Chief Scientific Officer, and Chief Operating Officer of Bayhill Therapeutics, Inc., a company he started in 2002 based on a technology platform he co-invented while at Stanford University. He served as adjunct clinical faculty in the Department of Neurology at Stanford University from 1997 to 2009. Dr. Garren earned his Bachelor of Science degree from the California Institute of Technology and his M.D. and Ph.D. from the University of California Los Angeles. Dr. Garren was chosen as a director due to his expertise in neuroimmunology and clinical development. Dr. Garren will provide valuable guidance on the design and structure of clinical trials that we plan to conduct.

Dr. Dov Goldstein, M.D., has been a director since March 2021. Dr. Goldstein brings over 20 years of strategic financial and operational experience within the healthcare sector. He currently serves as the Chief Financial Officer of BioAge Labs, a position he has held since November, 2021. Prior to that, from 2020-2021, he served as the Chief Financial Officer and Chief Business Officer of

Indapta Therapeutics, a biotechnology company focused on developing and commercializing a proprietary, off-the-shelf, allogeneic FcRy-deficient natural killer (G-NK) cell therapy to treat multiple types of cancer. From 2018-2020, he was Chief Executive Officer of RIGImmune, Inc. Prior to that he served as the Chief Financial Officer at Schrödinger, Inc. (Nasdaq:SDGR) from 2017 to 2018. Dr. Goldstein held various leadership roles at Aisling Capital, a private investment firm, from 2006 to 2017, serving as its Managing Partner from 2014 to 2017. Dr. Goldstein served as the Chief Financial Officer of Loxo Oncology, Inc.(“Loxo Oncology”) between 2014 and 2015. From 2000 to 2005, Dr. Goldstein served as Chief Financial Officer of Vicuron Pharmaceuticals, Inc. (“Vicuron”), raising over $250 million in equity financings, facilitating company partnership transactions and participating in the M&A process when Vicuron was acquired by Pfizer for $1.9 billion. Prior to joining Vicuron, he was Director of Venture Analysis at HealthCare Ventures LLC. Dr. Goldstein currently serves on the board of Directors of NeuBase Therapeutics, Inc. (Nasdaq:NBSE) and Gain Therapeutics, Inc. (Nasdaq:GANX) where he serves on each company’s audit committee as audit committee chair. He previously served as a director for ADMA Biologics Inc (Nasdaq:ADMA), Loxo Oncology, Esperion Therapeutics, Inc. (Nasdaq:ESPR), Durata Therapeutics, Inc., Cempra, Inc. and a number of private companies. He received a Bachelor of Science in biological sciences from Stanford University, an MBA from Columbia Business School and an M.D. from Yale School of Medicine. Dr. Goldstein was chosen as a director due to his extensive financial experience in the biotechnology capital markets, as an investor and as a CFO. He will help guide us in the transition from a private company to a public company and provide counsel on our growth strategies and business development activities.

Election of Officers

Each executive officer serves at the discretion of our board of directors and holds office until his or her successor is duly appointed or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Composition of the Board of Directors

Upon the completion of this offering, our board of directors will consist of seven members. Our directors will hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

In accordance with the terms of our restated certificate of incorporation and bylaws that will become effective upon the completion of this offering, our board of directors will be divided into three classes, class I, class II and class III, with each class serving staggered three-year terms. Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. Our directors will be divided among the three classes as follows:

•	The Class I director will be Dr. Hideki Garren; his term will expire at the first annual meeting of stockholders to be held after the closing of this offering;
•	The Class II directors will be Dr. Anabella Villalobos and Dr. Dov Goldstein; their terms will expire at the second annual meeting of stockholders to be held after the closing of this offering; and
•	The Class III directors will be Dr. Howard Berman and Dr. Ann Lee; their terms will expire at the third annual meeting of stockholders to be held after the closing of this offering.

We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Our Amended Charter and Amended Bylaws that will become effective upon the completion of this offering provide that the authorized number of directors may be changed only by resolution of our board of directors. Our Amended Charter and Amended Bylaws that will become effective upon the completion of this offering also provide that our directors may be removed only for cause, and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office, even if less than a quorum, or by a sole remaining director.

We have no formal policy regarding board diversity. Our priority in selection of board members is identification of members who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business and understanding of the competitive landscape.

Director Independence

The Nasdaq Stock Market LLC requires a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the rules require that, subject to specified exceptions and phase in periods following the initial public offering, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act and compensation committee members must also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act. Under the Nasdaq Listing Rules, a director will only qualify as an “independent director” if, among other things, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) otherwise be an affiliated person of the listed company or any of its subsidiaries. In order to be considered independent for purposes of Rule 10C-1, the board must consider, for each member of a compensation committee of a listed company, all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (1) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by such company to the director; and (2) whether the director is affiliated with the company or any of its subsidiaries or affiliates.

Our board of directors has determined that Dr. Ann Lee, Dr. Anabella Villalobos, Dr. Hideki Garren and Dr. Dov Goldstein are “independent” as defined under Nasdaq rules and the Exchange Act rules and regulations.

Background and Experience of Directors

Upon completion of this offering, our Nominating and Corporate Governance Committee will be responsible for reviewing with our board of directors, on an annual basis, the appropriate characteristics, skills, and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the Nominating and Corporate Governance Committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

•	personal and professional integrity;
•	ethics and values;
•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;
•	experience in the industries in which we compete;
•	experience as a board member or executive officer of another publicly held company;
•	diversity of background and expertise and experience in substantive matters pertaining to our business relative to other board members;
•	conflicts of interest; and
•	practical and mature business judgment.

Board Committees

Our board of directors has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Our board of directors may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Each of these committees operate under a charter that has been approved by our board of directors, which will be available on our website.

Audit Committee

Our Audit Committee will consist of Dr. Dov Goldstein, Dr. Hideki Garren, and Dr. Ann Lee, with Dr. Dov Goldstein serving as the Chairperson of the Audit Committee. Our board of directors has determined that the three directors that will serve on our Audit Committee are independent within the meaning of the Nasdaq Marketplace Rules and Rule 10A-3 under the Exchange Act. In addition, our board of directors has determined that Dr. Dov Goldstein qualifies as an audit committee financial expert within the meaning of SEC regulations and The Nasdaq Marketplace Rules. Our audit committee will be responsible for, among other things:

•	selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;
•	assisting the board of directors in evaluating the qualifications, performance, and independence of our independent auditors;
•	assisting the board of directors in monitoring the quality and integrity of our financial statements and our accounting and financial reporting;
•	assisting the board of directors in monitoring our compliance with legal and regulatory requirements;
•	reviewing with management and our independent auditors the adequacy and effectiveness of our internal control over financial reporting processes;

•	assisting the board of directors in monitoring the performance of our internal audit function;
•	reviewing with management and our independent auditors our annual and quarterly financial statements;
•

reviewing and overseeing all transactions between us and a related person for which review or oversight is required by applicable law or that are required to be disclosed in our financial statements or SEC filings, and developing policies and procedures for the committee’s review, approval and/or ratification of such transactions;

•

establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the audit committee report that the rules and regulations of the SEC require to be included in our annual proxy statement.

The SEC rules and the Nasdaq rules require us to have one independent audit committee member upon the listing of our common stock on the Nasdaq, a majority of independent directors within 90 days of the effective date of the registration statement, and all independent audit committee members within one year of the effective date of the registration statement. Dr. Dov Goldstein, Dr. Hideki Garren and Dr. Ann Lee  each qualify as an independent director under the corporate governance standards of the Nasdaq and the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Compensation Committee

Our Compensation Committee will consist of Dr. Dov Goldstein, Dr. Anabella Villalobos and Dr. Ann Lee, with Dr. Anabella Villalobos serving as the Chairperson of the Compensation Committee. The compensation committee will be responsible for, among other things:

•

reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating our Chief Executive Officer’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the board of directors), determining and approving our Chief Executive Officer’s compensation level based on such evaluation;

•

reviewing and approving, or making recommendations to the board of directors with respect to, the compensation of our other executive officers, including annual base salary, bonus and equity-based incentives, and other benefits;

•	reviewing and recommending to the board of directors the compensation of our directors;
•	reviewing and discussing with management our “Compensation Discussion and Analysis” disclosure required by SEC rules;
•	preparing the compensation committee report required by the SEC to be included in our annual proxy statement; and
•	reviewing and making recommendations with respect to our equity and equity-based compensation plans.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee will consist of Dr. Dov Goldstein, Dr. Anabella Villalobos and Dr. Hideki Garren, with Dr. Hideki Garren serving as the Chairperson of the Compensation Committee. The nominating and corporate governance committee will be responsible for, among other things:

•	assisting our board of directors in identifying prospective director nominees and recommending nominees to the board of directors;
•	overseeing the evaluation of the board of directors and management;
•	reviewing developments in corporate governance practices and developing and recommending a set of corporate governance guidelines; and
•	recommending members for each committee of our board of directors.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Code of Ethics

Upon the effectiveness of this offering, we will adopt a new Code of Business Conduct and Ethics that applies to all of our officers, directors, and employees, including our principal executive officer, principal financial officer, principal accounting officer, and controller, or persons performing similar functions, which will be posted on our website at https://www.coyatherapeutics.com. Our Code of Business Conduct and Ethics is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not part of this prospectus.

EXECUTIVE AND DIRECTOR COMPENSATION

The following section provides compensation information pursuant to the scaled disclosure rules applicable to “emerging growth companies” under the rules of the SEC, including reduced narrative and tabular disclosure obligations regarding executive compensation.

Our named executive officers for the fiscal year ended December 31, 2021, which consist of our current Chief Executive Officer and our two other most highly compensated executive officers who were serving as executive officers as of December 31, 2021 (other than our principal executive officer), are as follows:

•	Howard Berman, Ph.D., our President and Chief Executive Officer;
•	David Snyder, our Chief Financial Officer and Chief Operating Officer; and
•	Adrian Hepner, M.D., Ph.D., our Chief Medical Officer.

Summary Compensation Table

The following table shows the compensation earned by each of our named executive officers for the year ended December 31, 2021 and does not reflect the stock split which will occur prior to this closing of this offering. Our compensation packages for the named executive officers consist primarily of base salary, annual cash bonus and a stock option grant.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Option Awards ($) (1)	Total ($)
Howard Berman, Ph.D. President and Chief Executive Officer	2021	$300,000		$60,000	—	$360,000

David Snyder (2) Chief Financial Officer and Chief Operating Officer	2021	—		—	—	—

Adrian Hepner, M.D., Ph.D. (3) Chief Medical Officer	2021	$17,708	(4)	—	$47,643	$65,351

(1)

Amounts reflect the full grant date fair value of stock options granted during the year ended December 31, 2021 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of the option awards in Note 8 to our financial statements included in this prospectus.

(2)	Mr. Snyder joined us in April 2022.
(3)	Dr. Hepner joined us in November 2021.
(4)	Reflects proration based on Dr. Hepner’s November 2021 start date.

Employment Agreements with Named Executive Officers

Howard Berman

Dr. Berman serves as our Chief Executive Officer pursuant to an Executive Employment Agreement, dated December 15, 2020, as amended (the “Berman Employment Agreement”). Pursuant to the Berman Employment Agreement, Dr. Berman is entitled to a base salary of $450,000 per year, subject to periodic review in accordance with our procedures for adjusting salaries for similarly situated employees, and may be adjusted in the sole discretion of the Company.

Dr. Berman is eligible to receive an annual bonus, targeted at 20% of base salary, upon the achievement of objectives to be determined by the Company. Dr. Berman is also entitled to an allowance of $500 a month for the use of a car. Dr. Berman is entitled to participate in all employee benefit plans and programs available to our employees.

The Berman Employment Agreement has an initial term of two years and will automatically renew for one year terms after the initial term has elapsed, unless either party terminates the agreement upon 30 days’ notice from the end of the initial or extended term. If we terminate the agreement for Cause (as defined in the Berman Employment Agreement), all of our obligations  will cease. If we terminate the agreement without Cause, and Dr. Berman is not terminated due to death or Disability (as defined in the Berman Employment Agreement), Dr. Berman will continue to receive his base salary for 12 months, subject to Dr. Berman’s execution of a severance and general release agreement for our benefit.

Adrian Hepner

Dr. Hepner serves as our President, Chief Medical Officer pursuant to an Executive Employment Agreement, dated November 1, 2021 (the “Hepner Employment Agreement”). Pursuant to the Hepner Employment Agreement, Dr. Hepner is entitled to a base salary of $425,000 per year, subject to periodic review in accordance with our procedures for adjusting salaries for similarly situated employees, and may be adjusted in our sole discretion.

Dr. Hepner is eligible to receive an annual bonus, targeted at 35% of base salary, upon the achievement of objectives to be determined by the Company. In connection with the execution of the Hepner Employment Agreement, Dr. Hepner received an option grant exercisable for 250,757 shares of our common stock. Dr. Hepner is entitled to participate in all employee benefit plans and programs available to our employees.

The Hepner Employment Agreement has an initial term of two years and will automatically renew for one year terms after the initial term has elapsed, unless either party terminates the agreement upon 30 days’ notice from the end of the initial or extended term. If we terminate the agreement for Cause (as defined in the Hepner Employment Agreement), all obligations of the Company will cease. If we terminate the agreement without Cause, and Dr. Hepner is not terminated due to death or Disability (as defined in the Hepner Employment Agreement), Dr. Hepner will continue to receive his base salary for nine months, subject to Dr. Hepner’s execution of a severance and general release agreement for our benefit.

David Snyder

Mr. Snyder serves as our Chief Financial Officer and Chief Operating Officer pursuant to an Executive Employment Agreement, dated March 14, 2022 (the “Snyder Employment Agreement”). Pursuant to the Snyder Employment Agreement, Mr. Snyder is entitled to a base salary of $350,000 per year, subject to periodic review in accordance with our procedures for adjusting salaries for similarly situated employees, and may be adjusted in our sole discretion.

Mr. Snyder is eligible to receive an annual bonus, targeted at 35% of base salary, upon the achievement of objectives to be determined by the Company. In connection with the execution of the Snyder Employment Agreement, Mr. Snyder received an option grant exercisable for 500,000 shares of our common stock. Mr. Snyder is entitled to participate in all employee benefit plans and programs available to our employees.

The Snyder Employment Agreement has an initial term of two years and will automatically renew for one year terms after the initial term has elapsed, unless either party terminates the agreement upon 30 days’ notice from the end of the initial or extended term. If we terminate the agreement for Cause (as defined in the Snyder Employment Agreement), all obligations of the Company will cease. If we terminate the agreement without Cause, and Mr. Snyder is not terminated due to death or Disability (as defined in the Snyder Employment Agreement), Mr. Snyder will continue to receive his base salary for nine months, subject to Mr. Snyder’s execution of a severance and general release agreement for our benefit.

Potential Payments Upon Termination or Change in Control

Other than under Messrs. Berman’s and Snyder’s employment agreements (described above in “—Employment Agreements with Named Executive Officers”), we have no plans, agreements or arrangements that provide for payment to our named executive officers in connection with termination of employment or a change in our control.

The Amended and Restated Coya Therapeutics, Inc. 2021 Equity Incentive Plan

Our Board and management believe that the effective use of stock-based long-term incentive compensation is vital to our ability to achieve strong performance in the future. Accordingly, on January 25, 2021 the Board adopted the Coya Therapeutics, Inc. 2021 Equity Incentive Plan, which our stockholders approved on February 5, 2021.

On October __, 2022, the Company’s Board of Directors amended and restated the 2021 Equity Incentive Plan, which our stockholders approved on October __, 2022 (the “Amended and Restated Equity Plan”) to:

•

Increase the number of shares of the Company’s common stock authorized to be issued under the Amended and Restated Equity Plan to 6,500,000, all of which are available for grant as Incentive Stock Options (as described below);

•	Add an “evergreen” feature to automatically increase the number of shares of the Company’s common stock available under the Amended and Restated Equity Plan as described further below; and
•	Extend the expiration date of the Amended and Restated Equity Plan to October __, 2032.

Summary of the Amended and Restated 2021 Equity Incentive Plan

The following is a summary of the material features of the Amended and Restated Equity Plan and is qualified in its entirety by reference to the full text of the Amended and Restated Equity Plan. Capitalized terms used in this summary and not otherwise defined shall have the meaning set forth in the Amended and Restated Equity Plan.

The Amended and Restated Equity Plan is intended to enable us to secure and retain the types of employees, consultants and directors who will contribute to our long-range success, and provide incentives for such persons to exert maximum efforts for the success of the Company by aligning their interests with those of our stockholders. Awards that may be granted under the Amended and Restated Plan include: (a) Incentive Stock Options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended); (b) Nonstatutory Stock Options (Incentive Stock Options and Nonstatutory Stock Options together referred to as “Options”); (c) Stock Appreciation Rights (“SARs”); (d) Restricted Stock Awards; (e) Restricted Stock Unit (“RSU”) Awards (f) Performance Awards (payable in shares or cash); and (g) Other Awards (all as defined in the Amended and Restated Equity Plan, and collectively, “Awards”).

The Amended and Restated 2021 Equity Plan reserves 6,500,000 shares of our common stock for the grant of Awards, all of which may be granted as Incentive Stock Options. Pursuant to the Amended and Restated Equity Plan’s “evergreen” feature, the number of shares of common stock reserved for issuance will automatically increase on the first day of each fiscal year commencing with January 1, 2023 and on the first day of each fiscal year thereafter until the date the Amended and Restated Equity Plan expires, by an amount equal to four percent (4%) of the total number of shares of our common stock outstanding on the last day of the preceding fiscal year, unless the Board determines before an annual increase takes effect that no increase will be made or a lesser increase.

Shares subject to Awards that are forfeited, or expire, as well as shares subject to Awards that are settled in cash, and shares that are reacquired by the Company in satisfaction of tax withholding obligations or as consideration for the exercise or purchase price of an Award, are added back to the shares reserved for issuance under the Plan and may be subject to new Awards under the Amended and Restated Equity Plan.

As of September 30, 2022, awards have been granted with respect to 2,886,135 shares of our common stock. All such Awards have been granted as Options.

The Amended and Restated Equity Plan is administered by our Board, or in the Board’s sole discretion, by a committee appointed by the Board (the Board or such committee being referred to as the “plan administrator”). The plan administrator has full authority to establish rules and regulations for the administration of the Amended and Restated Equity Plan, including to determine (i) the persons to whom and the time or times at which Awards may be granted; to determine the type and number of Awards to be granted; (ii) the number of shares of common stock to which an Award may relate; and (iii) the terms, conditions, restrictions and performance criteria of Awards.  The plan administrator has authority to modify (reprice) the purchase price or the exercise price of any outstanding Award. Such repricings may be implemented without stockholder approval. The Board may, to the extent permitted by law, delegate to one or more officers the authority to grant Options and SARs to employees who are not officers.

The following describes the types of Awards that may be made under the Amended and Restated Equity Plan. The Amended and Restated Equity Plan also contains provisions with respect to payment of exercise prices, vesting and expiration of Awards, transferability of Awards, and various other terms, conditions, and limitations, as further described in the Amended and Restated Equity Plan.

Stock Options. Nonstatutory Stock Options may be granted to our employees, consultants and directors, while Incentive Stock Options may be granted only to our employees. The exercise price of all Options granted under the Amended and Restated Equity Plan will be determined by the plan administrator. With limited exceptions, the exercise price per share of any Option may not be less than 100% of the fair market value of our common stock on the grant date. The maximum term of all stock options granted under the Amended and Restated Equity Plan will be determined by the plan administrator, but may not exceed ten years. However, the exercise price for Incentive Stock Options granted to any stockholder who is designated to be a “Ten Percent Shareholder” under the Amended and Restated Equity Plan must be at least 110% of the fair market value of the common stock on the date of the grant and such Options must expire no later than five years after the grant date. Each Option will vest and become exercisable at such time and subject to such terms and conditions as determined by the plan administrator in the applicable individual stock option agreement. To the extent that the aggregate fair market value (determined at the time of grant) of common stock with respect to which Incentive Stock Options are exercisable for the first time by any option holder during any calendar year exceeds $100,000, the options or portions thereof which exceed such limit shall be treated as Nonstatutory Stock Options.

An Option may be granted with a right to exercise it before it becomes exercisable (referred to as an early exercise right). If exercised early, the shares of common stock acquired may be subject to a repurchase right in favor of the Company.

Unless the applicable stock option agreement provides otherwise, in the event of an optionee’s termination of employment or service, stock options will be treated as follows: (i) if the termination is for any reason other than for cause, disability or death, vested options generally will remain exercisable until three months after termination and then expire, (ii) if the termination is on account of the optionee’s disability or death, vested options generally will remain exercisable until one year after termination and will then expire and (iii) if the termination is for cause, all options, whether vested or unvested, will expire as of the date of such termination. Unless the applicable stock option agreement provides otherwise, any options that were not vested and exercisable on the date of any termination of employment or service for any reason will expire as of the date of such termination.

SARs. A SAR granted under the Amended and Restated Equity Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of our common stock over the base price of the SAR. With limited exceptions, each SAR will be granted with a base price that is not less than 100% of the fair market value of a share of our common stock on the grant date. The maximum term of SARs granted under the Amended and Restated Equity Plan will be determined by the plan administrator, but may not exceed ten years. The plan administrator may determine to settle the exercise of a SAR in shares of common stock, cash or any combination thereof.

Restricted Stock and RSUs. Restricted stock and RSUs may be granted under the Amended and Restated Equity Plan. RSUs may be settled in shares of common stock or cash, in the discretion of the plan administrator. The plan administrator will determine the purchase price, vesting schedule and performance objectives, if any, applicable to the grant of restricted stock and RSUs. If the restrictions, performance objectives or other conditions determined by the plan administrator are not satisfied, the restricted stock and RSUs will be forfeited. Subject to the provisions of the Amended and Restated Equity Plan and applicable individual award agreements, the plan administrator has the sole discretion to provide for the lapse of restrictions in installments or the acceleration or waiver of restrictions (in whole or part) under certain circumstances, including the attainment of certain performance goals, a participant’s termination of employment or service or a participant’s death or disability. The rights of restricted stock and RSU holders upon a termination of employment or service will be set forth in individual award agreements.

Recipients of restricted stock will generally have all of the rights of a stockholder during the restricted period, including the right to vote and, to the extent specifically provided in an agreement award, receive dividends declared with respect to such stock (provided that dividends will only be paid out upon vesting of the shares to which they are attributable unless the award agreement provides otherwise). During the restricted period, participants with RSUs will generally not have any rights of a stockholder, but may be credited with dividend equivalent rights if the applicable individual award agreement so provides. Dividend equivalent amounts with respect to restricted stock or RSUs will be subject to the same restrictions, conditions and risks of forfeiture as the underlying restricted stock or RSU.

Performance Awards. Performance Awards under the Amended and Restated Equity Plan may be payable in shares of common stock and/or cash, contingent on the attainment during the applicable performance period of certain performance goals, as determined by the plan administrator and set forth in an individual’s award agreement.

Other Awards. Other forms of Awards valued in whole or in part by reference to, or otherwise based on, shares of our common stock may be granted under the Amended and Restated Equity Plan. The plan administrator will determine the terms and conditions of such other awards, including the number of shares of common stock to be granted pursuant to such other awards, the manner in which such other awards will be settled (e.g., in shares of common stock or cash), and the conditions to the vesting and payment of such other awards.

Equitable Adjustments. In the event of a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase, reorganization, special or extraordinary dividend or other extraordinary distribution (whether in the form of shares of common stock, cash or other property), combination, exchange of shares, or other change in corporate structure affecting the shares of common stock, an equitable substitution or proportionate adjustment shall be made, at the sole discretion of the plan administrator, in (i) the aggregate number of shares of common stock reserved for issuance under the Amended and Restated Equity Plan, (ii) the kind and number of securities subject to, and the exercise price or base price of, any outstanding Options and SARs granted under the Amended and Restated Equity Plan, and (iii) the kind, number and purchase price of shares of common stock, or the amount of cash or amount or type of property, subject to outstanding Restricted Stock Awards, RSU Awards, Performance Awards and Other Awards granted under the Amended and Restated Equity Plan.

Change in Control. In accordance with the Amended and Restated Equity Plan, subject to the terms of any individual award agreement, the Board may, among other things, take one or more of the following actions in connection with a Change in Control (as defined in the Amended and Restated Equity Plan): (i) arrange for the surviving corporation or acquiring corporation to assume or continue Awards, (ii) cause any or all outstanding Awards to become vested and, if applicable, allow the holder of an Option or SAR to exercise such Option or SAR prior to the Change in Control and forfeit such Option or SAR if not exercised before the Change in Control, (iii) cancel an Award, to the extent not vested or not exercised prior to the Change in Control, in exchange for such cash consideration, if any, as the Board considers appropriate; or (iv) terminate an Award at or immediately prior to the closing of the Change in Control in exchange for a payment, in such form as may be determined by the Board, equal to the excess, if any, of the value of the property the participant would have received on the exercise of the Award immediately prior to the Change in Control, over any exercise price.

Tax Withholding. Each recipient of an Award will be required to make arrangements satisfactory to the plan administrator regarding payment of the amount of applicable taxes required by law to be withheld with respect to any Award granted under the Amended and Restated Equity Plan. With the approval of the plan administrator, an individual may satisfy the foregoing requirement by either electing to have us withhold from delivery of shares of common stock, cash or other property, as applicable, or by delivering already owned unrestricted shares of common stock, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the tax obligations. We may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy our withholding obligation with respect to any award.

Clawback Rights.  All Awards granted under the Amended and Restated Equity Plan are subject to recoupment in accordance with any clawback policy that the Company adopts pursuant to listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions as the Board deems appropriate.

Amendment and Termination. The Amended and Restated Equity Plan provides the Board with authority to amend, alter or terminate the Amended and Restated Equity Plan, but no such action may materially impair the rights of any participant with respect to outstanding Awards without the participant’s consent. Stockholder approval of any such action will be obtained if required to comply with applicable law or regulation.

Plan Term. The Amended and Restated Equity Plan will terminate on the tenth anniversary of the date the Board adopted the  Amended and Restated Equity Plan (although awards granted before that time will remain outstanding in accordance with their terms).

Employee benefits plans

We currently provide broad-based health and welfare benefits that are available to all of our employees, including our named executive officers, including medical, dental, and vision insurance.

Outstanding equity awards at fiscal year-end table

Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Howard Berman	—	—		—	—	—
President and Chief Executive Officer

David Snyder	—	—		—	—	—
Chief Financial Officer and Chief Operating Officer

Adrian Hepner	—	250,757	(1)	—	$0.19	11/1/2031
Chief Medical Officer

(1)

The option reported herein vests over a two year period from grant date, subject to Dr. Hepner’s continued service to us on each vesting date. The option will vest as to 50% on the one year anniversary of the grant date and then in 12 equal monthly installments thereafter. Subject to Dr. Hepner’s continued service to us through a Change in Control (as defined in the Amended and Restated Equity Plan), the option will fully vest upon such Change of Control.

Director Compensation

The following table provides certain information concerning compensation for each person who served as a non-employee member of our board of directors during the year ended December 31, 2021. Other than as set forth in the table and described more fully below, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our board of directors in 2021. During fiscal year 2021, Howard Berman, our President and Chief Executive Officer, served as a member of our board of directors and received no additional compensation for his services as a member of our board of directors. See the section titled “Executive Compensation” for more information about Dr. Berman’s compensation for fiscal year 2021. We reimburse non-employee members of our board of directors for reasonable travel and out-of-pocket expenses incurred in attending meetings of our board of directors and committees of our board of directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All other Compensation ($)	Total ($)
Ann Lee	—	—	$19,000	(2)	—	—	—	$19,000
Anabella Villalobos	—	—	$19,000	(2)	—	—	—	$19,000
Dov Goldstein	—	—	$19,000	(2)	—	—	—	$19,000
Hideki Garren	—	—	$19,000	(2)	—	—	—	$19,000

(1)	Amounts reflect the full grant date fair value of stock options granted during 2021 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual.
(2)

The option reported herein will vest over a three year period, subject to the holder’s continued service to us through each vesting date. The option will vest as to 1/36th on each monthly anniversary of the date of grant, such that the option will fully vest on the third anniversary of the date of grant. Subject to the holder’s continued service through a Change in Control (as defined in the Amended and Restated Equity Plan), the option will fully vest upon such Change in Control.

Non-Employee Director Compensation Policy

Effective upon the closing of this offering, our board of directors has adopted a non-employee director compensation policy that is designed to enable us to attract and retain, on a long-term basis, highly qualified non-employee directors. Pursuant to this policy our board members will each receive $40,000 per year ($60,000 for Chairman of the Board, so long as that position is held by a non-employee director), each member of the Audit Committee receives an additional $7,500 per year ($15,000 for the Chairperson), each member of the Compensation Committee receives an additional $5,000 per year ($10,000 for the Chairperson), and each member of the Nominating and Corporate Governance Committee receives an additional $3,750 per year ($7,500 for the Chairperson). Any compensation to be paid under this policy may be made in stock options, at our discretion.

Our board of directors has also adopted an equity compensation policy pursuant to which board members shall automatically be granted stock options to purchase 10,000 shares of our common stock upon joining the board of directors, and on January 1 of each year, each then serving non-employee director shall be automatically granted stock options to purchase 5,000 shares of our common stock. These stock options shall fully vest upon the anniversary of their granting, have a term of ten years and shall have an exercise price equal to 100% of the fair market value of a share of common stock on the date of grant. All options to be granted under this policy will be granted pursuant to our Amended and Restated Equity Plan.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of       , 2022, both before and after giving effect to the closing of the offering, by:

•	each person known by us to own beneficially more than 5% of any class of our outstanding shares of common stock;
•	each of the directors and named executive officers individually; and
•	all of our directors and named executive officers as a group.

The amounts and percentages of our common stock beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are not deemed to be outstanding for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Our determination of the percentage of beneficial ownership prior to this offering gives effect to Preferred Conversion into an aggregate of        shares of our common stock, the Notes Conversion into an aggregate of        shares of our common stock upon the closing of this offering, and the      -for-      split of our common stock and is based on       shares of our common stock outstanding as of       , 2022. Our determination of beneficial ownership after this offering is based on      shares of our common stock outstanding after closing of the offering and assumes the underwriters exercise their option to purchase up to      shares of common stock. Unless otherwise indicated, the business address of each such beneficial owner is c/o Coya Therapeutics, Inc., 5850 San Felipe St. Suite 500 Houston, TX 77057.

Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Shares of Common Stock Beneficially Owned Before This Offering		Shares of Common Stock Beneficially Owned After This Offering
Name of Beneficial Owners	Number	%	Number	%
Executive Officers and Directors:
Howard Berman (1)(2)	5,350,000
Adrian Hepner (3)	260,794	*
Ann Lee (4)	52,777	*
Anabella Villalobos (5)	52,777	*
Dov Goldstein (6)	52,777	*
Hideki Garren (7)	52,777	*
David Snyder (8)	291,562	*
All executive officers and directors as a group (7 persons)	6,068,976
Other 5% Stockholders
Shawn Milemore Titcomb (9)	2,051,106
Jani Tuomi	2,250,000
Bertex LLC (1)(2)	5,350,000
Andrea Goldstein	1,700,000

*	Represents beneficial ownership of less than 1%.
(1)

Howard Berman, our Chief Executive Officer and director is the managing director of Bertex LLC. Due to Dr. Berman’s controlling relationship with Bertex LLC, he may be deemed to have sole voting and dispositive control over the shares of our common stock owned by Bertex LLC. As a result, Dr. Berman may be deemed to beneficially own the shares of our common stock held by Bertex LLC.

(2)	Includes 5,350,000 shares of our common stock owned by Bertex LLC, of which Dr. Berman is the managing director.
(3)	Excludes options exercisable for 239,963 shares of our common stock owned by Dr. Hepner that are not exercisable within 60 days of the date of this prospectus.
(4)

Includes options exercisable for 52,777 shares of our common stock owned by Dr. Lee that are exercisable within 60 days of this prospectus. Excludes options exercisable for 47,223 shares of our common stock owned by Dr. Lee that are not exercisable within 60 days of the date of this prospectus.

(5)

Includes options exercisable for 52,777 shares of our common stock owned by Dr. Villalobos that are exercisable within 60 days of this prospectus. Excludes options exercisable for 47,223 shares of our common stock owned by Dr. Villalobos that are not exercisable within 60 days of the date of this prospectus.

(6)

Includes options exercisable for  52,777 shares of our common stock owned by Dr. Goldstein that are exercisable within 60 days of this prospectus. Excludes options exercisable for 47,223 shares of our common stock owned by Dr. Goldstein that are not exercisable within 60 days of the date of this prospectus.

(7)

Includes options exercisable for 52,777 shares of our common stock owned by Dr. Garren that are exercisable within 60 days of this prospectus. Excludes options exercisable for 47,223 shares of our common stock owned by Dr. Garren that are not exercisable within 60 days of the date of this prospectus.

(8)	Excludes options exercisable for 208,438 shares of our common stock owned by Mr. Snyder that are not exercisable within 60 days of the date of this prospectus.
(9)

Includes (i) 1,808,670 shares of our common stock owned by the Shawn Milemore Titcomb Revocable Trust, of which Mr. Titcomb is the trustee (the “Titcomb Trust”), (ii) 92,638 shares of common stock issuable upon conversion of our Series A Preferred Stock owned by the Titcomb Trust, and (iii) 149,798 shares of common stock issuable upon exercise of warrants that are exercisable within 60 days of this prospectus, owned by Mr. Titcomb. The address of Mr. Titcomb is c/o Allele Capital Partners LLC, 900 N Federal Highway Ste 400, Boca Raton, FL 33432.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our policy is to enter into transactions with related parties on terms that, on the whole, are no more favorable, or no less favorable, than those available from unaffiliated third parties. Based on our experience in the business sectors in which we operate and the terms of our transactions with unaffiliated third parties, we believe that all of the transactions described below met this policy standard at the time they occurred. The following is a description of material transactions, or series of related material transactions, since January 1, 2020, to which we were or will be a party and in which the other parties included or will include our directors, executive officers, holders of more than 5% of our voting securities or any member of the immediate family of any of the foregoing persons. Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions to which we have been or will be a party other than compensation arrangements, which are described where required under the section entitled “Executive and Director Compensation.”

Corporate Reorganization

On November 3, 2020 and November 14, 2020, Nicoya Health, Inc. (“Nicoya”) issued convertible promissory notes with an aggregate principal amount of $150,000 (collectively, the “Promissory Notes”). The Promissory Notes bore interest at 6.0% per annum.  The principal and accrued interest under the Promissory Notes converted into an aggregate of 138,969 shares of Coya Series A Preferred Stock in the Series A Preferred Stock Financing (defined below) at a discount to the price per share of other investors in the Series A Preferred Stock Financing.

On December 22, 2020, Nicoya merged with and into Coya Therapeutics, Inc., with Coya as the surviving company (the “Merger”). In connection with the Merger, each share of Nicoya common stock was converted into the right to receive one share of Coya common stock. An aggregate of 10,750,000 shares of our common stock were issued to holders of Nicoya common stock in connection with the Merger. The table below sets forth the aggregate shares of common stock issued to our related parties in the Merger:

Participant (1)	Common Stock
Bertex, LLC	5,500,000
Jani Tuomi	2,500,000
Andrea Goldstein	2,000,000

(1)	Additional details regarding these stockholders and their equity holdings are provided under the caption “Principal Stockholders.”

Immediately after the completion of the Merger, on December 22, 2020, we issued and sold an aggregate of 7,361,744 shares of Series A Preferred Stock, which amount excludes the 138,969 shares of Series A Preferred Stock issued upon conversion of the Promissory Notes, in exchange for $9,850,017.39 (the “Series A Preferred Financing”). A trust for which Shawn Titcomb is trustee participated in the Series A Preferred Financing and was issued 92,638 shares of Series A Preferred Stock at $1.349 per share in connection with the conversion of $100,000 of the Promissory Notes. Mr. Titcomb is the owner of more than 5% of our outstanding shares of capital stock.

Series A Placement Agent

In connection with the Series A Preferred Financing, we paid to Tribal Capital Markets, LLC (the “Placement Agent”) (i) a cash fee of 7% of the gross proceeds raised in the Series A Preferred Financing, and (ii) reimbursement of expenses of $50,000. In addition, we issued to designees of the Placement Agent, for nominal consideration, warrants to purchase 525,049 shares of our common stock, or 7% of the number of shares of common stock underlying the Series A Preferred Stock sold in the offering (the “Series A Placement Agent Warrants”) at an exercise price equal to $1.61 per share, or 120% of the price per share of Series A Preferred Stock paid by investors in the Series A Preferred Financing. The Series A Placement Agent Warrants provide for a cashless exercise right and are exercisable for a period of five years from December 22, 2020. Mr. Titcomb, an owner of more than 5%  of our capital stock, was a managing director of the Placement Agent.

Strategic Advisory Agreement

In connection with our Series A Preferred Financing, we entered into a non-exclusive strategic advisory agreement with Allele Capital Partners LLC (“Allele”), a strategic advisory and investment firm, at $10,000 per month. Mr. Titcomb, an owner of more than 5% of our capital stock, is the Co-Founder and Chief Executive Officer of Allele. The agreement with Allele will terminate upon consummation of this offering.

Investors’ Rights Agreement

In connection with the Series A Preferred Financing, we entered into an Investors’ Rights Agreement (the “IRA”), which provides, among other things, that certain holders of our capital stock, including Allele, Dr. Berman and Mr. Tuomi, have the right to demand that we file a registration statement or request that their shares of our capital stock be covered by a registration statement that we are otherwise filing. Shawn Titcomb, who is a 5% or more owner of the Company, is affiliated with Allele. See “Description of Capital Stock—Registration Rights” for additional information regarding these registration rights.

Right of First Refusal

In connection with the Corporate Reorganization, and the Series A Preferred Financing, we entered into certain agreements with certain holders of our capital stock, including a right of first refusal and co-sale agreement. Pursuant to the right of first refusal and co-sale agreement, we or our assignees have a right to purchase shares of our capital stock which stockholders propose to sell to other parties. This right will terminate at the consummation of this offering. Shawn Titcomb, who is a 5% of more owner of the Company, is affiliated with Allele, who is party to the right of first refusal and co-sale agreement, along with Dr. Berman and Mr. Tuomi.

Voting Agreement

In connection with the Corporate Reorganization, the Series A Preferred Financing, and the Convertible Note Offering, we entered into certain agreements with certain holders of our capital stock, including a voting agreement (as amended, the “Voting Agreement”). Pursuant to the Voting Agreement, among other things: our board of directors shall be comprised of five (5) members consisting of: (i) one person designated by the holders of a majority of the Series A Preferred Stock, who is currently Dov Goldstein; (ii) the Chief Executive Officer, who is currently Howard Berman; (iii) two persons designated by the holders of a majority of our common stock, who are currently Ana Villalobos and Ann Lee; and (iv) one person not otherwise an affiliate of the Company or of any investor who is mutually acceptable to the holders of a majority of the outstanding shares of Series A Preferred Stock and Common Stock, who is currently Hideki Garren. Upon consummation of this offering, the Voting Agreement will terminate and none of our stockholders will have any special rights regarding the election or designation of members of our board of directors. Mr. Titcomb, an owner of more than 5% of our capital stock, and is affiliated with Allele, is party to the Voting Agreement.

Equity Incentive Plan

For a description of our equity incentive plans with members of our board of directors and executive officers, see “Executive and Director Compensation—Coya Therapeutics Inc. Amended and Restated 2021 Equity Incentive Plan.”

Indemnification Agreements

Upon the closing of this offering, we will enter into Indemnification Agreements with each of our current directors and executive officers. The Indemnification Agreements will provide for indemnification against expenses, judgments, fines and penalties actually and reasonably incurred by an indemnitee in connection with threatened, pending or completed actions, suits or other proceedings, subject to certain limitations. The Indemnification Agreements will also provide for the advancement of expenses in connection with a proceeding prior to a final, non-appealable judgment or other adjudication, provided that the indemnitee provides an undertaking to repay to us any amounts advanced if the indemnitee is ultimately found not to be entitled to indemnification by us. The Indemnification Agreements will set forth procedures for making and responding to a request for indemnification or advancement of expenses, as well as dispute resolution procedures that will apply to any dispute between us and an indemnitee arising under the Indemnification Agreements.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Consulting Agreement

In December 2020, we entered into a consulting arrangement with Jani Tuomi, an owner of more than 5% of our capital stock. The consulting arrangement, under which Mr. Tuomi provided consulting services related to business development activities, provided for a fee to Mr. Tuomi of $12,500 a month and such fee was changed to $7,500 a month in December 2021. The consulting arrangement was terminated in May 2022. We paid an aggregate of $170,000 pursuant to the consulting arrangement.

Policies and Procedures for Related Party Transactions

Our board of directors expects to adopt a written related-party transaction policy, to be effective upon the completion of this offering, setting forth the policies and procedures for the review and approval or ratification of transactions involving us and “related persons.” For the purposes of this policy, “related persons” will include our executive officers, directors, director nominees, and their immediate family members, and stockholders owning five percent or more of our outstanding common stock and their immediate family members.

The policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person has or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to (i) whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated party; (ii) the extent of the related person’s interest in the transaction; (iii) the benefits to the Company; (iv) the impact on a director’s independence in the event the related person is a director, an immediately family member of a director or an entity in which a director is a partner, shareholder or executive officer; (v) the availability of other sources for comparable products or services; (vi) the terms of the transaction; and (vii) the terms available to unrelated third parties.

All related-party transactions may only be consummated if our audit committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Any member of the audit committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote respecting approval or ratification of the transaction. However, such director may be counted in determining the presence of a quorum at a meeting of the audit committee that considers the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following is a summary of certain of our indebtedness that is currently outstanding. The following descriptions do not purport to be complete and are qualified in their entirety by reference to the agreements and related documents referred to herein, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Convertible Promissory Notes

In April 2022, we issued $10.5 million of unsecured Convertible Promissory Notes, as amended on       (the “Notes”), which bear interest at an annual rate of 6.0%, paid in kind in shares of our common stock, and have a maturity date of June 30, 2024.

Conversion. The Notes will automatically convert into shares of common stock upon a “qualified equity financing” or upon a change of control. A “Qualified Equity Financing” is defined as the offer and sale for cash of any equity securities that results in aggregate gross proceeds to us of at least $     . A Change of Control is defined as (i) the sale or disposition of all or substantially all of our assets to a third party; (ii) the acquisition by a third party of more than 50% of our outstanding voting capital stock; or (iii) the merger or consolidation of us with or into a third party, unless the holders of our voting capital stock hold at least 50% of the voting capital stock of the acquiring third party or the surviving entity immediately after the merger or consolidation.

Upon a Qualified Equity Financing , the Notes will convert at the lesser of (i) the price per share calculated by dividing $60.0 million by the fully diluted capitalization at the time of conversion (the “Conversion Cap”); or (ii) 80% of the price paid per share paid by the cash investors in the Qualified Equity Financing. The Notes will also convert upon the closing of a Change of Control into shares of Common Stock at a conversion price equal to the lesser of the Conversion Cap and 80% of the price per share paid to the holders of our common stock set forth in the definitive agreement pursuant to which the Change of Control occurs.

Prepayment. We may not prepay the Notes without the prior written consent of the holders of a majority of the outstanding aggregate principal of the Notes.

Events of Default. For the borrowings under the Notes, an Event of Default consists of one or more of the following:

•

Our failure to pay any principal or interest payment on the due date when due, provided that we fail to pay such amounts within 30 days of receiving written notice from the holder that such amounts are due and unpaid;

•	Voluntary or involuntary bankruptcy or insolvency proceedings;
•

Our failure to pay any obligation in excess of $100,000, either individually or in the aggregate, when the same becomes due and payable and such failure continues after the applicable grace period, if any, specified in the agreement or instrument giving rise to such obligation or obligations; or

•

Our failure to perform or observe in all material respects any of our covenants or agreements in the Notes and the failure continues for 10 days after our knowledge of such failure or our receipt by a holder of written notice of such failure.

DESCRIPTION OF CAPITAL STOCK

General

As of the closing of this offering our authorized capital stock will consist of 100,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

We are selling         shares of common stock in this offering (        shares if the underwriters exercises their over-allotment option in full). All shares of our common stock outstanding upon consummation of this offering will be fully paid and non-assessable.

Based upon the assumed initial public offering price of $        per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, and after giving effect to the Preferred Conversion and the Notes Conversion, as of the closing of this offering, there will be         shares of our common stock outstanding held by         stockholders of record, and no shares of our preferred stock outstanding.

The following description of our capital stock and provisions of our Amended Charter and Amended Bylaws, which will become effective in connection with this offering, are summaries and are qualified by reference to the Amended Charter and Amended Bylaws that will become effective prior to the pricing of this offering. Copies of these documents will be filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The description of our capital stock reflects changes to our capital structure that will occur upon the closing of this offering.

Common Stock

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors elected by our stockholders generally. The holders of our common stock do not have cumulative voting rights in the election of directors.

Holders of shares of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our common stock will be entitled to receive our remaining assets available for distribution on a pro rata basis.

All shares of our common stock that will be outstanding at the time of the consummation of the offering will be fully paid and non-assessable. The common stock will not be subject to further calls or assessments by us. Holders of shares of our common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the common stock. The rights powers, preferences and privileges of our common stock will be subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.

Warrants

Series A Placement Agent Warrants

In connection with our Series A Preferred Financing, we issued to our placement agent in the Series A Preferred Financing warrants to purchase 525,049 shares of our common stock, or 7% of the number of shares of common stock underlying the Series A Preferred Stock sold in the offering (the “Series A Placement Agent Warrants”) at an exercise price equal to $1.61 per share, or 120% of the price per share of Series A Preferred Stock paid by investors in the Series A Preferred Financing. The Series A Placement Agent Warrants provide for a cashless exercise right and are exercisable for a period of five years from December 22, 2020.

Convertible Note Placement Agent Warrants

In connection with the issuance of the Notes, we paid to the placement agent for the offering a cash fee of equal to 7% of the gross proceeds raised in the Notes offering and we issued warrants to purchase shares of our common stock in an amount equal to 7% of the aggregate number of shares of common stock issuable upon the conversion of the Notes issued in the offering (the “Note Placement Agent Warrants”). The Note Placement Agent Warrants have a term of five years from the date of issuance, an exercise price equal to 120% of the per share price paid by investors in the Qualified Equity Financing, and contain the ability to be exercised on a cashless in certain circumstances. A “Qualified Equity Financing” means the offer and sale for cash of any of our equity securities and that results in aggregate gross proceeds to us of at least $20.0 million.

Preferred Stock

No shares of preferred stock will be issued or outstanding immediately after the offering contemplated by this prospectus. Our Amended Charter authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the holders of our common stock. Our board of directors is able to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:

•	the designation of the series;
•

the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;
•	the dates at which dividends, if any, will be payable;
•	the redemption or repurchase rights and price or prices, if any, for shares of the series;
•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;
•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs;
•

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of us or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and
•	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium over the market price of the shares of our common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Registration Rights

The IRA provides that certain holders of our Series A Preferred Stock and Convertible Promissory Notes, including, but not limited to, certain holders of at least 5% of our capital stock and entities affiliated with certain of our directors and officers, have certain registration rights, as set forth below. The registration rights set forth in the IRA will expire one year following the completion of this offering, or, with respect to any particular stockholder, when such stockholder is able to sell all of its shares pursuant to Rule 144 of the Securities Act during any 90-day period. We will pay the registration expenses (other than underwriting discounts and commissions) of the holders of the shares registered pursuant to the registrations described below. The IRA does not provide for any maximum cash penalties or any penalties connected with delays in registering the resale of these shares of our common stock.

In connection with this offering, we expect that each stockholder that has registration rights will agree not to sell or otherwise dispose of any securities without the prior written consent of the Representative for a period of 180 days after the date of this prospectus, subject to certain terms and conditions and early release of certain holders in specified circumstances. See “Shares Eligible for Future Sale—Lock-Up Agreements” for additional information regarding such restrictions.

Demand Registration Rights

After the completion of this offering, the holders of an aggregate of        shares of our common stock will be entitled to certain demand registration rights. At any time beginning on the earlier of December 22, 2023 and six months after the effective date of this registration statement, the holders of at least 50% of our then-outstanding shares of common stock entitled to certain demand registration rights may request that we register the resale of all or a portion of their shares. Such request for registration must cover securities the aggregate offering price of which, after payment of underwriting discounts and commissions, would exceed $5,000,000. We will not be required to effect more than two registrations on Form S-1 within any 12-month period.

Piggyback Registration Rights

After the completion of this offering, in the event that we propose to register the offering and sale of any of our securities under the Securities Act, either for our own account or for the account of other security holders, in connection with such offering the holders of an aggregate of            shares of our common stock will be entitled to certain piggyback registration rights allowing the holder to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (i) a registration relating to the sale of securities to service providers of the company or a subsidiary pursuant to a stock option, stock purchase or similar plan, (ii) a registration relating to an SEC Rule 145 transaction, (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities (as defined in the IRA) or (iv) a registration in which the only offering being registered is of common stock issuable upon conversion of debt securities that are also being registered, the holders of these shares are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include.

Registration on Form S-3

After the completion of this offering, the holders of an aggregate of       shares of our common stock will be entitled to certain Form S-3 registration rights. The holders of at least 30% of our shares of common stock entitled to certain Form S-3 registration rights can make a request that we register the offering and sale of their shares on Form S-3 if we are qualified to file a registration statement on Form S-3 and if the reasonably anticipated aggregate gross proceeds of the shares offered would equal or exceed $3,000,000. We will not be required to effect more than two registrations on Form S-3.

Expiration of Registration Rights

The registration rights granted under the IRA will terminate after the earlier of the first anniversary of the completion of this offering, or with respect to any holder of registrable securities, the date on which all of such holder’s shares can be sold without registration in reliance on Rule 144 under the Securities Act.

Annual Stockholder Meetings

Our Amended Bylaws will provide that annual stockholder meetings will be held at a date, time and place as designated by our board of directors, the chairman of our board of directors, or our chief executive officer. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Amended Bylaws and Certain Provisions of Delaware Law

Our Amended Charter, Amended Bylaws and the DGCL will contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of our company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Authorized but Unissued Capital Stock

Upon completion of this offering, we will have        shares of capital stock authorized under our Amended Charter, consisting of        shares of common stock with a par value of $0.0001 per share and        shares of preferred stock with a par value of $0.0001 per share. As of the date of this prospectus, after giving effect to the automatic conversion of all of our outstanding shares of preferred stock into an aggregate of        shares of our common stock and the conversion of our outstanding Notes into an aggregate of        shares of common stock upon the closing of this offering, there will be       shares of common stock outstanding. In addition, as of the date of this prospectus, we had outstanding options to purchase an aggregate of        shares of our common stock under the Amended and Restated Equity Plan, at a weighted average exercise price equal to $per share. Our authorized but unissued shares of common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded in the future.

Potential Effects of Authorized but Unissued Stock

Pursuant to our Amended Charter that will become effective upon the closing of this offering, we will have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the board of directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the Delaware General Corporation Law and subject to any limitations set forth in our certificate of incorporation. The purpose of authorizing the board of directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.

Business Combinations

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our Amended Charter does not authorize cumulative voting. Therefore, stockholders holding a majority of the shares of our stock entitled to vote generally in the election of directors will be able to elect all our directors.

Special Stockholder Meetings

Our Amended Charter will provide that special meetings of our stockholders may be called at any time only by or at the direction of the board of directors, the chairman of the board of directors or our chief executive officer. Our Amended Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying, or discouraging hostile takeovers, or changes in control or management of our company.

Director Nominations and Stockholder Proposals

Our Amended Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by us.

Our Amended Bylaws also specify requirements as to the form and content of a stockholder’s notice. Our Amended Bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings that may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the company.

Amendment of Amended and Restated Certificate of Incorporation or Bylaws

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Upon consummation of this offering, our bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders of at least 66 2/3% of the votes which all our stockholders would be entitled to cast in any annual election of directors. In addition, the affirmative vote of the holders of at least 66 2/3% of the votes which all our stockholders would be entitled to cast in any election of directors will be required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our certificate described above.

The foregoing provisions of our Amended Charter and Amended Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares of common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Choice of Forum

Our Amended Charter will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of fiduciary duty owed by any current or former director, officer or other employee of the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company or any director or officer of the Company arising pursuant to, or a claim against the Company or any director or officer of the Company, with respect to the interpretation or application of any provision of, the DGCL, our certificate of incorporation or bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine, except for, in each of the aforementioned actions, any claims to which the Court of Chancery of the State of Delaware determines it lacks jurisdiction. This provision will not apply to claims arising under the Exchange Act, or for any other federal securities laws which provide for exclusive federal jurisdiction. However, the exclusive forum provision provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Therefore, this provision could apply to a suit that falls within one or more of the categories enumerated in the exclusive forum provision and that asserts claims under the Securities Act, inasmuch as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. There is uncertainty as to whether a court would enforce such an exclusive forum provision with respect to claims under the Securities Act.

We note that there is uncertainty as to whether a court would enforce the provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our Amended Charter includes a provision that eliminates the personal liability of directors for monetary damages to the corporation or its stockholders for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any breaches of the director’s duty of loyalty, any acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, any authorization of dividends or stock redemptions or repurchases paid or made in violation of the DGCL, or for any transaction from which the director derived an improper personal benefit.

Our Amended Bylaws generally provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in our Amended Charter and Amended Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty.

These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Indemnification Agreements

We will enter into an indemnification agreement with each of our directors and executive officers as described in “Certain Relationships and Related Person Transactions—Indemnification of Officers and Directors.” Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for shares of our common stock will be Computershare Shareowner Services.

Listing

We have applied to list our common stock on the Nasdaq Capital Market under the symbol “COYA.”

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our common stock by a Non-U.S. Holder (as defined below) that acquires such stock in this offering and that holds such stock as a capital asset (generally, property held for investment). This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular Non-U.S. Holder in light of its individual circumstances or the U.S. federal income tax consequences applicable to Non-U.S. Holders that are subject to special rules, such as controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, banks or other financial institutions, tax-exempt organizations (including private foundations), U.S. expatriates, broker-dealers and traders in securities or currencies, or Non-U.S. Holders that hold common stock as part of a “straddle,” “hedge,” “conversion transaction,” or other integrated investment.

This summary is based on provisions of the Code, U.S. Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change or differing interpretation, possibly with retroactive effect. This summary does not describe any U.S. state, local or Non-U.S. income or other tax consequences (including estate, gift and Medicare contribution tax consequences) of owning and disposing of our common stock.

For purposes of this summary, the term “Non-U.S. Holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes, neither a partnership nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes nor any of the following:

•	a citizen or individual resident of the United States;
•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof;
•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•

a trust if (a) a United States court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions, or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships and their partners should consult their tax advisers as to the U.S. federal income tax consequences to them of an investment in our common stock in their particular circumstances.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISER REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Distributions

Distributions on our common stock will generally be treated as dividends to the extent such distributions are paid from our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any such distributions in excess of our current and accumulated earnings and profits will be treated first as a return of capital to the extent of the holder’s adjusted tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock.

The gross amount of dividends paid to a Non-U.S. Holder with respect to our common stock will generally be subject to U.S. federal withholding tax at a rate of 30% (or such lower rate as may be prescribed by an applicable income tax treaty), unless the dividends are effectively connected with the Non-U.S. Holder’s conduct by the Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States). Dividends effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment) will generally not be subject to U.S. withholding tax if the Non-U.S. Holder complies with applicable certification and disclosure requirements (generally, by providing an IRS Form W-8ECI (or appropriate successor or replacement forms)).

Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis in the same manner in which citizens and residents of the United States are subject to U.S. federal income tax. Corporate Non-U.S. Holders may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits,” subject to certain adjustments.

An eligible Non-U.S. Holder may obtain a reduced rate of withholding under an applicable income tax treaty by providing a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or any appropriate successor or replacement forms), as applicable, certifying that it is not a U.S. person as defined under the Code and that it is entitled to benefits under the treaty or, if such Non-U.S. Holder’s common stock is held through certain foreign intermediaries or foreign partnerships, by satisfying the relevant certification requirements of applicable Treasury regulations.

A Non-U.S. Holder eligible for a reduced rate of or exemption from U.S. federal withholding tax may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisers regarding their entitlement to benefits under an applicable income tax treaty and the specific manner of claiming the benefits of the treaty.

Sale, exchange, or other taxable disposition

A Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax with respect to gain recognized on the sale, exchange, or other taxable disposition of our common stock unless

(i)

the gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case, the Non-U.S. Holder will be subject to U.S. federal income tax on such gain on a net income basis in the same manner in which citizens or residents of the United States are subject to U.S. federal income tax and, in the case of corporate Non-U.S. Holders, may also be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty);

(ii)

in the case of a Non-U.S. Holder that is a non-resident alien individual, such Non-U.S. Holder is present in the United States for 183 or more days in the taxable year of disposition and certain other conditions are met, in which case the Non-U.S. Holder will generally be subject to a flat income tax at a rate of 30% (or lower applicable treaty rate) on any capital gain recognized on the disposition of our common stock, which may be offset by certain U.S. source capital losses; or

(iii)

we are or have been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of such sale, exchange, or other taxable disposition or the period that such Non-U.S. Holder held our common stock and either (a) our common stock was not treated as regularly traded on an established securities market at any time during the calendar year in which the sale, exchange, or other taxable disposition occurs, or (b) such Non-U.S. Holder owns or owned (actually or constructively) more than 5% of our common stock at any time during the shorter of the two periods mentioned above. We believe it is not, has not been and does not anticipate becoming a USRPHC for U.S. federal income tax purposes.

Foreign account tax compliance act (“FATCA”)

Provisions of the Code commonly known as “FATCA” may require withholding at a rate of 30% on dividends in respect of our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the Treasury Department to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution to the extent such interests or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments or (ii) complies with an intergovernmental agreement between the United States and an applicable foreign country to report such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we or the applicable withholding agent will in turn provide to the Treasury Department. We will not pay any additional amounts to holders in respect of any amounts withheld. Prospective investors should consult their tax advisors regarding the possible implications of this withholding tax on an investment in our common stock.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED AS, TAX ADVICE. THE FOREGOING SUMMARY IS NOT A SUBSTITUTE FOR A SPECIFIC ANALYSIS OF THE TAX CONSIDERATIONS APPLICABLE TO A PROSPECTIVE HOLDER OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, WHICH ANALYSIS MAY BE COMPLEX AND WILL DEPEND ON THE HOLDER’S SPECIFIC SITUATION. EACH PROSPECTIVE HOLDER SHOULD CONSULT A TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSIDERATIONS APPLICABLE TO PROSPECTIVE HOLDERS OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. No prediction is made as to the effect, if any, future sales of shares, or the availability for future sales of shares, will have on the market price of our common stock prevailing from time to time. The sale of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of our common stock.

Upon consummation of this offering, we will have outstanding    shares of common stock (or    shares of common stock if the underwriters’ option to purchase additional shares of common stock is exercised in full). The shares of common stock sold in this offering  will be freely tradable without restriction or further registration under the Securities Act, except for any common stock held by our “affiliates,” as defined in Rule 144, which would be subject to the limitations and restrictions described below.

The remaining shares of common stock will be “restricted securities” under Rule 144.

Subject to the lock-up agreements described below and the provisions of Rule 144 and 701 under the Securities Act, these restricted securities will be available for sale in the public market as follows:

Date Available for Sale	Shares Eligible for Sale	Description
Date of Prospectus		Shares sold in the offering that are not subject to a lock-up
90 Days after Date of Prospectus		Shares held for at least six months and are saleable under Rules 144 and 701 that are not subject to a lock-up
180 Days after Date of Prospectus		Lock-up released; shares saleable under Rules 144 and 701

In addition, of the 398,199 shares of our common stock that are issuable upon the exercise of stock options outstanding as of the date of this prospectus, 205,738 options to purchase shares of common stock were exercisable as of that date, and upon exercise these shares will be eligible for sale subject to the lock-up agreements described below and/or Rules 144 and 701 under the Securities Act.

Registration Statement on Form S-8

We intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of our common stock or securities convertible into or exchangeable for shares of our common stock issued pursuant to our 2021 Equity Plan. Any such registration statement on Form S-8 will automatically become effective upon filing. Accordingly, shares of common stock registered under such registration statement will be available for sale in the open market, subject to any vesting restrictions or the lock-up restrictions and Rule 144 limitations applicable to affiliates described below.

Registration Rights

Pursuant to our IRA, after the completion of this offering, the holders of up to     shares of our common stock, or certain transferees, will be entitled to certain rights with respect to the registration of the offer and sale of those shares under the Securities Act. See “Description of Capital Stock—Registration Rights” for a description of these registration rights. If the offer and sale of these shares of our Common Stock are registered, the shares will be freely tradable without restriction under the Securities Act, subject to the Rule 144 limitations applicable to affiliates, and a large number of shares may be sold into the public market.

Lock-Up of Our Common Stock

Pursuant to a Lock-Up Agreement (the “Lock-Up Agreement”), we, all of our directors and officers, and holders of substantially all of our outstanding common stock, have agreed with the underwriters, subject to certain exceptions, not to (i) offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of any shares of common stock, or any options or warrants to purchase any shares of common stock or any securities convertible into, exchangeable for or that represent the right to receive shares of common stock (such options, warrants or other securities, collectively, “Derivative Instruments”), including without limitation any such shares or Derivative Instruments now owned or hereafter acquired; (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any shares of common stock or Derivative Instruments, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of common stock or other securities, in cash or otherwise (any such sale, loan, pledge or other disposition, or transfer of economic consequences, a “Transfer”) or (iii) otherwise publicly announce any intention to engage in or cause any action or activity described in clause (i) above or transaction or arrangement described in clause (ii) above during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus (the “Lock-Up Period”), except with the prior written consent of the underwriters. Currently, the underwriters have no current intention to release the aforementioned holders of our common stock from the lock-up restrictions described above. Our Lock-Up Agreement will provide for certain exceptions. See “Underwriting.”

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares of our common stock proposed to be sold for at least six months is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares of common stock proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares of common stock without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares of our common stock on behalf of our affiliates are entitled to sell upon expiration of the Lock-Up Agreements described above, within any three-month period, a number of shares of common stock that does not exceed the greater of:

•

1% of the number of shares of our common stock then outstanding, which will equal approximately     shares of our common stock immediately after this offering assuming no exercise of the underwriters’ over-allotment option; and

•

the average weekly trading volume of our common stock on the stock exchange on which our shares our listed during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling shares of our common stock on behalf of our affiliates are also subject to certain manner-of-sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701. Moreover, all Rule 701 shares are subject to Lock-Up Agreements with the underwriters as described above and in the section titled “Underwriting” and will not become eligible for sale until the expiration of those agreements.

UNDERWRITING

We have entered into an underwriting agreement with Chardan Capital Markets, LLC, as representative of the several underwriters named below (the “Representative”), dated                              , 2022, with respect to the shares of our common stock subject to this offering. Subject to the terms and conditions in the underwriting agreement, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us on a firm commitment basis, the number of shares of our common stock set forth opposite its name in the table below:

Underwriter	Number of Shares
Chardan Capital Markets, LLC
Newbridge Securities Corporation
Total

The underwriting agreement provides that the obligation of the underwriters to purchase all of the shares being offered to the public is subject to approval of legal matters by counsel and the satisfaction of other conditions. These conditions include, among others, the continued accuracy of representations and warranties made by us in the underwriting agreement, delivery of legal opinions and the absence of any material changes in our assets, business or prospects after the date of this prospectus. The underwriters are obligated to purchase all of our shares of common stock in this offering, other than those covered by the option described below, if they purchase any of our shares of common stock.

The underwriters have advised us that they propose to offer the common stock directly to the public at the public offering prices listed on the cover page of this prospectus. In addition, the underwriters may offer some of the shares to other securities dealers at such price less a concession of $                   per share. The underwriters may allow, and certain dealers may re-allow, a discount from the

concession not in excess of $                   per share to certain brokers and dealers. After the initial offering of the common stock, the public offering price or any other term of the offering by the underwriters may be changed by the representative of the underwriters.

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters or other indemnified parties may be required to make in respect of any such liabilities.

Over-Allotment Option

In addition to the discount set forth in the above table, we have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to an additional 15% of the shares of common stock firmly committed in this offering at the public offering price, less the underwriting discount, set forth on the cover page of this prospectus. The underwriters may exercise the option solely to cover over-allotments, if any, made in connection with this offering. If any additional shares of our common stock are purchased pursuant to the over-allotment option, the underwriters will offer these additional shares of our common stock on the same terms as those on which the other shares of common stock are being offered hereby.

Commissions and Expenses

The following table provides information regarding the amount of the underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock from us.

	Per Share	Total Without Option	Total With Option
Underwriting discounts and commissions paid by us(1)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)	The underwriting discount is 7.0% of the gross proceeds received from the sale of shares to all purchasers in the offering.

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $              , which includes the Company’s legal, accounting and printing costs and various other fees associated with registration of the offering of our common stock. We have also agreed to reimburse the underwriters for their reasonable out-of-pocket expenses actually incurred in the offering, including fees and disbursements of legal counsel to the underwriters, in an amount up to $195,000.

Representative’s Warrants

Upon the closing of this offering, we have agreed to issue to the Representative and to Newbridge Securities Corporation (“Newbridge”) warrants, or the “representative’s warrants,” to purchase a number of shares of common stock equal to an aggregate of 7% of the total shares sold in this public offering. The representative’s warrants will be exercisable at a per share exercise price equal to 125% of the public offering price per share of common stock sold in this offering. The representative’s warrants are exercisable at any time and from time to time, in whole or in part, during the three-and-½-year period commencing six months after the effective date of the registration statement related to this offering.

The representative’s warrants and the shares of common stock underlying the representative’s warrants have been deemed compensation by the Financial Industry Regulatory Authority, or FINRA, and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. None of the Representative, Newbridge, or permitted assignees under such rule, may sell, transfer, assign, pledge, or hypothecate the representative’s warrants or the securities underlying the representative’s warrants, nor will the Representative or Newbridge engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the representative’s warrants or the underlying shares for a period of 180 days from the effective date of the registration statement. Additionally, the representative’s warrants may not be sold transferred, assigned, pledged or hypothecated for a 180-day period following the effective date of the registration statement except to any underwriter and selected dealer participating in this offering and their bona fide officers or partners. The representative’s warrants will provide for adjustment in the number and price of the representative’s warrants and the shares of common stock underlying such representative’s warrants in the event of recapitalization, merger, stock split or other structural transaction, or a future financing undertaken by us.

Lock-Up Agreements

Each of our officers, directors and holders of substantially all of our outstanding common stock have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the Company for a period of six (6) months from the date of this prospectus, without the prior written consent of the Representative. We and any of our successors have agreed that for a period of six (6) months we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock or (ii) file or cause to be filed any registration statement with the Securities and Exchange Commission relating to the offering of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock, other than Registration Statements on Form S-8, and subject to certain other exceptions or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company, whether any such transaction described in clause (i), (ii) or (iii) above is to be settled by delivery of shares of capital stock of the Company or such other securities, in cash or otherwise.

The Representative may, in its  sole discretion and at any time or from time to time, release all or any portion of the common stock or other securities subject to the lock-up agreement. Any determination to release any common stock would be based upon a number of factors at the time of determination, which may include the market price of the common stock, the liquidity of the trading market of the common stock, general market conditions, the number of shares of common stock or other securities proposed to be sold or otherwise transferred and the timing, purposes and terms of the proposed sale or other transfer. The Representative do not have any present intention, agreement or understanding, implicit or explicit, to release any of the shares of common stock or other securities subject to the lock-up agreements prior to the expiration of the lock-up period described above.

Right of First Refusal

Subject to certain conditions, we granted the Representative, for a period of 18 months after the date of this prospectus, a right of first refusal to act as book-running manager or lead placement agent, with at least 25% of the economics, for any and all future public and private equity offerings of the Company. In accordance with FINRA Rule 5110(g)(6)(A), such right of first refusal shall not have a duration of more than three years from the commencement of sales of this offering.

Stabilization

Until the distribution of shares of common stock is complete, SEC rules may limit the ability of the underwriters to bid for and purchase shares of our common stock. As an exception to these rules, underwriters are permitted to engage in certain transactions which stabilize the price of the shares of common stock, which may include short sales, covering transactions and stabilizing transactions. Short sales involve sales of shares of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a short position. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of common stock from us in the offering. An underwriter may close out any covered short position by either exercising its option to purchase additional shares of common stock or purchasing shares of common stock in the open market. In determining the source of shares of common stock to close out the covered short position, an underwriter will consider, among other things, the price of shares of common stock available for purchase in the open market as compared to the share price at which the underwriters may purchase through its option to purchase additional shares. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of the shares of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to another underwriter a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on our shares of common stock. Any of these activities may have the effect of preventing or retarding a decline in the market price of our shares of common stock. They may also cause the price of the shares of common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. If an underwriter commences any of these transactions, it may discontinue them at any time without notice.

We expect that delivery of the shares will be made to investors on or about                      , 2022 (such settlement being referred to as “T+2”).

In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their clients and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Prospectus

This prospectus may be made available in electronic format on Internet sites or through other online services maintained by the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. Other than this prospectus in electronic format, any information on the underwriters’ or its affiliates’ websites and any information contained in any other website maintained by the underwriters or any affiliate of any of the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Additional Relationships

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriters and their affiliates may provide from time to time in the future in the ordinary course of their business certain commercial banking, financial advisory, investment banking and other services to us for which they will be entitled to receive customary fees and expenses.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Lowenstein Sandler LLP, New York, New York. McGuireWoods LLP, New York, New York, is representing the underwriters.

EXPERTS

Our financial statements as of December 31, 2020 and 2021 appearing in this prospectus and the related registration statement have been audited by Weaver and Tidwell, L.L.P, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance on such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules. You can find further information about us in the registration statement and its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You may inspect these reports and other information without charge at the SEC’s website (http://www.sec.gov).

Upon the completion of this offering, we will become subject to the informational requirements of the Exchange Act, as amended, and will be required to file periodic current reports, proxy statements and other information with the SEC. You will be able to inspect this material without charge at the SEC’s website. We intend to furnish our stockholders with annual reports containing financial statements audited by an independent accounting firm.

In addition, following the completion of this offering, we will make the information filed with or furnished to the SEC available free of charge through our website (http://www.coyatherapeutics.com) as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not part of this prospectus.

COYA THERAPEUTICS, INC.

Index to Audited Financial Statements

Page
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of December 31, 2020 and December 31, 2021	F-4
Statements of Operations for the Period from April 30, 2020 (date of inception) to December 31, 2020 and for the Year ended December 31, 2021	F-5
Statements of Stockholders’ Equity for the Period from April 30, 2020 (date of inception) to December 31, 2020 and for the Year ended December 31, 2021	F-6
Statements of Cash Flows for the Period from April 30, 2020 (date of inception) to December 31, 2020 and for the Year ended December 31, 2021	F-7
Notes to Financial Statements	F-8

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Coya Therapeutics, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Coya Therapeutics, Inc. as of December 31, 2020 and 2021, and the related statements of operations, stockholders’ equity, and cash flows for the period from April 30, 2020 (date of inception) to December 31, 2020 and the year ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of Coya Therapeutics, Inc. as of December 31, 2020 and 2021, and the results of its operations and its cash flows for the period ended December 31, 2020 and the year ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses and negative cash flows from operations since inception, and will require substantial additional financing to fund its operations and to commercially develop its product candidates. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on Coya Therapeutics, Inc.’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States)(“PCAOB”) and are required to be independent with respect to Coya Therapeutics, Inc. in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current year audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) related to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Grant Date Fair Value of Stock Options Granted – Refer to Note 10 of the financial statements

Critical Accounting Matter Description

The Company issued stock options to employees, directors and consultants as compensation for services rendered, or to be rendered.  The Company estimated the grant date fair value of the stock options issued, which is in part, based on the fair value of the Company’s common shares on the grant date. As there was no liquid market for the Company’s securities, management was required to estimate the fair value of the common shares. Determination of the related value required certain estimates and significant assumptions, including an appropriate discount for lack of marketability.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the accounting for the transaction included the following:

•	We obtained an understanding of the design and implementation of management’s controls around the issuance of the stock options and related valuation.
•

The valuation of the common shares was based on a valuation analysis prepared by a third party specialist engaged by management. We obtained and evaluated management’s analysis, and performed audit procedures that included, among others, assessing the completeness of the awards granted and evaluating the methodologies used to estimate the fair value of the awards granted and the significant assumptions described above. Our procedures also included evaluating the key terms and conditions of awards granted to assess the accounting treatment for a sample of awards and testing the clerical accuracy of the calculation of the expense recorded. Additionally, for certain awards issued by the Company, we involved our internal valuation specialists to assess the valuation methodologies and significant assumptions used in estimating the fair value of the awards.

Weaver and Tidwell, L.L.P.

We have served as Coya Therapeutics, Inc.'s auditor since 2021.

Austin, Texas

March 15, 2022

COYA THERAPEUTICS, INC.

BALANCE SHEETS

	December 31,
	2020	2021
Assets
Current Assets:
Cash and cash equivalents	$8,720,834	$4,340,178
Subscription receivable	1,000	-
Prepaids and other current assets	27,267	244,080
Total current assets	8,749,101	4,584,258
Fixed assets, net	-	120,671
Deferred financing costs	-	87,181
Total assets	$8,749,101	$4,792,110

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$447,121	$857,567
Accrued expenses	-	290,816
Total current liabilities	447,121	1,148,383
Total liabilities	447,121	1,148,383

Commitments and contingencies (Note 8)
Stockholders' equity:
Series A convertible preferred stock, $0.0001 par value: 7,500,713 authorized, issued and outstanding as of December 31, 2020 and December 31, 2021 , respectively (liquidation value of $10,035,954 as of December 31, 2021)	8,793,637	8,793,637
Common stock, $0.0001 par value; 30,000,000 shares authorized; 14,750,000 and 14,751,666 shares issued and outstanding as of December 31, 2020 and December 31, 2021, respectively	1,475	1,475
Additional paid-in capital	240,063	473,602
Accumulated deficit	(733,195)	(5,624,987)
Total stockholders' equity	8,301,980	3,643,727
Total liabilities and stockholders' equity	$8,749,101	$4,792,110

The accompanying notes are an integral part of these financial statements.

COYA THERAPEUTICS, INC.

STATEMENTS OF OPERATIONS

	Period From
	April 30, 2020 (Date of Inception) to	Year Ended
	December 31,	December 31,
	2020	2021
Research and development	$23,969	$2,542,135
In-process research and development	225,000	-
General and administrative	445,800	2,312,042
Depreciation	-	16,133
Total operating expenses	694,769	4,870,310
Loss from operations	(694,769)	(4,870,310)
Other income (expense):
Interest expense	(38,976)	-
Other income (expense), net	550	(21,482)
Net loss	$(733,195)	$(4,891,792)
Per share information:
Net loss per share of common stock, basic and diluted	$(0.07)	$(0.33)
Weighted-average shares of common stock outstanding, basic and diluted	10,470,408	14,750,415

The accompanying notes are an integral part of these financial statements.

COYA THERAPEUTICS, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

	Convertible Preferred Stock				Additional		Total
	Series A		Common Stock		Paid-In	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance, April 30, 2020 (date of inception)	-	$-	-	$-	$-	$-	$-
Common stock issued to founders	-	-	10,000,000	1,000	-	-	1,000
Common stock issued upon Merger	-	-	4,000,000	400	-	-	400
Common stock issued in connection with license agreement	-	-	750,000	75	224,925	-	225,000
Sale of Series A convertible preferred stock, net of issuance costs of $1,230,215	7,361,744	8,604,661	-	-	-	-	8,604,661
Fair value of warrants issued in conjunction with Series A convertible preferred stock	-	-	-	-	15,138	-	15,138
Issuance of Series A convertible preferred stock upon settlement of convertible promissory notes and derivative liability	138,969	188,976	-	-	-	-	188,976
Net loss	-	-	-	-	-	(733,195)	(733,195)
Balance as of December 31, 2020	7,500,713	8,793,637	14,750,000	1,475	240,063	(733,195)	8,301,980
Exercise of stock options	-	-	1,666	-	317	-	317
Stock-based compensation expense	-	-	-	-	233,222	-	233,222
Net loss	-	-	-	-	-	(4,891,792)	(4,891,792)
Balance as of December 31, 2021	7,500,713	$8,793,637	14,751,666	$1,475	$473,602	$(5,624,987)	$3,643,727

The accompanying notes are an integral part of these financial statements.

COYA THERAPEUTICS, INC.

STATEMENTS OF CASH FLOWS

	Period From
	April 30, 2020 (Date of Inception) to	Year Ended
	December 31,	December 31,
	2020	2021
Operating activities:
Net loss	$(733,195)	$(4,891,792)
Adjustments to reconcile net loss to net cash used in operating activities:
Fair value of common stock issued for license agreement	225,000	-
Stock-based compensation	-	233,222
Depreciation	-	16,133
Noncash interest, including amortization of redemption feature	38,976	-
Changes in operating assets and liabilities:	-	-
Prepaids and other current assets	(27,267)	(216,813)
Accounts payable	105,220	665,166
Accrued expenses	-	290,816
Net cash used in operating activities	(391,266)	(3,903,268)
Investing activities:
Purchase of fixed assets	-	(136,804)
Net cash used in investing activities	-	(136,804)
Financing activities:
Proceeds from sale of Series A convertible preferred stock, net of issuance costs	8,961,700	-
Proceeds from issuance of convertible notes	150,000	-
Proceeds from founders for subscription receivable	-	1,000
Proceeds from the exercise of stock options	-	317
Proceeds from Merger	400	-
Payment for Series A offerings costs	-	(341,901)
Net cash provided by (used in) financing activities	9,112,100	(340,584)
Net increase (decrease) in cash and cash equivalents	8,720,834	(4,380,656)
Cash and cash equivalents at beginning of period	-	8,720,834
Cash and cash equivalents at end of period	$8,720,834	$4,340,178
Supplemental schedule of non-cash activities:
Series A convertible preferred stock offerings costs in accounts payable	$341,901	$-
Fair value of common stock issued for license agreement	$225,000	$-
Fair value of common stock warrants issued in Series A convertible preferred stock financing	$15,138	$-
Subscription receivable from founders	$1,000	$-
Deferred financing costs in accounts payable	$-	$87,181

The accompanying notes are an integral part of these financial statements.

COYA THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2021

1. Organization and description of business

Coya Therapeutics, Inc. (“Coya”, or the “Company”) is a clinical stage cell therapy company formed for the purpose of licensing intellectual properties, assisting in the research and development, and commercializing Regulatory T-Cell (“Treg”) therapies for the treatment of neurodegenerative diseases.

The Company was formed as a Delaware Corporation on November 23, 2020 for the purpose of merging with Nicoya Health, Inc. (“Nicoya”). Nicoya was formed on April 30, 2020 (date of inception). Nicoya merged with and into Coya Therapeutics, Inc. on December 22, 2020 (the “Merger”). Coya was the surviving legal entity. At the time of the Merger, there were 4,000,000 shares of Coya common stock and 10,750,000 shares of Nicoya common stock. All common stock of Nicoya was converted to common shares of Coya on a one-to-one conversion rate, and Nicoya ceased to exist. Though Coya was the surviving legal entity, it was a newly-formed legal entity formed for the sole purposes of the Merger, and its net assets consisted of an immaterial amount of    cash. Accordingly, the Merger was treated as a capital transaction        with Nicoya issuing common stock for the net assets of Coya, which were comprised of $400 in cash. The activities and positions of the pre-Merger Nicoya entity are the financial statements reflecting the continuing entity.

Going Concern and Liquidity

The Company has incurred losses and negative cash flows from operations since inception and has an accumulated deficit of $5,624,987 as of December 31, 2021. The Company anticipates incurring additional losses until such time, if ever, that it can generate significant sales of its product candidates currently in development. Substantial additional financing will be needed by the Company to fund its operations and to commercially develop its product candidates. No assurance can be given that any such financing will be available when needed or that the Company’s research and development efforts will be successful.

The Company follows the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-40, Presentation of Financial Statements—Going Concern, which requires management to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are issued (or when applicable, one year after the date that the financial statements are available to be issued). As of December 31, 2021, the Company had cash and cash equivalents of $4,340,178, which is expected to enable the Company to fund its operating expenses and capital expenditure requirements into the second quarter of 2022, at which time the Company will need to secure additional funding. If the Company is unable to obtain additional financing, the lack of liquidity could have a material adverse effect on the Company’s future prospects. As a result of these factors, there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date that these financial statements are issued.

The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty. Management is currently evaluating different strategies to obtain the required funding of future operations. These strategies may include, but are not limited to, additional funding from current investors, funding from new investors including strategic corporate investors, and an initial public offering and additional registrations of the Company’s common stock. There can be no assurance these future funding efforts will be successful.

Risks and uncertainties

The Company is subject to a number of risks associated with companies at a similar stage, including dependence on key individuals, competition from similar products and larger companies, volatility of the industry, ability to obtain adequate financing to support growth, the ability to attract and retain additional qualified personnel to manage the anticipated growth of the Company, and general economic conditions.

COYA THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2021

In December 2019, a novel strain of coronavirus disease (“COVID-19”) was reported and in March 2020, the World Health Organization characterized COVID -19 as a global pandemic. The COVID-19 pandemic has forced international, federal, state, and local governments to enforce prohibitions of non-essential activities. The Company has been impacted by COVID-19 since inception. The extent and duration of the adverse impact of COVID-19 on the Company over the longer term remains uncertain and dependent on future developments that cannot be accurately predicted at this time.

As the impact of COVID-19 continues to evolve, estimates and assumptions about future events and their effects cannot be determined with certainty and therefore require increased judgment. These estimates and assumptions may change in future periods and will be recognized in the financial statements as new events occur and additional information becomes known. To the extent the Company’s actual results differ materially from those estimates and assumptions, the Company’s future financial statements could be affected.

2. Basis of presentation and significant accounting policies

Basis of presentation

The accompanying financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to U.S. GAAP as found in the ASC and Accounting Standards Updates (“ASU”) of the FASB.

Use of estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting period. Due to the uncertainty of factors surrounding the estimates or judgments used in the preparation of the financial statements, actual results may materially vary from these estimates. Estimates and assumptions are periodically reviewed, and the effects of revisions are reflected in the financial statements in the period they are determined to be necessary.

Significant areas that require management’s estimates include fair value of the Company’s equity and related inputs, including discount for lack of marketability and volatility, used to estimate the fair value of the common stock issued under the license agreement (Note 8) and the grant date fair value of stock options (Note 10), useful life of fixed assets and accrued research and development expenses.

Segment information

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company views its operations and manages its business in one segment.

Fair value of financial instruments

Management believes that the carrying amounts of the Company’s cash equivalents, accounts payable, and accrued expenses approximate fair value due to the short-term nature of those instruments.

COYA THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2021

Concentration of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to significant risk on its cash and cash equivalents.

Cash and cash equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less from the purchase date to be cash equivalents. Cash equivalents consist primarily of amounts invested in a money market account.

Deferred financing costs

The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with in-process debt financing as deferred financing costs until such financing is consummated. After consummation of the debt financing, these costs are recorded as a reduction of the carrying value of the debt issued. Debt financing costs will be amortized to interest expense over the term of debt. Should the in-process debt financing be abandoned, the deferred financing costs will be expensed immediately as a charge to operating expenses in the accompanying statements of operations. The Company had $0 and $87,181 in deferred financing costs as of December 31, 2020 and December 31, 2021, respectively.

Convertible notes and derivative liability

In connection with the issuance of the convertible notes in November 2020 (Note 7), the Company had identified redemption features that required bifurcation into an embedded derivative, which was recorded as a derivative liability on the balance sheet until the derivative was settled as part of the sale of Series A Convertible Preferred Stock.

Upon issuance of the convertible notes, the Company bifurcated the redemption feature, and each note was recorded at cost, net of debt discount. The discount on each note was amortized as interest expense to the date such note was converted using the effective interest rate method and was reflected as interest expense in the statements of operations.

Research and development costs

Research and development costs are expensed as incurred and consist primarily of funds paid to third parties for the provision of services for product candidate development, clinical and preclinical development and related supply and manufacturing costs, regulatory compliance costs, and personnel and stock-based compensation expenses. At the end of the reporting period, the Company compares payments made to third-party service providers to the estimated progress toward completion of the research or development objectives. Such estimates are subject to change as additional information becomes available. Depending on the timing of payments to the service providers and the progress that the Company estimates has been made as a result of the service provided, the Company may record a net prepaid or accrued expense relating to these costs.

Upfront milestone payments made to third parties who perform research and development services on the Company’s behalf are expensed as services are rendered. Costs incurred in obtaining technology licenses are charged to research and development expense as acquired in-process research and development if the technology licensed has not reached technological feasibility and has no alternative future use.

COYA THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2021

Patent costs

The Company expenses all costs as incurred in connection with patent applications (including direct application fees, and the legal and consulting expenses related to making such applications) and such costs of $242,196 and $10,000 were incurred during the period from April 30, 2020 (date of inception) to December 31, 2020, and the year ended December 31, 2021, respectively, which are included in general and administrative expenses in the accompanying statements of operations.

Stock-based compensation

The Company measures share-based employee and nonemployee awards at their grant-date fair value and records compensation expense on a straight-line basis over the vesting period of the awards. The Company accounts for forfeitures in the period in which they occur.

Estimating the fair value of share-based awards requires the input of subjective assumptions, including the estimated fair value of the Company’s common stock, and, for stock options, the expected life of the options and stock price volatility. The Company uses the Black-Scholes option pricing model to value its stock option awards. The assumptions used in estimating the fair value of share-based awards represent management’s estimate and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, share-based compensation expense could be materially different for future awards.

The expected term of the stock options is estimated using the “simplified method” as the Company has no historical information from which to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior for its stock option grants. The simplified method is the midpoint between the vesting period and the contractual term of the option. For stock price volatility, the Company uses comparable public companies as a basis for its expected volatility to calculate the fair value of option grants. The risk-free rate is based on the U.S. Treasury yield curve commensurate with the expected term of the option. The expected dividend yield is 0% because the Company has not historically paid, and does not expect, for the foreseeable future, to pay a dividend on its common stock.

Fixed assets

Fixed assets, which consist mainly of lab equipment, are carried at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful life of the assets.  Research medical equipment is depreciated over the asset’s estimated useful lives of five years.

Long-Lived Assets

Long-lived assets, such as fixed assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, then an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates.

The Company did not recognize any impairment of long‑lived assets during the period from April 30, 2020 (date of inception) to December 31, 2020, or the year ended December 31, 2021.

COYA THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2021

Leases

The Company accounts for leases in accordance with ASC 842, Leases (“ASC 842”). At contract inception, the Company determines if an arrangement is or contains a lease. A lease conveys the right to control the use of an identified asset for a period of time in exchange for consideration. If an arrangement is determined to be or contain a lease, the lease is assessed for classification as either an operating or finance lease at the lease commencement date, defined as the date on which the leased asset is made available for use by the Company, based on the economic characteristics of the lease.

When determining the expected accounting lease term, the Company includes the noncancellable lease term, together with periods covered by (i) an option to extend the lease if the Company is reasonably certain to exercise such option, (ii) an option to terminate the lease if the Company is reasonably certain not to exercise such option and (iii) an option to extend or not terminate the lease where the exercise of such option is controlled by the lessor. The Company has elected the short-term lease exemption, which allows the Company to not recognize lease liabilities and right-of-use assets arising from lease arrangements with lease terms of twelve months or less.

In May 2021, the Company entered into an agreement to lease medical research equipment.  Rent expense for this short-term lease for the period from April 30, 2020 (date of inception) to December 31, 2020 and for the year ended December 31, 2021 was $0 and $150,686, respectively.

Income taxes

Income taxes are accounted for under the asset and liability method. The Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities, and the expected benefits of net operating loss and income tax credit carryforwards. The impact of changes in tax rates and laws on deferred taxes, if any, applied during the period in which temporary differences are expected to be settled, is reflected in the Company's financial statements in the period of enactment. The measurement of deferred tax assets is reduced, if necessary, if, based on weight of the evidence, it is more likely than not that some, or all, of the deferred tax assets will not be realized. As of December 31, 2020 and 2021, the Company has concluded that a full valuation allowance is necessary for all of its net deferred tax assets. The Company had no amounts recorded for uncertain tax positions, interest, or penalties in the accompanying financial statements. Although there are no unrecognized income tax benefits, when applicable, the Company’s policy is to report interest and penalties related to unrecognized income tax benefits as a component of income tax expense.

Net loss per share

Basic net loss per share of common stock is computed by dividing net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during each period. Diluted net loss per share of common stock includes the effect, if any, from the potential exercise or conversion of securities, such as convertible preferred stock, common stock warrants and stock options, which would result in the issuance of incremental shares of common stock. For diluted net loss per share, the weighted-average number of shares of common stock is the same for basic net loss per share due to the fact that when a net loss exists, potentially dilutive securities are not included in the calculation when the impact is anti-dilutive. The Company’s convertible preferred stock entitles the holder to participate in dividends and earnings of the Company, and, if the Company were to recognize net income, it would have to use the two-class method to calculate earnings per share. The two-class method is not applicable during periods with a net loss, as the holders of the convertible preferred stock have no obligation to fund losses.

COYA THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2021

The following potentially dilutive securities have been excluded from the computation of diluted weighted-average shares of common stock outstanding, as they would be anti-dilutive:

	December 31,
	2020	2021
Series A Convertible Preferred Stock	7,500,713	7,500,713
Common stock warrants	525,049	525,049
Stock options	-	2,024,469
	8,025,762	10,050,231

Amounts in the above table reflect the common stock equivalents.

Recently adopted accounting pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), with guidance regarding the accounting for and disclosure of leases. The update requires lessees to recognize the liabilities related to all leases, including operating leases, with a term greater than 12 months on the balance sheet. This update also requires lessees and lessors to disclose key information about their leasing transactions. The Company early adopted this standard on April 30, 2020 (date of inception), and the adoption did not have any impact on its financial statements and its disclosures as the Company had no lease agreements as of the date of adoption.

In August 2020, the FASB issued ASU 2020-06, Debt – Debt with Conversion and Other Options (ASC 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (ASC 815 – 40) (“ASU 2020-06”). ASU 2020-06 eliminated the beneficial conversion (and cash conversion) accounting models in ASC 470-20 that require separate accounting for embedded conversion features, and simplified the settlement assessment to determine whether it qualifies for equity classification by removing certain conditions in ASC 815-40-25. In addition, the new guidance requires entities to use the if-converted method to calculate earnings per share for all convertible instruments and to include the effect of share settlement for instruments that may be settled in cash or shares. The Company adopted this standard on January 1, 2021, and the adoption did not have a material impact on its financial statements and its disclosures.

Recently issued but not yet adopted accounting pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. The standard amends the impairment model by requiring entities to use a forward-looking approach based on expected losses to estimate credit losses for most financial assets and certain other instruments that aren’t measured at fair value through net income. For available-for-sale debt securities, entities will be required to recognize an allowance for credit losses rather than a reduction in carrying value of the asset. Entities will no longer be permitted to consider the length of time that fair value has been less than amortized cost when evaluating when credit losses should be recognized. This new guidance is effective for the Company as of January 1, 2023. The Company is currently evaluating the impact of this ASU and does not expect that adoption of this standard will have a material impact on its financial statements and related disclosures.

In December 2019, the FASB issued ASU No. 2019-12 Simplifying the Accounting for Income Taxes (Topic 740), which simplifies various aspects related to accounting for income taxes. The amendment also improves consistent application of and simplifies GAAP for other areas of Topic 740 by clarifying and amending existing guidance. The guidance is effective for the Company’s interim and annual reporting periods beginning after December 15, 2021, with early adoption permitted. The Company does not believe that the adoption of this guidance will have a material impact on its financial statements and related disclosures.

COYA THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2021

3. Fair value measurements

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.
•

Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•

Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

As further discussed in Note 7, the Company had identified redemption features that required bifurcation into an embedded derivative. The derivative liability was considered a Level 3 liability because its fair value measurement was based, in part, on significant inputs not observed in the market. The fair value of the derivative at issuance was $37,500, and there was no change in the fair value of the derivative liability from issuance in November 2020 through the date in which the liability was settled in December 2020. The Company did not have assets or liabilities that were measured at fair value on a recurring basis as of December 31, 2020 and 2021.

Cash and cash equivalents are Level 1 assets as of December 31, 2020 and 2021.

4. Prepaids and other current assets

Prepaids and other current assets consist of:

	December 31,
	2020	2021
Prepaid research and development	$27,627	$200,000
Prepaid insurance	-	10,033
Prepaid other	-	34,047
	$27,627	$244,080

5. Fixed assets, net

Fixed assets, net consist of:

	December 31,
	2020	2021
Lab equipment	$-	$136,804
	-	136,804
Less: accumulated depreciation	-	(16,133)
	$-	$120,671

Depreciation expense for the period from April 30, 2020 (date of inception) to December 31, 2020 and for the year ended December 31, 2021 was $0 and $16,133, respectively.

COYA THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2021

6. Accrued expenses

Accrued expenses consist of:

	December 31,
	2020	2021
Accrued research and development	$-	$163,557
Accrued payroll	-	105,000
Accrued expenses other	-	22,259
	$-	$290,816

7. Convertible notes

In November 2020, the Company issued convertible notes (“Notes”) with a principal amount of $150,000 in exchange for cash proceeds of $150,000. This included the issuance of $100,000 to a trust which is affiliated with the owners of Coya prior to the Merger. These Notes accrued interest at a rate of 6.0% per year and had stated maturity dates of 18 months from the date of issuance. These Notes included a mandatory conversion option, whereby upon the issuance of preferred securities of $5,000,000 or greater to investors (“Qualified Financing”), the outstanding principal and interest would automatically be converted into the preferred securities offered by the Company a price equal to 80% of the price per share in the associated offering. The Company accounted for the conversion upon a Qualified Financing event as a bifurcated redemption feature as settlement under this feature would be in a variable number of shares and at a substantial discount. The value of this redemption feature was determined to be $37,500 upon the issuance of the Notes and was recorded as a discount to the carrying value of the Notes, which was amortized through interest expense until the date of conversion.

Upon the issuance of Series A Convertible Preferred Stock (“Series A”) as described in Note 9, the outstanding principal and interest of $151,476 as well as the fair value of the redemption feature of $37,500 was reclassified into Series A. The remaining unamortized discount of was charged to interest expense on the date of the conversion.

8. Commitments and contingencies, including license and sponsored research agreements

License Agreement

On October 6, 2020 (“Effective Date”), the Company entered into an exclusive Patent Know How and License Agreement, as amended from time to time (“Methodist License”) with The Methodist Hospital (“Methodist”) to make, sell and sublicense products and services using the intellectual property and know-how of Methodist. As part of the Methodist License, the Company issued 750,000 shares of the Company's common stock with an estimated fair value of $225,000, all of which was expensed as in-process research and development expense in the accompanying statements of operations for the period from April 30, 2020 (date of inception) to December 31, 2020. The Company also reimbursed Methodist for $232,256 and $10,000 in patent related expenses, which are included in the general and administrative expenses in the accompanying statements of operations for the period from April 30, 2020 (date of inception) to December 31, 2020 and the year ended December 31, 2021, respectively.  The Company also will pay Methodist a license maintenance fee of $5,000 annually until the first sale of licensed product occurs. The term of the Methodist License is effective until no intellectual property patent rights remain, unless terminated sooner by (1) bankruptcy, (2) the failure of the Company to monetize the intellectual property within five years of the date of the agreement (further discussed below), (3) due to breach of contract, or (4) at the election of the Company for any or no reason. The Company is required to achieve certain milestones, or Methodist will have the right to terminate the agreement or convert the license to a non-exclusive license. These milestones include, but are not limited to, requirements for the Company to; (1) create a plan to develop a manufacturing process for the licensed products or services with adequate product quality and controls for the then-current stage of clinical evaluation within 12 months of the Effective Date, (2) establish manufacturing capabilities for a licensed product or service, when such capability is needed, (3) if Methodist completes the primary endpoint(s) of the ongoing Phase 2a Trial and conducts a successful end-of-phase 2 meeting with the Food and Drug Administration (FDA), the Company must initiate phase 2b or phase 3 clinical trial for a licensed product or service within 24 months of the Effective Date or as soon as reasonably possible; and (4) within 48 months of the Effective Date, complete the primary endpoint(s) of either a phase 2(b) or 3 clinical trial for a licensed product or service.

COYA THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2021

In addition to the equity issuance and reimbursement of patent related expenses, the Methodist License requires the Company to make payments of up to $425,000 per product candidate in aggregate upon the achievement of specific development and regulatory milestone events by such licensed product. The Company is also required to pay Methodist, on a licensed product-by-licensed product and country-by-country basis, tiered royalties (subject to customary reductions) equal to high-single digit to low-double digit percentages of annual worldwide net sales of such licensed product during a defined royalty term. The Company is also required to pay a low single digit percentage for certain licensed services. The minimum amount which will be owed by the Company once commercialization occurs is $50,000 annually.

Sponsored Research Agreement

In February 2021, the Company entered into a one-year Sponsored Research Agreement (“SRA”) with Houston Methodist Research Institute (“HRMI”), a Texas nonprofit corporation and an affiliate of Methodist, which can be extended or renewed by mutual agreement. Under the SRA, the Company agreed to fund up to $1,547,094 in research in the area of neurodegenerative diseases performed by HRMI. In return, the Company will gain expanded access to data methods and know-how per the SRA, and, if the research produces intellectual property, the Company will have all first rights to the intellectual property. The Company incurred $1,295,828 in research and development expenses under the SRA during the year ended December 31, 2021. As of December 31, 2021, the Company’s remaining funding commitment under the SRA is $251,266.

Employment contracts

The Company has entered into employment contracts with its officers and certain employees that provide for severance and continuation of benefits in the event of termination of employment either by the Company without cause or by the employee for good reason, both as defined in the agreements. In addition, in the event of termination of employment following a change in control, as defined in each agreement, either by the Company without cause or by the employee for good reason, any unvested portion of the employee’s initial stock option grant becomes immediately vested.

Litigation

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. There are no matters currently outstanding.

9. Convertible preferred stock and stockholders’ equity

Convertible preferred stock

In December 2020, the Company sold 7,361,744 shares of Series A for $1.338 per share resulting in net proceeds of $8,604,661 and converted $188,976 of the Notes into 138,969 shares of Series A.

The following is a summary of the rights, preferences, and terms of the Series A:

Dividends

Holders of Series A, in preference to holders of any other class or series of the Company’s stock, are entitled to dividends only when declared by the Board of Directors, but such will accrue at a rate of 8% of the original issuance price prior to and in preference to any declaration of other dividends. No dividends were declared or paid from inception through December 31, 2021.

Voting

Each share of Series A shall be entitled to cast the number of votes equal to the number of whole shares of common stock into which such shares of Series A are convertible as of the record date for determining stockholders entitled to vote on such matter. Generally, holders of the Series A shall vote together with the holders of common stock as a single class and on an as converted into common stock basis. The Company’s Board of Directors has five members. The holders of the Series A preferred stock are entitled to elect one of the Directors, the holders of common stock are entitled to elect two Directors, one Director shall be the Chief Executive Officer of the Company, and one independent Director is an individual that is mutually acceptable to holders of the majority of the common stock.

COYA THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2021

Liquidation preference

In the event of a liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, or in the event of a deemed liquidation event, which includes a sale of the Company as defined in the Company’s articles of incorporation, holders of  Series A are entitled to receive, in preference to all other stockholders, the greater of (i) an amount equal to the Series A original issue price of $1.338, plus any dividends declared but unpaid, or (ii) such amount per share as would have been payable had all shares of Series A been converted into common stock. If upon the occurrence of such event, the assets and funds available for distribution are insufficient to pay such holders the full amount to which they are entitled, then the entire assets legally available for distribution shall be distributed ratably among the holders of Series A in proportion to the full amounts to which they would otherwise be entitled. As of December 31, 2021, no dividends have been declared, and the liquidation preference represents the original issue price of $1.338 per share of Series A.

Conversion

Each share of Series A is convertible into common stock at any time at the option of the holder thereof at the conversion price then in effect. The per share conversion price for the Series A is $1.338. All shares of the Series A will automatically convert into common stock at the conversion price then in effect upon a qualified initial public offering of the Company’s common stock in excess of $20,000,000 and a pre-transaction valuation of $50,000,000. These thresholds are reduced to $14,000,000 million and $40,000,000 in a merger scenario.

Redemption

The Series A is subject to redemption under certain deemed liquidation events; however, these events are solely within the control of the Company, and as such, the Series A is classified as permanent equity in the Company’s accompanying balance sheets.

Common stock and common stock warrants

The holders of common stock are entitled to one vote for each share of common stock held at all meetings of stockholders. Unless required by law, there shall be no cumulative voting. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after the payment of all preferential amounts required to be paid to the holders of shares of Series A, the remaining funds and assets available for distribution to the stockholders of the Company will be distributed among the holders of shares of common stock, pro rata based on the number of shares of common stock held by each such holder.

In connection with the Series A offering, the Company issued freestanding warrants to purchase 525,049 shares of the Company’s common stock to the placement agent of the Series A offering. These warrants have an exercise price of $1.606 per common share and a term of five years from the date of issuance. These warrants are not redeemable and are generally not transferrable. During its evaluation of equity classification for the Company's common stock warrants, the Company considered the conditions as prescribed within ASC 815-40, Derivatives and Hedging, Contracts in an Entity’s own Equity. The conditions within ASC 815-40 are not subject to a probability assessment. The warrants do not fall under the liability criteria within ASC 480, Distinguishing Liabilities from Equity, as they are not puttable and do not represent an instrument that has a redeemable underlying security. The warrants do meet the definition of a derivative instrument under ASC 815 but are eligible for the scope exception as they are indexed to the Company’s own stock and would be classified in permanent equity if freestanding. The fair value of these warrants was determined to be $15,138 on the date of issuance and were recorded as a component of additional paid-in capital as part of the Series A offering.

10. Stock-based compensation

In January 2021, the Company adopted the 2021 Equity Incentive Plan (“2021 Plan”). The 2021 Plan provides for the granting of incentive stock options, non-statutory stock options, restricted stock awards, restricted stock units, equity appreciation rights, performance awards, and other equity-based awards. The Company's employees, officers, independent directors, and other persons are eligible to receive awards under the 2021 Plan. As of December 31, 2021, 2,300,000 shares of the Company’s common stock were authorized to be issued, of which 273,865 shares were available for future issuance.

COYA THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2021

The amount, terms of grants, and exercisability provisions are determined and set by the Company's Board of Directors or compensation committee. The Company measures employee stock-based awards at grant-date fair value and records compensation expense on a straight-line basis over the vesting period of the award. The Company recognized $233,222 in stock-based compensation expense during the year ended December 31, 2021, of which $47,451 was classified as general and administrative expense and $185,771 was classified as research and development expense.

Stock options

The Company has issued service-based stock options that generally have a contractual life of up to 10 years and may be exercisable in cash or as otherwise determined by the Board of Directors. Vesting generally occurs over a period of not greater than four years.

The following table summarizes the activity for the year ended December 31, 2021:

			Weighted
		Weighted	average remaining	Aggregate
		average	contractual	intrinsic
	Options	exercise price	term (years)	value
Outstanding at January 1, 2021	-	$-	-	-
Granted	2,026,135	0.19
Exercised	(1,666)	0.19
Outstanding at December 31, 2021	2,024,469	$0.19	9.3	222,692
Exercisable at December 31, 2021	1,185,834	$0.19	9.2	130,442
Vested and expected to vest at December 31, 2021	2,024,469	$0.19	9.3	222,692

	Number of Shares	Weighted average fair value
Non-vested shares at January 1, 2021	-	$-
Awarded	2,026,135	$0.22
Forfeited	-	$-
Vested	(945,832)	$-
Non-vested shares at December 31, 2021	1,080,303

As of December 31, 2021, the unrecognized compensation cost was $211,593, and will be recognized over an estimated weighted-average amortization period of 2.7 years.

The fair value of options is estimated using the Black-Scholes option pricing model, which takes into account inputs such as the exercise price, the estimated fair value of the underlying common stock at the grant date, expected term, estimated stock price volatility, risk-free interest rate, and dividend yield. The fair value of stock options granted during the year ended December 31, 2021 was determined using the methods and assumptions discussed below.

•

The expected term of employee stock options with service-based vesting is determined using the “simplified” method, as prescribed in SEC’s Staff Accounting Bulletin (“SAB”) No. 107, whereby the expected life equals the arithmetic average of the vesting term and the original contractual term of the option due to the Company’s lack of sufficient historical data.

•

The expected stock price volatility is based on historical volatility of comparable public entities within the Company’s industry, which were commensurate with the expected term assumption as described in SAB No. 107.

•	The risk-free interest rate is based on the interest rate payable on U.S. Treasury securities in effect at the time of grant for a period that is commensurate with the expected term.

COYA THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2021

•	The expected dividend yield is 0% because the Company has not historically paid, and does not expect, for the foreseeable future, to pay a dividend on its common stock.
•

As the Company’s common stock has not been publicly traded, its Board of Directors periodically estimated the fair value of the Company’s common stock considering, among other things, contemporaneous valuations of its common stock prepared by an unrelated third-party valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants 2013 Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

The grant date fair value of each option grant for the year ended December 31, 2021 was estimated using the Black-Scholes option-pricing model using the following weighted-average assumptions:

Risk-free interest rate	0.9%
Expected term (years)	5.5
Expected volatility	79.26%
Expected dividend yield	-
Estimated fair value of the Company's common stock per share	$0.30

11. Income taxes

The Company has incurred losses since inception and has not recorded current or deferred income taxes.

A reconciliation of income tax benefit at the statutory federal income tax rate and income taxes as reflected in the financial statements is as follows:

Rate reconciliation:	Period from April 30, (Date of Inception) to December 31, 2020	December 31, 2021
Federal tax benefit at statutory rate	(21.0)%	(21.0)%
Permanent differences	1.1	0.70
Change in valuation allowance	19.9	20.3
Total provision	0%	0%

Deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect for years in which differences are expected to reverse.

COYA THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2021

Significant components of the Company's deferred tax assets for federal income taxes consisted of the following (in thousands):

	December 31,
Deferred tax assets	2020	2021
Startup costs	$76,120	$557,038
Capitalized license fees	47,250	44,100
Share-based compensation	-	43,868
Net operating losses	22,415	494,955
Change in valuation allowance	(145,785)	(1,137,603)
Deferred tax assets, net of valuation allowance	$-	$2,358
Deferred tax liabilities
Fixed assets	$-	$(2,358)
Subtotal	-	(2,358)
Net deferred tax assets	$-	$-

As December 31, 2021, the Company has net operating loss carryforwards for federal income tax purposes of approximately $2,356,929 which are available to offset future federal taxable income. These net operating loss carryforwards have no expiration.

In assessing the recoverability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has determined that it is more likely than not that certain future tax benefits may not be realized as a result of current and future income. Accordingly, a valuation allowance has been recorded against all of the Company’s deferred tax assets.

Net operating loss and tax credit carry-forwards are subject to review and possible adjustment by the Internal Revenue Service (“IRS”) and may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant stockholders over a three-year period in excess of 50% as defined under Sections 382 and 383 in the Internal Revenue Code, which could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the Company’s value immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. The Company has not yet conducted a study to determine if any such limitation exists.

The Company recognizes interest and penalties related to uncertain tax positions as a component of income tax expense. The Company had no interest or penalties related to uncertain tax positions. All tax years of the Company from inception are open to examination by federal tax and state tax authorities. To the extent utilized in future years’ tax returns, net operating loss carryforwards as of December 31, 2021 will remain subject to examination until utilized. The Company has not been informed by any tax authorities for any jurisdiction that any of its tax years is under examination as of December 31, 2021.

12. Related party transactions

In 2020, the Company issued a $100,000 convertible note payable to a trust affiliated with the pre-Merger owner(s) of Coya, as further described in Note 7.

In connection with the issuance of the Company’s Series A, the Company incurred $704,750 placement agent fees which were paid to an affiliate of the pre-Merger owners of Coya Therapeutics, Inc. As described in Note 9, the placement agent also received warrants for the purchase of 525,049 shares of the Company’s common stock.

Additionally, the Company has entered into a consulting arrangement with the pre-Merger owner of Coya Therapeutics, Inc., whereby the Company pays a monthly consulting and advisory fee of $10,000, which commenced in January 2021.

COYA THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2021

In December 2020, the Company entered into a consulting arrangement with a founder. For the period April 30, 2020 (date of inception) to December 31, 2020 and for the year ended December 31, 2021 and, the Company paid $12,500 and $127,500 of consulting fees, respectively.

13. Subsequent events

The Company has evaluated subsequent events from the balance sheet date through March 15, 2022, the date at which the financial statements were issued, and has determined that there are no such events to report outside of the below:

In February 2022, the SRA, which is further described in Note 8 was amended to extend the agreement an additional two years.

COYA THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

	December 31,	September 30,
	2021	2022
		(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$4,340,178	$8,650,848
Prepaids and other current assets	244,080	55,250
Total current assets	4,584,258	8,706,098
Fixed assets, net	120,671	100,151
Deferred financing costs	87,181	258,248
Total assets	$4,792,110	$9,064,497

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$857,567	$1,313,746
Accrued expenses	290,816	1,263,057
Total current liabilities	1,148,383	2,576,803
Convertible promissory notes	-	11,845,000
Total liabilities	1,148,383	14,421,803

Commitments and contingencies

Stockholders' equity (deficit):
Series A convertible preferred stock, $0.0001 par value: 7,500,713 authorized, issued and outstanding as of December 31, 2021 and September 30, 2022 (liquidation value of $10,035,954 as of September 30, 2022)	8,793,637	8,793,637
Common stock, $0.0001 par value; 30,000,000 shares authorized; 14,751,666 and 14,752,500 shares issued and outstanding as of December 31, 2021 and September 30, 2022, respectively	1,475	1,475
Additional paid-in capital	473,602	609,677
Accumulated deficit	(5,624,987)	(14,762,095)
Total stockholders' equity (deficit)	3,643,727	(5,357,306)
Total liabilities and stockholders' equity (deficit)	$4,792,110	$9,064,497

The accompanying notes are an integral part of these condensed unaudited interim financial statements.

COYA THERAPEUTICS, INC.

CONDENSED UNAUDITED INTERIM STATEMENTS OF OPERATIONS

	Nine Months Ended September 30,
	2021	2022
Operating expenses:
Research and development	$1,686,328	$3,704,466
In-process research and development	-	135,000
General and administrative	1,579,896	3,948,434
Depreciation	5,946	20,521
Total operating expenses	3,272,170	7,808,421
Loss from operations	(3,272,170)	(7,808,421)
Other income (expense):
Change in fair value of convertible promissory notes	-	(1,376,030)
Other income, net	10,050	47,343
Net loss	$(3,262,120)	$(9,137,108)

Per share information:
Net loss per share of common stock, basic and diluted	$(0.22)	$(0.62)
Weighted-average shares of common stock outstanding, basic and diluted	14,750,000	14,752,314

The accompanying notes are an integral part of these condensed unaudited interim financial statements.

COYA THERAPEUTICS, INC.

CONDENSED UNAUDITED INTERIM STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Convertible Preferred Stock				Additional		Total
	Series A		Common Stock		Paid-In	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance, December 31, 2020	7,500,713	$8,793,637	14,750,000	$1,475	$240,063	$(733,195)	$8,301,980
Exercise of stock options	-	-	-	-	-	-	-
Stock-based compensation expense	-	-	-	-	206,588	-	206,588
Net loss	-	-	-	-	-	(3,262,120)	(3,262,120)
Balance as of September 30, 2021	7,500,713	$8,793,637	14,750,000	$1,475	$446,651	$(3,995,315)	$5,246,448

	Convertible Preferred Stock				Additional		Total Stockholders'
	Series A		Common Stock		Paid-In	Accumulated	Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance, December 31, 2021	7,500,713	$8,793,637	14,751,666	$1,475	$473,602	$(5,624,987)	$3,643,727
Exercise of stock options	-	-	834	-	158	-	158
Stock-based compensation expense	-	-	-	-	135,917	-	135,917
Net loss	-	-	-	-	-	(9,137,108)	(9,137,108)
Balance as of September 30, 2022	7,500,713	$8,793,637	14,752,500	$1,475	$609,677	$(14,762,095)	$(5,357,306)

The accompanying notes are an integral part of these condensed unaudited interim financial statements.

COYA THERAPEUTICS, INC.

CONDENSED UNAUDITED INTERIM STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2021	2022
Cash flows from operating activities:
Net loss	$(3,262,120)	$(9,137,108)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation	5,946	20,520
Change in fair value of convertible promissory notes	-	1,376,030
Stock-based compensation	206,588	135,917
Debt issuance costs	-	997,367
Acquired in-processing research and development	-	135,000
Changes in operating assets and liabilities:
Prepaids and other assets	2,232	276,011
Accounts payable	161,439	456,179
Accrued expenses	-	723,805
Net cash used in operating activities	(2,885,915)	(5,016,279)
Cash flows from investing activities:
Purchase of in-process research and development	-	(135,000)
Purchase of fixed assets	(136,804)	-
Net cash used in investing activities	(136,804)	(135,000)
Cash flows from financing activities:
Proceeds from issuance of convertible promissory notes	-	10,468,970
Payment of deferred financing costs related to the IPO	-	(9,812)
Payment of debt issuance costs	-	(997,367)
Proceeds from founders for subscription receivable	1,000	-
Proceeds from the exercise of stock options	-	158
Net cash provided by financing activities	1,000	9,461,949
Net (decrease) increase in cash and cash equivalents	(3,021,719)	4,310,670
Cash and cash equivalents as of beginning of the period	8,720,834	4,340,178
Cash and cash equivalents as of end of the period	$5,699,115	$8,650,848

Supplemental disclosures of non-cash financing and investing activities:
Deferred financing costs in accrued expenses	$-	248,436

The accompanying notes are an integral part of these condensed unaudited interim financial statements.

COYA THERAPEUTICS, INC.

NOTES TO CONDENSED UNAUDITED INTERIM FINANCIAL STATEMENTS

1. Organization and description of business

Coya Therapeutics, Inc. (“Coya”, or the “Company”) is a clinical stage cell therapy company formed for the purpose of licensing intellectual properties, assisting in the research and development, and commercializing Regulatory T-Cell (“Treg”) therapies for the treatment of neurodegenerative diseases.

Going Concern and Liquidity

The Company has incurred losses and negative cash flows from operations since inception and has an accumulated deficit of $14,762,095 as of September 30, 2022. The Company anticipates incurring additional losses until such time, if ever, that it can generate significant sales of its product candidates currently in development. Substantial additional financing will be needed by the Company to fund its operations and to commercially develop its product candidates. No assurance can be given that any such financing will be available when needed or that the Company’s research and development efforts will be successful.

The Company follows the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-40, Presentation of Financial Statements—Going Concern, which requires management to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are issued (or when applicable, one year after the date that the financial statements are available to be issued). As of September 30, 2022, the Company had cash and cash equivalents of $8,650,848. If the Company is unable to obtain additional financing, the lack of liquidity could have a material adverse effect on the Company’s future prospects. As a result of these factors, there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date that these condensed unaudited financial statements are issued.

The accompanying condensed unaudited interim financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The condensed unaudited interim financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty. Management is currently evaluating different strategies to obtain the required funding of future operations. These strategies may include, but are not limited to, additional funding from current investors, funding from new investors including strategic corporate investors, and an initial public offering and additional registrations of the Company’s common stock. There can be no assurance these future funding efforts will be successful.

Risks and uncertainties

The Company is subject to a number of risks associated with companies at a similar stage, including dependence on key individuals, competition from similar products and larger companies, volatility of the industry, ability to obtain adequate financing to support growth, the ability to attract and retain additional qualified personnel to manage the anticipated growth of the Company, and general economic conditions.

In December 2019, a novel strain of COVID-19 was reported and in March 2020, the World Health Organization characterized COVID -19 as a global pandemic. The COVID-19 pandemic has forced international, federal, state, and local governments to enforce prohibitions of non-essential activities. The Company has been impacted by COVID-19 since inception. The extent and duration of the adverse impact of COVID-19 on the Company over the longer term remains uncertain and dependent on future developments that cannot be accurately predicted at this time.

As the impact of COVID-19 continues to evolve, estimates and assumptions about future events and their effects cannot be determined with certainty and therefore require increased judgment. These estimates and assumptions may change in future periods and will be recognized in the financial statements as new events occur and additional information becomes known. To the extent the Company’s actual results differ materially from those estimates and assumptions, the Company’s future financial statements could be affected.

2. Basis of presentation and significant accounting policies

Basis of presentation

The accompanying condensed unaudited financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to U.S. GAAP as found in the ASC and Accounting Standards Updates (“ASU”) of the FASB.

COYA THERAPEUTICS, INC.

NOTES TO CONDENSED UNAUDITED INTERIM FINANCIAL STATEMENTS

In the opinion of management, the accompanying unaudited interim financial statements include all normal and recurring adjustments (which consist primarily of accruals, estimates and assumptions that impact the financial statements) considered necessary to present fairly the Company’s balance sheet as of September 30, 2022 and its statements of operations, stockholders’ equity (deficit) and cash flows for the nine months ended September 30, 2021 and 2022. Operating results for the nine months ended September 30, 2022 are not necessarily indicative of the results that may be expected for the year ending December 31, 2022. The condensed unaudited interim financial statements, presented herein do not contain the required disclosures under GAAP for annual financial statements. The accompanying condensed unaudited interim financial statements should be read in conjunction with the annual audited financial statements and related notes as of and for the year ended December 31, 2021 found elsewhere in this prospectus.

Use of estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting period. Due to the uncertainty of factors surrounding the estimates or judgments used in the preparation of the financial statements, actual results may materially vary from these estimates. Estimates and assumptions are periodically reviewed, and the effects of revisions are reflected in the financial statements in the period they are determined to be necessary.

Significant areas that require management’s estimates include fair value of the Company’s convertible promissory notes, the fair value of the Company’s equity and related inputs, including discount for lack of marketability and volatility, used to estimate the fair value of the common stock as an input in the black-scholes option pricing model to determine the grant date fair value of stock options, useful life of fixed assets and accrued research and development expenses.

Fair value of financial instruments

Management believes that the carrying amounts of the Company’s cash equivalents, accounts payable, and accrued expenses approximate fair value due to the short-term nature of those instruments. Convertible promissory notes are recorded at fair value on a recurring basis (Note 3).

Concentration of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to significant risk on its cash and cash equivalents.

Deferred financing costs

The Company capitalizes costs that are directly associated with in-process equity and debt financings until such financings are consummated, at which time such costs are recorded against the gross proceeds from the applicable financing. If a financing is abandoned, deferred financing costs are expensed. As of September 30, 2022, the Company has incurred $258,248 in fees associated with the IPO, which are recognized as deferred financing costs on the balance sheet. The Company elected to account for its 2022 Convertible Promissory Notes (Note 5) using the fair value option under ASC 815, and as such, issuance costs of $997,367 were immediately expensed as a component of general and administrative expense in the unaudited interim statement of operations during the nine months ended September 30, 2022.

Stock-based compensation

The Company measures share-based employee and nonemployee awards at their grant-date fair value and records compensation expense on a straight-line basis over the vesting period of the awards. The Company accounts for forfeitures in the period in which they occur.

Estimating the fair value of share-based awards requires the input of subjective assumptions, including the estimated fair value of the Company’s common stock, and, for stock options, the expected life of the options and stock price volatility. The Company uses the Black-Scholes option pricing model to value its stock option awards. The assumptions used in estimating the fair value of share-based awards represent management’s estimate and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, share-based compensation expense could be materially different for future awards.

COYA THERAPEUTICS, INC.

NOTES TO CONDENSED UNAUDITED INTERIM FINANCIAL STATEMENTS

The expected term of the stock options is estimated using the “simplified method” as the Company has no historical information from which to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior for its stock option grants. The simplified method is the midpoint between the vesting period and the contractual term of the option. For stock price volatility, the Company uses comparable public companies as a basis for its expected volatility to calculate the fair value of option grants. The risk-free rate is based on the U.S. Treasury yield curve commensurate with the expected term of the option. The expected dividend yield is 0% because the Company has not historically paid, and does not expect, for the foreseeable future, to pay a dividend on its common stock.

Income taxes

Income taxes are accounted for under the asset and liability method. The Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities, and the expected benefits of net operating loss and income tax credit carryforwards. The impact of changes in tax rates and laws on deferred taxes, if any, applied during the period in which temporary differences are expected to be settled, is reflected in the Company's financial statements in the period of enactment. The measurement of deferred tax assets is reduced, if necessary, if, based on weight of the evidence, it is more likely than not that some, or all, of the deferred tax assets will not be realized. As of September 30, 2022, the Company has concluded that a full valuation allowance is necessary for all of its net deferred tax assets. The Company had no amounts recorded for uncertain tax positions, interest, or penalties in the accompanying financial statements. Although there are no unrecognized income tax benefits, when applicable, the Company’s policy is to report interest and penalties related to unrecognized income tax benefits as a component of income tax expense.

Net loss per share

Basic net loss per share of common stock is computed by dividing net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during each period. Diluted net loss per share of common stock includes the effect, if any, from the potential exercise or conversion of securities, such as convertible preferred stock, common stock warrants and stock options, which would result in the issuance of incremental shares of common stock. For diluted net loss per share, the weighted-average number of shares of common stock is the same for basic net loss per share due to the fact that when a net loss exists, potentially dilutive securities are not included in the calculation when the impact is anti-dilutive. The Company’s convertible preferred stock entitles the holder to participate in dividends and earnings of the Company, and, if the Company were to recognize net income, it would have to use the two-class method to calculate earnings per share. The two-class method is not applicable during periods with a net loss, as the holders of the convertible preferred stock have no obligation to fund losses.

The following potentially dilutive securities have been excluded from the computation of diluted weighted-average shares of common stock outstanding, as they would be anti-dilutive:

	Nine Months Ended September 30,
	2021	2022
Series A Convertible Preferred Stock	7,500,713	7,500,713
Convertible promissory notes (as converted)	-	5,948,940
Common stock warrants	525,049	525,049
Stock options	1,615,000	2,725,757
	9,640,762	16,700,459

Amounts in the above table reflect the common stock equivalents.

Recently adopted accounting pronouncements

The Company adopted Accounting Standards Update ASU 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815 – 40) (“ASU 2020-06”) on January 1, 2022.  ASU 2020-06 eliminated the beneficial conversion (and cash conversion) accounting models in ASC 470-20 that require separate accounting for embedded conversion features, and simplified the settlement assessment to determine whether a qualifies for equity classification.  In addition, the new guidance requires entities to use the if-converted method to calculate earnings per share for all convertible instruments and to include the effect of share settlement for instruments that may be settled in cash or shares.

The Company adopted ASU 2020-06 using the modified retrospective approach and applied the guidance to all financial instruments that were outstanding as of the beginning of 2021.  As none of the Company’s 2020 convertible promissory notes were

COYA THERAPEUTICS, INC.

NOTES TO CONDENSED UNAUDITED INTERIM FINANCIAL STATEMENTS

outstanding, there was no cumulative effect adjustment to the opening balance of retained earnings as a result of adopting ASU 2020-06.

Recently issued but not yet adopted accounting pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. The standard amends the impairment model by requiring entities to use a forward-looking approach based on expected losses to estimate credit losses for most financial assets and certain other instruments that aren’t measured at fair value through net income. For available-for-sale debt securities, entities will be required to recognize an allowance for credit losses rather than a reduction in carrying value of the asset. Entities will no longer be permitted to consider the length of time that fair value has been less than amortized cost when evaluating when credit losses should be recognized. This new guidance is effective for the Company as of January 1, 2023. The Company is currently evaluating the impact of this ASU and does not expect that adoption of this standard will have a material impact on its financial statements and related disclosures.

3. Fair value measurements

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.
•

Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•

Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

In accordance with the fair value hierarchy described above, the following table sets forth the Company’s assets and liabilities measured at fair value on a recurring basis:

December 31, 2021
	Note Reference	Input Level	Fair Value	Carrying Value
Assets:
Cash and cash equivalents (money market funds)		Level 1	$4,340,178	$4,340,178

September 30, 2022
	Note Reference	Input Level	Fair Value	Carrying Value
Assets:
Cash and cash equivalents (money market funds)		Level 1	$8,650,848	$8,650,848
Liabilities:
Convertible promissory notes	Note 5	Level 3	$11,845,000	$11,845,000

As further described in Note 5, in April 2022 the Company issued unsecured convertible promissory notes (the “Notes”) to various investors. Due to the number of embedded provisions contained in the Notes, the fair value option, as prescribed by ASC 815, was elected and applied in connection with the preparation of these condensed unaudited financial statements. The fair value of the Notes is determined using a scenario-based analysis that estimates the fair value based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to the noteholders, including various IPO, settlement, equity financing, corporate transaction and dissolution scenarios.

The Company adjusts the carrying value of the Notes to their estimated fair value at each reporting date, with qualifying increases or decreases in the fair recorded as change in fair value of convertible promissory notes in the statements of operations.

COYA THERAPEUTICS, INC.

NOTES TO CONDENSED UNAUDITED INTERIM FINANCIAL STATEMENTS

Changes in the fair value resulting from changes in the instrument-specific credit risk will be presented separately in other comprehensive income, however through September 30, 2022, these changes have not been material to the financial statements. The Company measured the change in fair value related to instrument-specific credit risk by isolating the change in the fair value of the Notes resulting from the change in CCC option-adjusted spreads between measurement dates.

Balance at beginning of year	$-
Issuance of convertible promissory notes	10,468,970
Fair value adjustments	1,376,030
Balance at September 30, 2022	$11,845,000

4. Accrued expenses

Accrued expenses consist of:

	December 31, 2021	September 30, 2022
Accrued research and development	$163,557	$192,095
Accrued payroll	105,000	700,834
Accrued expenses other, including offering costs	22,259	370,128
	$290,816	$1,263,057

5. Convertible promissory notes

In April 2022, the Company issued $10,468,970 of Notes, which bear interest at an annual rate of 6.0%, paid in kind, and have a maturity date of June 30, 2024.  The Notes will automatically convert into shares of conversion securities, which may be preferred stock or common stock, upon a qualified equity financing (“Qualified Equity Financing”) or upon a change of control. A Qualified Equity Financing is defined as the offer and sale for cash of any equity securities that results in aggregate gross proceeds of at least $20,000,000. A change of control is defined as (i) the sale or disposition of all or substantially all of the Company’s assets to a third party; (ii) the acquisition by a third party of more than 50% of the Company’s outstanding voting capital stock; or (iii) the merger or consolidation of the Company unless the holders of the Company’s voting capital stock hold at least 50% of the voting capital stock of the acquiring third party or the surviving entity immediately after the merger or consolidation. Upon a change of control or a Qualified Equity Financing, the Notes will convert at the lesser of (i) the price per share calculated by dividing $60,000,000 by the fully diluted capitalization at the time of conversion; or (ii) 80% of the price paid per share for by the cash investors in the Qualified Equity Financing. The Company may not prepay the Notes without the prior written consent of the holders of a majority of the outstanding aggregate principal of the Notes.

On issuance, the Company elected to account for the Notes at fair value in accordance with ASC 815 with qualifying changes in fair value not related to instrument-specific credit risk being recognized through the statements of operations until the Notes are settled. The fair value of the Notes was determined to be $10,468,970 on issuance, which is the principal amount of the Notes. On issuance, total debt issuance costs of $997,367, of which $697,828 was paid to a related party, were immediately expensed as a component of general and administrative expense in the unaudited interim statements of operations during the nine months ended September 30, 2022. The Company recognized a change in fair value of the Notes of $1,376,030 in the unaudited interim statement of operations during the nine months ended September 30, 2022.

The Company paid its placement agent for this issuance a cash fee of 7% of the gross proceeds raised in the offering of the 2022 Notes. In addition, in exchange for $1,000, the Company agreed that it will issue to the placement agent, upon conversion of the Notes, warrants to purchase shares of common stock of the Company in an amount equal to 7% of the aggregate number of shares of stock issued.  The warrants will have a term of five years, an exercise price equal to 120% of the per share price paid by investors in the qualified equity financing and may be exercised on a cashless basis.

COYA THERAPEUTICS, INC.

NOTES TO CONDENSED UNAUDITED INTERIM FINANCIAL STATEMENTS

6. Commitments and Contingencies

License Agreements

ARScience License Agreement

On August 23, 2022, the Company entered into a Licensing Agreement (“ARS License Agreement”) with ARScience Biotherapeutics, Inc. (“ARS”) ”) pursuant to which ARS granted the Company an option to, if the Company chooses to exercise such option, an exclusive, royalty-bearing license for two patents regarding certain formulations of hrIL-2 (the product that serves as the basis for COYA 301), with the right to grant sublicenses through multiple tiers under these patents (the “ARS Option”). Also, ARS granted to the Company an exclusive, royalty-free license, with the right to grant sublicenses through multiple tiers, under the ARS License Agreement to perform the preclinical activities. The Company is solely responsible for the development and commercialization activities. In consideration for the ARS Option, the Company paid an upfront option fee of $100,000, all of which was expensed as in-process research and development expense in the accompanying statements of operations for the nine months ended September 30, 2022. The term of the AR License Agreement is the royalty term, which is defined as the later of (i) expiration of the last-to-expire valid claim in an ARScience patent that covers such product in such country, (ii) the expiration of all regulatory exclusivity including data exclusivity periods or (iii) the tenth anniversary of the first commercial sale of such product in such country.

In addition to the upfront fee, the Company may also owe tiered payments to ARS based on the Company’s achievement of certain developmental milestones. Under the ARS License Agreement, the Company will pay an aggregate of $13,250,000 in developmental milestone payments for the first Combination Product (as defined in the ARS License Agreement) in a new indication. The Company will then pay an aggregate of $11,600,000 in developmental milestone payments for each Combination Product in each subsequent new indication. Further, for the first Mono Product (as defined In the ARS License Agreement) the Company will pay an aggregate of $11,750,000 in developmental milestone payments. The Company will then pay an aggregate of $5,850,000 in developmental milestone payments for each Mono Product in each subsequent new indication, and an aggregate of $5,850,000 if all developmental milestones are achieved for each new indication. The Company will also owe royalties on net sales of licensed products ranging from low to mid-single digit percentages. In the event the Company sublicenses its rights under the ARS License Agreement, the Company will owe royalties on sublicense income within the range of 10% to 20%.

Methodist Hospital License Agreement Amendment

As discussed in more detail in Note 8 to the audited financial statements included elsewhere in this prospectus, the Company has an agreement with Methodist Hospital to make, sell and sublicense products and services using the intellectual property and know-how of Methodist ("Methodist License Agreement"). In September 2022, the Company amended the Agreement to provide that in the event the Company sublicenses products and services covered by the Agreement, then royalties owing to Houston Methodist would be computed as a percentage of payments received by the Company from the sublicensee ("Sublicense Revenue") and not as a percentage of product or service sales earned by the Sublicensee ("Net Sales").  Prior to the amendment, royalties owed to Houston Methodist, payable by Coya, were calculated based on a percentage of Net Sales irrespective of whether Net Sales were earned by Coya or by the Sublicensee.  In addition, the termination provisions were clarified, and now provide that Houston Methodist may only terminate the agreement among other things in the event that after five years, Coya is not "Actively Attempting to Develop or Commercialize" as such term is defined in the License Agreement.

Sponsored Research Agreement

As discussed in more detail in Note 8 to the audited financial statements included elsewhere in this prospectus, the Company has an agreement with Methodist to fund up to $1,547,094 in research in the area of neurodegenerative diseases performed by HRMI. In return, the Company will gain expanded access to data methods and know-how per the SRA, and, if the research produces intellectual property, the Company will have all first rights to the intellectual property. As of September 15, 2022, we have provided notice to HMRI regarding termination of the SRA in expectation that a reduced yearly budget be negotiated post termination. For the 90-day period commencing after the termination date of the SRA, we are responsible for reimbursing HMRI for accrued expenses incurred by HMRI. During this 90-day period, we intend to negotiate a new SRA with HMRI.

COYA THERAPEUTICS, INC.

NOTES TO CONDENSED UNAUDITED INTERIM FINANCIAL STATEMENTS

7. Convertible preferred stock and stockholders’ equity (deficit)

Convertible preferred stock

In December 2020, the Company sold 7,361,744 shares of Series A for $1.338 per share resulting in net proceeds of $8,604,661 and converted $188,976 of the Notes into 138,969 shares of Series A.

The following is a summary of the rights, preferences, and terms of the Series A:

Dividends

Holders of Series A, in preference to holders of any other class or series of the Company’s stock, are entitled to dividends only when declared by the Board of Directors, but such will accrue at a rate of 8% of the original issuance price prior to and in preference to any declaration of other dividends. No dividends were declared or paid from inception through September 30, 2022.

Voting

Each share of Series A shall be entitled to cast the number of votes equal to the number of whole shares of common stock into which such shares of Series A are convertible as of the record date for determining stockholders entitled to vote on such matter. Generally, holders of the Series A shall vote together with the holders of common stock as a single class and on an as converted into common stock basis. The Company’s Board of Directors has five members. The holders of the Series A preferred stock are entitled to elect one of the Directors, the holders of common stock are entitled to elect two Directors, one Director shall be the Chief Executive Officer of the Company, and one independent Director is an individual that is mutually acceptable to holders of the majority of the common stock.

Liquidation preference

In the event of a liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, or in the event of a deemed liquidation event, which includes a sale of the Company as defined in the Company’s articles of incorporation, holders of  Series A are entitled to receive, in preference to all other stockholders, the greater of (i) an amount equal to the Series A original issue price of $1.338, plus any dividends declared but unpaid, or (ii) such amount per share as would have been payable had all shares of Series A been converted into common stock. If upon the occurrence of such event, the assets and funds available for distribution are insufficient to pay such holders the full amount to which they are entitled, then the entire assets legally available for distribution shall be distributed ratably among the holders of Series A in proportion to the full amounts to which they would otherwise be entitled. As of September 30, 2022, no dividends have been declared, and the liquidation preference represents the original issue price of $1.338 per share of Series A.

Conversion

Each share of Series A is convertible into common stock at any time at the option of the holder thereof at the conversion price then in effect. If not previously converted, all shares of Series A will automatically convert into common stock at the conversion price then in effect upon a qualified initial public offering of the company’s common stock in excess of $20,000,000 and a pre-transaction valuation of $50,000,000. These thresholds are reduced to $14,000,000 and $40,000,000 in a merger scenario. The per share conversion price for the Series A is $1.338 as of September 30, 2022, subject to anti-dilution adjustments for stock splits, stock dividends, and similar transactions.

Redemption

The Series A is subject to redemption under certain deemed liquidation events; however, these events are solely within the control of the Company, and as such, the Series A is classified as permanent equity in the Company’s accompanying balance sheets.

COYA THERAPEUTICS, INC.

NOTES TO CONDENSED UNAUDITED INTERIM FINANCIAL STATEMENTS

Common stock and common stock warrants

The holders of common stock are entitled to one vote for each share of common stock held at all meetings of stockholders. Unless required by law, there shall be no cumulative voting. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after the payment of all preferential amounts required to be paid to the holders of shares of Series A, the remaining funds and assets available for distribution to the stockholders of the Company will be distributed among the holders of shares of common stock, pro rata based on the number of shares of common stock held by each such holder.

In connection with the Series A offering, the Company issued freestanding warrants to purchase 525,049 shares of the Company’s common stock to the placement agent of the Series A offering. These warrants have an exercise price of $1.606 per common share and a term of five years from the date of issuance. These warrants are not redeemable and are generally not transferrable. During its evaluation of equity classification for the Company's common stock warrants, the Company considered the conditions as prescribed within ASC 815-40, Derivatives and Hedging, Contracts in an Entity’s own Equity. The conditions within ASC 815-40 are not subject to a probability assessment. The warrants do not fall under the liability criteria within ASC 480, Distinguishing Liabilities from Equity, as they are not puttable and do not represent an instrument that has a redeemable underlying security. The warrants do meet the definition of a derivative instrument under ASC 815 but are eligible for the scope exception as they are indexed to the Company’s own stock and would be classified in permanent equity if freestanding. The fair value of these warrants was determined to be $15,138 on the date of issuance and were recorded as a component of additional paid-in capital as part of the Series A offering.

8. Stock-based compensation

In January 2021, the Company adopted the 2021 Equity Incentive Plan (“2021 Plan”), as amended. The 2021 Plan provides for the granting of incentive stock options, non-statutory stock options, restricted stock awards, restricted stock units, equity appreciation rights, performance awards, and other equity-based awards. The Company's employees, officers, independent directors, and other persons are eligible to receive awards under the 2021 Plan. As of September 30, 2022, 4,500,000 shares of the Company’s common stock were authorized to be issued, of which 1,771,743 shares were available for future issuance.

The amount, terms of grants, and exercisability provisions are determined and set by the Company's Board of Directors or compensation committee. The Company measures employee stock-based awards at grant-date fair value and records compensation expense on a straight-line basis over the vesting period of the award. The Company has recorded stock-based compensation in the accompanying statements of operations as follows:

	Nine Months Ended September 30,
	2021	2022
General and administrative	$32,837	$57,520
Research and development	173,751	78,397
	$206,588	$135,917

Stock options

The Company has issued service-based stock options that generally have a contractual life of up to 10 years and may be exercisable in cash or as otherwise determined by the Board of Directors. Vesting generally occurs over a period of not greater than four years.

COYA THERAPEUTICS, INC.

NOTES TO CONDENSED UNAUDITED INTERIM FINANCIAL STATEMENTS

The following table summarizes the activity for the periods indicated:

		Weighted	Weighted
		average	average remaining	Aggregate
		exercise	contractual	intrinsic
	Options	price	term (years)	value
Outstanding at January 1, 2022	2,024,469	$0.19	9.3	$222,692
Granted	862,500	0.61
Forfeited and cancelled	(160,378)	0.19
Exercised	(834)	0.19
Outstanding at September 30, 2022	2,725,757	$0.32	8.9	$782,568
Exercisable at September 30, 2022	1,269,569	$0.21	8.5	$512,219
Vested and expected to vest at September 30, 2022	2,725,757	$0.32	8.9	$782,568

As of September 30, 2022, the unrecognized compensation cost was $418,166, and will be recognized over an estimated weighted-average amortization period of 2.0 years.

The fair value of options is estimated using the Black-Scholes option pricing model, which takes into account inputs such as the exercise price, the estimated fair value of the underlying common stock at the grant date, expected term, estimated stock price volatility, risk-free interest rate, and dividend yield. The fair value of stock options granted during the period ended September 30, 2022 was determined using the methods and assumptions discussed below.

•

The expected term of employee stock options with service-based vesting is determined using the “simplified” method, as prescribed in SEC’s Staff Accounting Bulletin (“SAB”) No. 107, whereby the expected life equals the arithmetic average of the vesting term and the original contractual term of the option due to the Company’s lack of sufficient historical data.

•

The expected stock price volatility is based on historical volatility of comparable public entities within the Company’s industry, which were commensurate with the expected term assumption as described in SAB No. 107.

•	The risk-free interest rate is based on the interest rate payable on U.S. Treasury securities in effect at the time of grant for a period that is commensurate with the expected term.
•	The expected dividend yield is 0% because the Company has not historically paid, and does not expect, for the foreseeable future, to pay a dividend on its common stock.
•

As the Company’s common stock has not been publicly traded, its Board of Directors periodically estimated the fair value of the Company’s common stock considering, among other things, contemporaneous valuations of its common stock prepared by an unrelated third-party valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants 2013 Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

The grant date fair value of each option grant for the period ended September 30, 2022 was estimated using the Black-Scholes option-pricing model using the following weighted-average assumptions:

Nine Months Ended September 30, 2022
Risk-free interest rate	3.3%
Expected term (years)	5.6
Expected volatility	83.48%
Expected dividend yield	-
Estimated fair value of the Company's common stock per share	$0.61

9. Subsequent events

The Company has evaluated subsequent events from the balance sheet date through November 18, 2022, the date at which the condensed unaudited interim financial statements were issued, and has determined that there are no such events to report.

    Shares

Common Stock

PRELIMINARY PROSPECTUS

Chardan	Newbridge Securities Corporation

   , 2022

Through and including    , 2022 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to any unsold allotment or subscription.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Expenses of Issuance and Distribution

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by the Registrant in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the Nasdaq listing fee:

Expenses of Issuance and Distribution ($ thousands)	Amount to be Paid
SEC registration fee		$2,067.28
FINRA filing fee		*
Exchange listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue Sky fees and expenses		*
Transfer agent and registrar fees and expenses
Miscellaneous		*
Total	$	*

*	To be completed by amendment

Item 14.Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation will contain such a provision.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation—a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Our amended and restated certificate of incorporation and amended and restated bylaws will contain such a provision.

We have in effect a directors and officers liability insurance policy indemnifying our directors and officers for certain liabilities incurred by them, including liabilities under the Securities Act and the Exchange Act. We pay the entire premium of this policy.

We intend to enter into indemnification agreements with each of our directors and officers that provide the maximum indemnity allowed to directors and officers by Section 145 of the Delaware General Corporation Law and which allow for certain additional procedural protections.

These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 15.Recent Sales of Unregistered Securities

Since three years before the date of the initial filing of this registration statement, the Registrant has sold the following securities without registration under the Securities Act:

In December 2020, the Registrant issued 10,750,000 shares of its common stock in connection with its corporate reorganization with Nicoya Health, Inc.

In December 2020, the Registrant sold an aggregate of 7,500,713 shares of its Series A preferred stock at a purchase price of $1.338 per share for an aggregate purchase price of approximately $10.0 million.

In December 2020, the Registrant issued warrants to purchase 525,049 shares of its common stock, or 7% of the number of shares of common stock underlying the Series A Preferred Stock sold in the December 2020 offering at an exercise price equal to $1.606.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. Unless otherwise specified above, we believe these transactions were exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D promulgated thereunder) or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or under benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

For a complete description of the transactions described in this Item 15, see “Certain Relationships and Related Party Transactions” in the accompanying prospectus.

Item 16.Exhibits and Financial Statement Schedules

(a)	Exhibits.

A list of exhibits required to be filed under this item is set forth on the Exhibit Index of this registration statement and is incorporated in this Item 16(a) by reference.

(b)	Financial Statement Schedules.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the completion specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(a)For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b)For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement(a)
2.1	Agreement and Plan of Merger by and among Coya Therapeutics, Inc. and Nicoya Health, Inc. dated December 22, 2020(d)
3.1	Certificate of Incorporation of Coya Therapeutics, Inc., as currently in effect(d)
3.2	Form of Amended and Restated Certificate of Incorporation, to become effective upon completion of this offering(d)
3.3	By-laws of Coya Therapeutics, Inc., as currently in effect(d)
3.4	Form of Amended and Restated By-Laws, to become effective upon completion of this offering(d)
4.1	Form of Specimen common stock certificate(d)
4.2	First Amended Investors’ Rights Agreement dated as of March 4, 2022, by and among Coya Therapeutics, Inc. and certain holders of its capital stock(c)(d)
4.3	Form of Underwriters’ Warrant(a)
5.1	Form of Opinion of Lowenstein Sandler LLP(a)
10.1	The Amended and Restated Coya Therapeutics, Inc. 2021 Equity Incentive Plan(a)(b)
10.2	Form of Indemnification Agreement to be entered into by Coya Therapeutics, Inc. with its Officers and Directors(b)(d)
10.3	Executive Employment Agreement, dated December 15, 2020, by and between Coya Therapeutics, Inc. and Howard Berman(b)(d)
10.4	Employment Agreement Addendum, dated April 1, 2022, by and between Coya Therapeutics, Inc. and Howard Berman (b)(c)(d)
10.5	Executive Employment Agreement, dated March 14, 2022, by and between Coya Therapeutics, Inc. and David Snyder(b)(d)
10.6	Executive Employment Agreement, dated November 1, 2021, by and between Coya Therapeutics, Inc. and Adrian Hepner(b)(d)
10.7	Amended and Restated Patent Know How and License Agreement, effective as of October 6, 2020, by and between Coya Therapeutics, Inc. and The Methodist Hospital(c)(d)
10.8	Sponsored Research Agreement, dated February 3, 2021, by and between Coya Therapeutics, Inc. and The Methodist Hospital Research Institute d/b/a Houston Methodist Research Institute(c)(d)
10.9

First Amendment to Sponsored Research Agreement, dated February 4, 2022, by and between Coya Therapeutics, Inc. and The Methodist Hospital Research Institute d/b/a Houston Methodist Research Institute(c)(d)

10.10

Second Amendment to Sponsored Research Agreement, dated February 4, 2022, by and between Coya Therapeutics, Inc. and The Methodist Hospital Research Institute d/b/a Houston Methodist Research Institute(c)(d)

10.11	Material Transfer and Option Agreement, dated June 24, 2022, by and between Coya Therapeutics, Inc. and Carnegie Mellon University(c)(d)
10.12	License Agreement by and between Coya Therapeutics, Inc. and ARScience Biotherapeutics, Inc., dated August 23, 2022. (c)(d)
10.13	Series A Placement Agent Warrant(d)
10.14	Convertible Note Placement Agent Warrant(d)
23.1	Consent of Weaver and Tidwell, L.L.P. (d)
23.2	Consent of Lowenstein Sandler LLP (included in Exhibit 5.1)(a)
24.1	Power of Attorney (included in signature page)
107	Filing Fee Table(d)
(a)	To be filed by amendment.
(b)	Management contract or compensatory plan or arrangement.
(c)	Portions of this exhibit (indicated by asterisks) are omitted in accordance with the rules of the SEC.
(d)	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 18th day of November, 2022.

COYA THERAPEUTICS, INC.

By:	/s/ Howard Berman
Name: Howard Berman
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Howard Berman and David Snyder, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution for him in any and all capacities, to sign (i) any and all amendments (including post-effective amendments) to this registration statement and (ii) any registration statement or post-effective amendment thereto to be filed with the United States Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Howard Berman	Chief Executive Officer and Director (Principal Executive Officer)	November 18, 2022
Howard Berman

/s/ David Snyder	Chief Financial Officer (Principal Financial and Accounting Officer) Chief Operating Officer	November 18, 2022
David Snyder

/s/ Ann Lee	Director	November 18, 2022
Ann Lee

/s/ Anabella Villalobos	Director	November 18, 2022
Anabella Villalobos

/s/ Hideki Garren	Director	November 18, 2022
Hideki Garren

/s/ Dov Goldstein	Director	November 18, 2022
Dov Goldstein